As filed with the Securities and Exchange Commission on May 1, 2008

Registration No. 333-129842

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5

ON

FORM S-1

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7373	98-0216911
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

900 East Main Street, Suite T

Easley, South Carolina 29640

(864) 855-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies of Communications to:

David B. Dechant	William L. Pitman, Esq.
Treasurer and Chief Financial Officer	Leatherwood Walker Todd & Mann, P.C.
Computer Software Innovations, Inc.	The Leatherwood Plaza
900 East Main Street, Suite T Easley, South Carolina 29640	300 East McBee Avenue, Suite 500 Greenville, South Carolina 29601
(864) 855-3900	(864) 240-2494
(Name, Address and Telephone Number of Agent For Service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated May 1, 2008.

PROSPECTUS

14,435,472 Shares

COMPUTER SOFTWARE

INNOVATIONS, INC.

Common Stock

Barron Partners LP, identified in this prospectus as the selling stockholder or Barron, is offering up to 14,435,472 shares of our common stock, $0.001 par value per share. The shares of our common stock to be sold by the selling stockholder are or will be acquired upon conversion of the shares of our Series A Convertible Preferred Stock or the exercise of certain Common Stock Purchase Warrants held by Barron. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of the shares by the selling stockholder. We will, however, receive proceeds from the sale of common stock pursuant to the exercise of warrants by Barron, absent a cashless exercise of the warrants.

The selling stockholder may sell all or any portion of the shares for its own account from time to time in one or more transactions through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then-current market prices or in individually negotiated transactions at such prices as may be agreed upon.

We will pay all expenses in connection with the registration of the shares under the Securities Act of 1933, as amended, including the preparation of this prospectus.

Barron may be deemed an “underwriter” within the meaning of the Securities Act of 1933 of the shares it is offering.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Our common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol “CSWI.OB.”

Investing in our common stock is speculative and involves a high degree of risk. You should read the “ Risk Factors” section beginning on page 15 before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2008.

SPECIAL SUITABILITY FOR CALIFORNIA RESIDENTS

Persons resident in California, other than persons exempt under Section 25102(i) of the Corporate Securities Law of the state of California, who wish to purchase shares of our common stock must:

•	Have net worth exclusive of home, furnishings and automobiles of not less than $250,000; and

•	Have an individual income in excess of $65,000 in each of the two most recent years prior to the purchase, and a reasonable expectation of reaching the same income level in the current year.

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time, offer shares of our common stock owned by it issued upon conversion of the Series A Convertible Preferred Stock or the exercise of warrants. Each time the selling stockholder offers common stock under this prospectus, it is required to provide to potential purchasers a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted.

In this prospectus, unless the context requires otherwise, (1) “Computer Software Innovations, Inc.,” “CSI,” “we,” “our,” “us” and “the Company” refer to the combined business of Computer Software Innovations, Inc., a Delaware corporation formerly known as VerticalBuyer, Inc., and its subsidiary, CSI Technology Resources, Inc., a South Carolina corporation; (2) “VerticalBuyer” refers to the Company prior to the merger of Computer Software Innovations, Inc., a South Carolina corporation, into it; (3) “CSI – South Carolina” refers to Computer Software Innovations, Inc., a South Carolina corporation, prior to the merger; and (4) “Barron Partners LP,” “Barron,” or the “Selling Stockholder” refer to Barron Partners LP, the holder of Series A Convertible Preferred Stock and warrants to purchase common stock of the Company.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in other filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

We have included risk factors and uncertainties that might cause differences between anticipated and actual future results in the “Risk Factors” section. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto and the other documents we refer to in this prospectus for a more complete understanding of us and this offering before making an investment decision.

COMPUTER SOFTWARE INNOVATIONS, INC.

Overview

We develop software and provide hardware-based technology solutions. We monitor our business as two segments, the Software applications segment and the Technology solutions segment, but take advantage of cross-selling and integration opportunities. Our client base consists primarily of municipalities, school districts and local governments, although we also provide products and services to non-governmental entities.

Prior to January 2, 2007, we provided primarily fund accounting based financial management software and technology solutions and related services to more than 400 clients in the three states: South Carolina, North Carolina and Georgia. In accordance with our business strategy, on January 2, 2007, we purchased substantially all of the assets and business operations of McAleer Computer Associates, Inc., which we refer to as “McAleer.” McAleer is an Alabama-based provider of a competing fund accounting based financial management software for the K-12 (kindergarten through grade 12) education market. McAleer had been in operation for over twenty-five years. The acquisition of McAleer strengthened CSI’s current operations with the addition of an office in Mobile, Alabama, from which CSI is able to deliver expanded software, technology and service offerings to a broader geographic area and the local government (city and county) markets. The addition of McAleer brought on more than 160 additional fund accounting customers in the K-12 education sector in five states not previously served by CSI: Alabama, Mississippi, Louisiana, Tennessee and Florida. Like CSI, McAleer also had customers in Georgia and South Carolina. In contrast to CSI, McAleer had not focused on the local government market or provided as broad a range of technology solutions. CSI is now taking advantage of the opportunity to increase sales to those specific markets in the new regions that McAleer serves.

The products and services previously offered by McAleer are now products and services of CSI. However, in order to differentiate, we refer to the products and services offered by McAleer prior to the acquisition, and from which continued service and support are offered from the Mobile, Alabama office, as “McAleer” products and services. All other products and services of CSI referred to are those offered by CSI prior to the acquisition of McAleer, and for which CSI continues to provide the development, support and services primarily out of its Easley, South Carolina headquarters.

Our internally developed software consists of fund accounting based financial management software provided by both CSI and McAleer, and CSI’s standard based lesson planning software. Our primary software products, fund accounting based financial management software, are developed for those entities that track expenditures and investments by “fund,” or by source and purpose of funding. Our fund accounting software products are used primarily by public sector and not-for-profit entities. We also provide standard based lesson planning software. The software is designed to allow education professionals to create, monitor and document lesson plans and their compliance with a state’s curriculum standards. In addition, we rebrand or resell other software applications and services through our Software applications segment. These include application delivery, data recovery, warmsite and other software applications-focused solutions.

Our hardware-based technology solutions segment includes, among other capabilities: design, engineering, project planning, installation, training, management and ongoing support and maintenance of hardware and hardware-based operating systems and application software solutions. Our solutions include computers, networking, internet protocol-based (“IP,” a standard method for capturing, transmitting and receiving information in packets across the internet) telephony, wireless, video conference, security, monitoring and distance and classroom learning projects. We have established associations with some of the largest vendors in the industry and others whom we believe offer innovative products. Our technology solutions are sold, serviced and supported through our technology solutions segment.

History

Incorporated on September 24, 1999, we were previously known as VerticalBuyer, Inc. We ceased business operations of any kind in September 2001. Prior to assuming the business operations of Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”) in a merger consummated on February 11, 2005, we were an inactive public shell corporation.

In the first quarter of 2005, we concluded a series of recapitalization transactions. On January 31, 2005, a change in control of the Company occurred as a result of a purchase of a majority of our common stock by CSI – South Carolina. On February 11,

2005, CSI – South Carolina merged into us, and we issued preferred stock, common stock, warrants and certain subordinated notes. In connection with the merger, we changed our name to “Computer Software Innovations, Inc.” The purpose of the recapitalization was two-fold: (1) to provide an exit strategy for one of the former shareholders of CSI – South Carolina upon retirement and (2) to provide access to additional capital for growth of the business both organically and through acquisitions.

The merger of CSI – South Carolina into us was accounted for as a reverse acquisition.

Our current business operations consist primarily of those of CSI – South Carolina. CSI – South Carolina was incorporated as a South Carolina corporation on January 12, 1990, and founded by Nancy K. Hedrick, our President, Chief Executive Officer and director; Beverly N. Hawkins, our Secretary and Senior Vice President of Product Development; and Joe G. Black, our former interim Chief Financial Officer. Ms. Hedrick and Ms. Hawkins, with previous experience in the software industry, had developed an accounting system designed for local government and the kindergarten through high school education sector. They were joined in 1999 by Thomas P. Clinton, our Senior Vice President of Strategic Relationships and director; and William J. Buchanan, our Senior Vice President of Delivery and Support. Messrs. Clinton and Buchanan started our technology services business, to provide hardware network support to our software clients. The addition of the technology sector provided an additional revenue source from the existing software client base and new contacts. The result was an increase in annual revenues from approximately $2 million in 1999 to approximately $55 million in 2007. To the former CSI – South Carolina operations, we added the operations of McAleer effective January 2, 2007 and those of ICS Systems, Inc. effective April 1, 2008. The acquisition of ICS Systems, Inc. is discussed below under “—Recent Developments.”

Business Strategy

In addition to our sales of software applications, technology solutions and related support and maintenance services, we provide technology consulting, including network and systems integration services, as a part of our solutions sales efforts. Network and systems integration involves combining different computer programs, processes and hardware so that they operate and communicate seamlessly as a tightly knit system. These services also generate a significant amount of revenue by increasing demand for computer hardware equipment that we sell. Our marketing strategy is to provide a suite of software products coupled with full service integration of the hardware solutions that support those products and other back-office functions. We also seek to provide ongoing technical support, monitoring and maintenance services to support the client’s continuing needs.

By providing a client the ability to call one solution provider and circumvent the difficulties that often arise when dealing with multiple vendors, we believe we are able to achieve a competitive advantage in the marketplace. Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. Over the past ten years we have retained more than 90% of our software customers.

We also market our hardware solutions and ability to provide a wide range of services and support independent from our software solutions. Such marketing to a fund accounting based organization may also lead to future software sales and integration services.

Our long-term strategy is to pursue a national presence. Our primary initial focus has been the southeastern region of the United States. Our operations originated in South Carolina and through organic growth expanded into North Carolina and Georgia. As a result of our acquisition of McAleer, we expanded our reach into other states in the southeast: Alabama, Mississippi, Louisiana, Tennessee and Florida. We intend to methodically expand the geographic reach of our software and technology offerings from these primary client locations to surrounding states over several years. The newly acquired McAleer operations provide us a base from which to sell and support technology solutions across the wider, additional five-state geographic region. We plan to expand our base of software clients in the K-12 education sector in this region. That education sector is McAleer’s primary client base. We further intend to take advantage of the opportunities in McAleer’s geographic territory to promote sales of CSI’s software products to local government clients.

Our technology offerings require hands-on implementation and support, which necessitates the recruitment of qualified personnel in an area of expansion to service our business. Investment in additional physical offices and other overhead may also be required as we continue to expand our geographic sales footprint.

In contrast, we are able to deliver software applications, demonstrations and training over the internet, and deliver support by internet or phone. Accordingly, for our Software applications segment, we plan to expand our geographic reach to a national level more quickly. In expanding both our technology offerings and our software applications, we may accelerate expansion if we find complementary businesses in other regions that we are able to acquire.

We believe our markets contain a number of attractive acquisition candidates. We foresee expanding through acquisitions of one or more of the following types of technology organizations:

•	Developers and resellers of complementary software, such as time and attendance, workflow management, tax appraisal and assessment, educational, court and law enforcement related;

•	Consulting firms providing high level professional services. We believe this type of acquisition would enhance our offering of technology planning and project management; and

•	Contractors who string cable used to connect computers and related devices to a network. We currently outsource these services.

Our business strategy provides that we will examine the potential acquisition of companies and businesses within our industry. In determining a suitable acquisition candidate, we will carefully analyze a target’s potential to add to and complement our product mix, expand our existing revenue base, improve our margins, expand our geographic coverage, strengthen our management team and, above all, improve stockholder returns. More specifically, we have identified the criteria listed below, by which we evaluate potential acquisition targets in an effort to gain the synergies necessary for successful growth of the Company:

•	Access to new customers and new geographic markets;

•	Protection of current customer base from competition;

•	Removal or reduction of market entry barriers;

•	Opportunity to gain operating leverage and increased profit margins;

•	Diversification of sales by customer and/or product;

•	Improved vendor pricing from increased volume and/or existing vendor relationships;

•	Improvements in product/service offerings;

•	Protection of and ability to expand mature product lines; and

•	Ability to attract public capital and increased investor interest.

We are unable to predict the nature, size or timing of any acquisition. We can give no assurance that we will reach agreement or procure the financial resources necessary to fund any acquisition, or be able to successfully integrate or improve returns as a result of any such acquisition.

In accordance with this strategy, we continue to pursue and engage in preliminary discussions with various acquisition candidates. Except as previously disclosed, however, we have not entered into any agreements or understandings for any acquisitions that management deems material.

Recent Developments

Acquisition of ICS Systems, Inc.

On March 31, 2008, CSI consummated the acquisition, effective April 1, 2008, of substantially all of the assets and business operations of ICS Systems, Inc., which we refer to as “ICS.” ICS, located in Colfax, North Carolina (near Greensboro) is a developer, provider and consultant with respect to fund accounting and billing software. Its primary focus is municipalities located in North Carolina. ICS has a successful 25-year history in municipal financial management, and has 110 municipality clients in North Carolina. These clients represent a 20% market share of the municipal government market in that state.

ICS provides CSI with an immediate customer base geographically contiguous with that of CSI, and its North Carolina office provides a launching point for continued expansion into areas north along the eastern seaboard. The acquisition also provides CSI strategic advantages, including valuable market experience and deeper penetration into the local government market. We believe the acquisition will add an additional $1 million in revenues, excluding any cross-sell or other synergistic opportunities from existing or planned CSI products, services and solutions. The transaction is expected to be cash flow positive on an annual basis.

The acquisition was structured as an asset purchase. The consideration for the asset purchase was $1,370,000 in cash, and the issuance by the Company of 209,091 shares of the Company’s common stock. The cash portion of the consideration was substantially funded by draw under CSI’s revolving credit facility with RBC Centura Bank. The Company also assumed certain immaterial liabilities of ICS, and entered into a three-year lease with an affiliate of the former shareholder of ICS for its former headquarters building.

*  *  *  *

Our corporate headquarters are located at 900 East Main Street, Suite T, Easley, South Carolina 29640, and our telephone number is (864) 855-3900. Our Internet address is www.csioutfitters.com. The information contained on our website does not constitute a part of this prospectus.

The Offering

Securities Offered By the Selling Stockholder(1)	A total of 14,435,472 shares of common stock, $0.001 par value per share. At April 7, 2008, 13,251,672 shares remained to be sold in the offering.

Common Stock Outstanding Before the Offering(2)(3)	On April 7, 2008, we had 4,698,970 shares of common stock outstanding. This included 2,722,999 shares held by executive officers and other affiliates of the Company.

Common Stock Outstanding After the Offering(3) (4)	17,722,642

Use of Proceeds	We will not receive any of the proceeds from the resale by the selling stockholder of the common stock in the offering. We will, however, receive proceeds from the sale of the common stock pursuant to the exercise of warrants by Barron, absent a cashless exercise of the warrants. Any proceeds we receive from the exercise of the warrants will be used to repay indebtedness, finance acquisitions and for general working capital purposes.

Registration Rights	We filed the registration statement of which this prospectus is a part pursuant to a Registration Rights Agreement, dated February 11, 2005 and amended November 7, 2005 and December 29, 2006, between the selling stockholder and us. Pursuant to the terms of the amended Registration Rights Agreement, we are required to use our best efforts to keep the registration effective until the earliest of the following has occurred:

• all securities covered by the registration statement have been sold;

• all securities covered by the registration statement become freely tradable without registration pursuant to Rule 144 under the Securities Act; or

• until February 11, 2009.

OTC Bulletin Board Symbol	CSWI.OB

Risk Factors	See “Risk Factors” beginning on page 15 and other information in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in the shares of our common stock.

(1)

At April 7, 2008, the total of 15,295,728 shares originally offered had been reduced by 860,256 shares which would have been issuable upon conversion of additional shares of preferred stock which were potentially issuable as liquidated damages under the Registration Rights Agreement with the selling stockholder. As a result of an amendment to the Registration Rights Agreement entered into by the parties on December 29, 2006, our potential liability for such liquidated damages was terminated.

(2)

The number of outstanding shares presented above as of April 7, 2008 includes 228,000 shares of common stock held by the selling stockholder, which shares are included in the shares offered under this prospectus. Otherwise, the outstanding share amounts do not include the shares of common stock offered by the selling stockholder under this prospectus, which shares will be acquired by the selling stockholder upon: (i) the conversion of the shares of Series A Convertible Preferred Stock, or (ii) the exercise of warrants.

(3)

The total number of outstanding shares presented does not include 375,203 shares held by employees under outstanding stock options and 397,756 additional shares reserved for issuance under our 2005 Incentive Compensation Plan.

(4)	This total assumes that all shares of the preferred stock will be converted and the warrants will be exercised in full.

SUMMARY FINANCIAL INFORMATION

We have provided in the tables below our summary historical financial and operating data. The financial information for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 has been derived from our audited consolidated financial statements.

The following presents certain non-GAAP financial measures. These measures are not calculated in accordance with accounting principles generally accepted in the United States or “GAAP.” We explain the measures and have reconciled them to the most directly comparable measures calculated and presented in accordance with GAAP under the heading “—Non-GAAP Financial Measures” below.

Investors should be aware of certain material events which occurred subsequent to the periods covered by the financial statements from which the summary financial information presented was derived. Such events are briefly discussed under “—Recent Developments” below.

You should read the following financial information in conjunction with our consolidated financial statements and related notes, and the information under “Management’s Discussion and Analysis of Financial Condition and Results Of Operations” contained in this prospectus.

	Year Ended December 31,
	2007(7)		2006(6)	2005(1)	2004	2003
Income Statement Data
Net sales	$55,196,620		$28,553,530	$24,286,724	$22,481,235	$19,241,216
Gross profit	11,320,586		6,372,923	6,545,886	7,068,746	5,713,137
Operating income (loss)	3,146,102		(243,010)	(186,034)	2,533,594	1,793,059
Income (loss) before income taxes	2,596,196		(977,975)	(919,077)	2,554,390	1,804,045
Net income (loss)	1,741,054		(879,614)	(756,610)	1,521,540	1,091,945
Net income (loss) as adjusted for special items(2)	1,741,054		(879,614)	(52,424)	1,521,540	1,091,945
EBITDA(2)	4,778,673		474,514	76,298	3,073,668	2,299,506
Adjusted (Financing) EBITDA(2)	4,881,034		1,774,561	2,419,478	3,073,668	2,299,506

Per Share Data and Shares Outstanding – Diluted(3)
Average stock outstanding (diluted) used in calculations of earnings (loss) and shareholders’ equity (deficit) per share	12,198,431	(5)	3,236,327 (5)	2,631,786 (5)	2,640,646	2,640,313
Per share of common stock
Net income (loss)	$0.14		$(0.27)	$(0.29)	$0.58	$0.41
Dividends declared(4)	$—		$—	$(1.31)	$—	$—
Book Value—shareholders’ equity (deficit)(1)	$0.20		$(0.03)	$(0.20)	$1.67	$1.09
Average stock outstanding (diluted) used in the calculations of earnings (loss) and shareholders’ equity (deficit) per share before the impact of special items	12,198,431		3,236,327 (5)	2,631,786 (5)	2,640,646	2,640,313
Per share of common stock:(1)(3)
Net income (loss) as adjusted for special items(2)	$0.14		$(0.27)	$(0.02)	$0.58	$0.41

Segment Sales Data
Software Applications Segment	$10,477,885	$5,019,860	$4,148,211	$4,676,578	$2,981,456
Technology Solutions Segment	44,718,735	23,533,670	20,138,513	17,804,657	16,259,760

Net sales	$55,196,620	$28,553,530	$24,286,724	$22,481,235	$19,241,216

Segment Gross Profit
Software Applications Segment	$4,361,919	$2,663,700	$2,367,403	$3,063,323	$1,763,273
Technology Solutions Segment	6,958,667	3,709,223	4,178,483	4,005,423	3,949,864

Gross profit	$11,320,586	$6,372,923	$6,545,886	$7,068,746	$5,713,137

	Year Ended December 31,
	2007(7)	2006(6)	2005(1)	2004	2003
Segment Operating Income (loss)
Software Applications Segment(2)	$449,371	$502,214	$435,208	$824,322	$(127,331)
Technology Solutions Segment(2)	3,504,090	958,238	1,797,057	1,709,272	1,920,390

Total segment operating income (loss)(2)	$3,953,461	$1,460,452	$2,232,265	$2,533,594	$1,793,059

Selected Balance Sheet Data
Computer software costs, net	$2,162,717	$1,505,458	$983,654	$756,788	$617,129
Cash(1)	—	—	—	3,656,477	1,755,754
Accounts Receivable	8,697,036	3,828,190	5,891,950	2,362,304	1,816,838
Total Current Assets	9,387,500	6,497,397	6,155,830	6,026,788	3,572,562
Property and equipment, net	1,316,713	771,472	411,835	143,451	149,343
Total assets	16,185,650	9,459,687	7,573,794	6,927,527	4,339,534
Line of credit facility(8)	575,000	551,000	1,701,000	—	—
Other interest bearing debt(7)	3,297,304	2,564,354	2,250,400	—	—

Cash Flow
Cash flow from operations	4,141,552	2,971,864	(1,111,815)	2,575,879	1,991,753
Cash flow invested in property and equipment and computer software	(1,494,535)	(1,968,500)	(1,180,344)	(675,126)	(566,385)
Cash flow used for acquisition(7)	(4,149,519)	(167,318)	—	—	—

	Year Ended December 31,
	2007(7)	2006	2005(1)	2004	2003
Additional Information (unaudited)
Statistical Data:
Gross profit to net sales	20.5%	22.3%	27.0%	31.4%	29.7%
Operating income (loss) to net sales	5.7%	(0.9)%	(0.8)%	11.3%	9.3%
Net income (loss) to net sales	3.2%	(3.1)%	(3.1)%	6.8%	5.7%
Net income as adjusted for special items to net sales(2)	3.2%	(3.1)%	(0.2)%	6.8%	5.7%
Shareholders of record	116	120	118	5	5
Employees	185	107	99	78	59

Non-GAAP Financial Measures

Net Loss As Adjusted For Special Items. The “Net loss as adjusted for special items” and related non-GAAP measures exclude one-time costs related to the series of recapitalization transactions detailed in our audited consolidated financial statements as of December 31, 2005. Net loss as adjusted for special items is not a measurement under GAAP and should not be considered as an alternative to net income (loss) as an indicator of operating performance. Our operations, which are those of CSI – South Carolina, became subject to public reporting through a reverse merger into a public shell with no operations. According to GAAP related to reverse merger accounting, the related acquisition costs are expensed. In a traditional initial public offering or IPO, they would be netted against the proceeds of the offering. Costs related to the operations becoming subject to public reporting are traditionally a one-time event. Because these costs have been expensed due to the reverse merger accounting treatment as opposed to be being netted against proceeds as in a traditional IPO, we believe that it is prudent to show ongoing operations without these costs to allow investors to more easily compare our ongoing operations and financial performance from period to period. However, these measures are not as complete as GAAP net income. Consequently, investors should rely on GAAP net income. Also, past performance, including that reflected in these non-GAAP measures, is not intended to be an indicator of future performance. Additionally, we anticipate that we may engage in acquisitions in the future which may include additional costs attributable to legal and accounting firms, but which would not be related to the cost of becoming a public reporting entity and would not be added back to net income and give rise to a non-GAAP measure in future disclosures.

A reconciliation of net income as adjusted for special items to the net income financial statement line item reported under GAAP is provided below:

	Year Ended December 31,
	2007	2006	2005(1)	2004	2003
Reconciliation of net income as adjusted for special items and net income per share as adjusted for special items, to Net income (loss) and Net income (loss) per share per GAAP:
Net income (loss) as adjusted for special items	$1,741,054	$(879,614)	$(52,424)	$1,521,540	$1,091,945
Special items:
Reverse acquisition costs	—	—	(759,283)	—	—
Unrealized loss on warrants	—	—	(414,360)	—	—
Income tax provision related to the above	—	—	469,457	—	—
Net income (loss) per GAAP	$1,741,054	$(879,614)	$(756,610)	$1,521,540	$1,091,945

Per share data—diluted:
Net income (loss) as adjusted for special items	$0.14	$(0.27)	$(0.02)	$0.58	$0.41
Reverse acquisition costs (5)	—	—	(0.29)	—	—
Net unrealized gain (loss) on warrants	—	—	(0.16)	—	—
Income tax provision related to the above	—	—	0.18	—	—
Net income (loss) per GAAP(5)	$0.14	$(0.27)	$(0.29)	$0.58	$0.41

Earnings Before Interest Expense (net), Income taxes, Depreciation and Amortization (EBITDA) and Adjusted (Financing) EBITDA. EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows.

We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA” or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense, and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income (loss) reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

	Year Ended December 31,
	2007	2006	2005(1)	2004	2003
Reconciliation of Net income (loss) and Net income (loss) per share per GAAP to EBITDA and Adjusted (Financing EBITDA):
Net income (loss) per GAAP	$1,741,054	$(879,614)	$(756,610)	$1,521,540	$1,091,945
Adjustments:
Income tax expense (benefit)	855,142	(98,361)	(162,467)	1,032,850	712,100
Interest expense, net	548,688	405,812	318,783	(21,342)	(9,475)
Depreciation of fixed assets and amortization of trademarks	524,978	337,502	151,276	120,432	142,919
Amortization of software development costs	1,108,811	709,175	525,316	420,188	362,017
EBITDA	$4,778,673	$474,514	$76,298	$3,073,668	$2,299,506

Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Stock based compensation (non-cash portion)	$102,361	$970,894	$—	$—	$—
Reverse acquisition costs	—	—	759,283	—	—
Reverse acquisition related option redemption costs	—	—	631,174	—	—
Reverse acquisition related litigation costs	—	—	538,463	—	—
Net unrealized gain (loss) on warrants	—	329,153	414,360	—	—
Loss (gain) on disposal of assets	—	—	(100)	—	—
Adjusted (Financing) EBITDA	$4,881,034	$1,774,561	$2,419,478	$3,073,668	$2,299,506

Segment Operating Income (Unaudited). Segment income is a footnote disclosure required under GAAP, which is to be reported in the same manner under which management evaluates the ongoing performance of each segment of the business. Items included in or excluded from management’s evaluation are based on management’s judgment and may differ from those used by and between other public companies and often do not tie to a specific GAAP financial statement line item. A reconciliation of segment income to the operating income financial statement line item reported under GAAP is provided, as segment income should not be considered as an alternative to operating income per GAAP as an indicator of financial performance and is not as complete as GAAP operating income. Consequently, investors should rely on the GAAP financial measure when evaluating our operating earnings.

A reconciliation of Segment operating income (loss) (unaudited) to Operating income (loss) per GAAP is presented below:

	Year Ended December 31,
	2007	2006	2005(1)	2004	2003
Reconciliation of Segment Operating Income (loss) to Operating Income per GAAP
Total segment operating income	$3,953,461	$1,460,452	$2,232,265	$2,533,594	$1,793,059
Stock based compensation (non-cash portion)	(102,361)	(970,894)	—	—	—
Stock option compensation from stock option redemption in connection with the merger	—	—	(631,174)	—	—
Payroll tax expenses, in “Other selling, general and administrative costs” related to stock option compensation from stock option redemption in connection with the merger	—	—	(47,766)	—	—
Reverse acquisition costs	—	(85,234)	(759,283)	—	—
Acquisition Costs	(10,823)	(38,217)	—	—	—
Professional and legal compliance costs	(694,175)	(609,117)	(980,076)	—	—

Operating income (loss) per GAAP	$3,146,102	$(243,010)	$(186,034)	$2,533,594	$1,793,059

(1)

In the first quarter of 2005, we entered into a series of recapitalization transactions, including the merger of CSI – South Carolina into us, the change of our name from VerticalBuyer, Inc. to Computer Software Innovations, Inc., and the issuance of preferred shares and warrants to Barron Partners LP. These transactions are described in detail in our audited consolidated financial statements as of December 31, 2006 and 2005. The financing included a significant use of cash and a newly added credit facility became our primary source of working capital.

(2)

This is a non-GAAP financial measure. Please see “Non-GAAP Financial Measures” for an explanation of this measure and a reconciliation of it to the most directly comparable measure calculated in accordance with GAAP.

(3)

Per share amounts have been restated to reflect the stock split, issuances and cancellations of common stock and for a fully diluted presentation, the redemption of options and issuance of preferred shares and warrants (in applicable periods) in connection with the Company’s reverse merger transactions in February 2005.

(4)

These dividends represent dividends declared by CSI – South Carolina to its five shareholders prior to the merger. These dividends are disclosed as those of the surviving company (formerly VerticalBuyer), because under reverse merger accounting the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquiror (CSI – South Carolina). Prior to the dividends related to the merger transaction, it was not our policy to declare or pay dividends. The terms of our Series A Convertible Preferred Stock prohibit any dividends, and our agreements with our bank lender also contain dividend restrictions. At this time, we have no plans to pay dividends in the future, but rather intend to retain the earnings of the business for working capital and other investments in order to fund future growth, both internally and through acquisitions.

(5)

8,389,405 (14,199,775 before application of the treasury stock method) weighted average shares for the shares underlying the preferred stock, warrants and options are included in the calculation of fully diluted shares outstanding for the period December 31, 2007. 8,841,834 and 9,348,540 (14,498,815 and 14,703,815 before application of the treasury stock method) weighted average shares were excluded from the calculation of fully diluted shares outstanding for the periods December 31, 2006 and December 31, 2005, respectively, as the effect would be anti-dilutive.

(6)

On December 29, 2006, we entered into an agreement with Barron to divide, amend and restate our common stock warrants held by Barron. In particular, a portion of such warrants were reduced in price. As a result of the amendment of the warrants, we incurred a non-cash charge to income for the fourth quarter of 2006 of $329,000. Such charge relates to the change in the market value of the warrants before and after the re-pricing of a portion of the warrants.

(7)

On January 2, 2007, we purchased substantially all of the assets and business operations of McAleer Computer Associates, Inc (“McAleer”). The total purchase price for the assets acquired was $4,050,000. Of this, $525,000 was represented by a five year term note secured by a first mortgage on the real property of McAleer conveyed in the acquisition, consisting of an office building. We assumed no liabilities of McAleer, other than certain leases and obligations under ongoing customer contracts. Located in Mobile, Alabama, McAleer was primarily a provider of financial management software to the kindergarten through high school education market.

(8)

On September 14, 2007, we entered into agreements with our bank renewing the line of credit facility. The terms of the agreements previously entered into were amended. The new terms under these agreements included increasing the principal amount of the facility from $5.5 million to $7.0 million, extending the maturity date from September 15, 2007 until June 30, 2009, expanding the purposes of the funds borrowed under the revolving facility to include funding short-term working capital and general corporate purposes, and expanding the definition of the borrowing base to include 50% of eligible inventory (with a maximum borrowing ability against eligible inventory of $1,000,000), in addition to 80% of eligible accounts receivable.

Recent Developments

Acquisition of ICS Systems, Inc. On March 31 2008, we consummated the acquisition, effective April 1, 2008, of substantially all the assets and business operations of ICS Systems, Inc. ICS is a developer, provider and consultant with respect to fund accounting and billing software located in North Carolina. The consideration for the asset purchase was $1,370,000 in cash, and the issuance by us of 209,091 shares of the Company’s common stock. A more detailed description of ICS and the acquisition transaction are set forth in “Description of Business—I. Recent Acquisitions—ICS Systems, Inc. Acquisition.”

RISK FACTORS

Risk Factors Relating to Our Company

Our customers are predominantly educational institutions, municipalities, non-profit organizations, and other local governments. Negative trends in governmental spending patterns or failure to appropriate funds for our contracts, whether due to budgetary constraints or otherwise, may have an adverse impact on sales revenues.

Approximately 95% of our revenues are generated from sales of software, hardware and services to county and city governments and school districts. We expect that sales to public sector customers will continue to account for substantially all of our revenues in the future. Many of these contracts are subject to annual review and renewal by the local governments, and may be terminated at any time on short notice. Our dependence on county and city governments and school districts for the sales of our products and services renders our revenue position particularly susceptible to downturns in revenues as a result of changes in governmental spending patterns and the contract award process.

Because we must comply with governmental procurement regulations and undergo governmental approval processes, the sales cycle associated with our products is typically complex and lengthy. This puts us at risk of having to incur significant sales expenses with no assurance that a sale will be consummated and revenues received. Future regulations could increase the magnitude of this risk.

For each contract with a public sector customer, we are typically subject to a procurement process, which can include a competitive bid process and governmental acceptance reviews. The process is often onerous and can include a detailed written response addressing, among other things, the design of software that addresses customer-specified needs, the integration of our products with third-party products and product demonstrations. Future laws and regulations could increase the demands and costs of this process. There is a risk that we could expend significant funds and management resources in complying with the procurement and governmental review rules, only to ultimately fail to close the sale. The procurement process can also be subject to political influences, award protests initiated by unsuccessful bidders and changes in budgets or appropriations which are beyond our control. Reacting or responding to any such influences or protests may involve considerable expense and delay, and may result in termination, reduction or modification of the awarded contract. Our failure to consummate sales after incurring significant expenses to comply with lengthy procurement processes would reduce our profitability and adversely affect our financial condition.

Changes in governmental procurement regulations may increase our costs, and non-compliance could negatively impact our ability to compete.

Government organizations require compliance with various legal and other special considerations in the procurement process. The adoption of new or modified procurement regulations could harm us by increasing the costs of competing for sales or by impacting our ability to perform government contracts. Any violation, intentional or otherwise, of these regulations could result in fines and/or debarment from award of additional government contracts, which could negatively affect our profitability and harm our business reputation.

Compliance with procurement processes and regulations may require us to disclose trade secrets or other confidential business information, which may place us at a competitive disadvantage.

We may, depending on the particular procurement, be required to disclose trade secrets and commercially sensitive information to the governmental entity making the procurement in order to place a bid or respond to a request for proposal. While mechanisms may be in place for protecting such information, disclosure could occur through a Freedom of Information Act release, thereby potentially compromising our confidential information.

Governmental contracts may contain terms not contained in typical private sector sales contracts that may be unfavorable to us. These terms may have the effect of raising our compliance costs or interrupting our revenue stream, either or both of which could negatively impact our income position.

Governmental contracts may contain terms that could adversely impact our sales revenues or increase our costs of doing business. Such terms may include profit limitations and rights of a particular governmental agency to terminate a contract for convenience or if funds are unavailable. We have never had a customer terminate a contract in this manner, although we can give no assurances this will not occur in the future. Also, in some cases we may be subject to liquidated damages for defective products and/or delays or interruptions caused by systems failures. Payments under some public sector contracts are subject to achieving implementation milestones and we could in the future have differences with customers as to whether milestones have been achieved.

Modifying our software products to comply with existing and future governmental regulations may increase our operating costs and have a negative impact on our profitability.

From time to time, it may be necessary to revise and update our software products to comply with changes in laws relating to the subject matter with which our software deals. For example, we may have to revise our fund accounting software to comply with changes in reporting requirements. Examples of such changes include modifications for Form W-2, Form 1099 and various health and retirement reporting and payroll tax table updates. The extent of any required revisions will depend upon the nature of the change in law. It is possible that in some cases, the costs of compliance may be passed on to the customer, but in other cases, we may be forced to absorb some or all of the costs. Any absorption of compliance costs would have an adverse impact on profits.

Most of our maintenance agreements are for a term of one year. If our customers do not renew their annual maintenance and support agreements for our products and services, or if they do not renew them on terms that are favorable to us, the reduction in revenues would have an adverse impact on our financial condition.

As the end of the term of a maintenance agreement approaches, we seek to renew the agreement with the customer. Maintenance agreements represented 10% of our total revenue for the 2007 fiscal year and 9% of our total revenue for the 2006 fiscal year. Due to this characteristic of our business, if our customers chose not to renew their maintenance and support agreements with us on terms beneficial to us, our business, operating results and financial condition could be harmed.

We derive a material portion of our revenue from the sale of our fund accounting software. We believe that the use by our customers of our software also gives us a competitive advantage in our providing system integration services, including the sale of hardware, to these customers. Reduced acceptance of our fund accounting software and upgrades of such software could have a direct and indirect adverse impact on our revenues.

We derive a material amount of our revenue from the sale of our fund accounting software and related services, and revenue from this product line and related services is expected to remain a material component of our revenue for the foreseeable future. For the 2007 and 2006 fiscal years, software sales and related revenues for fund accounting software accounted for approximately 8.9% and 6.8% of our total revenues, respectively. We generally grant non-exclusive licenses to our products on a perpetual basis and deliver new versions and enhancements to customers who purchase annual maintenance and support. We also provide our software under rental arrangements, including ASP (Application Service Provider or CSI hosted) type models. As a result, our future license, services and maintenance revenue are substantially dependent on sales to new customers. In addition, if demand for our fund accounting software declines, we believe we would lose a competitive advantage in providing system integration services, and our technology segment revenues could also decline.

We encounter long sales cycles, particularly for our largest customers, which could have an adverse effect on the amount, timing and predictability of our revenue and sales.

Potential customers, particularly large clients, generally commit significant resources to an evaluation of available software and require us to expend substantial time, effort and money educating them as to the value of our software and services. Sales of our core software products to these larger customers often require an extensive education and marketing effort.

We could expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our core software product sales cycle averages approximately six to twelve months. Our sales cycle for all of our products and services is subject to significant risks and delays over which we have little or no control, including:

•	our customers’ budgetary constraints;

•	the timing of our clients’ budget cycles and approval processes;

•	our clients’ willingness to replace their current methods or software solutions;

•	our need to educate potential customers about the uses and benefits of our products and services;

•	the timing and expiration of our clients’ current outsourcing agreements for similar services; and

•	the governmental procurement risk described elsewhere in “Risk Factors.”

If we are unsuccessful in closing sales after expending significant funds and management resources or if we experience delays as discussed above, it could have a material adverse effect on the size, timing and predictability of our revenue.

We are dependent on strategic relationships with our vendors, and our business would be materially and adversely affected if we were to lose our existing, or fail to gain additional, strategic relationships.

The segment of our business that includes hardware sales and related support services is dependent upon the strong relationships that have been established with our vendors. We purchase equipment from these vendors and add our engineering services to provide a total solution to the customer. Without the vendor products, we would lose the margin on the hardware sale as well as the margin provided by our engineering services.

These relationships could be terminated if we fail to:

•

maintain adequate certified systems engineers (computer professionals who have passed a test indicating specialized knowledge in the design, planning and implementation of specific computer-based technology) and staff that can implement and support the vendors’ products;

•	receive satisfactory feedback from our customers; or

•	pay for purchased equipment and services on a timely basis.

The constant rate of new developments in technology can significantly impact demand. The introduction of new technology by us, our competition or suppliers could defer customer purchases, and large swings in demand for new technology could impact the ability of our suppliers to deliver the technology products we sell, or for us to install the software solutions we develop. The deferral of customer purchase decisions, or the inability of our suppliers or us to meet demand on a timely basis due to the introduction of new technology, could negatively impact our profitability. Conversely, our ability to access new technology timely or develop innovative solutions could improve revenues and profitability.

Manufactured hardware products are the most significant volume of revenues reported in our business. They also contribute significantly to our profitability reported through our Technology solutions segment. We are constantly pursuing new technology to add to our portfolio of offerings.

When improved technology is announced but not yet available, customers may defer their purchases until such new technology is available. Such deferral could delay revenues and negatively impact our profitability.

Also, when improved technology is introduced suppliers are frequently unable to supply or deliver and install products in quantities sufficient to meet initial demand. This can also result in a rationing of deliveries.

If our suppliers deliver products to our competition in lieu of, or at a reduced rate of delivery to us, or if we are unable to deliver our products timely, our customers could pursue purchasing from other sources. This could negatively impact our revenue and profitability.

Even in the event that our customers could not find the product elsewhere, a delay in delivery could result in a deferral of our revenues to future periods and lost profitability in the near term. We may be unable to recover such lost profits.

The introduction of new technology by a competitor or by us could also cause a change in customer purchase habits, or defer or eliminate customer purchases of currently available products developed by us or then available from our suppliers.

Management has not seen any impact from these factors resulting in a substantial downturn in buying patterns, but cannot guarantee that a downturn due to such factors will not occur in the future. Management believes delay in supply or postponement by customers of delivery has, from time to time, deferred as much as 10% to 15% of reported annual revenues between quarters. However, it is impossible for us to quantify the total impact on historically reported results due to these factors; nor can we predict the future potential impact, if any.

Our failure to compete successfully could cause our revenue or market share to decline.

Our market is fragmented, competitive and rapidly evolving, and there are limited barriers to entry for some aspects of this market. Our Software applications segment has three primary sources of competition:

•	software developers offering integrated specialized products designed to address specific needs of governmental organizations;

•	custom-developed products created either internally or outsourced to custom service providers; and

•	software developers offering general products not designed to address specific needs of governmental organizations.

Our Technology solutions segment is subject to competition by both regional and national technology solutions providers, including those listed by VAR Business Magazine as the top 500 network integration companies in the United States.

The companies with which we compete, and other potential competitors, may have greater financial, technical and marketing resources and generate greater revenue and better name recognition than we do. If one or more of our competitors or potential competitors were to merge or form a strategic relationship with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. For example, a large diversified software enterprise, such as Microsoft, Oracle or PeopleSoft, could decide to enter the market directly, including through acquisitions. Also, in the same manner, large hardware and technology solutions providers, such as IBM Global Services, EDS and Lockheed Martin IT could negatively impact our ability to compete in the technology solutions market.

Loss of significant clients could hurt our business by reducing our revenues and profitability.

Our success depends substantially upon retaining our significant clients. Generally, we may lose clients due to conversion to a competing service provider. We cannot guarantee that we will be able to retain long-term relationships or secure renewals of short-term relationships with our significant clients in the future. Our top ten clients constituted approximately 46% and 42% of our revenue for the 2007 and 2006 fiscal years, respectively. The loss of a significant portion or all of these clients would have a material adverse effect on our profitability and financial condition.

We face a number of obstacles in implementing our strategic expansion into new geographic markets. Overcoming these obstacles will require an expenditure of material financial resources and significant efforts by management and other employees. Our failure to succeed in our efforts to penetrate new markets in a timely fashion could adversely affect our profits and margins and our revenue growth.

As we move forward with our growth strategy, we anticipate expanding into new geographic regions. We have achieved the most significant penetration in South Carolina, North Carolina, Georgia and Alabama. We continue our efforts related to moving into surrounding states. While expanding geographic markets provides a good opportunity to extend existing customer bases and increase revenue, breaking into a new market can prove difficult. There are obstacles to successfully entering new geographic markets, including limited market knowledge and relationships, little brand awareness, no established sales presence or regional client references. We anticipate that initial penetration will be slow but will accelerate over time. We cannot accurately predict the time required to build customer relationships, the rate at which new market penetration can be accomplished, or the costs necessary to expand.

To support the expansion process we plan to hire additional sales personnel to help penetrate new geographic regions, which could represent a $200,000 to $300,000 investment. While management believes this is a prudent investment, there may be an initial short-term negative impact on earnings. Due to the length of our typical software sales closing cycle, six to twelve months, coupled with the obstacles to market penetration discussed above, we cannot predict how long it will take for us to recover these costs.

We may not be able to manage our future growth efficiently or profitably. Increased demands on our human resources and infrastructure due to planned expansion, if not accompanied by increases in revenues, could negatively impact our profitability.

We have experienced significant personnel and infrastructure growth since our inception, and are continuing this expansion to address potential market opportunities. For example, we are expanding the size of our outside and inside sales staff, strengthening our telesales department and increasing our marketing and product development efforts to support a broader geographic reach and expanded product offerings. If these increases in personnel do not produce the intended growth in revenues, there can be no assurance that we will maintain profitability. Additionally, an increase in revenues will result in increased demands on our maintenance and support services professionals in order to maintain service quality. If we are unable to address sufficiently these additional demands on our personnel, operations, systems, procedures and resources, our profitability and growth might suffer.

In conjunction with the addition of a telesales department, we established a call center to broaden our support offerings for technology hardware sold, including IP telephony products. Establishment of the call center required a large up-front investment. We hope that having an established call center dedicated to the support of technology products sold will facilitate an increase in sales of service contracts in connection with equipment sales and in turn, increase our sales revenue. Additionally, we hope that the establishment of a centralized call center will increase our efficiency in responding to customer service issues by increasing the amount of support provided remotely, improving response time, and reducing the need to divert engineers in the field from other projects. Failure to realize increased sales revenues and increased efficiency, combined with the cost to establish a call center, would have a negative impact on our profitability.

Because competition for highly qualified personnel is intense, we may not be able to attract and retain the employees we need to support our planned growth.

To execute our plans for continuing growth, we will need to increase the size, and maintain the quality of, our sales force, software development staff and our professional services organization. To meet our objectives, we must attract and retain highly qualified personnel with specialized skill sets focused on the educational and local government market. Competition for qualified personnel can be intense, and we might not be successful in attracting and retaining them. The pool of qualified personnel with experience working with or selling to nonprofit organizations is limited overall and specifically in Easley, South Carolina, where our principal office is located. Our ability to maintain and expand our sales, product development and professional services teams will depend on our ability to recruit, train and retain top quality people with advanced skills who understand selling to, and the specific needs of, educational institutions and local governments. For these reasons, we have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications for our business. In addition, it takes time for our new sales and services personnel to become productive, particularly with respect to obtaining and supporting major customer accounts. In particular, we plan to continue to increase the number of services personnel to attempt to meet the needs of our customers and potential new customers. In addition to hiring services personnel to meet our needs, we might also engage additional third-party consultants as contractors, which could have a negative impact on our earnings. If we are unable to hire or retain qualified personnel, if newly hired personnel fail to develop the necessary skills or if they reach productivity slower than anticipated, it would be more difficult for us to sell our products and services. As a result, we could experience a shortfall in revenue or earnings, and not achieve our planned growth.

As a result of the relatively low margins associated with the sale of hardware, our technology solutions segment produces substantially lower gross margins than our software applications segment. Our overall gross profit margin may be adversely affected if revenues of our technology solutions segment rise as a percentage of total revenues. In turn, this could result in reduced net income.

For the fiscal years ended December 31, 2007 and 2006, our software applications segment reported gross margins of 41.6% and 53.1%, respectively. In contrast, our technology solutions segment for such periods reported gross margins of 15.6% and 15.8%, respectively. Accordingly, an increase in hardware and related sales in our technology solutions segment relative to software revenues in our software applications segment could harm our overall gross margin. A shift in our product mix toward lower margin products would adversely affect our overall profitability if increases in volume of lower margin products did not offset the effect of changes in product mix. A decline in margins may also be received negatively by investors. Since establishing our technology solutions business in 1999, we have seen a continual increase in the amount of hardware we have been able to sell. Hardware pricing is highly competitive and product life-cycles can be short. We have recently been able to benefit from identifying, selling and implementing new products (for example, IP telephony and classroom learning tools) with higher margins as a result of selling such products before what we believe to be the midpoint of their life-cycles. As market penetration and competition increase for these products, margins and sales of these products may decline. As current hardware based products mature, there can be no assurance that we will identify new products with equal margins or opportunities for greater volume to replace existing products.

If our products fail to perform properly due to undetected errors or similar problems, or fail to comply with government regulations, our business could suffer, and we could become subject to product or general liability or errors and omissions claims. Such claims could be time-consuming and costly. Furthermore, any negligence or misconduct on the part of our consultants could result in financial or other damages to our customers, for which they may bring claims against us.

Complex software such as ours often contains undetected errors or bugs. Software errors are frequently found after introduction of new software or enhancements to existing software. We continually introduce new products and new versions of our products. If we detect any errors before we ship a product, we might have to delay product shipment for an extended period of time while we address the problem. We might not discover software errors that affect our new or current products or enhancements until after they are deployed, and we may need to provide enhancements to correct such errors. Therefore, it is possible that, despite testing by us, errors may occur in our software. These errors, as well as any negligence or misconduct on the part of our consultants, could result in:

•	harm to our reputation;

•	lost sales;

•	delays in commercial release of our software;

•	product liability, general liability or errors and omissions claims;

•	delays in, or loss of, market acceptance of our products;

•	license terminations or renegotiations; and

•	unexpected expenses and diversion of resources to remedy errors.

Furthermore, our customers may use our software together with products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our software does not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from our product development efforts, impact our reputation and cause significant customer relations problems.

Our failure to obtain or integrate third-party technologies could delay the development of our software and increase our costs.

We intend to continue licensing technologies from third parties, including applications used in our research and development activities and technologies which are integrated into our products. These technologies may not continue to be available to us on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay product development until equivalent technology can be identified, licensed and integrated. This inability in turn would harm our business and operating results. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our products, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs.

Our success depends on our ability to respond quickly to changing technology. We believe that we must develop new software programs and services utilizing modern technology in order to maintain our competitive position and profitability.

The market for our products and services is characterized by rapid technological change, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards can cause customers to delay their purchasing decisions and render existing products obsolete and unmarketable. The life cycles of our software products are difficult to estimate. As a result, our future success will depend, in part, upon our ability to continue to enhance existing products and to develop and introduce in a timely manner new products with technological developments that satisfy customer requirements and achieve market acceptance. We may not be able to successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner. In addition, products, capabilities or technologies developed by others could render our products or technologies obsolete or noncompetitive or shorten product life cycles. If we are unable to develop on a timely and cost-effective basis new software products or enhancements to existing products, or if new products or enhancements do not achieve market acceptance, we may not be able to compete effectively or maintain or grow our revenues.

Software development is inherently complex, particularly development for multi-platform environments. In addition, our customers demand broad functionality and performance. As a result, major new product enhancements and new products can require long development and testing periods before they are released commercially. We have on occasion experienced delays in the scheduled introduction of new and enhanced products, and future delays could increase costs and delay revenues.

We have made significant investments in software development and our growth plans are premised in part on generating substantial revenue from new product introductions and future enhancements to existing products. New product introductions and enhancements involve significant risks. For example, delays in new product introductions and enhancements, or less-than-anticipated market acceptance, are possible and would have an adverse effect on our revenue and earnings. We cannot be certain that our new products or enhancements will meet customer performance needs or expectations when shipped or that they will be free of significant software defects or bugs. If they do not meet customer needs or expectations, for whatever reason, upgrading or enhancing these products could be costly and time consuming.

In addition, the selling price of software products tends to decline significantly over the life of the product. If we are unable to offset any reductions in the selling prices of our products by introducing new products at higher prices or by reducing our costs, our revenue, gross margin and operating results would be adversely affected.

Advances in technology can require retraining and additional certifications for existing personnel or hiring of more qualified personnel. The most significant portion of our investment in software development is related to labor. If our personnel are unable to keep up with changing technologies or we are unable to attract, hire, and retain personnel having the qualifications needed to engineer, manage and implement technological advances, our competitive position may erode. Erosion of our competitive position could have an adverse effect on our revenues and profitability.

If the security of our software is breached, we could suffer significant costs and damage to our reputation.

Fundamental to the use of our products is the secure collection, storage and transmission of confidential information. Third parties may attempt to breach our security or that of our customers and their databases. We may be liable to our customers for any breach in such security, and any breach could harm our customers, our business and our reputation. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation, our business and our operating results. Also, computers, including those that utilize our software, are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Such disruptions could lead to interruptions, delays or loss of data and we may be required to expend significant capital and other resources to protect further against security breaches or to rectify problems caused by any security breach.

Future acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value and strain our resources.

One significant reason for our entering into the merger and recapitalization transaction in February 2005 was to allow us to access public capital markets as a source of funding to permit us to grow through acquisitions. In addition, the merger transaction facilitated the sale of warrants, the exercise of which (absent a cashless exercise) represents a significant potential source of capital. Our markets are occupied by a number of competitors, many substantially larger than we, and with significantly greater geographic reach. We believe that to remain competitive, we need to take advantage of acquisition opportunities that arise which may help us achieve greater geographic presence and economies of scale. We may also utilize acquisitions to, whenever appropriate, expand our technological capabilities and product offerings.

While we may use a portion of any cash proceeds generated by operations or obtained from capital sources to pay down debt on an interim basis, we intend to use any remaining proceeds or availability from a debt related pay down to fund acquisitions. Pursuant to this strategic plan, we intend to acquire companies, products, services and/or technologies that we feel could complement or expand our existing business operations, augment our market coverage, enhance our technical capabilities, provide us with important customer contacts or otherwise offer growth opportunities. Acquisitions and investments involve numerous risks, including:

•	improper valuation of the acquired business;

•	difficulties in integrating operations, corporate cultures, technologies, services, accounting and personnel;

•	difficulties in supporting and transitioning customers of acquired companies;

•	diversion of financial and management resources from existing operations;

•	risks of entering new sectors of the educational and governmental market;

•	potential loss of key employees;

•	inability to generate sufficient revenue to offset acquisition or investment costs; and

•	consumption of significant capital and cash flow to the detriment of other business opportunities and needs.

Acquisitions also frequently result in recording of goodwill and other intangible assets. These intangible assets are subject to potential impairments in the future as well as allocations, including write-ups to depreciable assets, which could negatively impact our future operating results. In addition, if we finance acquisitions by issuing equity securities or securities convertible into equity securities, our existing stockholders could be diluted. Such dilution could in turn affect the market price of our stock. Moreover, financing an acquisition with debt would result in higher leverage and interest costs. As a result, if we fail to evaluate and execute acquisitions properly, we might not achieve the anticipated benefits. We may also incur costs in excess of what we anticipate.

Acquisitions also may impact our margins. In 2007 the decline in our software applications margin was primarily driven by the addition of McAleer operations which has historically reported lower margins. The acquisition of a technology business, with its even lower margins than the software applications addition, could also decrease the margin significantly. We cannot predict the timing of acquisitions or the margins of those entities we may acquire, or their impact on our overall margins.

There can be no assurance suitable acquisition candidates will be available of sufficient size or in sufficient numbers, that we will be able to procure adequate financing, or that we will be able to successfully purchase or profitably manage acquired companies. We can give no assurance that future acquisitions will further the successful implementation of our overall strategy or that acquisitions ultimately will produce returns that justify the investment. In addition, we may compete for acquisitions and expansion opportunities with companies that have significantly greater resources than we do.

We continue to seek out and hold preliminary discussions with various acquisition candidates. However, we have not entered into agreements or understandings for any acquisition which management deems material.

Our ability to raise capital in the future may be limited and our failure to raise capital when needed could prevent us from executing our growth strategy.

The timing and amount of our working capital and capital expenditure requirements may vary significantly depending on many factors, including:

•	market acceptance of our products and services;

•	the need to adapt to changing technologies and technical requirements;

•	the existence of opportunities for expansion; and

•	access to and availability of sufficient management, technical, marketing and financial personnel.

If our capital resources are not sufficient to satisfy our liquidity needs, we may seek to sell additional equity or obtain other financing. We may not be able to obtain sufficient additional financing, if required, in amounts or on terms acceptable to us, or at all.

Under certain circumstances, holders of warrants to purchase shares of our common stock may be able to exercise those warrants pursuant to a cashless exercise. A cashless exercise may adversely impact our business strategy.

The terms of the warrants held by Barron permit the cashless exercise of the warrants under certain circumstances. A cashless exercise would not result in capital inflow to the Company, which may hinder the implementation of our business strategy, one element of which is to expand through acquisition.

We currently do not have any pending or issued patents, but we rely upon trademark, copyright and trade secret laws to protect our proprietary intellectual property rights, which might not provide us with adequate protection. The loss or compromising of our rights in our intellectual property could adversely affect our competitive position and raise our costs.

Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We might not be successful in protecting our proprietary technology, and our proprietary rights might not provide us with a meaningful competitive advantage. To protect our proprietary technology, we rely on a combination of trademark, copyright and trade secret laws, as well as nondisclosure agreements. Each of these affords only limited protection. Moreover, we have no patent protection for Accounting+Plus software, which is one of our core products. Any inability to protect our intellectual property rights could seriously harm our competitive position, operating results and financial condition.

In addition, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do the laws of the United States. Despite the measures taken by us, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology and information without authorization. Policing unauthorized use of our products is difficult, and litigation could become necessary in the future to enforce our intellectual property rights. Any litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management attention and resources, and materially harm our business, financial condition and results of operations.

Because we generally do not have written software licenses, we must rely primarily on implied licenses and copyrights to protect our software. The enforcement of implied licenses and copyrights may be time-consuming and costly.

Enforcement of the implied licenses on our software would be primarily based on copyright infringement grounds and/or on common law principles pertaining to implied licenses. Proving a breach of contract relating to a violation of an implied license may be difficult. Violations of copyrights on our software could include, among other things, unauthorized copies of the software being made, unauthorized distribution of our software, and unauthorized derivative works being made of our software (such as by reverse engineering). While each of the foregoing rights are held by a copyright owner, copyright infringement may be difficult to prove, whereas a violation of an express license may be more readily provable and may provide additional rights and remedies than available through copyright protection. Therefore, we may have to expend significant time and financial resources should the need arise to enforce an implied license or copyright.

Claims that we infringe upon third parties’ intellectual property rights could be costly to defend or settle.

Litigation regarding intellectual property rights is not unusual in the software industry. We expect that software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our software without incurring liability to third parties, third parties may nevertheless bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling and/or servicing our software. Our business, results of operations and financial condition could be harmed if any of these events occurred.

In addition, we have agreed, and will likely agree in the future, to indemnify certain of our customers against certain claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers might be required to obtain one or more licenses from third parties. We, or our customers, might be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required licenses could harm our business, operating results and financial condition.

Increasing government regulation of electronic commerce could reduce our revenues and increase our costs.

We are subject not only to regulations applicable to businesses generally but also to laws and regulations directly applicable to electronic commerce. We deliver marketing, shareholder and customer information, product demonstrations, new software and software updates, technical support and training over the internet. We also sell services whereby a customer may access and use our software to load and manage their organization’s data over the internet. Although there are currently relatively few laws and regulations governing electronic commerce, state, federal and foreign governments may adopt laws and regulations applicable to our business. Any such legislation or regulation could increase our operating costs as we are forced to comply, or increase the operating costs to our customers. In any such event, customers may decide not to use our products and services. Any new laws or regulations in the following areas could cause us to incur new compliance expenses, or otherwise adversely affect our business:

•	user security and privacy;

•	the pricing and taxation of internet use or goods and services offered or provided via the internet;

•	the online distribution of specific material, content or services over the internet; and

•	the content of websites or other internet marketing abilities (e.g., “do not call” (do not contact) registry requirements).

A significant portion of our revenues stems from sales to schools receiving funding through the E-Rate Program. A loss of such funding could have a material adverse impact on our revenues and financial condition.

We participate in the E-Rate Program, a government program providing funding for telecommunications, internet access and internal connections for schools that have a very high free and reduced lunch rate count. Schools and school districts that have developed an approved technology plan may receive funds to implement the plan. Service providers may sell to such schools and districts through an open and competitive bidding process. We have received funding through the E-Rate program since 2001, which has in previous years represented up to 25% of our total revenues. The Schools and Libraries Division of the Universal Service Administrative Company, which administers the program, may conduct audits with respect to previous funding years. If the Schools and Libraries Division were to find that either we or the school to which we have made sales did not comply with the rules and regulations of the program, previous funding may have to be repaid and we could be barred from future bidding under the program. To date, we have not had to repay any money received in connection with the program, nor have we been cited for any material violation of program guidelines.

The requirements of being a public company, particularly the requirement to report financial results publicly and on a quarterly basis and compliance requirements under Sarbanes-Oxley, have increased our administrative costs and may reduce our profitability in future periods in comparison to our reported historical results of operations. These requirements may also distract management from business operations.

As a public company, we are subject to a number of requirements, including the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting.

Prior to February 11, 2005, we were a public shell with virtually no operations and had limited staff with highly technical accounting and public reporting expertise. In the first quarter of 2005, we entered into a complex merger and resumed public reporting of significant operations. Considerable additional effort is required to maintain and improve the effectiveness of disclosure controls and procedures and internal controls over financial reporting to meet the demands of a public reporting environment. Particularly, substantial additional resources are required in light of Section 404 of the Sarbanes-Oxley Act and the related regulations regarding our required assessment of our internal controls over financial reporting beginning with our fiscal 2007 Annual Report on Form 10-K and our independent registered public accounting firm’s audit of that assessment beginning with our fiscal 2008 Annual Report on Form 10-K. These requirements have made it necessary for us to hire additional and more technical personnel and engage external resources. Public company requirements have increased our administrative costs and may reduce our profitability in future periods in comparison to our reported historical results.

Significant management oversight will also be necessary in light of these requirements. As a result, our management’s attention might be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our inability to attract and retain qualified personnel to adequately manage the implementation of these requirements in a timely fashion might adversely impact our compliance with Section 404. Any failure to comply with Section 404 as required may harm our financial position, reduce investor confidence, cause a decline in the market price for our common stock and subject us to costly litigation.

Failure to comply with certain standards could result in a conclusion that there are significant deficiencies or material weaknesses in our internal control over financial reporting, and management may be unable to declare our internal control over financial reporting effective.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods required by the SEC. These disclosure controls include controls and procedures designed to ensure that such information is accumulated and communicated to our management to allow timely decisions regarding required disclosures. Our management, under the direction of our chief executive officer and chief financial officer, evaluate the design and effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of each quarter. Based on such evaluations, these officers have, in the past, concluded that our disclosure controls and procedures have not been effective, and that certain weaknesses in our internal control over financial reporting have existed. These weaknesses or deficiencies included both needed improvements in our controls and processes, and the need to hire personnel and purchase resources to support the needs of a public company. Prior to February 11, 2005, we were a public shell with virtually no operations and had limited need for staff with highly technical accounting and public reporting expertise. In addition, our predecessor, CSI – South Carolina, was a private company and likewise had no need for staff with technical accounting and public reporting expertise. In the first quarter of 2005, we entered into a complex merger and resumed public reporting of significant operations. It was not until May 6, 2005 that we hired a chief financial officer with prior public reporting experience who is accustomed to dealing with more complex accounting matters.

While these weaknesses have been mitigated through changes in processes, increased hiring of internal personnel, engagement of external personnel with sufficient technical experience, and purchases of software resources to support our efforts, it was not until the fourth quarter of 2007 that management was able to conclude that our disclosure controls and internal control over financial reporting were effective. These conclusions followed our implementation of controls and processes in connection with the Sarbanes-Oxley Act legislation.

Even with these changes and our declaration of effectiveness, due to the increasing number and complexity of pronouncements, emerging issues and releases, and reporting requirements and regulations, we expect there will continue to be some risks related to our financial disclosures. We believe that such risks have been reasonably mitigated following our implementation of the Sarbanes-Oxley Act requirements in late 2007. However, the process of identifying risk areas and implementing financial disclosure controls and internal controls over financial reporting required under the Sarbanes-Oxley Act continues to be complex and subject to significant judgment. This process may result in the identification in the future of areas where we may need additional resources or changes in processes. Additionally, due to the complexity and judgment involved in this process, we cannot guarantee that we may not find or have pointed out to us, including by our auditors following their future required independent assessment of our controls, additional areas needing improvement or resulting in a future assessment that our controls are or have become ineffective as a result of overlooked or newly created significant deficiencies or unmitigated risks.

We may discover and report additional weaknesses in our internal controls. Reporting deficiencies could harm our financial position, reduce investor confidence, cause a decline in the market price for our common stock and subject us to costly litigation.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our results of operations could be misstated and our reputation may be harmed.

The PCAOB has defined a material weakness as a “significant control deficiency, or combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.” A material weakness does not necessarily mean that a material misstatement has occurred or will occur, but that it could occur.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of published financial statements in accordance with generally accepted accounting principles.

However, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or the degree of compliance with policies may deteriorate.

While we have declared our internal control over financial reporting effective as of the period ended December 31, 2007, we cannot assure you that the measures we have taken to date or further measures will ensure that we will be able to implement and maintain adequate controls over our financial processes and reporting to prevent any failure or deficiency. Any deficiencies or failures in internal controls or reporting deficiencies or failures could harm the financial position of our business, reduce investor confidence, cause a decline in the market price for our common stock, and subject us to costly litigation.

Our management has limited experience in managing a public company, which could hamper our ability to function effectively as a public company.

Our management team has historically operated our business as a privately-owned corporation. Except for our CFO, hired May 6, 2005, the individuals who now constitute our senior management did not have experience managing a publicly-traded company prior to our reverse merger. In particular, management is inexperienced in utilizing sophisticated forecasting or long term historical analysis of data that may be used for projecting future operating and financial results with a significant degree of consistency and accuracy. Due to the limited number of our personnel with experience with publicly-traded companies, any unexpected departure of our CFO could result in our inability to comply fully with accounting pronouncements and public filing requirements on a timely basis. If we are unable to comply, our financial condition could be adversely affected.

In addition, although we are in the process of updating our systems and processes to public company standards, such systems and processes in many aspects still reflect those of a non-public corporation. As a result, we cannot assure you that we will be able to execute our business strategy as a public company. You should be especially cautious in drawing conclusions about the ability of our management team to provide guidance or other forward looking information regarding our operating or financial results with a reasonable degree of consistency and accuracy.

The development and enhancement of our software requires significant capital expenditures that we may not be able to make if we were to experience significant revenue reductions. Our failure or delay in developing and enhancing our software could seriously erode our competitive position.

Software technology is characterized by rapid technological change and evolving industry standards that require continuous development and enhancements to our software applications. Significant resources, primarily in the form of salaries and benefits, are required to keep up with these changes. We are in the process of rewriting our software applications to take advantage of current technologies. If we were to experience significant revenue reductions, our ability to implement these changes could be delayed or eliminated, eroding our competitive position and adversely affecting our revenues and financial condition.

We may not be able to repay both our bank credit facility which matures in June 2009 and our subordinated notes which mature in March 2009. Any failure to repay or secure a renewal or refinancing of the bank credit facility, or to repay the subordinated notes at maturity, could have a material adverse effect on our liquidity position and our ability to fund operations.

Our senior lender, RBC Centura Bank, provides us with a $7 million asset-based revolving credit facility. We are substantially dependent on such credit facility for our working capital and other credit needs. The facility expires on June 30, 2009.

As a part of our February 2005 reverse merger and recapitalization, we issued certain subordinated notes in the aggregate principal amount of $3,750,400. The subordinated notes were issued to the investor in the recapitalization, Barron Partners LP, who holds all of our convertible preferred stock and certain warrants, as well as to the five former shareholders of our predecessor, Computer Software Innovations, Inc., a South Carolina corporation. As of April 24, 2008, the aggregate principal remaining on all of the subordinated notes was $2,250,400.

The subordinated notes were originally due and payable in full on May 9, 2006. However, at such time, management believed that cash flow from operations and remaining availability under our revolving credit facility following such a drawdown would not be sufficient to fund ongoing working capital needs. Also, it was anticipated that such a refunding of the subordinated notes with bank debt would have caused us to fail to comply with the equity-related covenants with the bank, given that the subordinated notes are treated as equity for such ratios. Accordingly, after consultation with the bank and the holders of the subordinated notes, we determined that it was not in the best interests of all stakeholders to pay the notes at maturity. Following the original maturity date, the Company paid a default interest rate of 15%, both on the principal balance and any interest not paid quarterly. At year end December 31, 2007 and as of the date of this prospectus, no interest was in arrears.

On April 23, 2008, we and each of the holders of the subordinated notes entered into a letter agreement which extended the maturity date of such notes until March 31, 2009. Each noteholder also waived existing and past payment defaults and the notes will continue to bear interest at the default rate of 15%. In exchange for the extension and waiver, we made principal payments on the subordinated notes totaling $300,000, paid pro-rata among the noteholders.

Looking forward, considering our growth and acquisition strategy, we do not know if we will be able to generate operating cash flow sufficient to repay the subordinated notes, either from cash or with draws under the revolving credit facility. Our ability to utilize our credit facility to repay the subordinated notes would be limited not only by availability under the asset based facility, but also by equity-related financial covenants. Under these covenants in our credit agreement, the subordinated notes are counted as equity. Accordingly, we believe that it is possible that we will not be able to utilize our revolving credit facility to repay the subordinated notes, and that the subordinated notes will need to be restructured or repaid from long-term capital sources. The subordinated notes may, for example, be refinanced as part of the financing of future acquisitions, or repaid from the proceeds of the exercise of warrants by Barron. However, we can give no assurance that we will be able to successfully restructure, extend or repay the subordinated notes, or that the noteholders will continue to cooperate. Our bank lender in the past has consented with respect to the subordinated notes and has granted waivers relating to their prior nonpayment. The notes are subordinated to our senior bank debt, and we believe the ability of the noteholders to have direct recourse against us is limited. However, if we fail to repay the subordinated notes at the new March 31, 2009 maturity date, the holders of the subordinated notes may take actions that could adversely affect the Company, including acting to accelerate the subordinated debt, thereby potentially triggering a default under our credit facility with our bank. Such noteholders also might take legal or other adverse collection actions against the Company. We can therefore give no assurances as to what adverse collection actions the subordinated noteholders might take, and the impact such actions and default might otherwise have on our other creditors and our financial condition. However, we do not anticipate any of the noteholders taking any action detrimental to us. It should be noted that five of the subordinated noteholders are currently significant stockholders of the Company, and four of these are executive officers. The sixth noteholder, Barron, holds all our preferred stock.

While we have drawn on our line significantly and paid it down from time to time, we cannot guarantee that cash flow from operations will be sufficient to repay our line of credit facility at the time it is due and adequately fund our growing working capital needs. In the alternative, we would attempt to refinance the credit facility with another lender. Although management currently believes that our existing lender will agree to a renewal of the facility, there can be no assurance that our bank will in fact do so or that replacement financing could be procured by us on favorable terms or at all. Further, any failure to repay the subordinated notes at their March 2009 maturity, or to otherwise restructure the subordinated notes and maintain the cooperation of the holders of such notes, could negatively impact our ability to renew our existing bank credit facility or procure a replacement. Without such a credit facility, we believe that our ability to fund our business operations, including providing sufficient working capital to fund sales growth, could be adversely affected.

We depend on key management and may not be able to retain those executives or recruit additional qualified personnel.

We believe that our future success will be due, in part, to the continued services of our senior management team. This team historically has been and we anticipate for the foreseeable future will continue to be relatively small. Our company was built by the five former shareholders of CSI – South Carolina who were largely responsible for our growth over the past 15 years. All of these founders of the Company now serve as our executive officers, with the exception of our former interim CFO, Joe G. Black, now retired. Each of the remaining four CSI – South Carolina founders have garnered significant technical expertise in both our products and the requirements of our client base. They have also developed relationships with our clients that we believe are valuable. They have been responsible for the technical development of our products and solutions and the creation of our business strategy. Because we are now a public company, we must also retain a chief financial officer with requisite technical expertise to handle the requirements of public company reporting and compliance. Our ability to implement our business plan is dependent on the retention of these executives who have specific, differentiated skills, as well as key management personnel of businesses we acquire. Losing the services of one or more members of our management team could adversely affect our business and expansion plans.

Our certificate of incorporation limits the liability of our directors, which may bar stockholder actions and recovery against the directors for misconduct.

We have adopted provisions in our Amended and Restated Certificate of Incorporation that eliminate to the fullest extent permissible under Delaware law the liability of our directors for monetary damages for breach of fiduciary of duty as a director. While it may limit stockholder actions against the directors of the Company for various acts of malfeasance, the provision is designed to ensure the ability of our directors to exercise their best business judgment in managing the Company’s affairs, subject to their continuing fiduciary duties of loyalty to the Company and its stockholders. Absent such a limitation, their judgment could be unreasonably impeded by exposure to potentially high personal costs or other uncertainties of litigation.

Our certificate of incorporation and bylaws provide for the indemnification of management, which in certain circumstances could serve to circumvent the recovery by stockholders in legal actions.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, to the fullest extent permitted by Delaware law, provide, generally, that the Company will indemnify, including the advancement of expenses, any director, officer, employee or agent of the Company who is, or is threatened to be made, a party to any action, suit or proceeding by reason of the fact he was acting as a director, officer, employee or agent of the Company. Any advancement of expenses is subject to the indemnified person undertaking to repay any advanced expenses later deemed to be improper. Such indemnification would cover the cost of attorneys’ fees as well as any judgment, fine or amount paid in settlement of such action provided that the indemnified party meets certain standards of conduct necessary for indemnification under applicable law and the provisions of the Amended and Restated Bylaws. Such indemnity may or may not be covered by officer and director liability insurance and could result in expense to the Company even if such person is not successful in the action. This provision is designed to protect such persons against the costs of litigation that may result from his or her actions on our behalf.

Risk Factors Relating to Our Common Stock

Our quarterly financial results fluctuate and may be difficult to forecast. If our future results are below either any guidance we may issue or the expectations of public market analysts and investors, the price of our common stock may decline.

Our quarterly revenue and results of operations are difficult to forecast. We have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter. As a result, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful and that such comparisons might not be accurate indicators of future performance. The reasons for these fluctuations include but are not limited to:

•	the amount and timing of sales of our software, including the relatively long sales cycles associated with many of our large software sales;

•	budget and spending decisions by our customers;

•	market acceptance of new products we release;

•	the amount and timing of operating costs related to the expansion of our business, operations and infrastructure;

•	changes in our pricing policies or our competitors’ pricing policies;

•	seasonality in our revenue;

•	general economic conditions; and

•	costs related to acquisitions of technologies or businesses.

Certain of our costs and expenses are based on our expectations of future revenue and are, to a large extent, fixed in the short term. These include: our software development costs, certain other overhead costs in costs of sales and the majority of our general and administrative expenses. If revenue falls below our expectations in a quarter and we are not able to quickly reduce our expenses in response, our operating results for that quarter could be adversely affected. It is possible that in some future quarter our operating results may be below either any guidance we may issue or the expectations of public market analysts and investors and, as a result, the price of our common stock may fall.

The market for our common stock is limited. Accordingly, we cannot assure that an adequate market will develop for our common stock or what the market price of our common stock will be.

Our common stock is currently traded in the over-the-counter market and is quoted on the OTC Bulletin Board. As of April 7, 2008, only approximately 2,000,971 shares were held by non-affiliates and available for trading in the over-the-counter market. As a result, the liquidity of our common stock is limited, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions and the lack of coverage by security analysts and the news media of our company.

In addition, prices per share of our common stock may be lower than might otherwise prevail if it were quoted on the NASDAQ Stock Market or traded on a national securities exchange, such as the New York Stock Exchange or the American Stock Exchange. This lack of liquidity may also make it more difficult to raise capital in the future through the sale of equity securities.

The price of our common stock might be volatile.

Our stock price has been and may continue to be volatile, making an investment in our company risky. In recent years, technology stocks have experienced high levels of volatility and significant declines in value from their historic highs. The trading price of our common stock may fluctuate substantially. The price of the common stock that will prevail in the market might be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. The fluctuations could cause you to lose part or all of your investment in our shares of common stock. Those factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of software and technology companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	economic conditions and trends in general and in the software and information technology industries;

•

major catastrophic events, including terrorist activities, which could reduce or divert funding from, and technology spending by, our core customer base of municipal governments and educational institutions;

•	our common stock continuing to be thinly traded, with the result that relatively small sale transactions have a market impact out of proportion to their magnitude;

•

lack of awareness of CSI by a reasonable quantity of investors, coupled with bargain based bidding by a limited number of investors, and conversely increasing awareness of CSI resulting in higher demand;

•	changes in our pricing policies or the pricing policies of our customers;

•	changes in the estimation of the future size and growth of our market; or

•	departures of or changes in key personnel.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we might be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

The sale of common stock under our registration statement could encourage short sales by third parties.

If a significant number of shares are sold pursuant to our registration statement, the effect may be downward price pressure on shares of our common stock. Falling share prices may encourage short sales of our common stock, which may exacerbate the downward price pressure.

Holders of the Series A Convertible Preferred Stock have certain rights which are superior to those of the common stockholders. These rights may adversely affect the liquidity and value of your investment.

The superior rights of the preferred stock include:

•

If we are liquidated, our preferred stockholders have priority on the distribution of assets up to their original investment value of $0.6986 per share. If any assets remain after the preferred stockholders receive their entitlement, then the remaining assets will be distributed on a pro rata basis to the common stockholders.

•

In the event of a change in control of our company or the occurrence of certain other transactions including, but not limited to, a tender offer, exchange offer or compulsory share exchange, holders of Series A Convertible Preferred Stock are entitled to treat such a transaction as a liquidation and recover their original investment in our company.

•

While the preferred stock is outstanding, we are not permitted to pay dividends on our common stock. This restriction means we are unlikely to pay dividends to our common stockholders in the foreseeable future.

•

In the future, if we were to offer shares of common stock to the public for cash, the holder of Series A Convertible Preferred Stock and the five former shareholders of CSI – South Carolina would have the right to participate pro rata in such an offering at 80% of the offering price. We do not currently contemplate such an offering.

The Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock permits the preferred stockholders to demand the return of their original investment under certain circumstances, which could hinder a stock transfer or business combination transaction beneficial to stockholders.

The preferred stockholders have the ability to elect to treat a change in control and certain other fundamental transactions as a liquidation and to be repaid their original investment under these circumstances. These transactions include a tender offer, an exchange offer, or a compulsory share exchange. The ability of the preferred stockholders to elect liquidation treatment could hinder or even prevent an acquisition transaction that might be beneficial to our common stockholders.

The raising of additional capital in the future may dilute your ownership in our company.

We may need to raise additional funds through public or private debt or equity financings in order to:

•	take advantage of opportunities, including more rapid expansion;

•	acquire complementary businesses or technologies;

•	refund our subordinated notes, which totaled $2,250,400 at December 31, 2007, or other indebtedness;

•	provide additional working capital to support revenue growth;

•	develop new services and products; or

•	respond to competitive pressures.

Any additional capital raised through the sale of equity may dilute your ownership percentage in our company.

We could issue additional shares of common stock, which might dilute the book value of our common stock.

We have a total of 40,000,000 authorized shares of common stock, of which 4,698,970 shares were issued and outstanding as of April 7, 2008. Our board of directors has the authority, without action or vote of our stockholders in most cases, to issue all or a part of any authorized but unissued shares of our common stock. Such stock issuances may be made at a price that reflects a discount from the then-current trading price of our common stock. Of our 40,000,000 authorized shares, we had reserved for issuance as of April 7, 2008, 13,398,875 shares of common stock relating to outstanding warrants, options and convertible preferred stock. An additional 397,756 shares of our common stock were reserved for issuance under our 2005 Incentive Compensation Plan as of such date. Also, we anticipate that we may issue common stock in acquisitions we anticipate making pursuant to our business strategy. Any issuances relating to the foregoing would dilute your percentage ownership interests, which would have the effect of reducing your influence on matters on which our stockholders vote. They might also dilute the tangible book value per share of our common stock. In addition, the Series A Convertible Preferred stockholder and the five former shareholders of CSI – South Carolina have the right, so long as any of the Series A Convertible Preferred stock is still outstanding, to participate in any “funding” by the Company (including a sale of common stock) on a pro rata basis at 80% of the offering price, which right if exercised might dilute our net tangible book value per share. Further, Barron has the right under certain circumstances to effect a cashless exercise of the warrants, which would dilute the tangible book value per share of our common stock.

Because we intend to retain any earnings to finance the development of our business, we may never pay cash dividends. Furthermore, the terms of the Series A Convertible Preferred Stock prohibit the payment of cash dividends. Agreements with our bank lender contain significant restrictions on cash dividends.

We have not paid cash dividends, except for the one-time cash dividend paid by CSI – South Carolina, our predecessor, prior to the February 2005 merger and sale of preferred stock. Pursuant to the Preferred Stock Purchase Agreement, no dividends may be paid on our common stock while any Series A Convertible Preferred Stock is outstanding. Also, our agreements with our bank lender prohibit any dividend which would, upon payment, result in a default under our financial covenants. Regardless of these restrictions, we do not anticipate paying cash dividends on our common stock in the foreseeable future, but instead intend to retain any earnings to finance the development of our business.

Availability of significant amounts of common stock for sale in the future, or the perception that such sales could occur, could cause the market price of our common stock to drop.

A substantial number of shares of our common stock may be issued and subsequently sold upon the exercise of the two common stock warrants and the conversion of Series A Convertible Preferred Stock held by Barron. Of the 14,435,472 shares originally issuable under the preferred stock and warrants, 13,023,672 shares remained to be issued as of April 7, 2008. In addition, the five former shareholders of CSI – South Carolina, four of whom are officers of the Company, held on such date 2,526,905 shares of common stock, which have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are accordingly subject to the resale restrictions under such Act and Rule 144 thereunder. Outside directors also held 171,094 shares issued pursuant to our 2005 Incentive Compensation Plan, which are registered for sale under the Securities Act pursuant to a Form S-8 registration statement. There were also outstanding non-executive employee options to purchase approximately 375,203 shares of our common stock on April 7, 2008, and consultants held 404,734 shares, 60,000 of which are unregistered restricted shares. Additionally, at April 7, 2008, there remained 397,756 shares of common stock which could be issued under our 2005 Incentive Compensation Plan. The sale of any or all of these shares could have an adverse impact on the price of our common stock, as could the sale or issuance of additional shares of common stock in the future in connection with acquisitions or otherwise.

The number of shares which may be sold by Barron is relatively large compared to the number of shares held by our management and our non-affiliated public shareholders. If one or more investors purchased a large number of shares from Barron, they may be able to effect a change of control of the Company.

As of April 7, 2008, our executive officers and directors held 2,192,618 shares of our outstanding common stock, representing approximately 46.7% of the total number of shares outstanding. Barron may sell up to 14,435,472 shares of common stock (of which, as of the date of this prospectus, 13,023,672 shares remain to be sold). Barron is prohibited from beneficially owning greater than 4.9% of our shares (except under limited circumstances involving significant acquisition transactions). However, an investor could acquire a significant number of shares in or subsequent to this offering and effect a change in control of us, including replacing our current management. Such an event might generate uncertainty and a loss of investor confidence.

Insiders currently hold a significant percentage of our stock and could limit your ability to influence the outcome of key transactions, including a change of control, which could adversely affect the market price of our stock.

As of April 7, 2008, approximately 53.8% or 2,526,905 shares of our common stock were held by the former CSI – South Carolina shareholders, four of whom are currently executive officers. Outside directors held 171,094 shares. Non-executive officer employees of the Company also held options to purchase approximately 375,203 shares. All of these shareholdings have the potential of solidifying control of the Company with insiders, and would likely limit the ability of any minority stockholders to influence the outcome of key decisions, including elections of directors.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholder of the common stock offered by this prospectus. We will, however, receive proceeds of the sale of common stock pursuant to the exercise of the warrants by Barron, absent a cashless exercise of the warrants. Any proceeds we receive from the exercise of the warrants will be used to repay indebtedness, finance acquisitions and for general working capital purposes.

THE SELLING STOCKHOLDER

Barron Partners LP

The selling stockholder is Barron Partners LP. We believe that Barron is or at the time of sale will be the sole record and beneficial owner of the shares of common stock it will be offering. The common stock to be offered by Barron has or will be acquired upon conversion of the shares of our Series A Convertible Preferred Stock or the exercise of the warrants. In connection with the issuance of the Series A Convertible Preferred Stock and the warrants, Barron was granted registration rights under a Registration Rights Agreement covering the shares of our common stock underlying the preferred stock and warrants.

Barron is a private investment partnership that specializes in investing in micro-cap public companies. It is not a registered broker-dealer nor is it affiliated with a broker-dealer. Its investment in the Company is solely for investment purposes for its own account.

Barron’s address is 730 Fifth Avenue, 25th Floor, New York, NY 10019. The general partner of Barron is Barron Capital Advisors, LLC. Andrew Barron Worden serves as the Managing Member of Barron Capital Advisors, LLC. In such capacity, he possesses voting and dispositive control over Barron Partners LP.

Share Ownership

As of the date of this prospectus, Barron owns 6,859,736 shares of our Series A Convertible Preferred Stock, which represents 100% of our issued and outstanding shares of preferred stock. The 7,217,736 shares of preferred stock originally issued to the selling stockholder as a part of the February 2005 recapitalization transactions were purchased at a price of $0.6986 per share. As of April 7, 2008, Barron had converted 358,000 preferred shares into common stock. The preferred stock owned by Barron is convertible into common stock on a one for one basis.

Additionally, as a part of our February 2005 recapitalization transactions, Barron was issued warrants to purchase 7,217,736 shares of our common stock. Half of the warrant shares were exercisable at a price of $1.3972 and the other half at a price of $2.0958 per share. On December 29, 2006, the two original warrants were divided and amended, including a reduction in the exercise price of a portion of the warrants. Following the division and amendment, Barron held the following warrants: warrant for 1,608,868 shares at an exercise price of $0.70 per share (of which 555,068 shares remain to be exercised as of the date of this prospectus), warrant for 2,000,000 shares at the original exercise price of $1.3972 per share, warrant for 1,608,868 shares at a price of $0.85 per share, and warrant for 2,000,000 shares at the original exercise price of $2.0958 per share. Pursuant to the terms of the warrants and the Certificate of Designation governing the preferred stock, Barron is restricted from converting the preferred stock or the warrants if such conversion would result in Barron beneficially owning more than 4.9% of our outstanding common stock.

The table below sets forth the number and percentage of shares of common stock beneficially owned by Barron on April 7, 2008 and after completion of the offering pursuant to this prospectus.

Selling Stockholder	Shares Beneficially Owned(1)		Percentage of Outstanding Shares Beneficially Owned(1)		Maximum Number of Remaining Shares to be Sold in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering(1)
Barron Partners LP	228,000	(2)	4.9	%(2)	13,251,672	(3)	- 0 -

(1)

Beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)

Based on 4,698,970 shares of common stock outstanding on April 7, 2008, and Barron’s direct ownership of 228,000 converted shares. Because of such direct ownership, Barron on such date was prohibited from further conversion of preferred stock or exercise of the warrants.

(3)	Assumes that all shares of the preferred stock will be converted, and the warrants will be exercised in full.

Barron Subordinated Note

In conjunction with its February 2005 preferred stock investment, Barron made a loan to the Company evidenced by a subordinated promissory note in the amount of $1,875,200. Such note ranks equally in right of payment in the event of bankruptcy or liquidation of the Company, or similar events, with five subordinated promissory notes payable to former CSI – South Carolina shareholders in an equal aggregate amount. The Barron promissory note provides for interest to accrue at an annual rate of prime plus two percent. At December 31, 2007 and April 24, 2008, $1,125,200 was outstanding under the Barron subordinated note.

The subordinated notes were originally due and payable in full on May 9, 2006. However, at such time, management believed that cash flow from operations and remaining availability under our revolving credit facility following such a drawdown would not be sufficient to fund ongoing working capital needs. Also, it was anticipated that such a refunding of the subordinated notes with bank debt would have caused us to fail to comply with the equity-related covenants with the bank, given that the subordinated notes are treated as equity for such ratios. Accordingly, after consultation with the bank and the holders of the subordinated notes, we determined that it was not in the best interests of all stakeholders to pay the notes at maturity. Following the original maturity date, the Company paid a default interest rate of 15%, both on the principal balance and any interest not paid quarterly. At year end December 31, 2007 and as of the date of this prospectus, no interest was in arrears.

On April 23, 2008, Barron and each of the other holders of the subordinated notes entered into a letter agreement with us which extended the maturity date of such notes until March 31, 2009. Each noteholder also waived existing and past payment defaults and the notes will continue to bear interest at the default rate of 15%. In exchange for the extension and waiver, we made principal payments on the subordinated notes totaling $300,000, paid pro-rata among the noteholders.

Relationship With the Company and Affiliates

During the negotiations of the final merger agreement, management asked Barron for assistance in identifying possible independent directors. Barron introduced management to Anthony H. Sobel, Shaya Phillips and Thomas V. Butta. The Company conducted research and interviewed candidates, and ultimately elected Messrs. Sobel, Phillips and Butta to the board on January 31, 2005 with CSI – South Carolina acting by written consent as majority shareholder. At the time, we determined that these directors were independent pursuant to the standards of the Nasdaq National Market.

Mr. Sobel is a co-investor in Montana Metal Products with Robert F. Steel. We entered into a consulting arrangement with Mr. Steel and his brother, Kenneth A. Steel, Jr., for Messrs. Steel to advise the Company on the development and implementation of strategic business plans, to assist management in developing marketing and growth strategies and to assist management in seeking out and analyzing potential acquisition opportunities. On February 27, 2006, we entered into a Letter of Engagement and individual stock agreements with Robert F. Steel and Kenneth A. Steel, Jr. Pursuant to the Letter of Engagement and the stock agreements, Messrs. Steel provided consulting services to us through February 10, 2008 when the consulting engagement expired. In exchange, we issued 172,367 shares of common stock to each of Kenneth A. Steel, Jr. and Robert F. Steel pursuant to the Company’s 2005 Incentive Compensation Plan. Messrs. Steel are both investors in Barron.

Prior to becoming a director, Mr. Phillips had consulted on a limited basis for Barron with respect to technology investments. Mr. Butta, who resigned as a director in February 2006, at the time of his service, was President and Vice Chairman of the board of directors of a21, Inc., a concern in which Barron had invested. Otherwise, Messrs. Sobel and Phillips and our other directors have had, and Mr. Butta during his services as director had, no business or family relationships with Barron or its affiliates. We believe that all of our directors during their service to the Company were and continue to be independent of Barron. To our knowledge, during their service as directors of the Company, such persons have not controlled and do not control, either directly or indirectly, and are not and have not been controlled by, nor are they or have they been under common control with, Barron. In connection with the merger agreement between VerticalBuyer and CSI – South Carolina, Ms. Hedrick and Thomas P. Clinton, a former shareholder of CSI – South Carolina, were appointed to the board of directors.

Except as disclosed above, neither Barron nor any of its affiliates has held any position or office with, has been employed by, or otherwise has had a material relationship with us during the three years prior to the date of this prospectus.

PLAN OF DISTRIBUTION

This prospectus covers up to 14,435,472 shares of our common stock issuable to the selling stockholder upon (i) conversion of the 7,217,736 shares of Series A Convertible Preferred Stock, and (ii) the exercise of warrants for the purchase of 7,217,736 shares. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. However, we will receive the proceeds from the sale of common stock to Barron pursuant to the exercise of its warrants, absent a cashless exercise.

The common stock may be sold from time to time to purchasers:

•	directly by the selling stockholder; or

•	through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the common stock.

The term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling stockholder and any broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, or the “Securities Act.” As a result, any profits on the sale of the common stock by the selling stockholder and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder were deemed to be an underwriter, the selling stockholder may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the “Exchange Act.”

Barron has no material relationship with us other than in its capacity as a holder of our preferred stock, warrants and certain subordinated debt, all acquired in the merger and other related transactions consummated in February 2005. Barron has no right to designate or nominate a member or members of our board of directors. At the request of CSI – South Carolina, Barron did make director introductions. This is discussed in more detail under “The Selling Stockholder—Relationship with the Company and Affiliates.”

Barron is under no obligation to convert its preferred stock or warrants into common stock of CSI. There is no arrangement in place whereby Barron may purchase additional shares in connection with this offering.

If the underlying common stock is sold through broker-dealers or agents, the selling stockholder will be responsible for broker-dealers’ and agents’ commissions.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the OTC Bulletin Board;

•	in the over-the-counter market;

•	other than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

In connection with the sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholder may also sell the common stock short and deliver the common stock to close out short positions, or loan or pledge the underlying common stock to broker-dealers that, in turn, may sell the common stock.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholder. The selling stockholder may decide not to sell all or a portion of the common stock offered by it pursuant to this prospectus. In addition, the selling stockholder may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is properly met.

The aggregate proceeds to the selling stockholder from the sale of the common stock offered pursuant to this prospectus will be the purchase price of such common stock less discounts and commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, reject, in whole or part, any proposed purchase of common stock to be made directly or through its agents.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “CSWI.OB.”

The selling stockholder and any other persons participating in the distribution of the common stock will be subject to the Exchange Act and the rules and regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability to engage in market-making activities with respect to the common stock.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Also, if required with respect to a particular offering of the common stock, the name of the selling stockholder, the number of shares being offered and the terms of the offering, including the purchase price and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts related to the particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Under the Registration Rights Agreement entered into with the selling stockholder, we are required to maintain the effectiveness of the registration statement until the earliest to occur of forty-eight (48) months after the date of the Registration Rights Agreement, or February 11, 2009, such time as all of the shares of common stock to be offered pursuant to the registration statement have been sold, or all securities covered by the registration statement become freely tradable without registration pursuant to Rule 144 under the Securities Act. We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and other material events for a period not to exceed forty-five (45) days in any 12-month period. The Company is also permitted to suspend the use of the effectiveness of the registration statement for up to ten (10) additional days each year.

Under the Registration Rights Agreement, as amended, we and the selling stockholder have each agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or that the other will be entitled to contribution in connection with these liabilities. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Pursuant to the requirements of the amended Registration Rights Agreement, we are paying all registration expenses in connection with the registration statement of which this prospectus is a part, exclusive of all underwriting discounts and commissions and transfer taxes, if any, and documentary stamp taxes, if any, relating to the disposition of the selling stockholder’s shares. All excluded expenses would be for the account of the selling stockholder. We estimate that the expenses of the offering to be borne by us will be approximately $453,069. These consist of the following:

Securities and Exchange Commission Registration Fee	$3,069	*
Printing Expenses	10,000
Accounting Fees and Expenses	60,000
Legal Fees and Expenses	325,000
Blue Sky Fees and Expenses	35,000
Transfer Agent Fees	5,000
Miscellaneous Expenses	15,000

Total	$453,069

*	Represents actual expenses. All other expenses are estimates.

In addition, we have purchased and maintain insurance for our directors and officers in order to indemnify them against certain liabilities that they may incur as a director or officer of the Company, including liabilities that they may incur relating to the offering. The premiums that we pay in connection with such insurance total approximately $36,360 per year.

DILUTION

Effect of Offering on Net Tangible Book Value Per Share

This offering is for sales of shares by the selling stockholder on a continuous or delayed basis in the future. Sales of common stock by the selling stockholder will not result in a change to the net tangible book value per share before or after the distribution of shares by the selling stockholder. There will be no change in the net book value per share attributable to cash payments made by the purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any relationship to net tangible book value per share.

Price Per Share Paid by Selling Stockholder and Former CSI – South Carolina Shareholders

In the merger and related transactions, Barron invested in Series A Convertible Preferred Stock of the Company at a price of $0.6986 per share. The preferred stock is initially convertible into common stock on a one for one basis. In the merger, we issued to the former shareholders of CSI – South Carolina shares of common stock with a substantially identical effective price per share as the price paid by Barron for the preferred stock. Additionally, we issued the warrants to Barron, which permit it to purchase an aggregate of 7,217,736 shares of our common stock. Under the two original warrants, the exercise price for half of such shares was $1.3972 per share and the exercise price for the second half was $2.0958 per share. On December 29, 2006, the original warrants were divided and amended, including a reduction in the exercise price of a portion of the warrants. Immediately following division and amendment of the original warrants, Barron had the right to purchase 1,608,868 shares at $0.70 per share (of which 555,068 shares remain to be exercised as of the date of this prospectus), 2,000,000 shares at the original exercise price of $1.3972 per share, 1,608,868 shares at $0.85 per share and 2,000,000 at the original exercise price of $2.0958 per share. The warrants may be exercised on a cashless basis after February 11, 2006 in the absence of an effective registration statement covering the shares underlying the warrants.

MARKET FOR COMMON STOCK

Our common stock is traded in the over the counter market and is quoted on the OTC Bulletin Board. The high and low bids for each quarter of 2006, 2007 and 2008 through April 7, 2008 are set forth in the chart below. The source of this information is the Finance page of www.yahoo.com. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Range of Common Stock Prices ($)

		High	Low
2006
	1st Quarter	$3.00	$2.10
	2nd Quarter	2.75	1.10
	3rd Quarter	1.80	0.75
	4th Quarter	1.10	0.80

2007
	1st Quarter	0.96	0.82
	2nd Quarter	1.20	0.75
	3rd Quarter	1.50	0.75
	4th Quarter	1.70	1.25

2008
	1st Quarter	1.40	0.85
	2nd Quarter (through April 7, 2008)	1.19	0.90

Source: http://finance.yahoo.com.

As of April 7, 2008, there were 4,698,970 shares of common stock outstanding and approximately 200 stockholders of record, and 6,859,736 shares of Series A Convertible Preferred Stock outstanding with one preferred stockholder of record. Of the total number of shares of common stock outstanding, 2,697,999 shares were held by the five former shareholders of CSI – South Carolina and directors, and approximately 2,000,971 shares were available for trading by non-affiliates in the over-the-counter market. Such amounts represented 57.4% and 42.6%, respectively, of the total amount of outstanding common stock of the Company.

DIVIDEND POLICY

We have paid no cash dividends during the past three fiscal years, except for the dividends payable by CSI – South Carolina in February 2005 relating to the reverse merger. For a discussion of the merger related dividends, see “Description of Business—E. The Merger and Recapitalization.”

No dividends may be paid with respect to the Series A Convertible Preferred Stock and, pursuant to the Preferred Stock Purchase Agreement, no dividends may be paid on our common stock while any Series A Convertible Preferred Stock is outstanding. Also, our agreements with our bank lender prohibit any dividend which would, upon payment, result in a default under our financial covenants. Furthermore, even if these dividend restrictions were to be no longer effective, we have no plans to pay dividends in the foreseeable future. Instead, we intend to retain the earnings of our business for working capital and other investments in order to fund future growth.

DESCRIPTION OF BUSINESS

A. Introduction.

Unless the context requires otherwise, (1) “Computer Software Innovations, Inc.,” “CSI,” “we,” “our,” “us” and “the Company” refer to the combined business of Computer Software Innovations, Inc., a Delaware corporation, and its subsidiary, CSI Technology Resources, Inc., a South Carolina corporation; (2) “VerticalBuyer” refers to the Company prior to our 2005 merger; and (3) “CSI – South Carolina” refers to Computer Software Innovations, Inc., a South Carolina corporation, prior to the 2005 merger.

We develop software and provide hardware-based technology solutions. Our internally developed software consists of fund accounting based financial management software and standards-based lesson planning software. Our primary software product, fund accounting based financial management software, is developed for those entities that track expenditures and investments by “fund,” or by source and purpose of the funding. Our fund accounting software is used primarily by public sector and not-for-profit entities. In September 2005, we acquired standards-based lesson planning software. The software is designed to allow teachers to create lesson plans that are tied to a state’s curriculum standards. These lesson plans may be reviewed by administrators and a report generated to determine the standards that have been met or need to be met. Results of operations related to our software-based solutions are reported through our Software applications segment. We also provide a wide range of technology solutions, including hardware and design, engineering, installation, training and ongoing support and maintenance. Our solutions include computers, networking, security, IP telephony and distance learning and video communication. Results of operations related to our technology-based solutions are reported through our Technology solutions segment.

Our operations consist primarily of those of our predecessor, Computer Software Innovations, Inc., a South Carolina corporation organized in 1990. The history and development of CSI – South Carolina is described in “—C. History and Development of CSI – South Carolina.” Our current business operations are described in “—B. Overview” and elsewhere in this “Description of Business.”

Prior to February 10, 2005, the Company was known as VerticalBuyer, Inc. Prior to our merger with CSI – South Carolina on February 11, 2005, we were a public shell corporation, having conducted no business operations since September 2001.

In the first quarter of 2005, we concluded a series of recapitalization transactions. On January 31, 2005, a change in control of the Company occurred as a result of the purchase of a majority of our common stock by CSI – South Carolina. On February 11, 2005, CSI – South Carolina merged into us, and we issued preferred stock, common stock, warrants and certain subordinated notes. In connection with the merger, we changed our name to “Computer Software Innovations, Inc.”

The merger of CSI – South Carolina into us was accounted for as a reverse acquisition, with CSI – South Carolina being designated for accounting purposes as the acquirer, and the surviving corporation, VerticalBuyer, Inc., being designated for accounting purposes as the acquiree. Under reverse acquisition accounting, the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquirer (CSI – South Carolina). The activities of VerticalBuyer are included only from the date of the transaction forward. Shareholders’ equity of CSI – South Carolina, after giving effect for differences in par value, has been carried forward after the acquisition.

The merger and related transactions are described in “—E. The Merger and Recapitalization.”

In accordance with our business strategy, on January 2, 2007, we purchased substantially all of the assets and business operations of McAleer Computer Associates, Inc. (“McAleer”). The total purchase price for the assets acquired was $4,050,000. Details on the acquisition are described in “—I. Acquisitions—McAleer Acquisition.” McAleer, an Alabama corporation based in Mobile, Alabama, is primarily a provider of financial management software to the K-12 education market. It has been in operation for over twenty-five years. The acquisition of McAleer strengthened CSI’s current operations with the addition of an office in Mobile, Alabama, from which CSI will be able to deliver expanded software, technology and service offerings to a broader geographic area and the local government (city and county) markets. The addition of McAleer brings on more than 160 additional fund accounting customers in the K-12 education sector, with a geographic presence in five states not previously served by CSI: Alabama, Mississippi, Louisiana, Tennessee and Florida. Like CSI, McAleer also has customers in Georgia and South Carolina. In contrast to CSI, McAleer has not historically focused on the local government market or provided as broad a range of technology solutions. CSI has the opportunity to increase sales to those specific markets and the new regions that McAleer serves.

The products and services previously offered by McAleer are now products and services of CSI. However, in order to differentiate, we refer to the products and services offered by McAleer prior to the acquisition, and from which continued service and support is offered from the Mobile, Alabama office subsequent to the acquisition, as “McAleer” or “CSI—Mobile” products and services. Software applications segment related operations and services offered from CSI prior to the acquisition of McAleer, both before and continuing after the acquisition, are referred to as “CSI-Easley” operations. All other products and services of CSI referred to are those offered by CSI prior to the acquisition of McAleer, and for which CSI continues to provide the development, support and services primarily out of its Easley, South Carolina headquarters.

Also in furtherance of our business strategy, on March 31, 2008, we consummated the acquisition, effective April 1, 2008, of substantially all of the assets and business operations of ICS Systems, Inc. (“ICS”). The total purchase price for the assets acquired was $1,370,000 in cash, and the issuance by the Company of 209,091 shares of the Company’s common stock. Details on the acquisition are described in “—I. Acquisitions—ICS Systems, Inc. Acquisition.” ICS, located in Colfax, North Carolina (near Greensboro) is a developer, provider and consultant with respect to fund accounting and billing software. Its primary focus is municipalities located in North Carolina. ICS has a successful 25-year history in municipal financial management and 110 municipality clients in North Carolina. These clients represent a 20% market share of the municipal government market in that state.

ICS provides CSI with an immediate customer base geographically contiguous with that of CSI, and its North Carolina office provides a launching point for continued expansion into areas north along the eastern seaboard. The acquisition also provides CSI strategic advantages, including valuable market experience and deeper penetration into the local government market. We believe the acquisition will add an additional $1 million in revenues, excluding any cross-sell or other synergistic opportunities from existing or planned CSI products, services and solutions. The transaction is expected to be cash flow positive on an annual basis.

Our principal executive offices are located at 900 East Main Street, Suite T, Easley, South Carolina 29640. Our telephone number at that location is (864) 855-3900.

We maintain an Internet website at www.csioutiftters.com. Certain pertinent information about our business, products and services and recent developments is posted on our website. The information on our website does not constitute a part of this prospectus.

We are registered under section 12(g) of the Exchange Act, and are subject to the information requirements of the Exchange Act. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

Our common stock is traded in the over-the-counter market under the symbol “CSWI.OB.” Trade information is reported on the OTC Bulletin Board.

B. Overview.

We develop software and provide hardware-based technology solutions. We monitor our business as two segments, but take advantage of cross-selling and integration opportunities. Our internally developed software is sold and supported through our software applications segment. We provide hardware-based technology solutions through our technology solutions segment. By strategically combining our fund accounting software with our ability to integrate computer and other hardware, we have been successful in providing a variety of technological solutions to over 700 clients located in South Carolina, North Carolina, Georgia, Alabama, Louisiana, Mississippi, Tennessee, and Florida. We are pursuing a national presence with a primary, initial focus on the southeastern region of the United States.

Software Applications Segment

Our software applications segment develops accounting and administrative software applications that are designed for organizations that employ fund accounting. These organizations include our primary target market: municipalities, school districts and local governments. Our software provides a wide range of functionality to handle public sector and not-for-profit accounting requirements including receipt and tracking of funds, application of purchases, payables, investments and expenditures by fund, and production of financial and informational reports. The software is written in modules which can be sold separately or as a fully-integrated package so that information keyed in one module will be updated electronically into other modules to minimize data entry and improve productivity. In addition to the modules covering general accounting functions, specialty modules are also available. The software modules available include:

•	General (or “Fund”) Ledger;

•	Accounts Payable;

•	Purchasing;

•	Payroll;

•	Personnel;

•	Employee Absence/Substitutes;

•	Inventory;

•	Utility Billing; and

•	Other specialty modules designed for government markets.

More detailed information concerning the modules noted above and additional specialty modules is presented in “—G. Products and Services.”

The acquisition of McAleer included the purchase of its competitive fund accounting software product. While no two software products are alike, and each frequently provides advantages or disadvantages in different areas when compared to competitive offerings, McAleer’s fund accounting software is similar in functionality to CSI’s product. The primary difference is that McAleer’s product lacks the modules focused on the local government and municipality market.

McAleer is in the process of upgrading approximately 60% of its customers to the latest major release of the McAleer fund accounting system. These upgrades provide additional revenue due to the increased pricing structure to reflect the enhancements in the latest major release. Accordingly, while not estimable, we anticipate an ongoing improvement in our recurring revenues through this upgrade process.

It is our plan to eventually move to one product platform, taking advantage of the best functionality in both software products. This move is a long-term goal which we will not achieve for a few years, and expect will be based on both the latest McAleer (NextGen) and CSI (SmartFusion) product releases. Accordingly, this product will follow the upgrades of both CSI’s and McAleer’s customers to the latest releases. We plan to support both CSI’s and McAleer’s products, including providing the upgrades and program changes deemed necessary to solidly support our customers’ needs, until such time as we can achieve a smooth transition to a single platform.

We also provide standards-based lesson planning software. This software is designed to allow teachers to create lesson plans that tie to a state’s curriculum standards. Lesson plans may then be reviewed by school administrators and reports generated to determine if standards have been met. Additional information concerning the standards based learning planning software is presented in “—G. Products and Services.”

Our software applications segment includes a staff of software developers, implementers, trainers, sales personnel and applications support specialists focused primarily on the development, sale, deployment and support of our “in-house” software products. From time-to-time, our applications support specialists also provide support for the technology solutions segment. This staff is augmented by additional resources providing the same types of services for the McAleer suite of products.

Typically, sales of software and related services generate significantly higher margins than sales of hardware. Because revenues in our software applications segment result from sales and support of software products developed for resale, and are coupled with a relatively small volume of related hardware sales (also referred to as “software and related services”), our software applications segment produces higher margins than our technology solutions segment. Conversely, revenues in our technology solutions segment result primarily from hardware sales, and a relatively smaller amount of integration services (also referred to as “hardware sales and related services”). Accordingly, our technology solutions segment produces lower margins than our software applications segment.

Technology Solutions Segment

Our technology solutions segment has a staff of certified systems engineers capable of providing a broad range of technology solutions to our clients. Certified systems engineers are computer professionals who have passed a test indicating specialized knowledge in the design, planning and implementation of specific computer–based technology. These solutions can include, among other capabilities, planning, installation and management of computer, internet telephony, wireless, video conference, security monitoring and distance and classroom learning projects. Through this segment we also provide subsequent support and maintenance of equipment and systems.

In addition, we provide network integration solutions as a value added reseller (selling equipment purchased from vendors to which we have added our engineering services) of computer hardware and engineering services. These technologies include, but are not limited to:

•	technology planning (developing plans to purchase or upgrade computers, telephone equipment, cabling and software);

•	hardware/software sales and installation;

•	system and network integration (combining different computer programs, processes and hardware such that they operate and communicate seamlessly as a tightly-knit system);

•	wide area networking (linking a group of two or more computer systems over a large geographic area, usually by telephone lines or the internet);

•	wireless networking (linking a group of two or more computer systems by radio waves);

•	IP Telephony and IP Surveillance (sending voice calls and surveillance across the internet using internet protocol (“IP”), a standard method for capturing information in packets);

•	project management (overseeing installation of computers, telephone equipment, interactive white board equipment, cabling and software);

•	support and maintenance (using Novell, Microsoft, Cisco and Citrix certified engineers and other personnel to fix problems);

•	system monitoring (proactively monitoring computers and software to detect problems); and

•	education technologies (distance learning and classroom learning tools, including interactive white board solutions).

In addition to our engineers, our technology solutions segment includes a staff of sales persons, project managers and product specialists. Our technology solutions segment also purchases and resells products from a variety of manufacturers such as Hewlett Packard, Cisco, Microsoft, Novell, Promethean, Tandberg and DIVR, and supports the software applications segment.

Currently our business efforts are focused on the two key operating segments: internally developed software applications and related service and support (our “software applications segment”), and other technology solutions and related service and support (our “technology solutions segment”).

The chart below shows revenues, gross profit and gross margin by business segment for the years ended December 31, 2007 and 2006.

(in thousands)	Year Ended December 31, 2007	Year Ended December 31, 2006
Revenues
Software applications segment	$10,478	$5,020
Technology solutions segment	44,719	23,534

Revenues	$55,197	$28,554

Gross Profit
Software applications segment	$4,362	$2,664
Technology solutions segment	6,959	3,709

Gross Profit	$11,321	$6,373

Gross Margin
Software applications segment	41.6%	53.1%
Technology solutions segment	15.6%	15.8%
Gross Margin	20.5%	22.3%

The decline in the margin, driven primarily by a decline in the margin in the software applications segment, is due primarily to the addition of McAleer, which has historically reported lower margins than CSI-Easley.

C. History and Development of CSI – South Carolina.

Initial Development

Our current business operations are those of CSI – South Carolina. CSI – South Carolina was incorporated under the name of Compu-Software, Inc. as a South Carolina corporation on January 12, 1990, and founded by Joe G. Black, our former interim Chief Financial Officer; Nancy K. Hedrick, our President, Chief Executive Officer and Director; and Beverly N. Hawkins, our Secretary and Senior Vice President of Product Development. Ms. Hedrick and Ms. Hawkins previously worked for Data Management, Inc. (“DMI”), and while employed by DMI, they developed a software program for an accounting system designed for the local government and the K-12 education sector. Ms. Hedrick and Ms. Hawkins left DMI to work for

Holliday Business Service, Inc. (“HBS”) and shortly thereafter, in February of 1989, DMI sold the accounting system software to HBS. HBS created a division of the company for this accounting system named CompuSoft. In January of 1990, Ms. Hawkins and Ms. Hedrick left HBS to create CSI – South Carolina under the name of Compu-Software, Inc. In connection with the establishment of the new company, HSB sold the rights to the CompuSoft software to Compu-Software, Inc., which subsequently changed its name to Computer Software Innovations, Inc.

Mr. Black, a former partner with HBS, recognized the value of the software targeted at a potentially attractive niche market, and teamed up with Ms. Hedrick and Ms. Hawkins in their formation of Compu-Software, Inc. The marketing of the accounting software and supporting the developing client base was the core business of CSI – South Carolina from its incorporation until 1999. Beginning with a small, established client base, CSI – South Carolina was profitable near inception. During this nine year period, it grew from the original two employees (Ms. Hedrick and Ms. Hawkins), fifteen clients and modest revenues to approximately thirteen employees, a client base of more than 70 customers, and revenues of more than a million dollars.

In early 1999, the original principals were joined by Thomas P. Clinton, our Senior Vice President of Strategic Relationships and Director; and William J. Buchanan, our Senior Vice President of Delivery and Support. Messrs. Buchanan and Clinton had been employees of another value added reseller and for many years had worked closely with CSI – South Carolina to provide hardware network support to its clients. When their former employer began to de-emphasize the K-12 education market, Messrs. Buchanan and Clinton elected to join CSI – South Carolina. CSI Technology Resources, Inc. was formed as a wholly-owned subsidiary of CSI – South Carolina to be a value added reseller of computer hardware and network integration services. A value added reseller is a business that resells computers and other technology hardware or software coupled with “value adding” solutions such as installation services, software, customization and project management.

The addition of the technology sector provided an additional revenue source from the existing client base and new contacts. The result was an increase in revenues from approximately $2 million in 1999 to revenues of approximately $44.7 million for the fiscal year ended 2007.

By 2000, CSI Technology Resources, Inc. ceased to operate or be accounted for as a separate organization. Accordingly, Ms. Hedrick, Ms. Hawkins and Messrs. Black, Clinton and Buchanan became equal shareholders in CSI – South Carolina. Each principal managed a specific area of the business (i.e., sales, technical support services, product development, engineering and administration-finance). The business has continued to operate in a similar manner following the 2005 reverse merger.

Events Leading Up to 2005 Restructuring

In 2001, Joe Black, one of the owners and the Chief Financial Officer of CSI – South Carolina at the time, announced to the other four owners that he expected to retire within three years. The five owners of CSI – South Carolina began to plan for the approaching retirement of Mr. Black and for the possible disposition of his shares of stock in connection with his retirement. The owners decided to look for financing and considered the possibility of selling stock from each owner in CSI – South Carolina to an investor, as well as positioning CSI – South Carolina for growth. CSI – South Carolina interviewed a few investment banking firms in 2001 and 2002, and selected The Geneva Companies, Inc. (“Geneva”), an affiliate of Citigroup, Inc. Management engaged Geneva to advise CSI – South Carolina and the five principals on valuation and financing strategies. Geneva directed the process of locating potential strategic or financial partners for CSI – South Carolina.

CSI – South Carolina spoke with several interested parties from 2003 into 2004. CSI – South Carolina and its owners signed a letter of intent on May 10, 2004 to sell the stock of CSI – South Carolina to Yasup, LLC of New York, New York, which CSI – South Carolina management believed to be affiliated with a larger company in CSI – South Carolina’s industry. Ultimately, the parties could not come to terms by the termination date of the letter of intent or afterwards, and the proposed acquisition was abandoned.

Through its financial adviser, Liberty Company, LLC (“Liberty”), Barron Partners LP, a Delaware limited partnership (“Barron”), became aware that CSI – South Carolina was seeking to restructure. After the July 19, 2004 letter of intent with Yasup, LLC had terminated, Barron approached the owners of CSI – South Carolina through Geneva about financing possibilities. On December 2, 2004, CSI – South Carolina and Barron executed a letter of intent by which Barron proposed to buy common stock from the CSI – South Carolina owners and acquire other rights in CSI – South Carolina (or another company into which CSI – South Carolina would merge) after the transaction.

Barron is a “micro-cap fund,” limited by its organizational documents to investments in companies that are public entities, so the transaction required the merger of CSI – South Carolina into a public company that was already reporting to the SEC prior to the investment by Barron. In order to accomplish this, Barron and CSI – South Carolina determined that the most effective alternative was for CSI – South Carolina to merge into a publicly held inactive shell corporation. In addition, our shareholders believed that converting CSI – South Carolina into a publicly held entity would provide the Company, in the long term, with access to public capital markets that could provide funds for future strategic growth. A public market for the Company’s stock would also provide the five shareholders with liquidity for their equity investment in the recapitalized Company.

On February 10, 2005, CSI – South Carolina and VerticalBuyer, its then 77% owned subsidiary and an inactive shell company, entered into the Agreement and Plan of Merger. The agreement provided that CSI – South Carolina would merge into VerticalBuyer, with VerticalBuyer being the surviving corporation. As a result, CSI – South Carolina became a publicly held company reporting to the SEC. Also on February 10, 2005, CSI – South Carolina and Barron entered into definitive agreements for a preferred stock investment in the Company following its merger with CSI – South Carolina. The merger and other transactions contemplated by the Barron letter of intent and definitive agreements were consummated February 11, 2005 and are described in more detail in “—E. The Merger and Recapitalization” below.

D. Subsidiaries.

Our consolidated financial statements continue to include CSI Technology Resources, Inc. as a wholly-owned subsidiary. However, this subsidiary no longer has any significant operations or separate accounting. Its former operations are now accounted for within CSI, except that CSI Technology Resources, Inc. is still named in certain contracts. At a future date, these contracts may be transferred to the parent and the subsidiary deactivated, subject to a review of any tax and legal consequences. As the Company files a consolidated tax return and has been accounting for all activities through CSI, there should be no financial or tax implications related to the formal procedures which would be undertaken to deactivate the subsidiary.

We have no other subsidiaries.

E. The Merger and Recapitalization.

In the first quarter of 2005, the Company completed a series of recapitalization transactions which began January 31, 2005 with a change in control due to the purchase of a majority of our common stock by CSI – South Carolina. These culminated on February 11, 2005 with the merger of CSI – South Carolina into VerticalBuyer, our issuance of preferred stock, common stock, common stock warrants and certain subordinated notes, and the change of our name to Computer Software Innovations, Inc.

Merger Accounting

The merger was accomplished through an exchange of equity interests.

Under Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations,” the merger of CSI – South Carolina into VerticalBuyer was considered to be a reverse acquisition, whereby CSI – South Carolina was considered to be the acquirer. Accordingly, the assets and liabilities of CSI – South Carolina continued to be recorded at their actual cost. VerticalBuyer had no assets or liabilities at the time of acquisition. Under reverse acquisition accounting, the financial statements of the surviving corporation (VerticalBuyer) were the financial statements of the acquirer (CSI – South Carolina). Costs associated with the reverse acquisition were required to be expensed as incurred. Shares issued in the transaction are shown in our financial statements as outstanding for all periods presented and the activities of the surviving company (VerticalBuyer) are included only from the date of the transaction forward. Shareholders’ equity of CSI – South Carolina, after giving effect for differences in par value, has been carried forward after the acquisition.

Description of Merger and Related Investment Transactions

Purchase of Majority Interest of VerticalBuyer by CSI – South Carolina

On January 31, 2005, CSI – South Carolina purchased 13,950,000 shares of the common stock, $0.001 par value, of VerticalBuyer from Maximum Ventures, Inc. (“Maximum Ventures”) pursuant to a Stock Purchase Agreement. The shares purchased by CSI – South Carolina represented approximately 77% of VerticalBuyer’s outstanding common stock. The purchase price was $450,000, with approximately $53,000 of that amount going to satisfy the outstanding liabilities of VerticalBuyer at that time. CSI – South Carolina also reimbursed Maximum Ventures for legal expenses of $20,000. The purchase price was reduced by a $5,000 allowance from Maximum Ventures to defray a portion of the estimated costs of preparation of tax returns for 2001, 2002, 2003 and 2004 and accountant fees for the 2004 audit. CSI – South Carolina also received credit for the $50,000 pre-paid advisory fee previously paid by Barron to Maximum Ventures as earnest money. As a part of its preferred stock investment in the Company, Barron contributed the $50,000 prepayment for the Company’s benefit to help defray transaction legal expenses. There were no finder’s fees or other monetary consideration paid in connection with the Stock Purchase Agreement and the purchase of the VerticalBuyer shares.

The purpose of the purchase of the VerticalBuyer shares was the procurement of a publicly held inactive shell corporation into which CSI – South Carolina could merge and itself become a publicly held corporation reporting to the SEC. The reasons for utilizing a shell corporation are described in more detail under “—C. History and Development of CSI – South Carolina—Events Leading Up to 2005 Restructuring.”

Reverse Stock Split

On January 31, 2005, the board of directors of VerticalBuyer approved a reverse stock split in order to facilitate a potential merger with CSI – South Carolina. In the reverse stock split, every 40 shares of VerticalBuyer’s common stock issued and outstanding on the record date, February 10, 2005, were converted and combined into one share of post-split shares. The reverse split was effected pursuant to an amendment to our certificate of incorporation and was paid on February 11, 2005. No fractional shares were issued, nor any cash paid in lieu thereof. Rather, all fractional shares were rounded up to the next highest number of post-split shares and the same issued to any beneficial holder of such pre-split shares which would have resulted in fractional shares. Accordingly, each beneficial holder of our common stock received at least one post-split share and no stockholders were eliminated. Pursuant to the amendment to our certificate of incorporation effecting the reverse stock split, the number of authorized and preferred shares remained unchanged at 50,000,000 and 5,000,000, respectively. Continental Stock Transfer & Trust Company, New York, New York, our transfer agent, served as exchange agent for the reverse split.

Name Change

On February 4, 2005, the board of directors of VerticalBuyer approved the change of our name from VerticalBuyer, Inc. to Computer Software Innovations, Inc. The change of our name to Computer Software Innovations, Inc. became effective on February 10, 2005, concurrently with the reverse stock split, upon the filing of an amendment to our certificate of incorporation.

CSI – South Carolina Redemption of Options

Prior to the merger on February 9, 2005, CSI – South Carolina redeemed stock options for 6,234 (738,195, as restated in our consolidated financial statements) shares of its common stock in exchange for $899,144 cash. Under CSI – South Carolina’s stock option plan, certain non-executive employees had been granted stock options for an aggregate of 9,000 (1,065,746, as restated in our consolidated financial statements) shares of CSI – South Carolina common stock. The redeemed options represented 73.34% of then outstanding options for 8,500 (1,006,538, as restated in our consolidated financial statements) shares. Pursuant to the plan, the option holders retained the remaining portion of their options. In connection with the merger, the surviving corporation assumed such options, which after the merger became exercisable for shares of common stock of the surviving corporation at the share ratio applicable to shares of CSI – South Carolina common stock cancelled in the merger. Following the merger, the remaining options were exercisable for 268,343 shares of the Company’s common stock.

CSI – South Carolina Dividends

Prior to the merger on February 11, 2005, CSI – South Carolina declared dividends to its five shareholders totaling $3,460,000. Those shareholders were: Nancy K. Hedrick, Joe G. Black, Beverly N. Hawkins, Thomas P. Clinton and William J. Buchanan. Of this amount, $960,000 was paid in cash and $2.5 million recorded as subordinated dividend notes payable to each shareholder. These notes were repaid immediately following the merger from the proceeds of the issuance of the preferred stock and the approximately $1.9 million subordinated loan from Barron.

The Merger

On February 10, 2005, VerticalBuyer and CSI – South Carolina executed an Agreement and Plan of Merger. On February 11, 2005, CSI – South Carolina merged into VerticalBuyer, with VerticalBuyer continuing as the surviving corporation. In the merger, the former stockholders of CSI – South Carolina received, in exchange for their shares of CSI – South Carolina common stock, two sets of notes totaling $3,624,800 and $1,875,200, respectively, and 2,526,905 shares of our common stock. Such consideration was in addition to the pre-merger dividend by CSI – South Carolina. The set of notes totaling $3,624,800 was repaid to the former CSI – South Carolina shareholders immediately following the merger from the proceeds of the preferred stock and the $1,875,200 subordinated note issued to Barron, as described under “Sale of Preferred Stock and Warrants” below. Subordinated notes payable to the former shareholders of CSI – South Carolina totaling $1,875,200 remained outstanding following the merger. Amounts outstanding under these notes totaled $1,125,200 as of December 31, 2007. The terms of the subordinated notes are described more fully under “Subordinated Notes” below.

The shares of the common stock of VerticalBuyer previously held by CSI – South Carolina, representing approximately 77% of VerticalBuyer’s issued and outstanding capital stock, were cancelled in the merger. The remaining stockholders of VerticalBuyer retained their existing shares, subject to the 40 to 1 reverse stock split. Such minority stockholders had appraisal rights as provided in accordance with Delaware law, whereby they could elect to have their shares repurchased by the surviving corporation. No minority stockholders elected to exercise their appraisal rights.

As a result of the reverse stock split and merger, immediately following the merger the Company had approximately 2.6 million shares of common stock outstanding. As a result of the issuance of the preferred stock and warrants (discussed in “Sale of Preferred Stock and Warrants” below), on a diluted basis, assuming the conversion of the preferred stock and exercise of outstanding warrants and options, approximately 17.3 million shares of common stock were outstanding.

Sale of Preferred Stock and Warrants

On February 10, 2005, VerticalBuyer entered into a Preferred Stock Purchase Agreement with Barron. Pursuant to the agreement, on February 11, 2005, immediately following the consummation of the merger, we issued to Barron 7,217,736 shares of our newly created Series A Convertible Preferred Stock in exchange for the payment of $5,042,250. The agreement also provided that Barron would lend the merged company an additional $1.9 million, in the form of a subordinated note on the same terms as the subordinated notes payable to the former CSI – South Carolina shareholders in the merger. Barron was also issued two warrants to purchase in the aggregate 7,217,736 shares of our common stock. The preferred stock is convertible into common stock on a one-for-one basis. The exercise prices of the warrants were originally $1.3972 and $2.0958 per share. Each warrant is exercisable for half of the total warrant shares. The terms and conditions of the warrants are identical except with respect to exercise price.

Both the conversion of the preferred stock and the exercise of the warrants are subject to restrictions on ownership that limit Barron’s beneficial ownership of our common stock. Initially, Barron was generally prohibited from beneficially owning greater than 4.99% of our common stock, and such restriction could be waived by Barron upon 61 days prior notice. It was the intention of the Company and Barron that the preferred stockholder never acquire greater than 4.99% of the Company’s common stock and never be deemed an “affiliate” or “control person” under federal securities laws. For avoidance of doubt, Barron and we agreed to remove the 61 day waiver provision and to impose a non-waivable beneficial ownership cap of 4.9%. These agreements were implemented on November 7, 2005. Pursuant to the terms of the Certificate of Designation governing the preferred stock, and the warrants, the ownership cap may not be amended or waived without the approval of the common stockholders of the Company, excluding for such vote all shares held by the holders of preferred stock and warrants (including Barron) and any directors, officers or other affiliates of the Company.

The warrants may be exercised on a cashless basis. In such event, we would receive no proceeds from their exercise. So long as we maintain an effective registration statement for the shares underlying the warrants, a warrant holder is prohibited from utilizing a cashless exercise.

On December 29, 2006, we entered into an agreement with Barron to divide, amend and restate the warrants. In particular, a portion of such warrants were reduced in price. One warrant was amended and divided into two warrants, one for 1,608,868 shares of common stock at an exercise price of $0.70 per share and another for 2,000,000 shares of common stock at the original exercise price of $1.3972 per share. The second warrant was likewise amended and divided into two warrants, one exercisable for 1,608,868 shares of common stock at a price of $0.85 per share and another for 2,000,000 shares of common stock at the original exercise price of $2.0958 per share.

Information on the accounting treatment of the warrants is presented in “Registration Rights Agreement” below.

The terms of the Series A Convertible Preferred Stock are contained in the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, which is part of our charter and filed with the Secretary of State of Delaware. Disclosure on the provisions of the Certificate of Designation is contained below in “Certificate of Designation.”

Other provisions of the warrants are discussed in “Warrants” below.

Registration Rights Agreement

In conjunction with the Preferred Stock Purchase Agreement, the Company also entered into a Registration Rights Agreement with Barron on February 10, 2005, whereby we agreed to register the shares of common stock underlying the preferred stock and warrants to be sold to Barron. Under the initial terms of the Registration Rights Agreement, the Company was obligated to file, within 45 days following the execution of the Registration Rights Agreement, a registration statement covering the resale of the shares. The agreement also obligated us to use our best efforts to cause the registration statement to be declared effective by the SEC within 120 days following the closing date of the registration rights agreement (February 11, 2005) or generally such earlier date as permitted by the SEC. Barron may also demand the registration of all or part of such shares on a one-time basis and, pursuant to “piggy-back rights,” may require us (subject to carveback by a managing underwriter) to include such shares in certain registration statements we may file. We are obligated to pay all expenses in connection with the registration of the shares. Previously, we were liable for liquidated damages in the event the registration of shares was not effected pursuant to the agreement.

Under the terms of the initial Registration Rights Agreement, liquidated damages were triggered if we failed (i) to file the registration statement within 45 days from February 11, 2005, (ii) to cause such registration statement to become effective within 120 days from February 10, 2005, or (iii) to maintain the effectiveness of the registration statement. These requirements were subject to certain allowances: 45 “Amendment Days” during any 12-month period to allow the Company to file post-effective amendments to reflect a fundamental change in the information set forth in the registration statement, and “Black-out Periods” of not more than ten trading days per year in our discretion, during which liquidated damages would not be paid.

Under the initial terms of the Registration Rights Agreement with Barron, the liquidated damages were payable in cash at a rate of 25% per annum on Barron’s initial preferred stock and warrant investment of $5,042,250. Because the liquidated damages were payable in cash, under Emerging Issues Task Force (“EITF”) 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” a potential obligation (referred to under EITF 00-19 as “a derivative financial instrument”) existed until the registration became effective. Accordingly, the entire proceeds of the preferred stock issuance except for the par value were allocated to the warrants and recorded as a liability on the balance sheet at the date of the transaction.

It was not the intent of either CSI or Barron that the Registration Rights Agreement result in the majority of the proceeds from the preferred stock and warrant issuance being recorded as a liability rather than equity. In response, on November 7, 2005, CSI and Barron entered into an amendment to the Registration Rights Agreement that eliminated cash liquidated damages and replaced them with liquidated damages in the form of additional shares of Series A Convertible Preferred Stock. Pursuant to the amendment, 2,472 shares of preferred stock were to be issued to Barron for each day when liquidated damages were triggered. The amendment also resolved a conflict in the initial Registration Rights Agreement whereby some time periods for registration and liquidated damages were determined with respect to the date of the agreement (February 10, 2005) while others utilized the closing date of the agreement (February 11, 2005). Under the amended agreement, all such periods are determined in relation to February 11, 2005.

Prior to the execution of the amendment, Barron agreed to waive any liquidated damages through November 30, 2005 pursuant to a waiver dated September 30, 2005. Barron had also waived liquidated damages on three prior occasions. In exchange, during the fourth quarter of 2005 we paid Barron $50,000 and agreed to cause the registration statement to become effective under the Registration Rights Agreement on or before November 30, 2005. We entered into a fifth waiver extending the required effectiveness date until January 31, 2006 and a sixth waiver extending the required effectiveness until February 28, 2006. Our registration statement was declared effective by the SEC on February 14, 2006.

On December 29, 2006, in conjunction with the repricing of a portion of the warrants described above under “—Sale of Preferred Stock and Warrants,” the Registration Rights Agreement was amended. We agreed to extend the registration period by one year until February 11, 2009. Barron agreed to waive any further liquidated damages under the Registration Rights Agreement. Prior to the amendment, the failure by the Company to maintain the effectiveness and availability of a registration statement, in excess of certain “black-out” and other exception periods, subjected the Company to liquidated damages in the form of 2,472 shares of Series A Convertible Preferred Stock per day. Absent the amendment, liquidated damages would have been payable for a portion of November and all of December 2006. The waiver by Barron ran through February 11, 2007, when the liquidated damages provisions of the Registration Rights Agreement expired. Accordingly, the liquidated damages provisions have been effectively eliminated.

Subordinated Notes

On February 11, 2005, the Company also issued six subordinated promissory notes payable, respectively, to Barron and the five former shareholders of CSI – South Carolina: Nancy K. Hedrick, Joe G. Black, Beverly N. Hawkins, Thomas P. Clinton and William J. Buchanan. The five notes payable to the former CSI – South Carolina shareholders were issued pursuant to the Agreement and Plan of Merger and constituted a portion of the shareholders’ consideration in the merger. The note payable to Barron, issued pursuant to the Preferred Stock Purchase Agreement, evidences a subordinated loan to the Company in connection with Barron’s investment in the preferred stock. All such notes rank equally in right of payment in the event of bankruptcy or liquidation of the Company, or similar events, and are subordinated in right of payment to all other non-subordinated debt of the Company. Payments of principal and interest may be paid as agreed under such subordinated notes, so long as, generally, we are not in default under any of our senior indebtedness.

The Barron note provides that the Company will repay to Barron $1,875,200, with interest accruing at an annual rate of the prime rate plus 2%. We were to repay the principal on the note in full on or before May 10, 2006. Any past due and unpaid amounts bear interest at the rate of 15% per annum until paid in full. At December 31, 2007, $1,125,200 was outstanding under the Barron subordinated note.

The aggregate original principal sum borrowed under the notes payable to the five former shareholders of CSI – South Carolina was $1,875,200, or $375,040 per individual. Other than the principal amount borrowed, the terms of the notes are substantially identical to the note payable to Barron. On December 31, 2007, the aggregate outstanding balance on the five shareholder subordinated notes was $1,125,200.

The subordinated notes were originally due and payable in full on May 9, 2006. However, at such time, management believed that cash flow from operations and remaining availability under our revolving credit facility following such a drawdown would not be sufficient to fund ongoing working capital needs. Also, it was anticipated that such a refunding of the subordinated notes with bank debt would have caused us to fail to comply with the equity-related covenants with the bank, given that the subordinated notes are treated as equity for such ratios. Accordingly, after consultation with our bank and the holders of the subordinated notes, we determined that it was not in the best interests of all stakeholders to pay the notes at maturity. Following the original maturity date, the Company paid a default interest rate of 15%, both on the principal balance and any interest not paid quarterly. At year end December 31, 2007 and as of the date of this prospectus, no interest was in arrears.

On April 23, 2008, we and each of the holders of the subordinated notes entered into a letter agreement which extended the maturity date of such notes until March 31, 2009. Each noteholder also waived existing and past payment defaults and the notes will continue to bear interest at the default rate of 15%. In exchange for the extension and waiver, we made principal payments on April 25, 2008 on the subordinated notes totaling $300,000, paid pro-rata among the noteholders.

The repayment of the subordinated notes is discussed in more detail under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—H. Liquidity and Capital Resources.”

Certificate of Designation

The terms of the Series A Convertible Preferred Stock are governed by an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with the Delaware Secretary of State on November 7, 2005, which we refer to as the “Certificate of Designation.” The Certificate of Designation authorizes the issuance of up to 8,300,472 shares of Series A Convertible Preferred Stock. The preferred stock is convertible into shares of our common stock on a one-for-one basis at the election of the holder. There are no redemption provisions.

Significant features of the Certificate of Designation include:

•

A holder of preferred stock (including Barron) is prohibited from converting any shares of the preferred stock if such conversion would result in it beneficially owning greater than 4.9% of our common stock. The only exception to the beneficial ownership limitation is in the event of a change in control, whereby all of the preferred stock would be automatically converted;

•

Provides that the beneficial ownership limitation may only be amended or waived with the unanimous consent of the Series A Convertible Preferred stockholder(s) and a majority of the non-affiliated holders of outstanding common stock (excluding as affiliated holders all holders of the Series A Preferred Stock or the related warrants);

•

Provides that the preferred stockholder may elect liquidation treatment and recover its investment in the preferred stock under certain stock transfer or business combination transactions (for example, in the event of a tender offer or compulsory share exchange);

•	No dividends are payable with respect to the Series A Convertible Preferred Stock or upon liquidation of the Company;

•	The Series A Convertible Preferred Stock generally has no voting rights; and

•

Upon liquidation of the Company, the preferred stockholders are entitled to be paid out of the assets of the Company an amount equal to $0.6986 per share before any distributions are made to common stockholders.

Warrants

Pursuant to the terms of a Preferred Stock Purchase Agreement with Barron, we issued to Barron two warrants to purchase a total of 7,217,736 shares of our common stock. The respective exercise prices of the warrants were $1.3972 per share (“Warrant A”) and $2.0958 per share (“Warrant B”), with each warrant exercisable for half of such shares (the “Original Warrants”).

In order to encourage their earlier exercise, on December 29, 2006, we agreed to a repricing of a portion of the warrants. One warrant was amended and divided into two warrants, one for 1,608,868 shares of common stock at an exercise price of $0.70 per share and another for 2,000,000 shares of common stock at the original exercise price of $1.3972 per share. The second warrant was likewise amended and divided into two warrants, one exercisable for 1,608,868 shares of common stock at a price of $0.85 per share and another for 2,000,000 shares of common stock at the original exercise price of $2.0958 per share.

Initially, Barron was subject to the same waivable beneficial ownership limitation as originally applicable to the preferred stock. When the preferred stock was amended, the warrants were amended on November 7, 2005 to impose a non-waivable beneficial ownership limitation of 4.9%. This limitation applies to any subsequent holder of the warrants currently held by Barron. Following amendment, Barron may not exercise its warrants to purchase shares of common stock if and to the extent Barron’s beneficial ownership of our common stock would exceed 4.9%. The 4.9% beneficial ownership limitation is not applicable in the event of a change in control, which is defined as (i) our consolidation or merger with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. We are obligated to give the holder of the warrant 30 days notice prior to a change in control. The beneficial ownership limitation may only be waived or amended with the consent of the holder of the warrant and the consent of the non-affiliate holders of a majority of the shares of our outstanding common stock.

The warrants provide that they may be exercised on a cashless basis after February 11, 2006 if there were no registration statement effective permitting the resale of the common stock underlying the warrants. So long as we maintain the effectiveness of a registration statement for the shares underlying the warrants, the warrant holder is prohibited from utilizing a cashless exercise.

F. Our Niche in the Governmental and Educational Technology Market.

There are approximately 3,100 counties (according to the U.S. Dept. of Census), 36,000 cities and towns (according to the National League of Cities) and more than 14,000 school districts (according to the National Center for Education Statistics) in the United States. Each of these organizations is a potential candidate for an integrated financial management system as well as for various technology services and products. Since many local governments are moving toward outsourcing of information technology services, even more opportunities are available for our services. In 2007, the sale of software, hardware and services to non-educational governmental organizations accounted for approximately 8% of our total sales.

Our customer base is discussed in more detail under “—L. Customers” below.

G. Products and Services.

CSI Fund Accounting Software

We provide the CSI Fund Accounting Software (CSI Accounting+Plus) to a variety of clients in an integrated financial management system. We generate revenue from the CSI Accounting+Plus as outlined below. Each of these sources of revenue is described in the remainder of this section.

•	Sales of software licenses to new clients;

•	Sales of new/additional modules to existing clients;

•	Installation of software;

•	Data conversion from legacy systems;

•	End user training;

•	Guaranteed service agreements; and

•	Sales of third party products to enhance functionality of CSI Accounting+Plus.

Prior to 1999, our proprietary fund accounting system was a DOS-based product. DOS, or Disk Operating System, was the personal computer operating software used widely before the release of Microsoft’s Windows® software. In July 1999, we released a Windows® based version of the system as “CSI Accounting+Plus.” This product was written with Microsoft’s Visual FoxPro® database, a relational database, and utilizes Crystal Reports®, an industry standard report generator. Over the next four years, approximately 120 software clients upgraded from the DOS based system to the new product. For our clients, this upgrade process included data conversion, installation and training on the new system and, in many cases, a hardware upgrade. The CSI Accounting+Plus system has also been installed in approximately 150 new clients during the period from 1999 to 2007. In addition to software sales, we offer ongoing customer support for the accounting software. This support is provided under a guaranteed service agreement, providing the client with phone support, online user assistance and routine updates to the software.

While we continue to market the Visual FoxPro® version, the CSI Accounting+Plus system is currently being rewritten with Microsoft’s .Net (pronounced “dot-net”) and SQL (pronounced “sequel” and standing for Structured Query Language) database technologies. This new version, SmartFusion, will provide improved performance, scalability, more flexible data access and native data-tagging (XML or Extensible Mark-up Language) web support. SQL and .Net have become the industry standards for software development, and XML has become an industry standard for data tagging and retrieval. We have already completed the conversion of the majority of our core accounting modules, with the personnel module still in progress. We anticipated completing the personnel and certain additional modules over the remainder of 2008. The current CSI product contains the functionality required by our clients but moving to the SQL and .Net platform will allow us to be more competitive on both a regional and national level.

A new software service option called “Service +Plus” has also been developed. This plan will provide the normal coverage of a guaranteed service agreement but will also include version protection: clients will get new major releases of the software without additional fees. Service+Plus will also provide clients free attendance to webinars (seminars which may be attended remotely by use of the internet), free user conference attendance, one free Crystal Reports® training class each year, disaster recovery (off-site data storage) and discounts on additional software modules, training and engineering services.

The CSI Accounting+Plus software suite is designed as a modular solution. The modules are sold separately to enable customers to pick and choose only those modules that are needed to provide desired functionality. The modules in the software suite are shown in the following table:

Accounting Modules	Specialty Modules
Accounts Payable	Audit Reporting
Accounts Receivable	Claims Reimbursement
Budget Preparation	Food Service Reporting
Check Reconciliation	Inventory
Cost Allocation	Pupil Activity Accounting
Fixed Assets	Warehouse Requisitions
Fund Ledger	Employee Self Service
Payroll	Online Bill Pay
Purchasing
System Manager

Payroll / Personnel Support Modules	Municipal Modules
Absent Employee Tracking	Business License
Applicant Tracking	Cash Collections
Available Substitutes	Construction Permits
Insurance and Benefits	Utility Billing
Personnel

Our development team writes and maintains the CSI Accounting+Plus modules. The support of these modules includes routine enhancements, governmentally required changes (e.g., Form W-2 format changes) and problem fixes. We provide updates to the CSI system through our website.

Standards Based Lesson Planner

In September 2005, we acquired the Standards Based Lesson Planning software from Eric Levitt of Carolina Education Services. The software is designed to allow teachers to create lesson plans that are tied to a state’s curriculum standards. These lesson plans may then be reviewed by school administrators and a report generated to determine the standards that have been met or need to be met. This is particularly important as school systems develop higher accountability standards. In addition, the federal legislation of “No Child Left Behind Act” has focused greater attention on schools’ adequate yearly progress (“AYP”), and meeting curriculum standards is an important component of these measurements. Standards based lesson planning software allows a school to document its compliance with the curriculum standards as a component of its compliance with the “No Child Left Behind Act” legislation.

We have converted this product to a Microsoft SQL database and internet-based product and are marketing it as “curriculator™ standards based lesson planner.” The product is ready to market and we are currently developing a strategic marketing plan designed to accomplish profitable objectives and positive return. We continue to add functionality to the product based on feedback from current user groups. Costs related to identifying such functionality and their technological feasibility are expensed while costs related to programming of known technologically feasible improvements are capitalized.

We believe the addition of this product, while not yet material, may provide significant additional revenue in the future as we are able to offer an additional product to our existing school-based customers. However, we can give no assurance that this software product will in fact prove successful. We believe the product can achieve sufficient acceptance in the market place to cover our investment. If at anytime we were to determine it would not, at the time we reached such determination, we would write down all or the applicable portion of the capitalized costs related to this product based on projected cash flows. As of December 31, 2007, we had capitalized approximately $500,000 related to this product, and had received approximately $29,000 in revenues.

We believe the product may also provide a source of additional contacts and referrals. The gross profit received from each sale of this product may be significantly less than that of our traditional fund accounting software. As a result, we intend to use telesales as a cost effective method of generating additional contacts, have a dedicated sales representative, and may use the Internet as a medium for demonstrations and software delivery, in order to minimize selling and delivery costs.

Hardware Sales and Related Support Services

Our technology solutions segment provides network system solutions to more than 200 governmental organizations in South Carolina, North Carolina and Georgia. We also plan to market technology solutions into the five additional states where we have a presence as a result of the McAleer acquisition, and have already begun doing so in Alabama. This segment provides professional network integration services as well as network computing solutions to our customers. We strive to deliver high-quality hardware, software and related professional services to help our customers plan, acquire, implement, manage and upgrade their organizations’ information systems.

We have established associations with some of the largest vendors in the industry, and with others whom we believe offer innovative products. We believe that strong industry relationships will further enhance our competitive position. We have developed and maintain the following vendor relationships:

•

Our focus on the K-12 sector has led to our developing relationships with vendors who specialize in technologies for the classroom. Promethean Collaborative Classroom Solutions offers what we consider to be the industry-leading solution for transforming the classroom into an interactive learning environment. Using Promethean’s ActivBoards, students are able to use a stylus on a special electronic white board to interact with computer projected images. The computer reacts to the stylus activity and projects the results. By having an exclusive sales arrangement to market Promethean ActivBoards in North Carolina and South Carolina, we believe we are able to maintain gross margins. In addition to selling the ActivBoards, we offer installation services, end user training and market complementary products (e.g., projectors, PC Tablets) to be used with the boards for the collaborative classroom. Our classroom solutions are currently our primary revenue generator, generating approximately half of our technology solutions revenues.

•

Significant focuses in the technology solutions segment include IP (internet packet-based) telephony, wireless, system security and routing/switching. We have a strategic relationship with Cisco Systems, Inc. (“Cisco”), a worldwide leader in networking for the Internet and technology innovation, whereby Cisco provides the hardware necessary to implement these systems. We purchase the majority of our Cisco equipment through Ingram Micro. Ingram Micro is a multi-national distributor of technology hardware. Although we are an indirect reseller of Cisco products, we periodically work closely with Cisco representatives, particularly on large sales. This relationship occasionally produces customer leads and referrals. We also encourage our employees to pursue Cisco technical certifications, as such certifications as well as the achievement of certain sales volumes of Cisco products can make us eligible for certain incentives periodically offered by Cisco. We also participate in certain state contract pricing frameworks that Cisco has established with public entities. Purchases from Ingram Micro are made on an individual purchase order basis. We have no formal agreements with Ingram Micro.

•

We deploy desktops, notebook computers, personal devices and file servers in a variety of client network environments. We have a strategic relationship with Hewlett Packard (“HP”), which produces technology solutions that span information technology infrastructure, personal computing and access devices, global services and imaging and printing for consumers, enterprises and small and medium business. We provide professional services to deploy these devices. Our relationship with HP consists primarily of the purchase of computers and printer equipment for resale. We purchase these products on an individual purchase order basis under a standard, nonexclusive reseller agreement. In addition to purchases directly from HP, we have arms-length business relationships with certain customers whereby the customers have elected to name us as their authorized HP representative. As the named representative, and as an incentive for the customer to approve us as the named representative, we provide various forms of assistance which can include assisting the customer in identifying the specific HP products that will meet its needs, summarizing and processing orders on behalf of the customer with HP, and providing certain support and HP authorized repair and maintenance for which we are separately compensated by HP. To provide these services, some of our personnel have received training and certifications from HP. As the named representative of HP, we assist the customers in placing their orders directly with, and we receive commissions from HP, rather than acting as the purchaser and reseller of HP’s products. Due to the volume of business we do with HP, we also work very closely with HP representatives and receive support which may include special quantity or other pricing in competitive situations with products from other manufacturers, and may receive customer leads or referrals from time to time.

•

In order to offer visual communication equipment to our clients and prospective clients in order to allow video conferencing, administrative communications, home bound learning and professional development, we have developed a business relationship with Tandberg. In the education environment, Tandberg provides worldwide access to people, places and experiences without time or travel constraints. Through the public sector and business environment, Tandberg offers solutions in providing more efficient and effective training to employees, saving travel, time and money. Tandberg solutions include cameras, monitors, videophones and software.

Our relationship with Promethean is established through a reseller agreement, under which we are able to sell interactive whiteboard products on an exclusive basis in two states, South Carolina and North Carolina. In early 2008 we entered into an affiliate relationship with another vendor, providing us the opportunity to sell Promethean products in certain counties in the state of Alabama. Both the exclusive reseller agreements and the affiliate agreement provide us with the ability to sell both Promethean products into these markets, as well as provide additional opportunities to sell our related project management and technical services.

Our relationships with Cisco, HP, DIVR and Tandberg are established through standard reseller agreements. These agreements make us eligible to resell products on a generally non-exclusive basis, many in specifically authorized geographic regions, and make us eligible, from time to time, for periodic promotions, special offers and manufacturing standard volume discounts and rebates, when offered. Occasionally we may request special pricing for large volume deals, particularly in competitive situations, which may be approved on a case by case basis. Due to our sales and marketing success on behalf of vendors, we have been asked from time to time to represent products in new geographic regions. As we expand we will exploit these opportunities as they come available and as we have the financial justification for the physical presence to do so.

In addition to the above relationships, we also have developed relationships with Microsoft, Novell, Packeteer, Symantec, Citrix and other hardware-based solution providers, which are on similar terms with those of Cisco, HP, DIVR and Tandberg, and some of whose products we may purchase either from the manufacturers or through our distributor relationship with Ingram Micro (discussed above). We also have one additional vendor, Synnex. Our purchases from Synnex, like those from Ingram Micro, have, at times, equaled more than 10% of our annual purchase volume. Synnex is also a distributor of technology hardware. We have no formal agreement with Synnex and, like Ingram Micro, purchase technology accessories on a purchase order by purchase order basis. The products purchased from Synnex are also readily available through other vendors.

Our technical services include the following:

•	Consulting Services

•	Project Management

•	Deployment Management

•	Procurement Management

•	Product Evaluation Management

•	Outsourcing Management

•	Bid Management

•	Network Services

•	Network Needs Analysis

•	Network System Design

•	Network System Integration

•	Network System Implementation

•	Network System Maintenance

•	Convergence Services

•	Integration Needs Analysis

•	Integration Design

•	Integration Implementation

•	Integration Maintenance

•	Support Services

•	Hardware Support

•	Network Support

•	Convergence Support

•	Network Operating Systems Support

•	Collaboration Systems Support

H. Strategy.

In addition to our sales of software applications, technology solutions and related support and maintenance services, we provide technology consulting, including network and systems integration services as a part of our solutions sales efforts. These services also generate a significant amount of revenue by increasing demand for computer hardware equipment that we sell. Our marketing strategy is to provide a suite of software products coupled with full service integration of the hardware solutions that support those products and other back-office functions. We also seek to provide ongoing technical support, monitoring and maintenance services to support the client’s continuing needs. We also market our hardware solutions and ability to provide a wide level of services and support independent from our software solutions. Such marketing to a fund accounting based organization may also lead to future software sales and integration services.

By providing a client the ability to call one solution provider and circumvent the difficulties that often arise when dealing with multiple vendors, we believe we are able to achieve higher long-term client satisfaction and a competitive advantage in the marketplace. Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. Over the past ten years we have retained more than 90% of our software customers. Our focus is on nurturing long-standing relationships with existing customers while establishing relationships with new customers.

Software

Fund Accounting Software

New Product Development

We continue to market the primary CSI software applications, which contain the functionality required by our clients. However, we are in the process of rewriting these applications using the latest Microsoft application programming tools and current Microsoft data storage and retrieval technologies. The new release, SmartFusion and EntryPoint, will allow us to expand more easily into additional states. We will continue to expand our product offerings to meet the needs of our clients both in the current version and in the new version.

Service+Plus

Our new service offering provides version protection for major releases of the software without additional fees, free attendance to seminars accessed remotely by use of the internet, free user conference attendance and disaster recovery (off-site data storage).

Hosted Services (ASP)

We are beginning to offer an ASP (Application Service Provider or CSI hosted) solution to new clients whereby they can access the software on CSI servers and run it remotely over the internet at a fixed monthly cost. Under this business model, the client can forego the significant up-front investment required to purchase computer hardware and install the software at its location.

Managed Backup Service

In late 2006, we began offering an automated data backup and restoration system, Gemini, which protects our clients’ data and critical information. Our Gemini and Gemini-warmsite software provides a simple, secure and reliable way for our clients to back up their data offsite, ensuring the data that is integral to their organization’s day to day operations is safely and easily maintained, in the event of a system crash or other disaster. Our Gemini-warmsite software and related services includes secure offsite backup, while the necessary hardware and communications equipment needed to run the clients’ operations is housed in our data center facility, in a constant state of operational readiness.

Reseller Model

In order to move into new regions and states, we are pursuing a reseller model in those areas where it will be the most expedient way to introduce our primary software application. There are often information technology organizations established in an area that have sales staff in place to market our products.

Lesson Planning Software

Product Acquisition

In September 2005, we acquired a standards based lesson planning software product, which we have renamed “curriculator™” standards based lesson planner. The software product, potential customer list, install base and all related rights purchased did not constitute a material addition to the business. This software is designed to allow teachers to create lesson plans that are tied to a state’s curriculum standards. These lesson plans may then be reviewed by school administrators and reports may be generated to determine the standards that have been met or need to be met. This is particularly important as school systems develop higher accountability standards. In addition, the federal “No Child Left Behind Act” legislation has focused greater attention on schools’ adequate yearly progress (“AYP”) and meeting curriculum standards is an important component of these measurements. Standards based lesson planning software allows a school to document its compliance with the curriculum standards as a component of its compliance with the “No Child Left Behind Act” legislation.

Product Enhancement

We have rewritten the lesson planning software to be web-enabled. In addition, we are building in curriculum standards for all states.

Market Penetration

Addressing “No Child Left Behind Act” requirements and meeting state curriculum standards are issues for educators in every state. We plan to use telemarketing, our web presence, attendance at educational trade shows and direct mail campaigns to introduce and sell our lesson planning software nationally. Our initial efforts are focused on the southeastern states.

Technology

Expansion of Offerings

We are continually seeking new hardware offerings to present to our clients. Our spending on research and development is generally insignificant. As old technologies expire and new technologies emerge we work to stay a short distance behind the new product curve, adopting primarily those solutions that are proven in the marketplace. As a reseller with internal technical personnel and more than 400 public sector clients, we are periodically approached by vendors and manufacturers to expand into new territories or represent new or additional products. We also pursue these opportunities. For example, new product opportunities we evaluate could include additional products in the following market spaces in which we are already engaging: storage solutions, database technologies such as standardized data-tagging (XML or Extensible Mark-up Language) applications for improved data retrieval, internet based audio and video distribution (equipment used to broadcast audio and video communications), metropolitan wireless (city-wide wireless public internet access and city-wide wireless network access by city employees) and additional service capabilities. As with our other hardware-based solutions, we plan to enter into reseller arrangements with equipment and solutions providers or manufacturers who already have experience and can provide installation, support, equipment warranties and technical training to our personnel to offer additional solutions to our existing client base and new customers. Except for internally developed software or acquired products, we enter new areas as a reseller as opportunities arise and customer needs present themselves. This approach allows us to mitigate the risk of a product not having sufficient demand or profitability. By doing this, we forego the investment in inventory a manufacturer or large distributor would have to commit to a new product. We are already proposing solutions involving some of these areas, including metropolitan wireless networking for small towns and housing communities, although they do not yet represent a significant portion of our business. We typically do not commit significant resources to them unless we achieve reasonable profitability on the initial opportunities. Periodically, certain products introduced at a new client site, in response to a client’s specific needs or requests and to maintain or improve the client relationship, never become a significant portion of our business. Other products become significant contributors to profitability and we add them as a standard offering to our client base.

Managed Services and Guaranteed Service Agreements

In addition to guaranteed service agreements on our software products, we will be offering guaranteed service agreements on many of our hardware offerings. Guaranteed service agreements allow us to increase our recurring revenue.

Geographic Expansion

We are pursuing a national presence with a primary, initial focus on the southeastern region of the United States.

Generally, our technology offerings require hands-on implementation and support. In order to expand into new geographic territories, we must find qualified personnel in an area to service our business. The need for hands-on implementation and support may also require investment in additional physical offices and other overhead. We believe our approach is conservative. Our strategy is to limit the number of new target areas until they become cash flow positive before expanding into additional ones. Accordingly, we intend to expand the geographic reach of our technology offerings from our primary client locations of South Carolina, North Carolina and Georgia to surrounding states methodically over time. The January 2007 acquisition of McAleer reflects this strategy of geographic expansion. Through McAleer, we have gained a presence in five states not previously served by CSI: Alabama, Mississippi, Louisiana, Tennessee and Florida.

We may accelerate expansion if we find complementary businesses in other regions that we are able to acquire. Until such time as we are able to find appropriate acquisitions, our geographic reach for the technology solutions segment is likely to be limited to the southeast for the next several years. Our marketing efforts to expand into new territories may include telemarketing, attendance at trade shows, and direct mail in addition to personal contact.

We are able to deliver software applications, demonstrations and training over the internet and deliver support by internet or phone. Accordingly, for our software applications segment, we plan to expand our geographic reach to a national level more quickly than for our technology solutions segment. Software marketing efforts may include attendance at national trade shows and national telemarketing, direct mail and web advertising.

Growth Through Acquisitions

Our competitive markets are occupied by a number of competitors, many substantially larger than we, and with significantly greater geographic reach. We believe that to remain competitive, we need to take advantage of acquisition opportunities that arise which may help us achieve greater geographic presence and economies of scale. We may also utilize acquisitions, whenever appropriate, to expand our technological capabilities and product offerings. One significant reason for our entering into the merger and recapitalization transaction in February 2005 was to allow us to access public capital markets as a source of funding to permit us to grow through acquisitions. In addition, the merger transaction facilitated the sale of warrants, the exercise of which (absent a cashless exercise) represents a significant potential source of capital. While we may use a portion of any cash proceeds to pay down debt on an interim basis, we intend to use any additional liquidity and/or availability of assets generated by the paydown and remaining proceeds to fund acquisitions.

We believe our markets contain a number of attractive acquisition candidates. We foresee expanding through acquisitions of one or more of the following types of software and technology organizations:

•	Developers and resellers of complementary software, such as time and attendance, workflow management, tax appraisals and assessment, education, court and law enforcement related products.

•	Software companies with operations in the public educational and governmental market segments.

•	Consulting firms providing high level professional services. We believe this type of acquisition would enhance our offering of technology planning and project management.

•	Cabling and infrastructure contractors. We currently outsource cabling services.

Our business strategy provides that we will examine the potential acquisition of companies and businesses within our industry. In determining a suitable acquisition candidate, we will carefully analyze a target’s potential to add to and complement our product mix, expand our existing revenue base, improve our margins, expand our geographic coverage, strengthen our management team and, above all, improve stockholder returns. More specifically, we have identified the criteria listed below, by which we evaluate potential acquisition targets in an effort to gain the synergies necessary for successful growth of the Company:

•	Access to new customers and new geographic markets

•	Protection of current customer base from competition

•	Removal or reduction of market entry barriers

•	Opportunity to gain operating leverage and increased profit margins

•	Diversification of sales by customer and/or product

•	Improved vendor pricing from increased volume and/or existing vendor relationships

•	Improvements in product/service offerings

•	Protection of and ability to expand mature product lines

•	Ability to attract public capital and increased investor interest

We are unable to predict the nature, size or timing of any acquisition. We can give no assurance that we will reach agreement or procure the financial resources necessary to fund any acquisition, or that we will be able to successfully integrate or improve returns as a result of any such acquisition.

In accordance with this strategy, we have pursued and entered into preliminary discussions with various acquisition candidates. In June of 2006, we approached an Alabama corporation, McAleer Computer Associates, Inc., as to a potential acquisition. Following due diligence and negotiations with McAleer, and after analyzing its ability to further our expressed strategy, we purchased substantially all of its assets and business operations on January 2, 2007. Details of the acquisition are set forth below in “—I. Recent Acquisitions—McAleer Acquisition.”

Also in furtherance of our acquisition strategy, on March 31, 2008, we consummated the acquisition, effective April 1, 2008, of substantially all the assets and business operations of ICS. ICS is a developer, provider and consultant with respect to fund accounting and billing software. Details of the acquisition are set forth below in “—I. Recent Acquisitions—ICS Systems, Inc. Acquisition.”

We continue to seek out and hold preliminary discussions with various acquisition candidates. However, except for the McAleer acquisition described above, we have not entered into any agreements or understandings for any acquisitions that management deems material.

I. Recent Acquisitions.

McAleer Acquisition

Summary of Transaction

On January 2, 2007, we consummated the purchase of substantially all of the assets and business operations of McAleer Computer Associates. The terms and conditions governing this acquisition were set forth in an agreement dated November 27, 2006. The total purchase price was $4,050,000. We did not assume any liabilities of McAleer, other than certain leases and obligations of McAleer under ongoing customer contracts. We are operating the acquired business as a division of the Company under the name “CSI McAleer Technology Outfitters,” and retain the business location in Mobile, Alabama.

About McAleer Computer Associates, Inc.

McAleer was primarily a provider of financial management software to the education K-12 market. In operation for over twenty-five years, its current footprint included installations in Alabama, Georgia, Mississippi, Louisiana, Tennessee and Florida. The addition of McAleer allows us to expand our reach from the primary three-state market where we were doing business prior to the acquisition to an eight-state footprint throughout the Southeast. We believe the acquisition constituted a significant move in implementing our stated strategy of geographic expansion, with an ultimate goal of achieving a national presence.

William J. McAleer was the sole shareholder and founder of McAleer, and until approximately four years ago he managed its day-to-day operations. Since that time, the operations have been managed by Jeffrey Mackin, who continues to lead the Mobile operations as a part of CSI following the acquisition. We believe McAleer has a reputation for delivering quality customer service. We are utilizing McAleer staff to continue to service its existing clients. We have been able to capitalize on the Mobile location to market expanded technology and service offerings to the broader geographic area and have secured clients for CSI-Easley in the local government (city and county) markets within the added geographic footprint. In contrast to CSI, McAleer has not historically focused on the local government market or provided as broad a range of technology solutions.

McAleer Revenues

The majority of McAleer’s revenues are related to the licensing and annual support agreements for its fund accounting software, with a smaller amount (approximately 10% to 15%) related to hardware. Hardware revenues include servers sold for the software to run on, and other indirectly related products and services. Accordingly, we will report the majority of McAleer’s software and related services through our Software applications segment. A small amount of revenues may be recorded through our Technology solutions segment, consistent with our practices prior to the McAleer acquisition.

McAleer is in the process of upgrading approximately 60% of its customers to the latest major release of the McAleer fund accounting system. These increases provide additional revenue due to the increased pricing structure to reflect the enhancements in the latest major release. Accordingly, while not estimable, we anticipate an ongoing improvement in our recurring revenues through this upgrade process.

With increasing recurring revenues from the McAleer software business, we anticipate increased revenues and profitability from the McAleer addition. We see opportunity for additional increases in revenues from our efforts to sell our fund accounting product to the government market space and a wider variety of technology offerings in the expanded geographic footprint. McAleer has not historically sold to the government market or offer technology products and services. However, we cannot predict the impact these efforts will have on our financial results.

For more detailed financial information with respect to McAleer and the acquisition, see the pro forma financial information for the year ended December 31, 2006 included in Note 2, “McAleer Acquisition” to our consolidated financial statements dated December 31, 2007.

History of Negotiations for Acquisition

CSI and McAleer have been competitors in the education K-12 market for several years, particularly in Georgia. Both companies have had a healthy respect for each other’s products, staff, customer service and market penetration. CSI approached McAleer in June of 2006 to discuss the possibility of a partnering arrangement to market the following: (1) CSI technology solutions to McAleer’s K- 12 client base and (2) CSI financial management solutions to the local government sector in McAleer’s geographic footprint. The discussions evolved from a partnership arrangement to an acquisition arrangement due in large part to Mr. McAleer’s desire for an exit strategy and the belief that a combined entity would create a very strong financial management player in the southeastern United States.

Terms of the Acquisition

The terms and conditions of the acquisition are set forth in an asset purchase agreement (“Agreement”), which CSI, McAleer, and Mr. McAleer entered into on November 27, 2006. The assets acquired included real estate; furniture, fixtures and equipment; software rights, including source codes; hardware; technical information and materials; intellectual property; business records; customer lists and information; goodwill and McAleer’s corporate name; and certain work in progress. The transfer of assets was further evidenced in a Bill of Sale from McAleer to the Company dated January 2, 2007, as well as an Assignment and Assumption Agreement between the Company and McAleer dated January 2, 2007. CSI assumed no liabilities of McAleer, other than certain leases and obligations of McAleer under ongoing customer contracts.

The total purchase price was $4,050,000, of which $3,525,000 was paid in cash at closing. The balance of $525,000 was originally paid at closing via a Promissory Note of like amount to be paid in twenty quarterly installments of principal in the amount of $26,250, plus interest in arrears at the LIBOR rate, beginning March 31, 2007. The Company’s obligations under this Promissory Note were secured by a first mortgage on the real property of McAleer conveyed in the acquisition, consisting of an office building located in Mobile, Alabama. This Mortgage was given by the Company to BILLYMC, Inc. (formerly known as McAleer) and was dated January 2, 2007. In February 2006, the BILLYMC Promissory Note was refunded by a $486,000 mortgage loan from our bank lender. The real estate transfer was evidenced by a Warranty Deed from McAleer dated January 2, 2007. Pursuant to the terms of a letter of intent between the Company and McAleer, and pursuant to the Agreement, the Company made a payment of $100,000 as earnest money at the time of signing the letter of intent, which deposit was applied to the purchase price at closing. McAleer agreed that it would pay all of its outstanding liabilities promptly, except for those limited obligations we assumed.

Under the Agreement’s indemnification provisions, we agreed to indemnify McAleer and Mr. McAleer against loss resulting from any breach of our representations or covenants made in the Agreement (such covenants to perform before or after the closing), any liability we assumed under the Agreement, and any liability of ours relating to our business operations after the closing, so long as we receive written notice of any such claim within eighteen months after the closing date.

McAleer and Mr. McAleer agreed to indemnify us against loss resulting from any breach of their representations or covenants made in the Agreement (such covenants to perform before or after the closing), any liability not assumed by us under the Agreement, and any liability relating to McAleer’s business prior to the closing. We must provide written notice of any claim for loss resulting from a breach of representations or warranties, or from a breach of a covenant, contained in the Agreement or in any other document signed at the closing within eighteen months after the closing date, except for representations relating to the title to the assets being acquired, the organization of McAleer, the nature and extent of McAleer’s intellectual property, and warranty claims against McAleer (these excepted claims have no time limitation, but are subject only to the applicable statute of limitations). All other claims for indemnification do not have any time limitation, but are subject only to the applicable statute of limitations. Finally, McAleer and Mr. McAleer are not responsible to indemnify us for any losses until the amount has reached $25,000, nor are they responsible for any losses in excess of $2,000,000. This limitation, however, does not apply to third party claims or to claims for breach of representations relating to the title to the assets being acquired, the organization of McAleer, the nature and extent of McAleer’s intellectual property, and warranty claims against McAleer.

Pursuant to the Agreement, McAleer and Mr. McAleer entered into a Confidentiality, Noncompetition and Nonsolicitation Agreement (“Noncompetition Agreement”). In such agreement, McAleer and Mr. McAleer agreed generally to refrain from disclosing any trade secrets or other confidential information relating to McAleer’s business operations, to refrain from competing for five years within a specific geographic area and for one year to refrain from soliciting or employing any former employees of McAleer. Pursuant to the terms of the Noncompetition Agreement, the Company paid to each of McAleer and Mr. McAleer $5,000.

In accordance with the terms of the Agreement, we also entered into a Consulting Agreement with Mr. McAleer dated December 2, 2006. Under the terms of the Consulting Agreement, Mr. McAleer will advise us on various aspects of McAleer as we may request, including marketing, sales, production activities, and customer relations. Mr. McAleer will be paid $75 per hour, plus expenses, for his services. The initial term of the Consulting Agreement expired on December 31, 2007 and was not renewed.

The closing of this acquisition occurred on January 2, 2007, with an effective date of January 1, 2007. We funded the acquisition in part with advances under our credit facilities with RBC Centura Bank. We also utilized approximately $1.3 million in cash from McAleer. Pursuant to the Agreement, service contract revenue with respect to 2007 that McAleer received in 2006 was segregated for our account.

ICS Systems, Inc. Acquisition

Summary of Transaction

On March 31, 2008, CSI consummated the acquisition of substantially all the assets and business operations of ICS. The terms and conditions governing the acquisition were set forth in an agreement dated to be effective April 1, 2008. The total purchase price was $1,370,000 in cash, and the issuance by the Company of 209,091 shares of the Company’s common stock. We did not assume any material liabilities of ICS. We plan to operate ICS as a separate office from which we will continue to support the existing product and expand opportunities and sales into surrounding areas. We will also be integrating the unique features of ICS software into our products over time, and plan to use ICS personnel to assist with these efforts and future product development needs.

Details of the ICS Acquisition

The acquisition was effectuated pursuant to an Asset Purchase Agreement with ICS and Michael Byers, its sole shareholder. Pursuant to such agreement, we acquired substantially all of the assets and business operations of ICS and assumed certain designated liabilities. The assets acquired included: certain accounts receivable; work in progress; all furniture, fixtures, machinery, equipment and supplies; and all software and intellectual property rights.

The cash portion of the consideration was substantially funded by draw under the Company’s revolving credit facility with RBC Centura Bank.

The Company entered into a consulting agreement with Mr. Byers, for Mr. Byers to advise the Company on marketing, sales, production activities and customer relations for compensation of $75 an hour. We also entered into employment agreements with Elizabeth H. Byers, Michael Byers’ wife, and certain other former employees of ICS. The Company and ICS also entered into transfer and other agreements related to the Asset Purchase Agreement, as well as a Lease for the facilities of ICS, which is described below.

In the Asset Purchase Agreement, the parties made certain representations and warranties and agreed to certain covenants which are customary for similar transactions. Among these, the Asset Purchase Agreement contains indemnification provisions, whereby the Company, and ICS and Mr. Byers, agree to indemnify each other for the breach of representations and warranties and covenants of that party contained in the agreement.

Lease

In connection with the asset purchase transaction with ICS, the Company entered into a Lease with Byers Properties, L.L.C. (“Byers Properties”) for the lease by the Company of the former facilities of ICS. Byers Properties is controlled by Michael Byers, who is the sole shareholder of ICS. The term of the Lease begins April 1, 2008 and runs for a period of three years through March 2011. The Lease calls for annual rent of $79,875, payable monthly. The leased property consists of a single-story brick building located on 2.57 acres in Triangle Industrial Park at 8518 Triad Drive, Colfax, North Carolina. The building comprises 7,207 square feet, with approximately 300 square feet being warehouse space.

Strategy of ICS Acquisition

ICS, located in Colfax, North Carolina (near Greensboro) is a developer, provider and consultant with respect to fund accounting and billing software. Its primary focus is municipalities located in North Carolina. ICS has a successful 25-year history in municipal financial management, and has 110 municipality clients in North Carolina. These clients represent a 20% market share of the municipal government market in that state.

ICS provides CSI with an immediate customer base geographically contiguous with that of CSI, and its North Carolina office provides a launching point for continued expansion into areas north along the eastern seaboard. The acquisition also provides CSI strategic advantages, including valuable market experience and deeper penetration into the local government market. We believe the acquisition will add an additional $1 million in revenues, excluding any cross-sell or other synergistic opportunities from existing or planned CSI products, services and solutions. The transaction is expected to be cash flow positive on an annual basis.

J. Sales, Marketing and Distribution.

We market our products and services through direct sales throughout North Carolina, South Carolina, Georgia, Alabama, Mississippi, Louisiana, Tennessee and Florida. We have been expanding our direct sales to cover the larger southeastern United States region. Our inside sales staff provides lead generation and support to the direct sales team.

We have twelve outside sales persons, including a Senior Vice-President of Strategic Relationships, a Vice President of Sales and a Chief Technology Officer, and six additional employees on our inside sales staff. In line with our expansion plans described above under “—H. Strategy,” we plan to expand both of these teams further as we expand our geographic presence. Other employees are involved in selling on a daily basis. Engineers and trainers have excellent opportunities to sell additional products and services to clients while delivering services.

Our marketing efforts include participation in various trade shows (for municipalities, counties and education), road shows to showcase various products and services, and mailings to target specific products and services.

Our inside sales staff provides leads to the outside staff and also produces proposals to be delivered to prospects and clients. In 2004, the software inside sales staff began making outbound calls to pre-qualify leads for the outside sales staff. This has proven successful and we intend to expand these calls during 2008 through the use of telesales personnel.

Our outside sales personnel call on existing and prospective clients. Owing to our wide range of product and service offerings and rapidly changing technology, we believe there are sales opportunities within the existing client base. Recurring sales account for a significant part of our overall revenue. Our sales teams are segmented by geography and also product segments (technology and software). Depending on the product or service being offered, we may call upon an information technology director, city manager, director of finance, director of operations, utility manager or curriculum coordinator.

In 2006 we reorganized our sales force, with representatives selling both software and technology. The purpose of this reorganization was to take advantage of cross-sell opportunities within customer accounts. Previously, our sales personnel had focused on selling either software or technology. While the reorganization was not entirely ineffective, we found that our sales personnel gravitated to either software or technology. Moreover, our market analysis confirmed that fewer personnel in a geographic area are needed to sell software than technology products and services. Accordingly, market expansion for software sales can be effected more quickly than for technology. Therefore, we found it beneficial to maintain separate sales forces for software and technology. We will continue to encourage our sales personnel to cross-sell all of our products and services, emphasizing our ability to handle all of a client’s needs. We re-implemented a segmented sales approach in 2007, and are continuing with that approach for the foreseeable future.

K. Key Suppliers.

Our relationship with Promethean is established through a reseller agreement, under which we are able to sell interactive whiteboard products on an exclusive basis in two states, South Carolina and North Carolina. In early 2008, we entered into an affiliate relationship with another vendor, providing us the opportunity to sell Promethean products in certain counties in the state of Alabama. Both the exclusive reseller agreements and the affiliate agreement provide us with the ability to sell Promethean products into these markets, as well as additional opportunities to sell our related project management and technical services. Sales of Promethean products represented approximately 51% of sales revenues in 2007 and 23% in 2006.

On January 2, 2008, CSI and Logical Choice Technologies, Inc. (“Logical Choice”) entered into a Reseller Agreement dated to be effective October 18, 2007. The Reseller Agreement evidences an affiliate arrangement between CSI and Logical Choice, whereby CSI has been granted the right to sell Promethean and AudioGear products in 33 counties in central and southwestern Alabama. The term of the arrangement is one year, subject to renewal and termination for convenience upon 30-days advance written notice. The agreement also requires CSI to promote and sell only AudioGear-branded audio solutions from Logical Choice in Alabama.

One January 8, 2008, CSI was re-certified as a Cisco Premier certified partner pursuant to an Indirect Channel Partner Agreement between the Company and Cisco Systems, Inc. The re-certification is effective through March 26, 2009. The agreement grants us a limited, nonexclusive, revocable license to receive from authorized distributors and distribute to end users both those Cisco products made available to the authorized distributors and Cisco’s proprietary rights in those products. The prices we pay for the Cisco products are set by the authorized distributors. In 2007, sales of Cisco products accounted for 12% of our sales revenue. In 2006, that number was 19%.

Pursuant to a Hewlett Packard U.S. Business Development Partner Agreement, we were appointed a Business Development Partner for the purchase and resale or sublicense of Hewlett Packard’s products, services and support. In this capacity, we will purchase Hewlett Packard’s products, services and support from authorized distributors and resell them to end users. The agreement was originally effective until May 31, 2005, and we received notification that it has been extended in its current form until June 30, 2007. On November 8, 2007, the Company was notified electronically that the agreement had been renewed through May 31, 2009. We purchase products both through HP and through authorized distributors. We also assist our customers in placing orders directly with HP when we act as a sales agent and customer representative. In such cases we record no revenue except for commissions received on the sales. Sales of Hewlett Packard products accounted for 4% of sales revenues in 2007 and 21% in 2006. In addition, we received commissions on customer orders of Hewlett Packard products of $753,971 (1% of 2007 gross sales) in 2007 and $808,486 (3% of 2006 gross sales) in 2006.

L. Customers.

Our customers are predominantly educational institutions (K-12 and higher education), municipalities, non-profit organizations and other local governments. We sold services and products to more than 700 customers during 2007. Fifteen customers constituted approximately 50% of the 2007 gross revenues, but no customer constituted more than 20% of gross revenues. Two of our customers combined accounted for at least 28% of our revenues, the Greenville County, South Carolina school district and the Pickens County, South Carolina school district. Due to the nature of the large technology projects we install, it is not unusual for a relatively small number of customers to account for the majority of sales. It is not unusual for customers to have ongoing projects extending across several years.

2007 Revenues by Market Type		2007 Revenues by State
Sector	%	State	%
Private	1	Alabama	7
Public – Education	91	Georgia	7
Public – Government	8	North Carolina	18
		South Carolina	66
		Other	2

M. Competition.

The market for the services that we provide is highly competitive, includes a large number of competitors, and is subject to rapid change. Our primary competitors include participants from a variety of market segments, including publicly and privately held firms, systems and consulting and implementation firms, application software firms and service groups of computer equipment companies. Competition is generally based on quality of products and customer support, timeliness, cost of services, relevant targeted expertise and return on investment.

In the fund accounting software market, there are a handful of national companies and many regional companies that have carved a niche in their region much as CSI has done in the southeast. On a national level these include divisions of Tyler Technologies, particularly MUNIS and INCODE, and divisions of Sungard Data Systems, Sungard Bi-Tech and Sungard Pentamation.

The hardware and technology services market tends to have more regional rather than national competitors. In some cases hardware vendors, such as Hewlett Packard, offer engineering services that are in direct competition with our engineering services. On a national level, Pomeroy IT Solutions is the primary competitor in the IT products and services market.

We were recognized by VAR Business Magazine as one of the top 500 network integration companies in the United States (the VAR Business 500) in 2004, 2005, 2006 and 2007. Additionally, in 2005, we were one of three finalists for the Educational Solution Provider of the Year award also presented by VAR Business Magazine.

There is a disadvantage to this recognition in that we are now highly visible as potential competition for those with whom we compete for business. Virtually all of the companies listed on the VAR Business 500 and Government VAR 100 are competitors or potential competitors of ours. The VAR Business 500 and Government VAR 100 lists include IBM Global Services, EDS, Lockheed Martin IT, Accenture and Computer Sciences, to name a few. Most of the companies are significantly larger than we are, and some may enter our market space should they choose to do so. While we believe we will be able to continue to compete effectively in the future, there is no guarantee we will be able to do so or achieve any future recognition.

As CSI begins to market our products and services nationally, we will continue to compete with the same national companies and will be faced with additional regional competitors in the new markets we enter.

We believe a primary strategic advantage of CSI is combining the sale of our fund accounting software with network integration and hardware sales and services. We believe that providing one-stop shopping with a single point of contact is a material benefit to our clients and that this has been a key factor in our successful penetration of the educational and governmental software and technology markets in South Carolina, North Carolina and Georgia. Although competitors exist in these markets, we believe very few organizations offer the blend of services and products that is available through CSI. We are expanding into surrounding states with the goal of leveraging this strategic advantage in new areas.

Customer Service

Our historical growth has been, in large part, due to the high level of repeat business from our existing client base. This is evidenced by a greater than 90% client retention rate by our software applications segment and significant recurring sales opportunities to this client base through our Technology solutions segment. We believe clients continue to utilize our products and services due to our focus on customer service, attention to detail and regular follow-up. We strive to have technical and customer service staff members available to address swiftly the needs, questions or concerns of clients. Specifically, our software customer service includes user conferences, a support desk access and a website, which offers documentation and downloadable upgrades.

Ability to Carry Out a Broad Range of Projects of Varying Scope

We strive to be agile and adaptable in fulfilling the technology needs of our clients, traits which are instilled in our corporate culture. We have managed multi-million dollar, multi-year projects for our clients, as well as requests for projects of a much smaller scale. We believe that our clients appreciate our range and flexibility in meeting their technology requirements.

Long-term Relationships with Clients

A large percentage of revenue continues to flow from our existing client base. The preservation of these client relationships is a high priority of our management team. We believe the longevity of these relationships evidences a high degree of customer satisfaction.

Seamless Implementation of Software and Hardware

Because of our dual capabilities with respect to providing both software and integration services, we believe that we are able to coordinate the implementation of software and hardware, minimizing disruption to our client’s day-to-day operations.

Diversification of Products and Service

Our products and services can address the needs of many departments within a city, county or educational facility. We offer a wide variety of services and products, including financial software, workflow management solutions, network integration products and services, specialized classroom technologies, IP telephony and IP surveillance, distance learning technology and wireless solutions.

N. Intellectual Property.

We develop new software as part of our business activities. The software products we develop are generally works made for hire, prepared by our employees within the scope of their employment and with copyright ownership vesting in the Company pursuant to the Copyright Act of 1976. We routinely license software to our customers through unwritten, implied nonexclusive licenses, the terms of which are commensurate with our copyright protection in the software. Licenses for our products are ordinarily on a site license or user-based license basis. Generally, implied licenses are created by law when an express, written agreement does not exist between the parties. An implied license provides certain rights to the licensee, and typically such rights would be those the copyright owner would have given to the licensee as customarily given in the industry for similar types of software products. Other than password protection of the software for preventing unauthorized access to the software and/or the Company receiving actual knowledge of a violation of its licenses, we have no formal methods in place for monitoring compliance with our licenses. Our software is generally entitled to receive copyright protection automatically, by operation of law, upon its creation. Copyright protection provides protection against unauthorized copies and derivative versions of the software being made. Copyright protection may also provide protection against the unauthorized distribution, public performance and display of the software. We typically do not assign our copyrights in our software to our customers. We have not, however, pursued registration of copyrights for our software under the Copyright Act nor have we pursued obtaining patents on the software we develop.

The length of such implied licenses of our software is generally coextensive with the length of the applicable copyright term provided for by federal law. Currently, the term for copyright protection is the life of the author of the software, plus 70 years. For software works that are “made for hire” (as defined by the Copyright Act), the length of the copyright term is 95 years from the first publication.

Enforcement of the implied licenses on our software would be primarily on copyright infringement grounds and/or on common law principles pertaining to implied licenses. Violations of copyrights on our software could include, among other things, unauthorized distribution of our software, and unauthorized derivative works being made of our software (such as by reverse engineering), each of the foregoing being rights uniquely held by the copyright owner.

O. Software Development.

In 2007, we spent and capitalized $1,058,070 on software development. In 2006, we spent and capitalized $1,156,307. Our software development efforts focus on the implementation of known technological capabilities applied to common business processes to enhance our existing products. Historically, we have spent no material efforts on technological innovation for which the feasibility has been unknown. These software development amounts were accounted for as deferred software development costs and are amortized over the economic life of the related product (generally three years).

P. Government Regulations.

Procurement Regulations

We are subject to certain laws, regulations, policies and procedures governing the procurement by local governmental units of goods and services generally. These vary by jurisdiction, and there is a wide variance in the policies and procedures with which we must comply among our clients. For example, some governmental units require that we strictly comply with a request for proposal, some of our projects are subject to bid, and in others, the official handling procurement has considerable discretion. We have integrated compliance with these governmental procurement requirements into our sales process. As a result, the sales cycle associated with our products tends to be complex and lengthy. Factors contributing to the length and complexity of the sales cycle are the potential need to provide written responses to product demonstrations, customizing software to meet a particular customer’s needs and the integration of our products with third party products.

Also, the governmental entities that comprise our customer base generally have the ability to terminate a contract for convenience, typically on a year-to-year basis. This right could adversely impact us, particularly in the case of technology solution projects we may be performing or ongoing service agreements that we may have in place. Although the potential for termination of a governmental customer for convenience exists, we have never had a customer terminate a contract in this manner.

Impact of Regulations on Maintenance of our Software

With respect to our software products, compliance with existing and future and government regulations is a potential cost to CSI. Upon certain changes in law, we may be required to review the construction and content of our software to determine what impact, if any, the changes will have on the underlying rules tables in, and the operation of, our software. For example, our CSI Accounting+Plus system has to be modified as the federal and state governments change reporting requirements. Modifications for Form W-2, Form 1099, various health and retirement reporting and payroll tax table updates are a few examples of the changes that may need to be made.

If a regulatory change does impact our software, modification will need to be made at a cost and burden to CSI. In an extreme case, the software may be required to be rewritten entirely. This cost may potentially be passed on to customers in the form of product updates and product service agreements, but in certain circumstances the costs will be absorbed by us entirely. For example, if we have a support agreement with a customer for a software product serviced, but no longer sold, by CSI, then our cost for updating the software may not be fully recoverable from the customer, but instead may be limited by the terms of the support agreement.

Federal E-Rate Program

Because we participate in the federal E-Rate Program, we are subject to the rules and regulations of that program. These rules and regulations are continually reviewed and modified and we must stay current with these changes. The risk factor entitled “A significant portion of our revenue stems from sales to schools receiving funding through the E-Rate Program. A loss of such funding could have a material adverse impact on our revenues and financial condition,” contains additional information about the E-Rate program. Approximately 3% and 8% of our 2007 and 2006 revenues, respectively, were generated from the E-Rate program. The Company and its customers compete for federal funds with many other entities and projects. As a result the revenue we receive from the federal E-Rate Program can be volatile.

Q. Employees.

As of December 31, 2007, we had 185 full-time employees and five part-time employees. Our relationship with our employees is good. Many employees have worked at CSI for more than five years, some more than ten years. Full-time staff are assigned to the following areas:

Technical/Support Services/Training	56
Software Product Development	26
Engineering Services/Project Management	44
Sales/Sales Support	38
Administration/Finance	21

185

R. Properties.

We lease our headquarters offices from Chuck Yeager Real Estate under the terms of a lease dated November 30, 2005. The facility consists of a 32,163 square foot suite in a commercial building located at 900 East Main Street, Suite T, Easley, South Carolina 29640. Approximately 24,500 square feet are utilized for offices, with the remainder being warehouse space. We intend to convert the warehouse space into offices over time as needed. The facility has room for significant additional growth into other suites should we require additional space and the suites become available. The space is leased for five years from the April 2006 initial occupancy at an initial rate of $11,224 per month for the first two years. The lease escalates in years three, four and five to $11,640, $12,057 and $12,265 per month, respectively, with the anticipated conversion to office space assumed under the lease terms. The office space is leased for $4.50 per square foot, and the space initially used for warehousing begins at $2 per square foot and escalates to $4.50 over the initial five year lease term. There are two five year options to renew, the first at $5.75 per square foot, and the second at an additional 5% or the percentage rate of lessee’s pro rata share of increased building operating expenses if greater. On June 20, 2007 the Company and Chuck Yeager Real Estate amended the operating lease agreement, originally entered into on November 30, 2005, to include an additional 12,544 square feet of warehouse space. The lease of the additional warehouse space was the result of carrying additional inventory and increased monthly rent by approximately $2,400. While the lease on the additional space was scheduled to expire on August 31, 2007, the Company extended the lease until December 31, 2007, and has since been renting the additional space on a month to month basis, but may choose to extend the term lease once again.

As a part of our acquisition of substantially all the assets of McAleer on January 2, 2007, we acquired an approximately 7,200 square foot commercial building in Mobile, Alabama, appraised at $540,000. The building houses the offices from which we will continue to serve the McAleer customers for the foreseeable future. This property is subject to a mortgage securing our promissory note to pay $486,000 to our bank lender. In addition, and prior to the acquisition, McAleer was leasing property adjacent to the commercial building pursuant to an oral lease, on a month-to-month basis. This adjacent property is approximately 1,800-2,000 square feet. The monthly rental for this property is $1,200. We will continue to lease and utilize this property for the foreseeable future.

In connection with our acquisition of ICS, the Company entered into a Lease with Byers Properties, L.L.C. for the lease by the Company of the former facilities of ICS. Byers Properties is controlled by Michael Byers, who is the sole shareholder of ICS. The term of the Lease begins April 1, 2008 and runs for a period of three years through March 2011. The Lease calls for annual rent of $79,875, payable monthly. The leased property consists of a single-story brick building located on 2.57 acres in Triangle Industrial Park at 8518 Triad Drive, Colfax, North Carolina. The building comprises 7,207 square feet, with approximately 300 square feet being warehouse space.

All of our properties are in good condition. We do not own or lease any additional facilities. However, we do maintain addresses in North and South Carolina and Georgia through various public image packages.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

A. Introduction.

Unless the context requires otherwise, (1) “Computer Software Innovations, Inc.,” “CSI,” “we,” “our,” “us” and “the Company” refer to the consolidated combined business of Computer Software Innovations, Inc., a Delaware corporation and its subsidiary, CSI Technology Resources, Inc., a South Carolina corporation; (2) “VerticalBuyer” refers to the Company prior to its merger with CSI—South Carolina on February 11, 2005; and (3) “CSI – South Carolina” refers to Computer Software Innovations, Inc., a South Carolina corporation, prior to the merger.

Products and Services

We develop software applications and provide hardware-based technology solutions.

Through our software applications segment, we report the results of operations related to our internally developed software. Our primary software, fund accounting based financial management software, is software focused primarily on the needs of organizations that employ fund accounting. Fund accounting is used by those entities that track expenditures and investments by “fund,” or by source and purpose of the funding, and is utilized primarily by public sector and not-for-profit entities. Our client base consists principally of K-12 (kindergarten through grade 12) public education and local government organizations including counties and municipalities. Our clients also include public libraries, disabilities boards, higher education and other non-governmental clients.

We also provide standards based lesson planning software that allows education professionals to create, monitor and document lesson plans and their compliance with a state’s curriculum standards. Additionally, we rebrand or resell other software applications and services including application delivery, data recovery, warmsite and other applications focused solutions and report the results through our software applications segment.

We report the results of operations related to our hardware-based technology solutions through our technology solutions segment. Our technology solutions include a wide range of technology products and services including hardware and related design, engineering, installation, training and ongoing support and maintenance. Technology solutions include computers, networking hardware and software, wireless, firewall and email solutions, IP telephony, interactive whiteboard solutions and integrated accessories, video surveillance, distance learning and video communication. These technology solutions are offered to our primary customer base, users of fund accounting. Some solutions, such as IP telephony and video conferencing, are also offered to for-profit entities as opportunities arise.

Organization

Our business efforts are focused on two key operating segments: internally developed software applications and related service and support (our “Software applications segment”), and other technology solutions and related service and support (our “Technology solutions segment”).

Software Applications Segment

Our Software applications segment develops accounting and administrative software applications that are designed for organizations that employ fund accounting. These organizations are primarily municipalities, school districts and local governments. Specific software modules include:

•	General (or “Fund”) Ledger

•	Accounts Payable;

•	Purchasing;

•	Payroll;

•	Personnel;

•	Employee Absence/Substitutes;

•	Inventory;

•	Utility Billing; and

•	Other specialty modules designed for government markets.

Our Software applications segment includes a staff of software developers, implementers, trainers, sales personnel and applications support specialists focused primarily on the development, sales, deployment and support of our “in-house” software products. From time-to-time they also provide support for the Technology solutions segment.

As in other competitive software businesses, the sales and support of software products developed for resale, coupled with few related hardware sales, support higher margins in the Software applications segment (also referenced as “software and related services”). The sales of the Technology solutions segment (also referenced as “hardware sales and related services”) are typically at lower margins, due to the amount of hardware, a traditionally low margin product, included in those sales.

Technology Solutions Segment

Our Technology solutions segment has a staff of certified engineers capable of providing a broad range of technology solutions to our client base, including, but not limited to:

•	Technology planning (developing plans to purchase or upgrade computers, telephone equipment, cabling and software);

•	Hardware/software installations;

•	Cabling (installation of wiring and wireless devices to link computer networks and telephones);

•	System integration (installation of computers and configuration of software to enable systems to communicate with and understand each other);

•	Wide area networking (linking a group of two or more computer systems over a large geographic area, usually by telephone lines or the internet);

•	Wireless networking (linking a group of two or more computer systems by radio waves);

•	IP telephony and IP surveillance (sending voice calls and surveillance across the internet using internet protocol (“IP”), a standard method for capturing information in packets);

•	Project management (overseeing installation of computers, telephone equipment, cabling and software);

•	Support and maintenance (using Novell, Microsoft, Cisco and Citrix certified engineers and other personnel to fix problems);

•	System monitoring (proactively monitoring computers and software to detect problems);

•	Education technologies (distance learning and classroom learning tools such as interactive white boards and integrated accessories, such as hand held voting devices and audio systems).

In addition to our engineers, our Technology solutions segment includes a staff of sales persons, project managers and product specialists. Our Technology solutions segment also purchases and resells products from a variety of manufacturers including but not limited to Hewlett Packard, Cisco, Microsoft, Novell, Promethean, Tandberg and DIVR, and supports the Software applications segment, as needed.

The combination of traditionally low margin sales of hardware with the sales of services results in a much lower margin for the Technology solutions segment when compared to the Software applications segment. Margins for the Software applications segment were 41.6% for the 2007 fiscal year, while margins for the Technology solutions segment were 15.6% for the same period. Margins for the Software applications segment were 53.1% for the 2006 fiscal year, while margins for our Technology solutions segment were 15.8% for the same period. The significant change in the software applications segment margin from 2006 to 2007 was primarily a result of the addition of the CSI-Mobile operations with traditionally lower margins than CSI-Easley.

We believe the combined efforts of our Technology solutions segment with that of our Software applications segment provide CSI with a competitive advantage in the education and government markets.

For a discussion of the results of the reported segments, see the section entitled “— G. Financial Performance” below.

Strategy

While we report the business as two segments and use such information for analysis and decision making purposes, we also operate the business collectively, taking advantage of cross-selling opportunities. As a part of our software applications and technology solutions sales efforts we provide systems and software networking and integration services. These services also generate a significant amount of revenue by increasing demand for the computer hardware equipment we sell.

Our marketing strategy is to provide a suite of software products coupled with full service integration of the hardware solutions that support those products and other back-office functions, and to provide ongoing technical support, monitoring and maintenance services to support the clients’ continuing needs. We also market our hardware solutions and ability to provide a wide level of services and support independent from our software solutions, which when marketed to a fund accounting based organization may also lead to future software sales and integration services. By providing a client the ability to call one solution provider and circumvent the difficulties that often arise when dealing with multiple vendors, we believe we are able to achieve high long-term client satisfaction and a competitive advantage in the marketplace. Repeat business from and increased account penetration through added products and services within our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. Our focus is on nurturing long-standing relationships with existing customers while establishing relationships with new customers. Over the past ten years we have retained more than 90% of our financial management software customers, and many have become technology solutions customers. Some of our customers who first purchased technology solutions and services have subsequently become financial management software customers.

Our long-term strategy is to pursue a national presence. Our primary, initial focus has been on the southeast region of the United States. As a result of our recent acquisition of McAleer Computer Associates, Inc., (“McAleer”) discussed below, we have expanded our reach into the southeastern states significantly and are beginning to look at other areas of the United States as well. By strategically combining our internally developed software applications with our ability to integrate computer, networking and other hardware solutions, we have been successful in providing software and hardware solutions to over 400 clients located in the tri-state area of South Carolina, North Carolina and Georgia.

Prior to January 2, 2007, we supported our operations principally out of our physical location in Easley, South Carolina. On January 2, 2007, we acquired the operations, in an asset purchase acquisition, of McAleer. An Alabama corporation based in Mobile, Alabama, McAleer is primarily a provider of financial management software to the K-12 education market. It has been in operation for over twenty-five years. The acquisition of McAleer strengthens CSI’s current operations with the addition of an office in Mobile, Alabama, from which CSI will be able to deliver expanded software, technology and service offerings to a broader geographic area and the local government (city and county) markets. The addition of McAleer brings on more than 160 additional fund accounting customers in the K-12 education sector, with a geographic presence in five states not previously served by CSI: Alabama, Mississippi, Louisiana, Tennessee and Florida. Like CSI, McAleer also has customers in Georgia and South Carolina. In contrast to CSI, McAleer has not historically focused on the local government market or provided as broad a range of technology solutions. CSI has the opportunity to increase sales to those specific markets and the new regions that McAleer serves. McAleer and the acquisition is discussed in more detail below under “—C. Other Developments—Acquisition of McAleer Computer Associates, Inc.”

The products and services previously offered by McAleer are now products and services of CSI. However, where appropriate, in order to differentiate, we refer to the products and services offered by McAleer prior to the acquisition, and from which continued service and support will be offered from the Mobile, Alabama office subsequent to the acquisition, as “McAleer” or “CSI-Mobile” products and services. All other products and services of CSI referred to, and the software applications products and services referred to specifically as “CSI-Easley,” are those offered by CSI prior to the acquisition of McAleer, and for which CSI continues to provide the development, support and services primarily from its Easley, South Carolina headquarters.

For more information on our strategy, see “Description of Business—H. Strategy.”

Acquisitions

We believe that to remain competitive, we need to take advantage of acquisition opportunities that arise which may help us achieve greater geographic presence and economies of scale. We may also utilize acquisitions to, when appropriate, expand our technological capabilities and product offerings. While we may use a portion of any cash proceeds generated by operations or obtained from capital sources to pay down debt on an interim basis, we intend to use any additional liquidity and/or availability from those sources to fund acquisitions. We believe our markets contain a number of attractive acquisition candidates. We foresee expanding through acquisitions of one or more of the following types of software and technology organizations:

•	Developers and resellers of complementary software, such as time and attendance, workflow management, tax appraisals and assessment, education, court and law enforcement related products.

•	Consulting firms providing high level professional services. We believe this type of acquisition would enhance our offering of technology planning and project management.

•	Cabling and infrastructure contractors. We currently outsource cabling services.

Our business strategy provides that we will examine the potential acquisition of companies and businesses within our industry. In determining a suitable acquisition candidate, we will carefully analyze a target’s potential to add to and complement our product mix, expand our existing revenue base, improve our margins, expand our geographic coverage, strengthen our management team and, above all, improve stockholder returns.

On January 2, 2007 we acquired the business operations of McAleer Computer Associates, Inc. We believe the acquisition of this leading provider of fund accounting based financial management software in Alabama fits within our acquisition strategy. McAleer and the acquisition transaction are discussed in more detail below under “—C. Other Developments.”

Also in furtherance of our acquisition strategy, on March 31, 2008, CSI consummated the acquisition, effective April 1, 2008, of substantially all the assets and business operations of ICS. ICS, located in Colfax, North Carolina (near Greensboro), is a developer, provider and consultant with respect to fund accounting and billing software. The ICS transaction is discussed in more detail below under “—B. Recent Developments.”

We are unable to predict the nature, size or timing of any acquisition. We can give no assurance that we will reach agreement or procure the financial resources necessary to fund any acquisition, or that we will be able to successfully integrate or improve returns as a result of any such acquisition. We continue to pursue and enter into preliminary discussions with various acquisition candidates. However, following the McAleer acquisition, the Company has not entered into agreements or understandings for any acquisitions which management deems material.

Our acquisition strategy is discussed in more detail under “Description of Business—H. Strategy—Growth Through Acquisitions.”

B. Recent Developments.

Acquisition of ICS Systems, Inc.

On March 31, 2008, CSI consummated the acquisition, effective April 1, 2008, of substantially all the assets and business operations of ICS. The total purchase price was $1,370,000 in cash, and the issuance by the Company of 209,091 shares of the Company’s common stock. We did not assume any material liabilities of ICS. We plan to operate ICS as a separate office from which we will continue to support the existing product and expand opportunities and sales into surrounding areas. We will also be integrating the unique features of ICS software into our products over time, and plan to use ICS personnel to assist with these efforts and future product development needs.

The acquisition was effectuated pursuant to an Asset Purchase Agreement with ICS and Michael Byers, its sole shareholder. The assets acquired included: certain account receivables; work in progress; all furniture, fixtures, machinery, equipment and supplies; and all software and intellectual property rights. The cash portion of the consideration was substantially funded by draw under the Company’s revolving credit facility with RBC Centura Bank.

In connection with the asset purchase transaction described in the Asset Purchase Agreement, the Company entered into a Lease with Byers Properties, L.L.C. for the lease by the Company of the former facilities of ICS. Byers Properties is controlled by Michael Byers, who is the sole shareholder of ICS. The term of the Lease begins April 1, 2008 and runs for a period of three years through March 2011. The Lease calls for annual rent of $79,875, payable monthly. The leased property consists of a single-story brick building located on 2.57 acres in Triangle Industrial Park at 8518 Triad Drive, Colfax, North Carolina. The building comprises 7,207 square feet, with approximately 300 square feet being warehouse space.

ICS, located in Colfax, North Carolina (near Greensboro) is a developer, provider and consultant with respect to fund accounting and billing software. Its primary focus is municipalities located in North Carolina. ICS provides CSI with an immediate customer base geographically contiguous with that of CSI, and its North Carolina office provides a launching point for continued expansion into areas north along the eastern seaboard. The acquisition also provides CSI strategic advantages, including valuable market experience and deeper penetration into the local government market. We believe the acquisition will add an additional $1 million in revenues, excluding any cross-sell or other synergistic opportunities from existing or planned CSI products, services and solutions. The transaction is expected to be cash flow positive on an annual basis.

Extension of Subordinated Notes

On April 23, 2008, the Company and each of the holders of our subordinated promissory notes entered into a letter agreement (the “Extension”). Pursuant to the Extension:

(1) The maturity date of each of the subordinated notes was extended from May 10, 2006 until March 31, 2009 (the “New Maturity Date”);

(2) Each noteholder waived existing and past payment defaults;

(3) Despite the subordinated notes no longer being in default, they will continue to bear interest at the default rate of 15% until the New Maturity Date; and

(4) The Company agreed to make principal payments totaling $300,000, pro-rata among the noteholders.

The subordinated notes were issued by the Company on February 11, 2005 in the original aggregate amount of $3,750,400, as a part of the Company’s reverse merger and recapitalization transaction. A subordinated note for $1,875,200 was issued to Barron in exchange for cash, and individual subordinated notes in the amount of $375,040 each were issued to the five former shareholders of our predecessor, Computer Software Innovations, Inc., a South Carolina corporation, in lieu of cash consideration payable to them in the recapitalization. As of the date of the Extension, the aggregate principal remaining owing on all of the subordinated notes was $2,250,400, or $1,125,200 in the case of Barron and $225,040 each in the case of the individual holders. The individual holders include: Nancy K. Hedrick, President and Chief Executive Officer; Beverly N. Hawkins, Senior Vice President of Product Development and Secretary; Thomas P. Clinton, Senior Vice President of Strategic Relationships; William J. Buchanan, Senior Vice President of Delivery and Support; and Joe G. Black, our former interim Chief Financial Officer. Barron is the holder of 6,859,736 shares of our convertible preferred stock and related warrants for the purchase of 6,163,936 shares of our common stock. All of the individual noteholders hold 505,381 shares, or approximately 10.8%, of our common stock, which they received in the February 2005 recapitalization transaction.

The subordinated notes are unsecured and are subordinated to the Company’s senior debt, including its revolving credit and term debt with its bank lender.

The subordinated notes were originally due and payable in full on May 9, 2006. However, at such time, management believed that cash flow from operations and remaining availability under the Company’s revolving credit facility with RBC Centura Bank following such a drawdown would not be sufficient to fund ongoing working capital needs. Also, it was anticipated that such a refunding of the subordinated notes with bank debt would have caused us to fail to comply with the equity-related covenants with the bank, given that the subordinated notes are treated as equity for such ratios. Accordingly, after consultation with the bank and the holders of the subordinated notes, the Company determined that it was not in the best interests of all stakeholders to pay the notes at maturity, and the subordinated notes have remained due and payable. Following the original maturity date, the Company paid a default interest rate of 15%, both on the principal balance and any interest not paid quarterly. At year end December 31, 2007 and on the date of the extension, no interest was in arrears.

Although the noteholders have cooperated with us, the Company believed it would be preferable to obtain a formal extension of the subordinated notes in order to remove the default status. The noteholders granted such an extension and a waiver of all relevant defaults in exchange for the principal paydown.

Pursuant to its terms, the Extension became effective on April 25, 2008, upon the Company making the agreed upon principal payments.

In conjunction with the Company entering into the extension with respect to the Subordinated Notes, it also entered into a waiver agreement (the “Waiver”) with the Bank dated April 23, 2008 and executed April 24, 2008. The Bank had previously granted waivers with respect to cross-default and other provisions which may have been triggered by the payment default under the Subordinated Notes. The terms of the revolving credit facility with the Bank restrict payments on the Subordinated Notes, and require the Company to obtain the Bank’s written consent prior to amending any of the terms of the Subordinated Notes. Accordingly, pursuant to the Waiver, the Bank agreed to the terms of the Extension and granted waivers of any defaults relating thereto.

C. Other Developments.

Acquisition of McAleer Computer Associates, Inc.

On January 2, 2007, we consummated our previously announced acquisition of the business operations of McAleer. The transaction was structured as a purchase of substantially all of the assets of McAleer.

McAleer is the leading provider of fund accounting based financial management software, its major product, for the K-12 sector of the education market in the state of Alabama and has a presence in five other states. The acquisition expands our reach from our three primary state markets to an eight-state footprint in the southeast. We believe the acquisition constituted a major move in implementing our strategy of geographic expansion, with the ultimate goal of achieving a national presence. We also believe McAleer has a strong management team and a reputation for delivering quality customer service from its location in Mobile, Alabama. We utilize the existing McAleer staff to continue to service McAleer’s existing clients from the offices in Mobile. We have capitalized on the addition of a new location in Mobile by delivering expanded software, technology and service offerings to the broader geographic area and the local government (city and county) markets. In contrast to our strategy, McAleer has not historically focused on the local government market or provided as broad a range of technology solutions.

The total purchase price for the purchased assets was $4,050,000, of which $3,525,000 was paid in cash at closing. The balance of $525,000 was paid pursuant to a promissory note payable in twenty quarterly installments of principal in the amount of $26,250, plus interest in arrears at the LIBOR rate, beginning March 31, 2007. In February 2007, we refinanced the $525,000 note payable with $486,000 in proceeds from a new real estate note with our bank and a draw on our revolver for the remaining amount. The new note is payable monthly based on a 7.85% interest rate and a 15 year amortization with a balloon payment due at the end of year three. The original $525,000 note was and the new $486,000 note is secured by a first mortgage on the real property of McAleer conveyed in the acquisition, consisting of the office building located in Mobile, Alabama from which our Mobile personnel operate. We assumed no liabilities of McAleer, other than certain leases and obligations of McAleer under ongoing customer contracts.

Expenses for the acquisition, in the amount of $266,837, consisted of legal and professional fees and travel costs and various other expenses related to the acquisition transaction. These expenses have been capitalized and allocated to goodwill. We engaged an independent party to provide assistance with customary evaluations, analysis and allocation of the purchase price, which resulted in an allocation to goodwill. For the purposes of recording assets by segment, the acquired assets, including goodwill will be reported under the Software applications segment. The Company expects all goodwill will be deductible for tax purposes, and has an indefinite life for book purposes. The Deferred tax liability arises from a difference in the agreed to price for the building asset (tax basis) and the purchase price allocation (book basis included in Property and equipment and based on appraisal). Research and development assets acquired in the purchase were not material.

The allocation of the purchase price, including capitalized acquisition expenses, was as follows (other liabilities assumed in the purchase were not deemed material):

Property and equipment	$615,000
Computer software	610,000
Goodwill	1,480,587
Intangible assets	1,645,000
Deferred tax liability	(33,750)

Total purchase price	$4,316,837

The detail of Computer software, other Intangible assets and Goodwill and their useful lives are as follows:

	Value	Effective Useful Life
Asset
Computer software	$610,000	4 years

Trade name	70,000	3 years
Covenants not-to-compete	75,000	5 years
Customer contracts and related relationships	1,500,000	20 years

Other intangible assets	1,645,000

Total computer software and other intangible assets	$2,255,000	13.3 years	*

Goodwill	$1,480,587	indefinite

*	weighted average

We funded the acquisition in part with advances of approximately $2.1 million under our modified credit facilities with our bank. We also utilized approximately $1.3 million in cash from McAleer as, pursuant to the asset purchase agreement, service contract revenue with respect to 2007 for which cash was received by McAleer in 2006 prior to the closing was segregated for our account. Initially the owner accepted a $525,000 note secured by the real estate for the remainder of the purchase price, which was subsequently refinanced, and the Company incurred expenses which were capitalized as a part of the transaction.

Sources of funds used in the transaction, including subsequent refinance activities and related expenses are as follows:

Proceeds from increase in long-term note payable secured by property and equipment (at time of purchase)	$486,046
Proceeds from long-term note payable secured by real estate (for refinance of McAleer note)	486,000
Receipts on billings for McAleer 2007 support agreements earmarked for CSI	1,280,000
Draw on revolving credit facility (escrow payment at time of signing of definitive agreement)	100,000
Draw on revolving credit facility (at time of purchase including $12,378 for acquisition related expenses)	1,671,332
Draw on revolving credit facility (for refinance of McAleer real estate note)	39,000
Payments of acquisition related expenses (funded from revolving credit facility)	254,459

Subtotal of funds from revolving loan	2,064,791

Total purchase price	$4,316,837

The acquired McAleer operations added additional revenues of $4.5 million to our software applications segment. McAleer is in the process of upgrading approximately 60% of its customers to the latest major release of the McAleer fund accounting system. These increases provide additional revenue due to the increased pricing structure to reflect the enhancements in the latest major release. Accordingly, while not estimable, we anticipate an ongoing improvement in our recurring revenues through this upgrade process.

Net of the increased depreciation and amortization of intangible assets based on the purchase price allocation, and financing costs of the transaction, McAleer added approximately $200,000 to earnings in 2007 and was cash flow positive by approximately $500,000, and added approximately $700,000 to the Company’s EBITDA and Adjusted EBITDA calculations. (EBITDA and Adjusted EBITDA are non-GAAP financial measures and should be considered in addition to, but not as substitutes for, the information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) provided in this prospectus. Reconciliations from GAAP results to these non-GAAP financial measures are provided below under “H. Liquidity and Capital Resources—Non-GAAP Financial Measures: EBITDA and Adjusted EBITDA.”)

McAleer and the acquisition transaction are discussed in more detail under “Description of Business—I. Recent Acquisitions—McAleer Acquisition,” and in Note 2 “McAleer Acquisition” to our audited consolidated financial statements dated December 31, 2007.

Modification of Bank Credit Facilities

In 2005, in order to support the activities of the reverse acquisition, the Company entered into a line of credit facility with a bank whereby the Company could borrow up to 80% of accounts receivable balances, not to exceed the total facility limit of $3.0 million. In the first quarter of 2006 and in January 2007, the facility was renewed and the limit increased to $3.5 million and $5.5 million, respectively. The primary purpose of these modifications was to increase the amount of the credit facilities to provide for expanding working capital and other credit needs, including funding the acquisition of substantially all of the assets and business operations of McAleer in early 2007. In May 2007, the Company extended the maturity date of the facility until September 15, 2007.

On September 14, 2007, the Company entered into agreements with the bank renewing the line of credit facility. The terms of the agreements previously entered into were amended as follows:

•	the principal amount of the facility was increased from $5.5 million to $7.0 million;

•	the maturity date was extended from September 15, 2007 until June 30, 2009;

•	permissible purposes of the funds borrowed under the revolving facility were expanded to include funding short-term working capital and general corporate purposes of the Company; and

•

the definition of the borrowing base was expanded to include 50% of eligible inventory (with a maximum borrowing ability against eligible inventory of $1,000,000), in addition to 80% of eligible accounts.

Other than the amendments noted above, the material obligations and provisions of the facility remain unchanged. The modifications also memorialized certain previously granted waivers to the restrictive covenants and requirements contained in the agreements with the bank. The bank granted waivers permitting us to enter into the acquisition of McAleer, including the use of bank credit facility advances to fund such acquisition, and incurring mortgage indebtedness to McAleer as a part of the purchase of McAleer’s real estate. The bank also waived any cross-default relating to the subordinated notes payable to certain stockholders, which the Company did not repay at their May 2006 maturity.

Under our bank facility, eligible accounts receivable balances essentially include all of our trade accounts receivable except, in most cases, those accounts which are more than 90 days past due. Certain other accounts are excluded from eligibility for borrowing including: (i) accounts due from affiliates; (ii) accounts which we have determined to be of doubtful collectibility; and (iii) accounts due from any one of our customers if such accounts constitute more than 20% of the total eligible accounts. The loans bear interest at Libor plus 2.50%, (7.73% at December 31, 2007), payable monthly.

The loans under the revolving credit facility and the equipment facility, as well as all other obligations owed by the Company to the bank, are secured by a first priority security interest in substantially all of the Company’s assets. Also, the Company is required to comply with certain covenants, including: providing periodic financial statements to the bank, compliance with SEC reporting requirements, allowing the bank to inspect its secured assets, and the Company maintaining its assets in good operating condition and maintaining sufficient insurance. Also, the Company is required to comply with certain financial covenants. The first financial covenant is a “Debt Service Coverage Ratio,” which is measured at the end of each year beginning December 31, 2007. This ratio is calculated by adding certain nonrecurring special items to EBITDA (“Adjusted EBITDA”), and then dividing by current maturities of long term debt plus interest expense. For the purposes of the amended loan agreement, “EBITDA” means the total of (i) net income from continuing operations (excluding extraordinary gains or losses), and to the extent deducted in determining net income (ii) interest expense, (iii) income taxes, and (iv) depreciation, depletion and amortization expenses. The Company is required to maintain a Debt Service Coverage Ratio of not less than 1.2 to 1.0. The second financial ratio is Funded Debt to EBITDA, which is also measured annually beginning December 31, 2007. A ratio of not greater than 2.5 to 1.0 is required. For the purposes of the ratio, “Funded Debt” generally means all obligations for borrowed money or for the deferred purchase price of property, and all capitalized lease obligations. Management believes the Company complied with these current covenants at December 31, 2007, and complied at December 31, 2006 with the previous, now expired agreements.

The amended loan agreement also contains certain restrictive covenants. These include general prohibitions on: disposing of property other than in the ordinary course of business; the Company changing its business; a change in control of the

Company; mergers, acquisitions and the creation of new subsidiaries; the incurring of new indebtedness; the creation of new encumbrances or liens; investments, other than certain permitted investments in liquid investment grade paper; and the Company making loans, including loans to officers. Also, the amended loan agreement prohibits the Company from making any distributions (including any dividends on its common stock), or making any repurchases or redemptions of its capital stock, except to the extent there is no event of default either before or after any such distribution, repurchase or redemption. The bank may accelerate the Company’s obligations under the amended loan agreement and the related promissory notes upon an event of default under the amended loan agreement. Events of default generally include the Company failing to make payments of principal or interest when due; defaults under loan covenants, subject to periods during which the Company may cure in certain cases; the Company becoming insolvent or being subject to certain bankruptcy proceedings, subject to certain time periods; and the occurrence of a material adverse change in the Company’s business or financial condition. Upon an acceleration of the bank’s loans to the Company, the bank, among other remedies, would have recourse to substantially all of the Company’s assets through its security interest. There was $575,000 and $551,000 of outstanding draws under the facility as of December 31, 2007 and 2006, respectively.

Exercise of Warrants

On September 29, 2007, Barron exercised its Common Stock Purchase Warrant “A-2” to purchase a total of 120,000 shares of common stock, which resulted in aggregate proceeds to the Company of $84,000. In October 2007, on five separate occasions, Barron exercised the warrant to purchase a total of 933,800 shares of common stock, which resulted in aggregate proceeds to the Company of $653,660. All of the warrant exercises were effectuated as part of a recapitalization of the Company in the first quarter of 2005 and at the exercise price of $0.70 per share. We applied the proceeds against our revolving loan balance and may use the increase in availability under our line to fund, among other options, working capital needs, expansion opportunities or payment of a portion of the subordinated notes.

The warrants and the related Registration Rights Agreement are discussed in more detail under “Description of Business—E. The Merger and Recapitalization—Description of Merger and Related Investment Transactions.”

D. Current Challenges and Opportunities of our Business.

Bid and Sales Processes and Procedures

Because of our focus on the public sector, many sales opportunities are subject to our having to comply with government bid requirements and other formal proposal processes. Complying with such requirements and processes can result in a significant investment of time and effort that may not result in a sale. We have been implementing procedures to make the bid and sales process more efficient and believe these types of improvements will aid in our ability to maintain competitiveness in the marketplace.

Sarbanes-Oxley Compliance

As a public company we are required to maintain internal controls and processes related to addressing risks which are inherent in financial reporting, in compliance with the Sarbanes-Oxley Act. These controls must also be executed consistently and reviewed and tested for effectiveness on a periodic basis. The implementation, monitoring, testing and remediation of internal controls are a complex and costly endeavor. In the fourth quarter of 2007 and in the first quarter of 2008, prior to the issuance of this prospectus, we completed our review of our control environment and the testing necessary to assure that our controls, established by year end 2007, were operating effectively for the closing cycle covered by this prospectus. In this process we noted several areas where controls were not adequate to eliminate all significant deficiencies. For such areas, we established controls to address these inadequacies.

We have incurred costs to implement, and will incur additional costs to support ongoing efforts to comply with the Sarbanes-Oxley Act legislation. As of December 31, 2007, we had incurred approximately $170,000 in expenses incurred with third party experts related to Sarbanes-Oxley work, and an additional approximately $10,000 which was capitalized related to reporting systems implementation efforts. Added internal personnel resources to support Sarbanes-Oxley implementation efforts contributed to an increase in our reported salaries and wages of an additional approximately $70,000. These amounts compare to third party costs of approximately $120,000, $80,000 in capitalized costs and personnel costs of approximately $70,000 related to these efforts in 2006.

We have budgeted approximately $300,000 for this work in 2008, including our efforts in early 2008 to improve our information technology environment and ongoing efforts to automate our financial reporting. This amount excludes the addition to ongoing increased internal personnel costs of approximately $300,000 for positions necessary to support Sarbanes-Oxley. Approximately half of such salaries relate specifically to time spent to support Sarbanes-Oxley, and the remaining portion is necessary to support the ongoing requirements for improving business processes and supporting a growing organization. Such amounts are included in our budget for internal salaries and wages for 2008.

Due to the ongoing changes in our business, our acquisition strategy and the increasing complexity of reporting requirements and regulations, we can give no assurances that our costs for continuing Sarbanes-Oxley compliance will not increase. Also, we cannot guarantee that we will not in the future identify internal control deficiencies, or that we will be able to remediate any such deficiencies in a timely fashion.

Professional Fees

Our professional and legal compliance and litigation related costs (including third party costs related to our Sarbanes-Oxley implementation) totaled approximately $694,000 for 2007, compared to our 2007 budget of $850,000 and actual costs of $609,000 in 2006. The budget and actual increases in 2007 over the prior year were due to additional costs in connection with efforts to automate portions of the Company’s financial reporting processes using software purchased in late 2006 and for which final implementation is anticipated in 2008. Work related to securities registrations totaled approximately $118,000 in 2007 compared to $228,000 in 2006. This decrease was offset by small increases in a number of compliance related areas and the Sarbanes-Oxley and financial reporting related work. We have budgeted $800,000 for compliance related professional fees for 2008. This amount does not include any costs which will be incurred to close acquisitions, as we are cannot predict with any degree of certainty the timing and outcome of acquisition efforts.

Software Modifications Required by Geographic Expansion

We have achieved the most significant penetration in the tri-state area of South Carolina, North Carolina and Georgia. We are now accelerating our efforts to move into surrounding states. To do so, we may have to modify our existing fund accounting programs to accommodate differences in state laws, regulations and taxation. We anticipate needing to make additional investment in software development to accomplish this. However, we plan to make the changes when we have firm orders in an area in an attempt to maximize return on investment as quickly as possible. We are currently converting our programs to the Microsoft ..Net programming and SQL database language, but do not yet have all modules ready for release. As a result, some jurisdictional related changes have been made in 2007 and may be required to be made in both our current and .Net platforms through 2008, when we anticipate the large majority, if not all, modules will be converted. The costs of such changes may offset somewhat the positive impact from expanding our geographic reach significantly begun in early 2007 with the acquisition of McAleer.

Conversion of our Accounting+Plus software to Microsoft .Net Programming and SQL Database Language

We have already completed the conversion of the majority of our core accounting modules to Microsoft.Net Programming and SQL database language, with the personnel module still in progress. The completed modules are in formal beta installations. However, the changes resulting from the formal beta use have been limited. We are prepared to install and have installed some of the completed modules in select entities which do not have an immediate need for other integrated modules not yet converted. In addition, the completed modules have the functionality necessary to handle school activity funds, such as student clubs, organizations and athletics. Typically the personnel (payroll) module payroll is not needed to support school activity funds. Many school activity personnel use packages independent of the school’s accounting packages, which may be cumbersome, or lack functionality. Accordingly, we are beginning to look for sales opportunities of the completed modules now, marketed as our “School Activity” solution. If the school later adopts our full accounting suite, the process of integration will be relatively seamless. We anticipate completing most if not all of the remaining modules throughout 2008.

Maintaining Margins

In 2007, we experienced a significant increase in sales of interactive whiteboard solutions and to a lesser degree sales of IP Telephony solutions, as well as increased sales of engineering services related to both product solutions. Both product lines, IP Telephony and interactive whiteboard solutions, have become subject to increased competition as more product manufacturers have recognized product potential and have entered these markets. Favorably, we saw only a slight decline in our margins from the Technology solutions segment in 2007 to 15.6% from 15.8% in 2006. However, in order to maintain and improve our margins, we need to continue to search for new and innovative, and initially higher margin, products to augment those that become mature, or we need to increase our revenues or our personnel utilization to achieve greater economies of scale. We also intend to continue our focus on existing higher margin areas such as engineering services and sales of software solutions and related services. While we cannot predict success in achieving these goals, as opportunities arise we take actions to maintain and improve our margins. These include expanding our geographic reach, increasing the size of and reorganizing our sales force to focus on more products backed by product specialists, increasing telemarketing efforts, improving our sales tools, and identifying additional product and service areas. We are focused on increasing margins, but ultimately we are looking to increase profits by leveraging existing and an increasing number of customer relationships by taking advantage of cross-sell opportunities with a variety of products and services. We will work to focus primarily on those customers for whom we can provide ongoing support and higher margin integration and other engineering services.

Additionally in 2007, a considerable percentage of the significant increase in sales of interactive whiteboard solutions related to a select number of large projects, initiated by school districts, involving their implementation of the new technology. Due to the size and nature of these projects, we were able to achieve certain economies of scale that resulted in substantially improved margins and increased gross profits. The challenge in 2008 and future periods will be to secure similar large opportunities or a greater number of smaller implementations. We have therefore developed a strategy focused on both large opportunities and a greater number of smaller opportunities. This strategy includes focusing certain members of our sales team’s efforts specifically on the interactive whiteboard solution product line in an effort to increase market penetration and continue the growth of interactive whiteboard sales. We are also making efforts to take advantage of opportunities which may arise to expand our geographic reach with this product line. Prior to 2007, we were authorized to sell interactive whiteboard products by our partner on an exclusive basis in two states, South Carolina and North Carolina. In early 2008, we entered into an affiliate relationship with another vendor whereby we would participate in the opportunity to sell these solutions in certain counties within the state of Alabama.

Technology and Software Budgets

While federal, state and local funding can vary from year to year, and technology and software budgets have been challenged during the last few years, we have sensed a steady improvement in the discretionary funds that are available to our potential clients. These discretionary funds, coupled with our clients’ desire to improve or implement technology and software tools into their individual environments, have provided growth for our business. We recognize that future changes in funding could improve or strain technology budgets. For example, a recession could result in a decline in spending by our educational and local government client base. However, since such spending is generally based on tax revenues and portions of such revenues do not always correlate immediately or directly with changes in the economy, the impact is generally reduced when compared to the impact on those vendors whose client base consists primarily of private sector businesses. Even so, we cannot predict the impact changes in funding may have on our business.

Creating Synergies with Merger and Acquisition Activity

Part of our strategy to remain competitive and to grow the Company involves taking advantage of acquisition opportunities. While there are many benefits to be gained from a successful acquisition, there are also many financial and operations risks that must be properly addressed in order to create operational synergy and financial benefit. While we may engage outside professionals to assist us with identifying and evaluating potential acquisitions, some members of our management team have limited experience in merger and acquisition activity. Management must be cautious in their evaluation of and expectations from any acquisition target. With any acquisition, we cannot ensure that we are allocating capital to businesses that will increase growth with higher returns and will not require additional capital or strain our capital resources.

We have identified the criteria listed below, by which we evaluate potential acquisition targets in an effort to gain the synergies necessary for successful growth of the Company:

•	Access to new customers and new geographic markets

•	Protection of our current customer base from competition

•	Removal or reduction of market entry barriers

•	Opportunity to gain operating leverage and increased profit margins

•	Diversification of sales by customer and/or product

•	Improved vendor pricing from increased volume and/or existing vendor relationships

•	Improvements in product/service offerings

•	Protection of and ability to expand mature product lines

•	Ability to attract public capital and increased investor interest

By carefully evaluating these factors, we seek to successfully execute our corporate acquisition growth strategy and thereby provide positive operating results and increased return on investment to our stockholders.

E. Critical Accounting Policies and Estimates.

The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. For a description of our significant accounting policies, see Note 1 contained in the explanatory notes to our audited consolidated financial statements as of and for the year ended December 31, 2007 included as part of this prospectus. The most critical accounting policies that have a significant impact on the results we report in our consolidated financial statements are discussed below.

Revenue recognition

Software License Revenues

Software revenues consist principally of fees for licenses of our CSI Accounting+Plus software product, service and training. We recognize all software revenue using the residual method in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, and Software Revenue Recognition with Respect to Certain Transactions.” Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of the vendor specific fair value of one or more undelivered elements does not exist, revenues are deferred and recognized when delivery of those elements occurs or when fair value can be established. Company-specific objective evidence of fair value of maintenance and other services is based on our customary pricing for such maintenance and/or services when sold separately. At the outset of the arrangement with the customer, we defer revenue for the fair value of its undelivered elements (e.g., maintenance, consulting and training) and recognize revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (i.e., software product) when the basic criteria in SOP 97-2 have been met. If such evidence of fair value for each undelivered element of the arrangement does not exist, we defer all revenue from the arrangement until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, (iv) collectibility is probable and (v) the arrangement does not require services that are essential to the functionality of the software.

Persuasive evidence of an arrangement exists. We determine that persuasive evidence of an arrangement exists with respect to a customer when we have a written contract, which is signed by both us and the customer, or a purchase order from the customer when the customer has previously executed a standard license arrangement with us.

Delivery has occurred. Our software may be either physically or electronically delivered to the customer. We determine that delivery has occurred upon shipment of the software pursuant to the billing terms of the agreement or when the software is made available to the customer through electronic delivery.

The fee is fixed or determinable. If at the outset of the customer engagement we determine that the fee is not fixed or determinable, we recognize revenue when the fee becomes due and payable.

Collectibility is probable. We determine whether collectibility is probable on a case-by-case basis. When assessing probability of collection, we consider the number of years in business, history of collection, and product acceptance for each customer. We typically sell to customers for whom there is a history of successful collection. However, collection cannot be assured.

We allocate revenue on software arrangements involving multiple elements to each element based on the relative fair value of each element. Our determination of the fair value of each element in multiple-element arrangements is based on vendor-specific objective evidence (“VSOE”). We align our assessment of VSOE for each element to the price charged when the same element is sold separately. We have analyzed all of the elements included in our multiple-element arrangements and determined that we have sufficient VSOE to allocate revenue to the maintenance, support and professional services components of our perpetual license arrangements. We sell our professional services separately, and have established VSOE for professional services on that basis. VSOE for maintenance and support is determined based upon the customer’s annual renewal rates for these elements. Accordingly, assuming that all other revenue recognition criteria are met, we recognize revenue from perpetual licenses upon delivery using the residual method in accordance with SOP 98-9.

Our software products are fully functional upon delivery and implementation and do not require any significant modification or alteration of products for customer use.

We expense all manufacturing, packaging and distribution costs associated with software license sales as cost of license revenues.

Computer Hardware Sales Revenues

Revenue related to hardware sales is recognized when: (a) we have a written sales agreement; (b) delivery has occurred; (c) the price is fixed or determinable; (d) collectibility is reasonably assured; (e) the product delivered is standard product with historically demonstrated acceptance; and (f) there is no unique customer acceptance provision or payment tied to acceptance of an undelivered element significant to the functionality of the system. Generally, payment terms are net 30 days from shipment. When sales to a customer involve multiple elements, revenue is recognized on the delivered element provided that (1) the undelivered element is a standard product, (2) there is a history of acceptance on the product with the customer, and (3) the undelivered element is not essential to the customer’s application. Revenue related to spare parts is recognized on shipment. Shipping and handling charges to customers are included in revenues. Shipping and handling costs incurred by the Company are included in cost of sales.

Technology revenues are generated primarily from the sale of hardware. In accordance with Emerging Issues Task Force (“EITF”) 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” we record revenues as net when we serve as an agent. In these circumstances, our supplier pays a commission to us but acts as the primary obligor in a transaction and we record only the commission in revenues. We record revenues as gross (generally cost of merchandise plus margin) when we serve as a principal whereby we act as the primary obligor in a transaction, have the latitude for establishing pricing and retain all the credit risk associated with such transaction.

Long-term Payment Arrangements

Our primary customer base consists of local government and education entities whose source of funding (local taxes and federal funding) is generally assured; accordingly the risk of uncollectibility is lower than that of businesses selling primarily to non-government entities. The Company has an ongoing practice of providing financing for certain purchases under notes receivable or long term leases typically ranging from 3 to 5 years, subject to review of its exposure under such facilities and cash flow availability or needs at the time of such purchases. Such amounts have not constituted a significant portion of its account balances, and the Company has historically never experienced a default under such arrangements. The Company recognizes revenue under these arrangements when the criteria noted under Software License Revenues and Computer Hardware Sales Revenues above is met, in accordance with SOP 97-2, as amended by SOP 98-9.

Service/Support Revenues

Services revenues consist of professional services and maintenance fees from software and hardware maintenance agreements. Maintenance agreements are typically priced based on a percentage of the product license fee or hardware cost and have a one-year term, renewable annually. Services provided to customers under maintenance agreements may include technical product support and unspecified software upgrades. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Deferred revenues from advanced payments for maintenance agreements are recognized ratably over the term of the agreement, which is typically one year.

Long-Lived Assets

Expenditures for major renewals or betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expenses as incurred.

We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable in accordance with SFAS No. 144, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” When factors indicate that long-lived assets should be evaluated for possible impairment, we use an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows exceed the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over fair value.

Depreciation

Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of such property and equipment.

Computer Software Costs and Amortization

Computer software costs consist of internal software production costs and purchased software products capitalized under the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.”

Costs in the research and development of new software products where the technological feasibility is unknown and enhancements which do not prolong the software life or otherwise increase its value, are expensed as incurred. Capitalized computer software costs are amortized over the economic life of the product, generally three years, using the straight-line method. Our software development efforts focus on the implementation of known technological capabilities applied to common business processes to enhance our existing products. Historically, to date, through our software solutions segment, we have spent no material efforts on technological innovation for which the feasibility has been unknown.

Goodwill

The Company follows SFAS No. 142, “Goodwill and Other Intangible Assets,” in our accounting and reporting for goodwill and intangible assets.

SFAS No. 142 eliminates the requirement to amortize intangible assets with an indefinite life, addresses the amortization of intangible assets with a defined life, and addresses impairment testing and recognition of indefinite-lived intangible assets. In accordance with SFAS No. 142, we do not amortize indefinite-lived intangible assets (e.g., corporate trademarks for which planned use is indefinite). As of December 31, 2007, we had approximately $1.6 million of goodwill. In accordance with SFAS No. 142 we are required to test for the impairment of goodwill and other intangible assets with indefinite lives on at least an annual basis. Our goodwill impairment test involves a comparison of the fair value to its carrying amount. If the fair value is determined to be less than the carrying value, the asset is considered impaired. We tested goodwill for impairment as of December 31, 2007 and will test it annually on December 31 unless changes occur between annual test dates that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our 2007 impairment test indicated that goodwill was not impaired.

In addition, we evaluate the remaining useful life of other intangible assets that are not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life. If an intangible asset that is not being amortized is subsequently determined to have a finite useful life, we amortize the intangible asset prospectively over its remaining estimated useful life. Amortizable intangible assets (e.g., product trademarks) are amortized on a straight-line basis over six years or the life of the product, whichever is shorter. As of December 31, 2007, the intangible assets classified as indefinite lived total $1.5 million, including goodwill and corporate trademarks.

Other Intangible Assets

In connection with the acquisition of McAleer, we allocated approximately $1.7 million in value to intangible assets. The estimated fair value of these acquired intangible assets is based upon an independent valuation, and is being amortized over the life of the assets. As of December 31, 2007, the intangible assets had a carrying value of $1.6 million, net of accumulated amortization of $0.1 million, and are included in Other intangible assets, net on the Consolidated Balance Sheet. See Note 2 to our audited consolidated financial statements dated December 31, 2007 for further detail regarding the intangible assets related to the McAleer acquisition

Amortization expense was approximately $117,000 for the year ended December 31, 2007 and $2,000 for the year ended December 31, 2006. Future estimated amortization expense for the carrying amount of intangible assets as of December 31, 2007 is expected to be as follows (in thousands):

Year	Amortization Expense
2008	$117
2009	117
2010	94
2011	94
2012 & beyond	1,126

Total	$1,548

Stock based compensation

The Company has a stock based compensation plan, the 2005 Incentive Compensation Plan. The Company accounts for stock based compensation using the fair value method prescribed in SFAS No. 123R, “Share-Based Payment,” and related interpretations, which the Company adopted in 2006 using the modified prospective method. The Company utilizes the Black-Scholes model to estimate the fair value of the shares granted.

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due or refundable plus deferred income tax assets and liabilities. Deferred income tax assets and liabilities are recorded to recognize the income tax effect of the temporary differences in the method of reporting various items of income and expenses for financial reporting purposes and income tax purposes. The deferred income tax assets and liabilities at the end of the year are determined using the statutory tax rates expected to be in effect when the taxes are actually due or refundable.

As of the beginning of our 2007 fiscal year, we adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which provides specific guidance on the financial statement recognition, measurement, reporting and disclosure of uncertain tax positions taken or expected to be taken in a tax return. We recognize the impact of our tax positions in our financial statements if those positions will more likely than not be sustained on audit, based on the technical merit of the position.

F. Recent Accounting Pronouncements.

In September 2006, the FASB issued SAFS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The Company expects to adopt SFAS No. 157 effective January 1, 2008, as required. We cannot reasonably estimate the impact of adoption at this time.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an Amendment of FASB Statement No. 115”, which is effective for fiscal years beginning after November 15, 2007. SFAS No. 159 permits entities to measure eligible financial assets, financial liabilities and firm commitments at fair value, on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other U.S. generally accepted accounting principles. The fair value measurement election is irrevocable and subsequent changes in fair value must be recorded in earnings. Our adoption of SFAS No. 159 in 2008 is not expected to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements.” The standards are intended to improve, simplify, and converge internationally the accounting for business combinations and the reporting of non-controlling interests in consolidated financial statements. SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited.

SFAS No. 160 is designed to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report non-controlling (minority) interests in subsidiaries in the same way—as equity in the consolidated financial statements. Moreover, SFAS No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. In addition, SFAS No. 160 shall be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. We do not have an outstanding non-controlling interest in one or more subsidiaries and therefore, SFAS No. 160 is not applicable to us at this time.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

G. Financial Performance.

Overview of Financial Performance – Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006.

Our revenues for the 2007 fiscal year were $55.2 million, $26.7 million or 93.3%, higher than revenues for the 2006 fiscal year. The increase was driven by a $21.2 million or 90.0% increase in our Technology solutions segment, and a $5.5 million or 108.7% increase in our Software applications segment. Technology solutions segment product sales of instructional hardware (primarily interactive whiteboards) increased substantially over the prior year. Increases in infrastructure and network products also contributed to the increase. Software applications sales increased along all the major areas of new software, delivery, installation and training related revenues, as well as recurring support agreement revenues primarily from the addition of sales from the January 2, 2007 acquisition of the McAleer operations (“McAleer,” or “CSI-Mobile”). Of the $5.5 million increase in our Software applications segment, the addition of CSI-Mobile contributed $4.5 million, increasing Software applications segment sales 89.3% and total sales by 16.6% over the prior year. The remaining $1.0 million or 19.4% increase in our Software applications segment sales came from the organic growth of the CSI – Easley software operations.

The gross profit for 2007 was $11.3 million, $4.9 million or 77.6% above the prior year. The Technology solutions segment increased $3.2 million or 87.6%, while the Software applications segment increased $1.7 million or 63.8%. The addition of CSI-Mobile added $1.5 million or a 57.3% increase in the Software applications segment and 24.5% increase in total gross profit over the prior year. CSI-Easley added the remaining $0.2 million for a 6.4% increase in the Software applications segment. The gross margin was 20.5% for 2007 and 22.3% for 2006. The small decrease in margin for the year was primarily attributable to the addition of the CSI-Mobile operations which has historically had a lower margin (34.0% for 2007) than the CSI-Easley software operations (47.3% for 2007 and 53.1% in 2006), with CSI-Mobile’s margin including increased depreciation and amortization from the write-up of its assets to fair value in connection with the acquisition. The decline in the margin for CSI-Easley over the prior year came from increased amortization of software development efforts capitalized primarily relating to work for prior modules completed and work related to the remaining modules of the latest version of the Company’s fund accounting software written in Microsoft’s .Net programming and SQL database languages. Technology solutions margins remained relatively stable, decreasing only slightly from 15.8% in 2006 to 15.6% in 2007.

Operating income improved $3.3 million, or 1394.6% to $3.1 million for 2007 compared to the operating loss of $0.2 million for the 2006 year. The large increase in operating income resulted from the $4.9 million increase in gross profit coupled with an increase in operating expenses at a lower rate than the increase in gross profit. Operating expenses increased $1.6 million primarily as a result of the addition of CSI-Mobile’s operating expenses of $1.2 million. The remaining increase of $400,000 came primarily from increases in CSI-Mobile operational costs, including salaries and wages to support the increased top-line growth and related operational needs. These increases were partially offset by reductions in other selling, general and administrative costs, primarily the portion of stock-based compensation awards in 2006 relating to the 2005 reverse merger.

Net income improved $2.6 million or 297.9% to $1.7 million. The increase was primarily related to the increase in operating income, net of an increase of $0.9 million in taxes. A loss recorded in the fourth quarter of 2006 of $0.3 million from our agreement to reduce the exercise prices on a portion of the warrants was not incurred in the current year and also contributed to the improvement in net income, partially offset by increased interest expense related to the additional financing for the purchase of CSI-Mobile.

Results of Operations

Year Ended December 31, 2007 Versus Year Ended December 31, 2006

The following table and discussion set forth the change in sales and the major items impacting the change in operating income (loss) for the year ended December 31, 2007 compared to the year ended December 31, 2006.

	Year Ended
	December 31, 2007	December 31, 2006	Increase (Decrease)
NET SALES AND SERVICE REVENUE	$55,197	$28,554	$26,643
GROSS PROFIT	11,321	6,373	4,948
OPERATING INCOME (LOSS)	3,146	(243)	3,389

SIGNIFICANT ITEMS THAT INCREASED (DECREASED) OPERATING INCOME (LOSS)
Gross Profit:
Sales			$26,643
Cost of sales excluding depreciation, amortization and capitalization			(21,187)
Depreciation and Amortization			(410)
Capitalization of Software Costs			(98)

			4,948

Operating Expenses:
Salaries, wages and benefits			(1,590)
Stock based compensation			869
Reverse merger costs			85
Acquisition expenses			27
Professional and legal compliance and litigation related costs			(85)
Sales Consulting fees			(222)
Marketing expenses			(23)
Travel and mobile costs			(155)
Depreciation and amortization			(177)
Other SG&A expenses			(288)

			$3,389

Revenue

Our revenues for the 2007 fiscal year were $55.2 million, $26.6 million or 93.3% higher than revenues for the 2006 fiscal year. The increase was driven by increases in both our segments: Technology solutions, with a 90.0% increase, and Software applications, with a 108.7% increase. Technology solutions segment product sales of instructional hardware (primarily interactive whiteboards) increased substantially over the prior year. Increased sales of infrastructure and network products also contributed to the improvement. Software applications sales increased 19.4% organically, with the remaining increase coming from the addition of CSI-Mobile. Increases were experienced across all the major areas: new software, delivery, installation and training and recurring support agreement revenues.

Gross Profit

Gross profit for 2007 increased $4.9 million, or 77.6%, to $11.3 million, driven by the increased sales in both the technology and software segments. The gross margin decreased from 22.3% in 2006 to 20.5% in 2007. The small decrease in margin for the year was primarily attributable to the addition of the CSI-Mobile operations which has historically had a lower margin (34.0% for 2007) than the CSI-Easley software operations (47.3% for 2007 and 53.1% in 2006), with CSI-Mobile’s margin including increased depreciation and amortization from the recording of its assets at fair value in connection with the acquisition. The decline in the margin for CSI-Easley over the prior year came from increased amortization of software efforts capitalized primarily relating to work for prior modules completed and work related to the remaining modules of the latest version of the Company’s fund accounting software written in Microsoft’s .Net programming and SQL database languages. Technology solutions margins remained relatively stable decreasing only slightly from 15.8% in 2006 to 15.6% in 2007.

Operating Expenses

Operating expenses were $8.2 million for the 2007 fiscal year, an increase of $1.6 million, or 23.6%, from the same period of the prior year. The increase was primarily from the added selling, general and administrative expenses with the addition of the CSI-Mobile operations. Additional salaries and wages, sales consulting fees, marketing expenses, travel and mobile costs connected with the increase in sales also contributed to the increase. Professional and legal compliance costs, depreciation and amortization and other selling and general costs including insurance and taxes increased also, in support of the growing organization. These increases were partially offset by declines in the portion of non-cash stock-based compensation of our outside directors and our consultants in 2006 committed to in connection with the 2005 reverse merger, and decreases in reverse merger and acquisition related costs.

Operating Income (loss)

We recorded operating income for 2007 of $3.1 million, an increase of $3.4 million, or 1,394.6%, compared to the operating loss in 2006. This increase in 2007 compared to 2006 was due primarily to the impact of the substantial increase in gross profit, partially offset by the increase in “—Operating Expenses” described above.

Segment Information

Software Applications Segment

	Year Ended
	December 31, 2007	December 31, 2006	Increase (Decrease)
NET SALES AND SERVICE REVENUE	$10,478	$5,020	$5,458
GROSS PROFIT	4,362	2,664	1,698
OPERATING INCOME	450	502	(52)

SIGNIFICANT ITEMS THAT INCREASED (DECREASED) OPERATING INCOME
Gross Profit:
Sales			$5,458
Cost of sales excluding depreciation, amortization and capitalization			(3,250)
Depreciation and Amortization			(412)
Capitalization of Software Costs			(98)

			1,698

Operating Expenses:
Salaries, wages and benefits			(1,176)
Marketing expenses			(22)
Travel and mobile costs			(128)
Depreciation and amortization			(164)
Other SG&A expenses			(260)

			$(52)

Software applications segment sales increased from increased sales in all areas: new and third party software, related delivery, training and support services and increased support agreements. The increased sales were due primarily to the addition of CSI-Mobile, but also from organic growth in all major areas for CSI-Easley as well.

Cost of sales increased primarily from the addition of CSI- Mobile. Cost of sales also increased with increased amortization and depreciation from the recording of the assets at fair value of CSI-Mobile in connection with the acquisition. Capitalized software costs increased with continued work on the remaining modules related to the Microsoft .Net and SQL (application programming language and database) conversion effort. Operating expenses increased primarily from the increased sales efforts, including: marketing and increased sales personnel, related travel and mobile expenses, and an increase in costs from the allocation of insurance and taxes driven higher by the general growth of the business and addition of CSI-Mobile.

Technology Solutions Segment

	Year Ended
	December 31, 2007	December 31, 2006	Increase (Decrease)
NET SALES AND SERVICE REVENUE	$44,719	$23,534	$21,185
GROSS PROFIT	6,959	3,709	3,250
OPERATING INCOME	3,503	958	2,545

SIGNIFICANT ITEMS THAT INCREASED (DECREASED) OPERATING INCOME
Gross Profit:
Sales			$21,185
Cost of sales excluding depreciation, amortization and capitalization			(17,937)
Depreciation and Amortization			2

			3,250

Operating Expenses:
Salaries, wages and benefits			(413)
Sales consulting fees			(222)
Marketing expenses			(2)
Travel and mobile costs			(27)
Depreciation and amortization			(13)
Other SG&A expenses			(28)

			$2,545

Technology solutions segment sales increased primarily due to sales of new hardware, principally instructional (interactive whiteboard based) solutions, as well as outsourced engineering of less technical services, primarily installation of interactive whiteboards. Sales of infrastructure and networking solutions also improved.

Cost of sales increased but remained fairly stable as a percent of sales, with technology margins decreasing only slightly from 15.8% in 2006 compared to 15.6% in 2007.

The following table summarizes the segment information discussed above and reconciles them to the consolidated amounts reported and previously discussed. The table also presents the segment assets information. Changes in segment assets came primarily from the following:

•

Segment assets in the Software applications segment increased primarily from the asset purchase of McAleer. This included an increase in property, plant and equipment, computer software, goodwill and other (intangible) assets, as well as additions to receivables due to the historical billing practice of McAleer to bill annual support agreements near year end.

•

Inventory decreased significantly due to the partial shipment of a significant order in late 2006, where installation was delayed due to backordered component parts. The inventory was pre-sold and revenues related to the order were recorded in the first quarter of 2007 when collectability was assured. Such a significant order did not exist at year end 2007.

•

Capitalized software costs for the software applications segment increased from the investment in the conversion of the fund accounting software to the Microsoft ..Net and SQL platform and the write up of the purchased McAleer software to fair value.

•	Deferred tax assets decreased from the utilization of net operating loss carryforwards.

	Software Applications	Technology Solutions	Total Company
Year ended December 31, 2007:
Net sales and service revenue	$10,478	$44,719	$55,197
Gross profit	4,362	6,959	11,321
Segment income	450	3,503	(	*)
Segment assets	7,240	8,946	16,186

Year ended December 31, 2006:
Net sales and service revenue	$5,020	$23,534	$28,554
Gross profit	2,664	3,709	6,373
Segment income	502	958	(	*)
Segment assets	4,825	4,635	9,460

Reconciliation of Segment income (non-GAAP measure) to operating income (loss) per consolidated Statements of Operations (GAAP measure):

Certain non-recurring items (those items occurring for reasons which have not occurred in the prior two years and are not likely to reoccur in two years), stock-based compensation costs and compliance and acquisition costs are generally excluded from management’s analysis of profitability by segment and the Company’s segment presentation. The following reconciliation presents separately those costs related to the reverse merger and compliance costs, which have not been included in the analysis of segment income. In addition, due to public reporting requirements, we have incurred significant compliance-related professional and legal costs.

	Year Ended
	December 31, 2007	December 31, 2006
Segment income:
Software applications segment	$450	$502
Technology solutions segment	3,503	958

TOTAL SEGMENT INCOME	3,953	1,460
Less: Merger-related and compliance costs
Stock compensation – non-cash	(102)	(971)
Reverse merger costs	—	(85)
Acquisition costs	(11)	(38)
Professional and legal compliance and litigation related costs	(694)	(609)

OPERATING INCOME (LOSS) Per consolidated Statements of Operations	$3,146	$(243)

Interest and Other Income and Expenses

Interest expense was $0.6 million in 2007 compared to $0.4 million in 2006. This increase was due to the addition of $2.7 million in borrowings in connection with the acquisition of McAleer, partially offset by repayments from proceeds from the sale of warrants of approximately $0.7 million and the pay down of an additional $1.1 million from cash flow generated from operations. As of December 31, 2007, we had outstanding draws of $575,000 under our bank credit facility bearing interest at 7.73% (Libor plus 2.50%). We also had outstanding long-term bank debt, including current portion, of $1.0 million bearing interest at 7.85% and outstanding subordinated notes payable to Barron Partners LP (“Barron”) and the five former CSI-South Carolina shareholders totaling $2,250,400 and bearing interest at 15.0%.

Unrealized loss on warrants to purchase common stock was $0.3 million in 2006 compared to no such amounts in 2007. The unrealized loss in 2006 was due to our decision to reduce the exercise price on a portion of warrants to encourage their earlier exercise. We believed the exercise of the warrants would increase the potential for an earlier increase in the amount of stock available for purchase in the marketplace and availability of additional cash for working capital purposes. During the year ended December 31, 2007 Barron exercised approximately 1.0 million of the warrants with an exercise price of $0.70, resulting in cash applied against our revolving credit facility of $0.7 million. The accounting for the warrants is discussed further in Note 8, “Preferred Stock and Related Warrants,” to our audited consolidated financial statements dated December 31, 2007.

Income Taxes

Income taxes were recorded as an expense of approximately $0.9 million in 2007 compared to a net benefit of $0.1 million in 2006. The increase was due to the increase in pre-tax income. The effective tax rate was slightly more than the statutory rate due to nondeductible expenses, offset in part by the Company recognizing South Carolina job tax credits in the current year of approximately $0.1 million.

Net Income (Loss) and Earnings (Loss) Per Share

Net income increased $2.6 million or 297.9% from a net loss of $0.9 million in 2006, to net income of $1.7 million for 2007. The increase in net income over the prior year was driven by the increase in revenues contributing to increased gross profits and operating income, and costs increasing at a lower rate than that of revenues, as previously discussed.

Basic earnings per share increased from a basic loss per share of $0.27 per share in 2006 to basic earnings per share of $0.46 in 2007. The increase resulted primarily from the increase in net income, partially offset by an increase in the number of weighted average shares outstanding. Weighted average shares increased because of conversions of preferred shares, warrant exercises, and issuance of stock in connection with stock based compensation awarded to McAleer management in connection with the acquisition and our outside board members, consultants and other key employees. For the same reasons, on a fully diluted basis, earnings per share increased from a net loss of $0.27 per share in 2006 to earnings per share of $0.14 in 2007. The remaining preferred stock and warrants issued in connection with the merger in February 2005 were not included in the calculation of diluted earnings per share for 2006, as their effect was anti-dilutive.

H. Liquidity and Capital Resources.

Our strategic plan includes the expansion of the Company both organically and through acquisitions. Due to the long-term nature of investments in acquisitions and other financial needs to support organic growth, including working capital, we expect our long-term and working capital needs to periodically exceed the short-term fluctuations in cash flow from operations. Accordingly, we use debt and equity vehicles in addition to cash flow from operations to fund our growth and working capital needs. Currently our working capital is provided under our $7.0 million revolving line of credit.

Events Impacting Liquidity and Capital Resources

Increase in Bank Credit Facilities

Line of Credit

On September 14, 2007, we entered into agreements with our senior lender, RBC Centura Bank. The primary purpose was to increase the amount of our credit facilities in order to provide for our expanding working capital and other credit needs. Specifically, the Company’s revolving facility was increased from $5.5 million to $7.0 million. The revolving facility is priced at one month LIBOR plus 2.5% and expires on June 30, 2009. Availability under the revolving facility is determined pursuant to a borrowing base equal to 80% of the Company’s eligible accounts receivable and 50% of the Company’s eligible inventory up to $1,000,000. The revolving facility and our equipment facility are secured by substantially all of our assets. In January 2007, the line, which was originally established in connection with our reverse merger in 2005, was increased to support the McAleer acquisition.

Real Estate Note

As a part of amended loan arrangements in 2006, the bank also committed to extend mortgage financing to be used to pay off the $525,000 indebtedness incurred by the Company to William McAleer in the acquisition of real estate in Mobile, Alabama as a part of the McAleer acquisition. The Company utilized $486,000 of such financing (90% of the building’s appraised value) and a $39,000 draw on its line of credit to repay the $525,000 note payable to William McAleer in February 2007. The new real estate loan bears interest at 7.85% and is payable on a 15 year amortization with a balloon payment due at the end of year three.

Equipment Note

As a part of amended loan arrangements in 2006, the bank committed to increase its equipment note to assist with the financing of the McAleer acquisition. Previously, the note was established at $400,000. Pursuant to the January 2007 modification to the bank’s credit facilities, the February 2006 equipment loan was modified, increasing it to $800,000. The equipment note bears interest at 7.85% per annum. Principal and interest is payable in 36 consecutive monthly payments of principal and interest of $25,015 continuing until January 1, 2010. The new equipment note refunded the February 2006 equipment loan balance at December 31, 2006 of $313,954, with an additional $486,046 being advanced at the January 2, 2007 closing. The additional proceeds represented a reimbursement to the Company for capital expenditures incurred during 2006, and were used to help fund the McAleer acquisition.

Our credit facility with RBC Centura Bank and the recent facility amendments are discussed in more detail in the notes to the audited consolidated financial statements dated December 31, 2007 and under “—C. Other Developments—Modification of Bank Credit Facilities” above.

Acquisition of McAleer

On January 2, 2007, we consummated the acquisition of substantially all of the assets and business operations of McAleer. McAleer and the acquisition transaction is discussed in more detail under “—C. Other Developments—Acquisition of McAleer Computer Associates, Inc.”

The purchase price was $4,050,000, of which $3,525,000 was paid in cash at closing, funded from:

•	$1.6 million advance under our bank line of credit facility (increased at the time from $3.5 million to $5.5 million);

•	$0.5 million increase in our equipment note (increased from $300,000 balance to $800,000);

•	$1.3 million in cash from McAleer from service contract revenue related to 2007 services to be provided, collected in 2006 and retained on our behalf pursuant to the asset purchase agreement; and

•

$525,000 to be paid pursuant to a promissory note in 20 quarterly installments of principal in the amount of $26,250 plus interest in arrears at the LIBOR rate, beginning March 31, 2007. (This amount was refinanced with the real estate note and a small draw on our credit facilities in February 2007, as discussed under “—Increase in Bank Credit Facilities” above).

Acquisition expenses were $267,000 for legal and professional fees, travel costs and various other related expenses. The expenses were capitalized and allocated to goodwill.

We assumed no liabilities of McAleer, other than certain leases and obligations of McAleer under ongoing customer contracts.

Our utilization of draws under our bank revolver to fund a large portion of the purchase price of the McAleer acquisition reduced our availability under the facility. While we carry a balance of long-term debt related to the acquisition, during the year we have reduced the revolving facility to approximately the same balance as prior to the acquisition through cash generated from operations and warrant proceeds. However, increased working capital requirements as a result of anticipated sales growth could put pressure on the adequacy of our bank revolving credit facility. As we did with McAleer, we may use availability under our revolving facility to fund other acquisitions. Accordingly, on an ongoing basis, we evaluate our needs and additional opportunities to increase our borrowing facilities, and consider other funding options, as discussed below under “—Future Capital Needs and Resources.”

Off-Balance Sheet Arrangements

As of December 31, 2007, and for the prior reporting periods, CSI had no off-balance sheet instruments.

Cash Flows

Cash for Operating Activities

Cash provided by operating activities totaled $4.1 million for the year ended December 31, 2007, compared to cash provided by operating activities of $3.0 million for the year ended December 31, 2006. The increase was due to increased net income of $2.6 million. This increase was partially offset by adjustments to net income and changes in other operations related balance sheet accounts.

The changes in adjustments to net income for 2007 compared to the changes in 2006 netted to a decrease of $0.2 million. Increases came from depreciation and amortization, primarily from the increases following the acquisition of McAleer, and increased deferred income taxes from the utilization of prior net-operating loss carry forwards. The increases were substantially offset by decreases in the non-cash portion of expense related to stock awards to consultants in 2006 related to the 2005 reverse merger and an unrealized loss from the warrant reset in 2006, both not repeated in the current year. The decrease in the total changes in Balance Sheet items related to operating activities (except deferred income taxes, included in adjustments to net income discussed above) compared to the total of changes in the prior year netted to $1.3 million.

Significant changes at December 31, 2007 since the prior year end to Balance Sheet items related to operating activities are as follows:

The increase in accounts receivable ($4.9 million) was a result of the addition of McAleer and a delay in collections on certain large technology deals, which were substantially collected after year end. The increase from McAleer was primarily from the billing of the majority of its support agreements at year end which are recognized over the year as the services are delivered. The McAleer forward billing also caused the increase in deferred revenue ($3.2 million). The decrease from the change in inventories ($2.1 million) is due to the absence of the large order with receipts of inventory at year end 2006 which could not be billed to the customer and not paid to the vendor until the first quarter of 2007, due to backordered components.

Cash from Investing Activities

Cash used for investing activities totaled $5.6 million for the year ended December 31, 2007, compared to $2.1 million for the year ended December 31, 2006. The $3.5 million increase was a result of the acquisition of McAleer for $4.1 million. This increase was partially offset by a $0.1 million decrease in expenses capitalized in connection with the continued investment in development in the .Net version of CSI’s major software modules, due to a shift in more efforts toward support with some core modules installed at customer sites. Capital expenditures declined by $0.4 million primarily as the needs were higher in the prior year in connection with the move made in April 2006 to a new expanded facility with room for future growth.

Cash from Financing Activities

Cash provided by financing activities netted to $1.5 million for the year ended December 31, 2007, compared to cash used for financing activities of $0.8 million for the year ended December 31, 2006. In 2006, the $0.8 million was used primarily for a net reduction in debt, while in 2007 $0.8 million was provided from the exercise of warrants and also $2.7 million was used to finance the McAleer acquisition, consisting of $0.9 million in long-term debt and $1.8 million advanced on our revolving loan facility. By year end, cash from operating activities less the amount used for non-acquisition related financing activities (net $1.1 million) was applied to the revolving facility resulting in the balance approximating that of the prior year.

Non-GAAP Financial Measures: EBITDA and Adjusted EBITDA

Years Ended December 31, 2007 and 2006

EBITDA increased 906.1% or $4.3 million to $4.8 million for the year ended December 31, 2007, compared to EBITDA of $0.5 million reported for the same period in 2006. The EBITDA increase was primarily due to the increase in operating income over the prior year and a larger add back for increased depreciation and amortization with the write-up to fair value of assets from the McAleer acquisition. Adjusted EBITDA for the year ended December 31, 2007 increased by 175.0% or $3.1 million to $4.9 million, compared to $1.8 million for the prior year. The increase was due to the same items as impacted EBITDA. However, the Adjusted EBITDA increase was lower than that of EBITDA due to the partially-offsetting effect of a $0.9 million smaller adjustment in 2007 for non-cash stock based compensation and no adjustment for warrants resets, compared to $0.3 million recorded in 2006.

Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows.

We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

(000’s omitted)	Year Ended December 31,
	2007	2006
Reconciliation of Net income (loss) per GAAP to EBITDA and Adjusted Financing) EBITDA:
Net income (loss) per GAAP	$1,741	$(880)
Adjustments:
Income tax expense (benefit)	855	(98)
Interest expense, net	549	406
Depreciation and amortization of fixed assets and trademarks	525	338
Amortization of software development costs	1,109	709

EBITDA	4,779	475

Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Stock based compensation (non-cash portion)	102	971
Reverse acquisition costs	—	—
Reverse acquisition related option redemption costs	—	—
Net unrealized loss on warrants	—	329
Reverse merger related litigation costs	—	—

Adjusted (Financing) EBITDA	$4,881	$1,775

Future Capital Needs and Resources

Credit Facilities

Prior to our going public through the reverse merger, we funded operations through cash flow from operations. Substantially all of our cash was distributed to the founders in exchange for distributing ownership. Accordingly, we now use primarily our working capital facility and term loans to fund our operations. See “—Increase in Bank Credit Facilities” above and Note 7 to our audited consolidated financial statements dated December 31, 2007 for details of recent activity under and terms of these facilities.

Our current credit facilities consist of:

•	$7.0 million revolving line of credit, of which $0.6 million was drawn and $4.4 million available December 31, 2007, which bears interest at LIBOR plus 2.5% and matures June 30, 2009;

•	$800,000 equipment note, of which approximately $0.6 million was outstanding at December 31, 2007, which bears interest at 7.85%, and has a three year amortization maturing in January 2010;

•

$486,000 real estate note, of which approximately $0.5 million was outstanding at December 31, 2007, which bears interest at 7.85%, and has a payment based on a 15 year amortization with a balloon payment due in January 2010; and

•

$2.3 million in subordinated notes to Barron Partners and the five founding shareholders, of which $2.3 million remained outstanding at December 31, 2007. (In order to conserve capital and borrowing capacity, we refrained from repaying the $2.3 million in subordinated notes upon their initial maturity in May 2006. The noteholders have cooperated with our deferral of repayment, which is discussed in more detail below.)

Future Capital Needs

Set forth below are factors which management believes could have a significant impact on our future cash and capital needs and resources.

Ongoing capital resources depend on a variety of factors, including:

•	$4.4 million available to our operations at December 31, 2007, under our $7.0 million line of credit;

•	inventory purchase commitments in 2008 of $12.3 million;

•	burden of professional and legal compliance costs;

•	the anticipated level of capital expenditures for 2008 of $800,000;

•	software development costs of approximately $1.1 million;

•	our scheduled debt service;

•	continued cooperation as to the deferral of payment on our subordinated debt;

•	potential future acquisitions; and

•	potential capital inflow from warrants exercise and the possibility warrant exercises and related proceeds may not be fully realized.

The above items are described in more detail below.

Factors Affecting Capital Needs and Resources:

Credit Facilities. Absent a significant cash inflow from the cash exercise of the warrants or otherwise, and in light of our growth and acquisition strategy, for the foreseeable future we will rely on a line of credit and borrowing facilities.

While we have drawn on our line significantly and paid it down from time to time, we cannot guarantee that cash flow from operations will be sufficient to repay our line of credit facility at the time it is due and adequately fund our growing working capital needs. In the alternative, we would attempt to refinance the credit facility with another lender. Although management currently believes that our existing lender will agree to a renewal of the facility, there can be no assurance that our bank will in fact do so or that replacement financing could be procured by us on favorable terms or at all. Further, any failure to repay or restructure the subordinated notes, or to maintain the cooperation of the holders of such notes, could negatively impact our ability to renew our existing bank credit facility or procure a replacement. Without such a credit facility, we believe that our ability to fund our business operations, including providing sufficient working capital to fund sales growth, could be adversely affected.

Expected cash flow from operations. In addition to financing sources, our operating cash flow is a significant source for us to meet our future capital needs. Our ability to generate sufficient operating cash flow is dependent upon, among other things:

•	the amount of revenue we are able to generate and collect from our customers;

•	the amount of operating expenses required to provide our services;

•	the cost of acquiring and retaining customers; and

•	our ability to continue to grow our customer base.

In 2007, the Company experienced significant improvement in its cash flow from operations, increasing $1.1 million to $4.1 million compared to the prior year’s $3.0 million. Net of needs for other financing activities and scheduled debt retirement, this placed the Company in the position of repaying the short-term portion of borrowings used in connection with the McAleer acquisition, in part or $1.1 million, from cash provided by operations, while the remaining $0.7 million was provided from the exercise of warrants. This improvement was also made possible from the acquisition of McAleer which historically bills the largest portion of its annual support agreements in the fourth quarter of each year and receives some additional cash by year end, with the remainder collected in the first quarter. Our projections as to the acquisition of McAleer were that it would be cash flow positive, that is it would fund its own debt service, and in fact it has done so. As a result, we see risk associated with the cost of the McAleer acquisition as substantially behind us and continuing improvements in our cash position long-term. This assessment does not take into account additional capital related to additional acquisitions, and it assumes growth does not significantly outpace our expectations. It also assumes we are able to effectively and timely control our costs if impacted significantly by an economic downturn, and we retain our ongoing ability to secure asset-based financing to fund our growth. Our primary reasons for pursuing other financing and equity capital are to reduce short-term economic risk relating to past and future acquisitions, and to repay our subordinated notes (potentially as part of funding an acquisition).

Purchase Commitments. The majority of our purchase commitments are based on firm purchase orders. However, from time to time we commit to purchase product in advance of customer commitments and as inventory to obtain volume pricing discounts or operational efficiencies. Currently we have purchase order commitments to Promethean, one of our major suppliers, for interactive whiteboard inventory of $12.3 million in 2008. We have no other significant purchase commitments based on estimates of customer demand that significantly exceed customer commitments. If actual customer demand were to differ significantly either in timing or volume from the purchase commitments, this could strain our available working capital resources. While management anticipates its purchase commitments will not differ significantly from its estimates of customer demand, there can be no assurance that this will in fact be the case.

Burden of Professional and Legal Compliance Costs. For the year ended December 31, 2007, professional and legal compliance and litigation costs, excluding stock-based (non-cash) compensation, totaled $694,000. These related primarily to compliance costs of operating as a public company, as well as legal and accounting costs for the registration of shares pursuant to the registration rights agreement. Management anticipates that the current level of expenses should continue and could increase somewhat, particularly as the Company grows or acquires other businesses. The Company will continue to incur expenses to test and monitor controls related to the Sarbanes-Oxley Act, and to maintain the registration of shares through 2009 as required by its commitment to Barron. Although the Company is hopeful that costs related to supplementing the registration statement for updated financial and other information will be minimal, there can be no assurances that this will in fact be the case and cost savings realized. Management anticipates that some cost efficiencies may be realized as CSI gains experience as a reporting company and management seeks to manage compliance costs, and believes economies of scale will be achieved particularly with regard to these costs as the Company grows.

Short Term Capital Requirements. We currently anticipate that our capital needs for 2008 will principally consist of $1.1 million for software development and $800,000 for capital expenditures. For the year ended December 31, 2007, we capitalized approximately $1.1 million of software development costs and $338,000 in capital expenditures. We plan to fund 2008 needs for these items through cash flow from operations, our line of credit or other financing options discussed above.

Subordinated Promissory Notes. At December 31, 2007, subordinated promissory notes payable to shareholders totaled approximately $2.3 million. Although we possessed adequate availability on the May 9, 2006 due date to repay the subordinated notes, management believed that cash flow from operations and remaining availability under the bank facility following such a drawdown would not be sufficient to fund ongoing working capital needs. We also anticipated that such a refunding of the subordinated notes with bank debt would have caused us to fail to comply with equity related covenants with the bank, given that the subordinated notes are treated as equity for such ratios. Accordingly, after consultation with the bank and the holders of the subordinated notes, we determined it was not in the best interest of all stakeholders to pay the notes at maturity. Following the original maturity date, the Company paid a default interest rate of 15%, both on the principal balance and any interest not paid quarterly. From time to time we have also deferred the payment of interest to preserve working capital. Specifically, we took this action in the first and second quarters of 2007 as a precautionary measure considering the cash requirement needed for the acquisition of the McAleer operations. Subsequently we paid this and other interest due and no interest was in arrears as of December 31, 2007 or as of the date of this prospectus.

On April 23, 2008, we and each of the holders of the subordinated notes entered into a letter agreement which extended the maturity date of such notes until March 31, 2009. Each noteholder also waived existing and past payment defaults and the notes will continue to bear interest at the default rate of 15%. In exchange for the extension and waiver, we made principal payments on the subordinated notes totaling $300,000, paid pro-rata among the noteholders.

Looking forward, considering our growth and acquisition strategy, we do not know if we will be able to generate operating cash flow sufficient to repay the subordinated notes, either from cash or with draws under the revolving credit facility. Our ability to utilize our credit facility to repay the subordinated notes would be limited not only by availability under the asset based facility, but also by equity-related financial covenants. Under these covenants in our credit agreement, the subordinated notes are counted as equity. Accordingly, we believe that it is possible that we will not be able to utilize our revolving credit facility to repay the subordinated notes, and that the subordinated notes will need to be restructured or repaid from long-term capital sources. The subordinated notes may, for example, be refinanced as part of the financing of future acquisitions, or repaid from the proceeds of the exercise of warrants by Barron. However, we can give no assurance that we will be able to successfully restructure, extend or repay the subordinated notes, or that the noteholders will continue to cooperate. Our bank lender in the past has consented with respect to the subordinated notes and has granted waivers relating to their prior nonpayment. The notes are subordinated to our senior bank debt, and we believe the ability of the noteholders to have direct recourse against us is limited. However, if we fail to repay the subordinated notes at the new March 31, 2009 maturity date, the holders of the subordinated notes may take actions that could adversely affect the Company, including acting to accelerate the subordinated debt, thereby potentially triggering a default under our credit facility with our bank. Such noteholders also might take legal or other adverse collection actions against the Company. We can therefore give no assurances as to what adverse collection actions the subordinated noteholders might take, and the impact such actions and default might otherwise have on our other creditors and our financial condition. However, we do not anticipate any of the noteholders taking any action detrimental to us. It should be noted that five of the subordinated noteholders are currently significant stockholders of the Company, and four of these are executive officers. The sixth noteholder, Barron, holds all our preferred stock.

McAleer, ICS and Potential Acquisitions. We are examining the potential acquisition of companies and businesses within our industry. We are unable to predict the nature, size or timing of any such acquisition, and accordingly are unable to estimate the capital resources which may be required. Any acquisition would be subject to our utilizing sources in addition to those described above. These alternative sources could include the issuance of our common stock or other securities in an acquisition, seller financing, and bank and other third party financing, among other things. We can give no assurance that, should the opportunity for a suitable acquisition arise, we will be able to procure the financial resources necessary to fund any such acquisition or that we will otherwise be able to conclude and successfully integrate any acquisition.

As previously discussed, we acquired McAleer on January 2, 2007. We believe the acquisition of this leading provider of fund accounting based financial management software in Alabama fits within our acquisition strategy. We anticipate that the acquisition of McAleer will provide several benefits as discussed in “—C. Other Developments—Acquisition of McAleer Computer Associates, Inc.” Also, on March 31, 2008, we consummated the acquisition, effective April 1, 2008, of substantially all of the assets and business operations of ICS. We believe that the acquisition of ICS will, likewise, provide a number of strategic benefits as discussed in “—B. Recent Developments—Acquisition of ICS Systems, Inc.” A large portion of the cash consideration for these acquisitions was funded by draws under our bank revolving credit facility, thereby reducing our availability under the facility to support working capital needs. Also, the acquisition of McAleer, like most acquisitions by the Company of other operating businesses, has increased working capital needs of the Company from time to time, primarily due to differences in the timing of collections, typically once a year, and ongoing labor costs for the provision of support services. While our line of credit may be sufficient, its adequacy may be strained by our increased working capital and other needs as a result of acquisition activity. We continue to pursue other opportunities for increasing funds available to us in light of the potentially greater capital needs of a larger organization. A number of options, as discussed above, are under consideration, and could provide longer-term financing to match the longer-term nature of an acquisition related investment.

Potential Capital Inflow from Warrants Exercise. A significant amount of cash and capital for the Company would be generated by the exercise by Barron of its common stock warrants. The exercise of our warrants with an exercise price of $0.70 would generate approximately $1.1 million. The exercise of our warrants priced at $0.85 would generate approximately $1.3 million. The exercise of our warrants priced at $1.3972 would generate approximately $2.8 million. The exercise of our warrants with a price of $2.0958 would generate approximately $4.2 million.

In September 2007, Barron exercised warrants priced at $0.70 per share for 120,000 shares of common stock, for which the Company received proceeds of $84,000. Additionally, subsequent to September 30, 2007 and through October 25, 2007, Barron exercised additional warrants priced at $0.70 for 933,800 shares of common stock, the proceeds from which amounted to an additional $654,000. This leaves warrants for approximately 0.5 million shares of common stock representing proceeds of approximately $400,000 remaining of those priced at $0.70 per share. Among other alternatives, we may repay a portion of the subordinated notes with a portion of such proceeds while retaining a portion for working capital or other expansion opportunities.

The exercise of the warrants is in the sole discretion of Barron, subject to the restrictions in the preferred stock and the warrants prohibiting Barron from beneficially holding greater than 4.9% of our outstanding common stock at any time. Although we presume any decision by Barron to further exercise the warrants or any portion would depend upon our stock price, results of operations and the long term outlook for the development of our business, among other things, we cannot predict if and when Barron may exercise the warrants. Accordingly, there can be no assurance that Barron will exercise additional warrants and that we will receive any resulting capital.

The warrants may be exercised on a cashless basis, in which case the Company would receive no cash proceeds. However, Barron is prohibited from electing a cashless exercise so long as there is an effective registration statement with respect to the shares underlying the warrants. Accordingly, it will be important for us to maintain the effectiveness of the registration statement covering the warrant shares in order to assure the receipt of equity capital from the exercise of the warrants. Our registration statement was declared effective on February 14, 2006 and an updating amendment was likewise declared effective on May 14, 2007. Barron has not invoked the cashless exercise provision.

Adequacy of Liquidity and Capital Resources.

Based on management’s assessment giving consideration to the above items, including the availability under our line of credit facility, management anticipates that our cash flow from operations and our existing bank credit facilities will be adequate to fund our short term liquidity and capital needs for operations over the next twelve months. However, we used significant availability under our facilities to fund the McAleer acquisition in January 2007, and increased our working capital requirements as a result of the addition of the McAleer operations. Accordingly, (i) further increased working capital requirements as a result of anticipated sales growth significantly beyond our expectations, (ii) cash flows lower than anticipated without a corresponding decline in working capital requirements and (iii) either of the above in combination with the addition of funding needs and working capital requirements associated with any other acquisition, could put pressure on the adequacy of our bank revolving and other credit facilities.

We continuously consider and pursue other financing options which could include mezzanine financing or other capitalization alternatives. These options are under consideration, and could provide longer-term financing to match our long-term capital needs. Such needs would include providing longer term financing for the recent acquisition of McAleer, potentially supporting additional acquisition activities, and increased working capital. Our evaluation of potential long-term funding sources has also included exercise of the warrants held by Barron. Encouraging the earlier exercise of the warrants, as well as encouraging an earlier increase in the float of our stock, entered into our decision to reduce the pricing on a portion of the warrants in the fourth quarter 2006. In late 2007 Barron exercised for approximately 1.0 million warrant shares providing capital proceeds of approximately $0.7 million. While we are optimistic about the future exercises, there is no guarantee additional warrant exercises will occur or when. Depending on cash flow from current operations or warrant exercises, should we find longer-term funding unnecessary, we may not take advantage of such additional funding options, thereby paying down debt and minimizing any potential for dilution from any additional raise of capital.

Any of the aforementioned events or circumstances (further detailed below) could involve significant additional funding needs in excess of the identified current available sources, and could require us to raise additional capital to meet these needs. However, our ability to seek additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including:

•	the commercial success of our operations;

•	the volatility and demand of the capital markets; and

•	the future market prices of our securities.

There is no guarantee CSI could obtain access to additional funding or at reasonable rates. The failure of CSI to meet covenant requirements, raise capital through the exercise of the warrants or find or obtain other funding at reasonable rates, could have a negative impact on our business.

MANAGEMENT

Directors and Executive Officers

Our board of directors consists of five directors. Three of the members, Anthony H. Sobel, Shaya Phillips and Jeffrey A. Bryson, are non-employee directors. All three non-employee directors are “independent” pursuant to the standards of the NASDAQ National Market.

All of our directors were elected at our May 7, 2007 annual meeting of stockholders. All directors serve for a term of approximately one year until our next annual meeting of stockholders, their successors are elected and duly qualified, or their death, resignation, disqualification or removal from office, whichever is earlier.

Set forth below is the name of each of our executive officers and directors, the principal positions and offices he or she holds with us, and a brief description of that person’s business experience during the past five (5) years:

NAME	AGE	TITLE
Anthony H. Sobel	53	Chairman of the Board, Director
Shaya Phillips	48	Director
Jeffrey A. Bryson	47	Director
Nancy K. Hedrick	58	Director, President and CEO
Thomas P. Clinton	44	Director, Senior Vice President of Strategic Relationships
Beverly N. Hawkins	44	Secretary, Senior Vice President of Product Development
David B. Dechant	44	Chief Financial Officer and Treasurer
William J. Buchanan	43	Senior Vice President of Delivery and Support

ANTHONY H. SOBEL has served as a director and Chairman of the Board since January 31, 2005. Since January 1996, he has been the CEO of Montana Metal Products, L.L.C., a precision sheet metal fabrication and machining company located in Des Plaines, Illinois. Mr. Sobel is a member of the board’s audit and compensation committees.

SHAYA PHILLIPS has served as a director since January 31, 2005. From March 2002 until the present, Mr. Phillips has been the Chief Executive Officer and Associate Vice President of Information Technology at the Fashion Institute of Technology of the State University of New York. From January 2000 through March 2002, Mr. Phillips was a consultant for CSSP, an unincorporated association that was engaged in the business of network consulting. Mr. Phillips is chairman of the board’s compensation committee, and he is a member of its audit committee.

JEFFREY A. BRYSON has served as a director since June 20, 2006. Since November, 2006, Mr. Bryson has engaged in his own business consulting practice. From July 2002 until November 8, 2006, Mr. Bryson served as Vice President of Administration and Investor Relations at ScanSource, Inc., a public technology distribution company headquartered in Greenville, South Carolina. On November 21, 2006, a shareholder derivative suit against certain executive officers and directors, including Mr. Bryson, was filed in the United States District Court for the District of South Carolina, styled Mark Wenham v. Bryson et al., Case No. 6:06-cv-03312-HFF, the subject of which litigation is alleged irregularities in grants of ScanSource stock options. This litigation, which does not concern the Company, is currently pending.

Previously, Mr. Bryson served as interim Chief Financial Officer of ScanSource from July 2002 until November 2002 and as Chief Financial Officer and Treasurer from 1992 until July 2002. Prior to joining ScanSource, Inc., Mr. Bryson was employed for more than seven years at KPMG LLP, where he last held the position of senior manager. Mr. Bryson is chairman of the board’s audit committee, and he is a member of its compensation committee.

NANCY K. HEDRICK has served as President and Chief Executive Officer since January 31, 2005. She has served as a director since February 2005. Prior to the Company’s February 2005 merger, Ms. Hedrick held the position of President of CSI-South Carolina for approximately fifteen years. Ms. Hedrick was a founder of CSI-South Carolina.

THOMAS P. CLINTON has served as Senior Vice President of Strategic Relationships since July 2006. In this role, Mr. Clinton oversees the Company’s sales efforts both in the Software Applications Segment as well as the Technology Solutions Segment. From January 31, 2005 through July 2006, Mr. Clinton served as Vice President of Sales. He has served as a director since February 2005. Mr. Clinton served as Vice President of Sales for CSI-South Carolina from February 1999 to February 2005.

BEVERLY N. HAWKINS has served as Senior Vice President of Product Development since July 2006. In this role, Ms. Hawkins oversees the software development activities of the Company. From January 1, 2006 through July 2006, Ms. Hawkins served as Vice President of Product Development, in which role she performed essentially the same duties and had the same responsibilities as she does at present. From January 31, 2005 through December 31, 2005, Ms. Hawkins served as Vice President of Support Services, in which role she oversaw the provision of customer service and support solutions for the Company’s software and technology products. Ms. Hawkins has served as Secretary of the Company since January 31, 2005. Ms. Hawkins previously served as Vice President of Support Services of CSI – South Carolina from February 1999 until February 2005. From January 1990 until February 1999, she served as Vice President. Ms. Hawkins was a founder of CSI-South Carolina.

DAVID B. DECHANT has served as Chief Financial Officer since May 6, 2005. Prior to his appointment as CFO of CSI, Mr. Dechant was employed from October 2004 until May 2005 as the CFO of NTM, Inc., a manufacturer in Greenville, South Carolina providing performance enhancement and recycling of PET (polyethylene terephthalate) polymer. Previously, he consulted with Bowater, Incorporated from May 2004 to October 2004, providing implementation support for meeting the requirements of the Sarbanes-Oxley legislation. Bowater, headquartered in Greenville, South Carolina, is a manufacturer of newsprint, coated and specialty papers and pulp and forest products.

From January 2004 to April 2004, Mr. Dechant was the CFO/COO and supported succession planning activities in a short-term role with Millenium Manufacturing, LLC and its affiliates, manufacturers of steel arch and specialty chemical storage buildings. Millenium Manufacturing is located in Boone, North Carolina. From November 2002 to January 2004, Mr. Dechant served Bowater, Incorporated as the Acting Manager of the Compliance Department, which position involved overseeing the drafting and coordinating of SEC filings and other public disclosures.

WILLIAM J. BUCHANAN has served as Senior Vice President of Delivery and Support since July 2006. In this role, Mr. Buchanan oversees the provision of the Company’s engineering services and customer support services for the Technology Solutions Segment and the Software Applications Segment. From January 1, 2006 through July 2006, Mr. Buchanan served as Vice President of Delivery and Support, in which role he performed essentially the same duties and had the same responsibilities as he does at present. From January 31, 2005 through December 31, 2005, Mr. Buchanan served as Vice President of Engineering. Mr. Buchanan also served as Treasurer of the Company from January 31, 2005 until May 2006. From January 1999 to February 2005, Mr. Buchanan held the position of Vice President of Engineering with CSI-South Carolina.

Effective February 11, 2005, all of the executive officers above, except for Mr. Dechant, entered into employment agreements with the Company. Mr. Dechant entered into his employment agreement with the Company on May 6, 2005. The agreements for the named executive officers are described under “—Executive Compensation” below.

Security Ownership of Management

The following table sets forth, as of April 7, 2008, certain information with respect to beneficial ownership of shares of our common stock by each of the members of the board of directors, by each of the executive officers identified in the “Summary Compensation Table” below and by all directors and executive officers as a group.

The business address of each named person or group is 900 East Main Street, Suite T, Easley, South Carolina 29640.

Name of Beneficial Owner	Common Stock Beneficially Owned(1) (2)	Percent of Class(3)
Nancy K. Hedrick	505,381	10.8
Thomas P. Clinton	505,381	10.8
Beverly N. Hawkins	505,381	10.8
William J. Buchanan	505,381	10.8
Anthony H. Sobel	98,496	2.1
Jeffrey A. Bryson	23,350	0.5
Shaya Phillips	49,248	1.0
All present executive officers and directors as a group (8 persons)	2,217,618	47.2

(1)

Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the powers to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days of the relevant date.

(2)	To our knowledge, none of the shares beneficially owned have been pledged as security.
(3)	Based on 4,698,970 shares outstanding as of April 7, 2008.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 7, 2008, certain information with respect to beneficial ownership of shares of our common stock by each person who owns, to our knowledge, more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned(1)		Percent of Class(2)
Joe G. Black 900 East Main Street, Suite T Easley, South Carolina 29640	505,381		10.8

Robert F. Steel 325 East 8th Street Hinsdale, Illinois 60521	172,367	(3)	3.7

Kenneth A. Steel, Jr. 73 East Cedar Street Chicago, Illinois 60611	172,367	(3)	3.7

(1)

Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the powers to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days of the relevant date.

(2)	Based on 4,698,970 shares outstanding as of April 7, 2008.
(3)

Based on a Schedule 13D filed with the Securities and Exchange Commission on March 8, 2006, filed jointly by Robert F. Steel and Kenneth A. Steel, Jr. Each disclaimed beneficial ownership, for the purposes of Regulation 13D under the Exchange Act, of any shares held beneficially or otherwise by the other.

Security Ownership of Barron

As of April 7, 2008, Barron beneficially held 6,859,736 shares of our Series A Convertible Preferred Stock which is convertible into common stock at any time on a one for one basis, subject to adjustments. The preferred stock is non-voting, except for certain events adversely affecting the rights of holders of such preferred stock and as otherwise provided under Delaware law with respect to class voting. In addition, Barron holds warrants to purchase 6,163,936 shares of our common stock, and 228,000 shares of outstanding common stock. Both the preferred stock and the warrants contain prohibitions that restrict Barron from beneficially owning more than 4.9% of our common stock at any time. Therefore, based on 4,698,970 shares of common stock outstanding as of April 7, 2008, Barron on such date was the beneficial owner of approximately 228,000 shares of common stock.

The general partner of Barron is Barron Capital Advisors, LLC. Barron’s address is 730 Fifth Avenue, 25th Floor, New York, New York 20019. The managing member of Barron Capital Advisors, LLC is Andrew Barron Worden.

Potential for Change of Control

As of April 7, 2008, our outstanding shares of common stock totaled 4,698,970, of which 2,192,618 were owned by management and our directors. Accordingly, as of such date, our management held 46.7% of outstanding shares and accordingly possessed the ability to exercise a significant amount of control over the Company. However, Barron may sell 13,251,672 shares of common stock. Barron is prohibited from beneficially owning greater than 4.9% of our shares (except under limited circumstances involving significant acquisition transactions). However, one or more investors could acquire enough shares in or subsequent to this offering so as to effect a change of control of the Company. We are currently unaware of any plan or arrangement to effect a change of control of us.

Director Compensation

The table below presents all compensation for our non-employee directors for the year ended December 31, 2007. Compensation of our two directors who are also executive officers, Nancy K. Hedrick, President and CEO, and Thomas P. Clinton, Senior Vice President of Strategic Relationships, is discussed below under “—Executive Compensation.” Our employee directors do not receive any compensation for serving on the board of directors.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Anthony H. Sobel	—	9,029	—	9,029
			—

Shaya Phillips	—	4,514	—	4,514
			—

Jeffrey A. Bryson	—	9,029	—	9,029
			—

(1)

The assumptions underlying the valuations of the stock awards and a discussion of those assumptions are contained in Note 10, “Stock-Based Compensation,” to our audited consolidated financial statements dated December 31, 2007.

(2)

At December 31, 2007, Messrs. Sobel, Phillips and Bryson held the following stock awards consisting of shares granted under our 2005 Incentive Compensation Plan: 98,496, 49,248, 23,350 and 16,416, respectively.

Non-employee directors do not receive any cash compensation for serving on the board, but are reimbursed for incidental expenses related to attendance at board and committee meetings. In lieu of cash compensation, we have granted stock awards to our outside directors under our 2005 Incentive Compensation Plan. On February 21, 2006, the compensation committee of the board of directors and the full board of directors approved a grant of 98,496 shares to Mr. Sobel, chairman of the board, and grants of 49,248 shares each to Shaya Phillips and Thomas V. Butta. Pursuant to all of the awards, one-third of the shares vested immediately upon approval, an additional one-third vested on February 28, 2006, and the final one-third vested on February 28, 2007. Except in the event of change of control of the Company, the directors were prohibited from selling any shares awarded them prior to March 1, 2007. If a director’s service terminated prior to a vesting date, all unvested shares would have been forfeited, subject to exception in the discretion of the board. As a result of his subsequent resignation as a director effective February 22, 2006, Mr. Butta forfeited 32,832 shares. The immediate vesting of one-third of the shares awarded was intended to reward past uncompensated service on the board.

On June 20, 2006, our board elected Jeffrey A. Bryson to fill the vacancy on the board created by the February 22, 2006 resignation of Mr. Butta. In connection with his election, Mr. Bryson was awarded 23,350 shares of common stock under our 2005 Incentive Compensation Plan. Under the terms of the award, 11,675 shares vested immediately upon Mr. Bryson’s election to the board and the remaining shares vested at the conclusion of the 2007 annual meeting of stockholders of the Company when Mr. Bryson was reelected to the board for a successive term at the meeting.

In March 2008, the Compensation Committee of our Board approved a new compensation program for non-employee directors which will take effect for directors elected at our 2008 Annual Meeting. For their service, the non-employee directors will receive $25,000 in cash for Board service, and an additional $5,000 for serving as the chairman of the Board or a Board committee. The program of “all cash” compensation was instituted for the directors’ 2008-2009 term in light of the “all equity” program by which outside directors had been compensated for the previous three years. It also recognizes that these directors have had to recognize income on the previous stock grants for income tax purposes, but have previously received no cash compensation with which to pay related taxes. It is anticipated that compensation for outside directors in future years will contain a mix of equity and cash fee compensation.

Executive Compensation

The following table shows, for the fiscal year ended December 31, 2007 and 2006, all compensation that we paid to our named executive officers in all capacities in which they served.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)	Total ($)
Nancy K. Hedrick President, Chief Executive Officer and Director	2007	193,131	19,425	5,550	218,106
	2006	185,000	—	5,550	190,550

Thomas P. Clinton Senior Vice President of Strategic Relationships and Director	2007	193,131	19,425	5,550	218,106
	2006	185,000	—	5,550	190,550

Beverly N. Hawkins Senior Vice President of Product Development	2007	193,131	19,425	5,550	218,106
	2006	185,000	—	5,550	190,550

William J. Buchanan Senior Vice President of Delivery and Support	2007	193,131	19,425	5,550	218,106
	2006	185,000	—	5,550	190,550

(1)

“All Other Compensation” represents the employer contribution to the Company’s Simple IRA Plan in 2006 and the Company’s 401(k) Plan in 2007, on behalf of each of the named executive officers to match their pretax elective deferral contribution (which is included under the “Salary” column) made by each to such plans.

Our named executive officers have been compensated primarily through the payment of salary pursuant to written employment agreements. We entered into separate employment agreements with each of our named executive officers on February 11, 2005, in conjunction with the closing of the merger. All of these employment agreements are identical except for name, job title, and responsibilities. The employment agreements provide that each executive will be compensated at a rate of $185,000 a year, plus such bonuses and raises as our board of directors in its discretion may determine. In addition, each executive is entitled to benefits under any welfare benefit, business travel insurance or retirement plans or programs provided by the Company applicable generally to its employees (subject to any applicable eligibility or other provisions of such plans or programs).

This salary level remained unchanged until 2007. In December 2007, the Compensation Committee approved a cost of living increase of 5% for the salaries of each of the named executive officers, which increase was retroactive to February 2007. Also, until 2007, no bonuses had been awarded during the term of the agreements. In recognition of the profitable performance of the Company in 2007, the Compensation Committee granted a discretionary bonus of $19,425 to each of the named executive officers.

The term of the agreements is three years, expiring on February 10, 2008. The agreements renew automatically upon the expiration of the initial or any renewal periods in the absence of either party giving thirty days advance notice of termination. The agreements also contain the following provisions:

•	a prohibition on the Company modifying the executive’s job responsibilities and duties in a matter inconsistent with the executive’s job position without the executive’s consent;

•

a prohibition on the Company relocating the executive’s principal location of employment more than thirty miles away from our initial headquarters location in Easley, South Carolina without the executive’s consent;

•	the Company’s right to terminate the executive for cause;

•

non-compete provisions prohibiting the executive from competing with us, soliciting our customers or suppliers, or employing any of our employees during the term of his or her employment and for the period of (i) one year after expiration of the employment agreement or termination of employment for cause, or (ii) the remainder of the initial three year term plus one year upon a voluntary termination of employment;

•	obligations of confidentiality with respect to non-public information concerning our business; and

•	certain benefits to be paid by us to the executive upon his or her termination of employment, as discussed under “—Executives’ Benefits Upon Termination of Employment.”

Defined Contribution Plan

In 2007, the Company established a 401(k) defined contribution plan for the benefit of its employees, and terminated the Simple IRA savings plan maintained in previous years. Employees of the Company may participate in the 401(k) plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement. The Company’s contributions to the plan, as determined by management, are discretionary and are allocated among the participants based on the participants’ contributions. Contributions to the 401(k) plan were $223,673 for the year ended December 31, 2007. For the year ended December 31, 2006, the Company contributed $114,651 to the Simple IRA Plan.

Executives’ Benefits Upon Termination of Employment

Upon termination of an executive for cause, the Company will pay the executive salary and unpaid reimbursable expenses outstanding as of the date of termination, plus any benefits to which he or she may be entitled under applicable plans or programs. The employment agreements between each of our named executive officers and the Company provide severance benefits to each executive in the event of termination without cause. Specifically, in the event of such termination, we will pay the executive eighteen months of his or her base salary, plus any benefits to which he or she may be entitled under applicable plans or programs. Also, the executive would be paid, over a one year period following termination of employment, amounts aggregating 75% of the average of the executive’s base salary and bonuses during the period of his or her employment.

2005 Equity Incentive Compensation Plan

On April 29, 2005, our board of directors adopted the 2005 Computer Software Innovations, Inc. Incentive Compensation Plan. The Incentive Plan authorizes the compensation committee of the board of directors to grant one or more of the following awards to directors, officers, key employees, consultants and advisors to the Company and its subsidiaries who are designated by the committee:

•	non-qualified stock options;

•	stock appreciation rights (“SARs”); and

•	stock awards.

We are authorized to issue under the Incentive Plan up to 1,100,000 shares of common stock pursuant to exercise of options and SARs and grants of stock awards. At April 7, 2008, 397,756 of such shares remained available for issuance. Awards that are substituted in connection with a corporate transaction or that are made to an individual outside of the Incentive Plan do not count against the limit.

Generally, if an award is terminated, the shares allocated to that award under the Incentive Plan may be reallocated to new awards under the Incentive Plan. Shares surrendered pursuant to the exercise of a stock option or other award or in satisfaction of tax withholding requirements under the Incentive Plan may also be reallocated to other awards.

The Incentive Plan provides that if there is a stock split, stock dividend or other event that affects our capitalization, appropriate adjustments will be made in the number of shares that may be issued under the Incentive Plan and in the number of shares and price of all outstanding grants and awards made before such event.

Grants and Awards Under the Incentive Plan

The principal features of awards under the Incentive Plan are summarized below.

Stock Options

The Incentive Plan permits the grant of non-qualified stock options. The exercise price for options will not be less than the fair market value of a share of common stock on the date of grant. Other than in connection with a corporate recapitalization, the option price may not be reduced after the date of grant. The period in which an option may be exercised is determined by the committee on the date of grant, but may not exceed ten years. Payment of the option exercise price may be in cash, in a cash equivalent acceptable to the administrator, using a cashless exercise with a broker, with shares of common stock or with a combination of cash and shares of common stock. The Incentive Plan provides that a participant may not be granted options in a calendar year for more than 100,000 shares of common stock.

Stock Appreciation Rights

SARs may be granted either independently or in combination with underlying stock options. Each SAR will entitle the holder upon exercise to receive the excess of the fair market value of a share of common stock at the time of exercise over the SAR’s initial value, which cannot be less than the fair market value of a share of common stock on the date of grant of the SAR. Other than in connection with a corporate recapitalization, the initial value of any SAR may not be reduced after the date of grant. At the discretion of the committee, all or part of the payment in respect of a SAR may be in cash, shares of common stock or a combination thereof. The maximum period in which a SAR may be exercised is ten years from the date of its grant. No participant may be granted SARs in a calendar year covering more than 100,000 shares of common stock. For purposes of this limitation and the individual limitation on the grant of options, a SAR and a related option are treated as a single award.

Stock Awards

The Company may also grant stock awards that entitle the participant to receive shares of common stock. A participant’s rights in the stock award will be forfeitable or otherwise restricted for a period of time or subject to conditions set forth in the grant agreement as determined by the administrator. The administrator may, in its discretion, waive the requirements for vesting or transferability for all or part of the stock awards in connection with a participant’s termination of employment or service. The Incentive Plan provides that no participant may be granted stock awards in any calendar year for more than 400,000 shares of common stock.

Change of Control Provisions

The Incentive Plan provides that in the event of a “Change of Control” (as defined in the Incentive Plan), unless the award is assumed, replaced or converted to the equivalent award by the continuing entity, all outstanding awards will become fully exercisable and the applicable restrictions on such awards will lapse. Replacement awards will be earned, vested or exercisable if the participant is terminated within 24 months of a change in control. Under the Incentive Plan, the term “Change of Control” generally includes a merger, consolidation or reorganization of the Company in which the Company’s shareholders prior to such event do not constitute a majority of the shareholders of the surviving entity following such event; the sale by the Company of substantially all of its assets; the approval by the stockholders of the Company of a complete liquidation or dissolution; or a determination by the board of directors that a “Change of Control” has occurred. The conversion of the Company’s Series A Convertible Preferred Stock or the exercise of the common stock warrants issued in connection with such Preferred Stock would not constitute a Change of Control under the Incentive Plan.

Option and Stock Grants

No option or stock grants were made to any of our named executive officers in 2007. None of our named executive officers now hold, or held or exercised in 2007, options or stock appreciation rights.

Equity Compensation Plans

The following table sets forth certain equity compensation plan information for the Company as of December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	375,203	(1)	$0.60	397,756	(2)
Equity compensation plans not approved by security holder	N/A		N/A	N/A

(1)	Includes 205,203 shares underlying options held by non-executive officers of the Company pursuant to the former incentive plan of CSI – South Carolina, which options were assumed by the Company in its February 2005 merger with CSI – South Carolina. No more options may be granted under the former CSI – South Carolina plan. Also includes 170,000 shares underlying options granted to employees under our 2005 Incentive Compensation Plan.
(2)	Reflects shares available for award under our 2005 Incentive Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Director Independence

The Company utilizes the rules of the NASDAQ Stock Market (the “NASDAQ Rules”) for determining the independence of its directors. The NASDAQ Rules define specific relationships that would disqualify a director from independence. Based on the rules, we have conducted an evaluation of director independence, based primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships, including those relationships described in this item below. As a result of this evaluation, we have affirmatively determined that each of our directors who served during 2007 who is not an executive officer of the Company was and is “independent” for the purposes of NASDAQ Marketplace Rule 4200. These independent directors include Anthony H. Sobel, Shaya Phillips and Jeffrey A. Bryson.

Our board of directors has no nominating committee. Rather, the full Board acts as a nominating committee. We have two employee directors serving on our Board who, as executive officers, are not considered independent under the NASDAQ Rules. These employee directors are Nancy K. Hedrick, our president and CEO, and Thomas P. Clinton, our senior vice president of strategic relationships.

In determining the independence of our directors pursuant to the NASDAQ Rules, we considered the following relationships:

•

During the negotiations of the final merger agreement, management asked Barron for assistance in identifying possible independent directors. Barron introduced to management Anthony H. Sobel, Shaya Phillips and Thomas V. Butta. The Company conducted research and interviewed candidates, and ultimately elected Messrs. Sobel, Phillips and Butta to the board on January 31, 2005 with CSI – South Carolina acting by written consent as majority shareholder. At the time, we determined that these directors were independent pursuant to the standards of the NASDAQ Rules.

•

Mr. Sobel is a co-investor in Montana Metal Products with Robert F. Steel. We entered into a consulting arrangement with Mr. Steel and his brother, Kenneth A. Steel, Jr., for Messrs. Steel to advise the Company on the development and implementation of strategic business plans, to assist management in developing marketing and growth strategies and to assist management in seeking out and analyzing potential acquisition opportunities. On February 27, 2006, we entered into a Letter of Engagement and individual stock agreements with Robert F. Steel and Kenneth A. Steel, Jr. The terms of the Letter of Engagement and the stock agreements provided that Messrs. Steel would provide consulting services to us through February 10, 2008. In exchange, we issued 172,367 shares of common stock to each of Kenneth A. Steel, Jr. and Robert F. Steel pursuant to the Company’s 2005 incentive compensation plan. Messrs. Steel are both investors in Barron.

•	Mr. Phillips has consulted on a limited basis for Barron with respect to technology investments.

Subordinated Notes Owed to Related Persons

At December 31, 2007 and April 24, 2008, the balance on each of the five subordinated notes owed to each of Ms. Hedrick, Ms. Hawkins and Messrs. Black, Buchanan and Clinton, was $225,040. As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—H. Liquidity and Capital Resources—Future Capital Needs and Resources,” we declined to repay the subordinated notes at maturity in May 2006. The five former shareholders of CSI – South Carolina who are holders of the notes cooperated with us and did not demand repayment. Pursuant to the notes, default interest has been paid at the rate of 15% per annum rather than the pre-default rate of prime plus 2% per annum. Accordingly, each of the five former CSI shareholders in 2007 received interest payments totaling approximately $48,483 each. As indicated above, all of the five shareholders of CSI – South Carolina hold in excess of 5% of our common stock, and all but Mr. Black are executive officers of the Company.

On April 23, 2008, we and each of the holders of the subordinated notes entered into a letter agreement which extended the maturity date of such notes until March 31, 2009. Each noteholder also waived existing and past payment defaults and the notes will continue to bear interest at the default rate of 15%. In exchange for the extension and waiver, we made principal payments on the subordinated notes totaling $300,000, paid pro-rata among the noteholders. Accordingly, each of the five former CSI – South Carolina shareholders received payments of $30,000 on April 25, 2008.

DESCRIPTION OF SECURITIES

The following description is a summary of the material provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. It is subject to the full texts of those documents.

General

As of April 7, 2008, we had 55,000,000 shares of capital stock authorized. This authorized capital stock consists of:

•	40,000,000 shares of common stock, par value $0.001 per share, 4,698,970 of which were outstanding; and

•	15,000,000 shares of preferred stock, par value $0.001 per share, 6,859,726 of which were outstanding.

Board of Directors

According to our Amended and Restated Bylaws, the board of directors must be composed of at least three and no more than nine directors. The board currently consists of five members. The number of directors may be changed from time to time by resolution of the board of directors, acting by the vote of not less than a majority of the directors then in office. No resolution decreasing the number of directors shall have the effect of shortening the term of any incumbent director and the number of directors may not be increased by more than fifty percent in any twelve-month period without the approval of at least 66 2/3% of the members of the board of directors then in office. None of the directors need be one of our stockholders. Directors are elected by a plurality of the votes cast at meetings of stockholders, and each director so elected will hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, removal or resignation. A director may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the total votes which would be eligible to be cast by stockholders in the election of such director. Vacancies and newly created directorships resulting in any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The board of directors may, by resolution passed by a majority of the whole board, designate such committees as the board deems appropriate. Currently, there is an audit committee, a compensation committee and a litigation committee.

Common Stock

Voting

Each share of our common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders on which the holders of the common stock are entitled to vote. Holders of the common stock vote together as one class on all matters submitted to a vote of stockholders of the corporation generally. The common stock does not have cumulative voting rights in connection with the election of directors.

Dividends and Redemption

Subject to the limitations on the declaration of dividends imposed by the Delaware General Corporation Law (the “DGCL”) or the rights of holders of any preferred stock then outstanding, the holders of common stock are entitled to dividends and other distributions in cash, property or shares of our stock as may be declared thereon by our board of directors from time to time out of our assets or funds legally available for such purpose. No dividends are payable with respect to the common stock while the Series A Convertible Preferred Stock is outstanding, pursuant to the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock. The terms of our credit facility with RBC Centura Bank also restrict our ability to pay dividends. Specifically, we are not permitted to pay dividends (other than dividends or distributions of capital stock) if the payment of dividends would cause us to violate any of the covenants under the credit facility.

The common stock may not be redeemed while the Series A preferred stock is outstanding. Holders of common stock have no conversion or redemption rights.

Liquidation

If we are liquidated (either partially or completely), dissolved or wound up, whether voluntarily or involuntarily, the holders of common stock are entitled to share ratably in our net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock.

Preemptive Rights

Our Amended and Restated Certificate of Incorporation, as amended, does not grant stockholders pre-emptive rights to acquire additional shares of stock of any class which we may elect to issue or sell. However, the Preferred Stock Purchase Agreement between the Company and Barron grants the five former shareholders of CSI – South Carolina and Barron the right to participate in any subsequent funding of the Company on a pro rata basis at 80% of the offering price. This right remains in place until all of the Series A Convertible Preferred Stock is converted into common stock of the Company.

Preferred Stock

On February 11, 2005, we issued to Barron 7,217,736 shares of Series A Convertible Preferred Stock. The preferred stock was issued pursuant to a Preferred Stock Purchase Agreement between VerticalBuyer and Barron. Until November 7, 2005, the terms of the preferred stock were governed by a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Original Certificate”) filed with the Delaware Secretary of State on February 11, 2005. The Original Certificate authorized the issuance of 7,217,736 shares of Series A Convertible Preferred Stock.

On November 7, 2005, the Original Certificate was amended and restated pursuant to an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) filed with the Delaware Secretary of State.

By the Certificate of Designation, we made the following changes to the preferred stock:

•

Increased the number of authorized shares of Series A Convertible Preferred Stock to 8,300,472, in order to accommodate the issuance of additional shares of preferred stock pursuant to the revised liquidated damages provisions of the Registration Rights Agreement;

•

Provided that the 4.9% beneficial ownership limitation may only be amended or waived with the unanimous consent of the holder of the preferred stock and a majority of the non-affiliate holders of outstanding common stock. For the purposes of this provision of the Certificate of Designation, the class of non-affiliated holders would not include any holders of common stock who were also holders of preferred stock, and either of the warrants issued to Barron Partners LP;

•	Created an exception to the 4.9% beneficial ownership limitation in the event of a change in control, as described under “Conversion” below;

•

Provided a mechanism by which a preferred stockholder could elect liquidation treatment and recover its investment in the preferred stock upon a change in control or similar stock sales and business combination transactions (e.g., tender offer, compulsory share exchange), as described under “Liquidation” below.

The preferred stock, as amended, is described in more detail below. The terms of the Series A Convertible Preferred Stock are described in their entirety in the Certificate of Designation.

Dividends and Redemption

No dividends are payable with respect to the Series A Convertible Preferred Stock. We may not pay any dividends on our common stock while the Series A Convertible Preferred Stock is outstanding. Also, while the preferred stock is outstanding, we are not permitted to redeem any shares of our common stock.

The Certificate of Designation does not provide for redemption of the preferred stock by the Company, mandatory or otherwise. As described under “Liquidation” below, upon certain acquisition related events, a holder may elect liquidation treatment for his preferred stock.

Voting Rights

Generally, the Series A Convertible Preferred Stock has no voting rights. However, so long as any shares of the preferred stock are outstanding, we may not take the following actions without the affirmative approval of all holders of the preferred stock then outstanding: (a) alter or amend the Certificate of Designation or otherwise alter or adversely change the rights given to the preferred stock; (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or of equal rank with the preferred stock, or any class of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the preferred stock; or (c) increase the authorized number of shares of Series A Convertible Preferred Stock;

Liquidation

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of preferred stock are entitled to receive for each share of Series A Convertible Preferred Stock, an amount equal to $0.6986 before any distribution or payment is made to holders of any junior securities. If our assets are insufficient to pay in full such amounts, then all assets to be distributed to the holders of preferred stock will be distributed among the holders of preferred stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable with respect to such shares were paid in full.

Pursuant to the terms of the Certificate of Designation, the preferred stockholders may elect to treat a change in control and certain other transactions as a liquidation and be repaid their original investment. A change in control refers to (i) a consolidation or merger of the Company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. Other transactions triggering the liquidation election are (i) any tender offer or exchange offer completed pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property and (ii) our effecting any reclassification of our common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property.

Conversion

The preferred stock is convertible only at the election of the holder. Each share of Series A Convertible Preferred Stock is convertible into one share of common stock, subject to adjustment as described under “Adjustments” below. Additionally, all of the outstanding shares of Series A Convertible Preferred Stock will automatically be converted into common shares if we should undergo a “change in control,” described under “Liquidation” above. Except with respect to the automatic conversion, no conversion may be effected if the holder would beneficially own in excess of 4.9% of the number of common shares then outstanding after the conversion. The beneficial ownership limitation may only be waived or amended with the consent of holders of a majority of the shares of our outstanding common stock who are not affiliates (excluding for such purposes any holder of the preferred stock or either of the two warrants issued to Barron) and the holders of shares of Series A Convertible Preferred Stock.

We are subject to liquidated damages in the event we refuse to issue common stock upon delivery of a proper notice of conversion delivered by the preferred stockholder. Additionally, we are subject to liquidated damages if, upon conversion, we do not timely deliver to the preferred stockholder certificates evidencing the common stock underlying the converted preferred stock. Specifically, we are obligated to pay liquidated damages on a sliding scale beginning two trading days after the date on which we are required to deliver shares of common stock to the holder after a proper conversion. Damages begin to accrue at rate of $50 per $5,000 of preferred stock converted, with the rate increasing to $100 after three trading days and $200 after six trading days. Additionally, if we fail to timely deliver shares of common stock upon a proper conversion and the preferred stockholder purchases shares of common stock to cover the number of shares he would have received upon conversion, we are obligated to pay to the preferred stockholder the difference between the amount he paid to purchase those shares and the effective sale price associated with the conversion.

We are not required to issue certificates representing fractional shares of common stock with respect to any conversion of preferred stock.

Adjustments

The conversion value of the Series A Convertible Preferred Stock, which is the ratio that determines the number of common shares into which each share of preferred stock is convertible, will be appropriately adjusted to reflect (i) any stock split or stock dividend we may declare; (ii) any subdivision of outstanding shares of common stock into a larger number of shares; (iii) any combination of outstanding shares of common stock into a smaller number of shares or (iv) any issue by reclassification of shares of the common stock. The conversion value will also be adjusted if the company distributes to common stockholders evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security.

Antidilution

While any of the Series A Convertible Preferred Stock remains outstanding, we are prohibited generally from issuing any of our common stock or any derivative securities at a price per share that is less than the original price paid by Barron for the preferred stock, which was $0.6986 per share.

Notices

If the conversion value is adjusted, we must promptly mail a notice to the preferred stockholder(s) setting forth the conversion value after the adjustment and the facts requiring the adjustment. We must also mail notice to each preferred stockholder in the event (i) we declare a dividend or distribution on the common stock; (ii) we declare a redemption of common stock; (iii) we grant rights or warrants to purchase shares of capital stock, (iv) the approval of any stockholders of the company is required for any reclassification of common stock or a fundamental transaction, including a merger, substantial sale of company assets, a tender offer or exchange offer, or any compulsory share exchange. Any such notice must be mailed at least 30 calendar days prior to the applicable record or effective date of the action for which notice is being given.

Transferability

The preferred stock is subject to restrictions on transfer, which prohibit its transfer absent registration under the Securities Act of 1933 or an exemption from federal and state securities registration requirements. Any preferred stock transferred that has not been registered must bear a restrictive legend indicating that it has not been registered.

Warrants

On February 11, 2005, pursuant to the terms of a Preferred Stock Purchase Agreement with Barron Partners LP, we issued to Barron two common stock purchase warrants to purchase a total of 7,217,736 shares of our common stock. The respective exercise prices of the warrants were $1.3972 and $2.0958 per share, with each warrant exercisable for 3,608,868 shares.

On December 29, 2006, we agreed to a repricing of a portion of the warrants in a Warrant Amendment and Exchange Agreement between the Company and Barron. One warrant was amended and divided into two warrants, one for 1,608,868 shares of common stock at an exercise price of $0.70 per share and another for 2,000,000 shares of common stock at the original exercise price of $1.3972 per share. The second warrant was likewise amended and divided into two warrants, one exercisable for 1,608,868 shares of common stock at a price of $0.85 per share and another for 2,000,000 shares of common stock at the original exercise price of $2.0958 per share.

Warrant exercises may be accomplished in one or a series of transactions, subject to the 4.9% beneficial ownership restriction. The terms and conditions of the warrants are identical except with respect to the exercise price.

The holder of the warrants may not exercise its warrants to purchase shares of common stock if and to the extent its beneficial ownership of our common stock would exceed 4.9%. The 4.9% beneficial ownership limitation is not applicable in the event of a change in control, defined as (i) our consolidation or merger of our company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. We are obligated to give the warrant holder 30 days’ notice prior to a change in control.

The warrants may be exercised on a cashless basis. In such event, we would receive no proceeds from their exercise. So long as we maintain our effective registration statement for the shares underlying the warrants, the warrant holder is prohibited from utilizing a cashless exercise. The beneficial ownership limitation may only be waived or amended with the consent of the holder of the warrant and the consent of the non-affiliate holders of a majority of the shares of our outstanding common stock.

The number of shares of common stock underlying the warrants and the exercise price of the warrants will be adjusted to reflect any stock splits, stock dividends, recapitalizations, or similar events. The warrants will also be adjusted in the event of any reorganization, consolidation, merger, or similar event in which we are not the surviving corporation. Such adjustment will entitle the holder of the warrant to receive, after the effective date of any such merger, consolidation, etc., such stock or property as the holder would have been entitled to receive on the effective date had he exercised the warrant immediately prior to the effective date.

No fractional shares will be issued upon the conversion of the warrants. Instead, any fractional amounts are to be settled in cash or by rounding up each fractional share to the next whole number.

The warrants expire on the earlier to occur of February 10, 2010 or 18 months after the effective date of a registration statement covering the resale of the shares of common stock underlying the warrants. The 18-month period will be extended by one month for each month or portion of a month during which a registration statement’s effectiveness has lapsed or been suspended.

Transferability

The warrants are subject to restrictions on transfer, which prohibit their transfer absent registration under the Securities Act of 1933 or an exemption from federal and state securities registration requirements. Unregistered warrants that are transferred must bear a restrictive legend indicating they have not been registered.

Possible Anti-Takeover Effects

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could make an acquisition of us by means of a tender offer, a proxy contest or otherwise, more difficult. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change of control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Stockholder Actions and Special Meetings

Our Amended and Restated Bylaws provide that the chairman of the board, the chief executive officer or the president may call a special meeting of the stockholders by providing written notice of the special meeting to each stockholder not less than ten nor more than sixty days before the date fixed for the meeting. The notice must state the time, place, date and purpose(s) of the special meeting.

Advance Notice Provisions for Shareholder Proposals and Stockholder Nomination of Directors

Our Amended and Restated Bylaws establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election to our board of directors and with regard to certain matters to be brought before an annual meeting of our stockholders. For nominations and other business to be brought properly before an annual meeting by a stockholder, the stockholder must deliver notice to us not less than 45 days nor more than 60 days prior to the anniversary date of the mailing of the proxy materials for the immediately preceding annual meeting. Separate provisions based on public notice by us specify how this advance requirement operates if the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date. The notice to stockholders must set forth specified information regarding the stockholder and its holdings, as well as certain background information regarding any director nominee, together with the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a brief description of any desired business to brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business proposed.

In the case of a special meeting of stockholders called for the purpose of electing directors, nominations by a stockholder may be made only by delivery to us no later than ten days after the day on which the notice was mailed or public announcement of the special meeting is made, whichever first occurs, of a notice that complies with the above requirements. Although our Amended and Restated Bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, our Amended and Restated Bylaws:

•	may have the effect of precluding a nomination of the election of directors or precluding the conduct of certain business at a particular annual meeting if the proper procedures are not followed; or

•

may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of Computer Software Innovations, Inc., even if the conduct of the solicitation or such attempt might be beneficial to Computer Software Innovations, Inc. and our stockholders.

Indemnification and Limitation on Liability of Officers and Directors

As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability related to the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock purchase or redemption of stock as described in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of our officers and directors to the fullest extent authorized by the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our board of directors. The indemnification provided under our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws includes the right to be paid expenses in the event of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director of officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days after we have received a written claim claimant may at any time thereafter bring an action to recover the unpaid amount of the claim and, if successful, the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

Under our Amended and Restated Bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the persons fulfilling one of these capacities, and related expenses, whether or not we would have had to the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We maintain customary liability insurance on our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

SHARES ELIGIBLE FOR FUTURE SALE

As of April 7, 2007, we had outstanding 4,698,970 shares of our common stock held by approximately 200 stockholders of record. Of the total number of outstanding shares of common stock, 2,697,999 shares were held by the five former shareholders of CSI – South Carolina and directors, such shares subject to the resale provisions of Rule 144 described below. On such date, 2,971,000 shares were available for trading by non-affiliates in the over-the-counter market.

On August 9, 2006, we issued 60,000 shares to Alliance Advisors, LLC, an investor relations firm engaged by us. Also, in our acquisition of ICS, we issued 209,091 shares of common stock. The shares in both issuances are unregistered, restricted shares and are subject to the resale provisions of Rule 144.

During 2006, we issued a total of 187,510 shares (net of forfeitures) to our currently serving and former outside directors. We also issued 344,734 shares to consultants. All of these shares were issued pursuant to our 2005 Incentive Compensation Plan and their grants were registered under the Securities Act. Accordingly, under the securities laws they may be freely sold, subject to the provisions of Rule 144 applicable to affiliates.

As of April 7, 2008, we had outstanding options to purchase 375,203 shares of our common stock. Of these, 205,203 were former CSI – South Carolina options and exercisable at a weighted average price of $0.12 per share. Upon exercise, all of these shares are freely tradable pursuant to Rule 701 under the Securities Act. The remaining 170,000 were granted under our 2005 Incentive Compensation Plan and are exercisable at a weighted average price of $1.19 per share, subject to vesting over the next three years. Shares received upon exercise will be freely tradeable pursuant to a Form S-8 registration statement covering shares under the 2005 Incentive Compensation Plan.

Rule 144 under the Securities Act defines an affiliate of an issuer as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the issuer. Rule 405 under the Securities Act defines the term “control” to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise. All of our directors and executive officers will likely be deemed to be affiliates of us. Shares that our affiliates hold may be eligible for sale in the open market without registration in accordance with the provisions of Rule 144.

In general, under Rule 144, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least six months, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Rule 144 also requires that the securities must be sold in “brokers’ transactions,” direct to “market makers” or in “riskless principal transactions,” as such terms are defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. After restricted securities are held for one year, a person who is not deemed an affiliate of us may sell shares under Rule 144 without regard to the volume and manner of sale limitations described above. Sales of shares by our affiliates will continue to be subject to the volume and manner of sale limitations.

We cannot predict the effect, if any, that future sales of shares of our common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

LEGAL MATTERS

Leatherwood Walker Todd & Mann, P.C., counsel to the Company, has rendered its opinion that the common stock offered and sold pursuant to the terms of this registration statement, will be legally issued, fully-paid and non-assessable. Such counsel does not have a substantial interest in or connection with the Company or its subsidiaries requiring disclosure herein.

EXPERTS

Except as set forth below, the consolidated financial statements of CSI as of December 31, 2007 and 2006 included in this prospectus and the registration statement, have been audited by Elliott Davis, LLC, our independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein. They have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are registered under section 12(g) of the Exchange Act and are subject to the reporting requirements of the Exchange Act. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the locations described above.

We also maintain an Internet site at www.csi-plus.com, which contains information relating to us and our business. The information contained on our website does not constitute a part of this prospectus.

Item 8.	Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Computer Software Innovations, Inc. and Subsidiary

Easley, South Carolina

We have audited the accompanying consolidated balance sheets of Computer Software Innovations, Inc. and Subsidiary as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Computer Software Innovations, Inc. and Subsidiary as of December 31, 2007 and 2006 and the results of their operations and their cash flows for each of the years then ended in conformity with United States generally accepted accounting principles.

We were not engaged to examine management’s assertion about the effectiveness of Computer Software Innovations, Inc. and Subsidiary’s internal control over financial reporting as of December 31, 2007 and, accordingly, we do not express an opinion thereon.

/s/ Elliott Davis, LLC

Greenville, South Carolina
March 4, 2008

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$—
Accounts receivable, net	8,697,036	3,828,190
Inventories	470,485	2,569,382
Prepaid expenses	42,832	56,174
Income tax receivable	177,147	43,651

Total current assets	9,387,500	6,497,397

PROPERTY AND EQUIPMENT, net	1,316,713	771,472
COMPUTER SOFTWARE COSTS, net	2,162,717	1,505,458
DEFERRED TAX ASSET	263,324	366,476
GOODWILL	1,480,587	—
OTHER INTANGIBLE ASSETS, net	1,574,809	318,884

Total assets	$16,185,650	$9,459,687

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$4,023,936	$3,995,021
Deferred revenue	5,323,889	2,079,492
Deferred tax liability	469,046	373,960
Bank line of credit	—	551,000
Current portion of notes payable	283,187	109,274
Subordinated notes payable to shareholders	2,250,400	2,250,400

Total current liabilities	12,350,458	9,359,147

NOTES PAYABLE, less current portion	763,717	204,680
BANK LINE OF CREDIT, less current portion	575,000	—

Total liabilities	13,689,175	9,563,827

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock - $0.001 par value; 15,000,000 shares authorized; 6,859,736 and 7,012,736 shares issued and outstanding, respectively	6,860	7,013
Common stock - $0.001 par value; 40,000,000 shares authorized; 4,698,970 and 3,429,030 shares issued and outstanding, respectively	4,699	3,429
Additional paid-in capital	7,400,939	6,473,342
Accumulated deficit	(4,784,719)	(6,525,773)
Unearned stock compensation	(131,304)	(62,151)

Total shareholders’ equity (deficit)	2,496,475	(104,140)

Total liabilities and shareholders’ equity (deficit)	$16,185,650	$9,459,687

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2007	2006
REVENUES
Software applications segment	$10,477,885	$5,019,860
Technology solutions segment	44,718,735	23,533,670

Net sales and service revenue	55,196,620	28,553,530
COST OF SALES
Software applications segment:
Cost of sales, excluding depreciation, amortization and capitalization	5,988,497	2,738,281
Depreciation	76,728	65,011
Amortization of capitalized software costs	1,108,811	709,175
Capitalization of software costs	(1,058,070)	(1,156,307)

Total software applications segment cost of sales	6,115,966	2,356,160

Technology solutions segment:
Cost of sales, excluding depreciation	37,670,256	19,732,931
Depreciation	89,812	91,516

Total technology solutions segment cost of sales	37,760,068	19,824,447

Total cost of sales	43,876,034	22,180,607

Gross profit	11,320,586	6,372,923
OPERATING EXPENSES
Salaries, wages and benefits	5,031,730	3,442,095
Stock based compensation	102,361	970,894
Reverse merger costs	—	85,234
Acquisition expenses	10,823	38,217
Professional and legal compliance and litigation related costs	694,175	609,117
Sales consulting fees	222,349	—
Marketing expenses	140,024	116,661
Travel and mobile costs	617,263	462,417
Depreciation and amortization	358,438	180,975
Other selling, general and administrative expenses	997,321	710,323

Total operating expenses	8,174,484	6,615,933

Operating income (loss)	3,146,102	(243,010)
OTHER INCOME (EXPENSE)
Interest income	12,756	3,522
Interest expense	(561,444)	(409,334)
Loss on disposal of assets	(1,218)	—
Unrealized loss on warrants	—	(329,153)

Net other expense	(549,906)	(734,965)

Income (loss) before income taxes	2,596,196	(977,975)
INCOME TAX EXPENSE (BENEFIT)	855,142	(98,361)

Net income (loss)	$1,741,054	$(879,614)

BASIC EARNINGS (LOSS) PER SHARE	$0.46	$(0.27)

DILUTED EARNINGS (LOSS) PER SHARE	$0.14	$(0.27)

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	3,809,026	3,236,327

DILUTED	12,198,431	3,236,327

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	COMMON STOCK	PREFERRED STOCK	ADDITIONAL PAID IN CAPITAL	ACCUMULATED DEFICIT	UNEARNED STOCK COMPENSATION	TOTAL
Balances at December 31, 2005	$2,632	$7,218	$5,111,736	$(5,646,159)	$—	$(524,573)
Barron’s conversion of preferred stock into common stock	205	(205)	—	—	—	—
Warrant repricing	—	—	329,153	—	—	329,153
Stock based compensation	592	—	1,032,453	—	(62,151)	970,894
Net loss	—	—	—	(879,614)	—	(879,614)

Balances at December 31, 2006	$3,429	$7,013	$6,473,342	$(6,525,773)	$(62,151)	$(104,140)
Barron’s conversion of preferred stock into common stock	153	(153)	—	—	—	—
Barron’s exercise of warrant to purchase common stock	1,054	—	736,606	—	—	737,660
Exercise of stock options	63	—	7,829	—	—	7,892
Stock based compensation	—	—	183,162	—	(69,153)	114,009
Net income	—	—	—	1,741,054	—	1,741,054

Balances at December 31, 2007	$4,699	$6,860	$7,400,939	$(4,784,719)	$(131,304)	$2,496,475

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2007	2006
OPERATING ACTIVITIES
Net income (loss)	$1,741,054	$(879,614)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	1,633,789	1,046,677
Stock compensation expense	114,009	970,894
Deferred income taxes	164,488	(291,280)
Loss on disposal of assets	1,218	—
Unrealized loss on warrants	—	329,153
Changes in deferred and accrued amounts
Accounts receivable	(4,868,846)	2,063,760
Inventories	2,098,897	(2,569,382)
Prepaid expenses	117,127	(73,921)
Accounts payable	28,915	1,645,236
Deferred revenue	3,244,397	581,074
Taxes receivable	(133,496)	149,267

Net cash provided by operating activities	4,141,552	2,971,864

INVESTING ACTIVITIES
Purchases of property and equipment	(338,165)	(697,139)
Capitalization of computer software costs	(1,058,070)	(1,156,307)
Purchase of computer software	(98,000)	(74,672)
Trademarks and other assets	(300)	(40,382)
Payment for purchase of McAleer Computer Associates, Inc.	(4,149,519)	(167,318)

Net cash used for investing activities	(5,644,054)	(2,135,818)

FINANCING ACTIVITIES
Net borrowings (repayments) under line of credit	24,000	(1,150,000)
Borrowings under notes payable	972,046	400,000
Repayments of notes payable	(239,096)	(86,046)
Proceeds from exercise of stock options and warrants	745,552	—

Net cash provided by (used for) financing activities	1,502,502	(836,046)

Net change in cash and cash equivalents	—	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$460,530	$499,749

Income taxes	$824,150	$43,651

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

Organization

Computer Software Innovations, Inc. (formerly VerticalBuyer, Inc.) (the “Company”, “CSI” or “we”), a Delaware corporation, was incorporated on September 24, 1999. The Company currently trades in the over the counter market and is reported on the OTC Bulletin Board under the symbol “CSWI.OB.”

In the first quarter of 2005, we concluded a series of recapitalization transactions which began January 31, 2005 with a change in control due to the purchase of a majority of our common stock by Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”). These transactions culminated on February 11, 2005 with the merger of CSI – South Carolina into us, our issuance of preferred stock, common stock, warrants and certain subordinated notes, and the change of our name to “Computer Software Innovations, Inc.”

On January 2, 2007, we purchased substantially all of the assets and business operations of McAleer Computer Associates, Inc. (“McAleer”). The total price for the assets acquired was $4,050,000. Details on the acquisition are described in Note 2 – McAleer Acquisition.

Description of business

The Company is engaged in the business of development and sales of internally developed software, sales and distribution of computers, network and communications hardware and accessories, as well as interactive collaborative classroom technologies and other hardware–based solutions.

The Company’s internally developed software consists of fund accounting based financial management software and standards-based lesson planning software. The Company’s primary software product, fund accounting based financial management software, is developed for those entities that track expenditures and investments by “fund”, or by source and purpose of the funding. The fund accounting software is used primarily by public sector and not-for-profit entities. The Company’s standards-based lesson planning software is designed to allow teachers to create lesson plans that are tied to a state’s curriculum standards. These lesson plans may be reviewed by administrators and a report generated to determine the standards that have been met or need to be met. The lesson plans can be stored, shared, and retrieved for collaboration, editing and future use.

In connection with its hardware-based solutions, the Company provides a wide range of technology products and services including hardware and design, engineering, installation, training and ongoing support and maintenance. Technology solutions include computers, networking, security, IP telephony, interactive whiteboard solutions and integrated accessories, distance learning and video communication. The Company currently markets its products and services primarily to a wide variety of education and local government agencies, and not-for-profit entities in the southeastern United States. The majority of the Company’s business is with K-12 (kindergarten through grade 12) public education and local government entities.

Basis of presentation

The consolidated financial statements include CSI Technology Resources, Inc., a wholly-owned subsidiary. CSI Technology Resources, Inc. was acquired by CSI on May 1, 2000 and became the technology solutions segment of CSI. This subsidiary no longer has any significant operations or separate accounting, as all activities are now accounted for within CSI, except that certain vendor contracts are still in the name of CSI Technology Resources, Inc. At a future date, the name on these contracts may be converted and the subsidiary deactivated, subject to a review of any tax or legal implications. As the Company files a consolidated tax return and has been accounting for all activities through the parent, there should be no financial or tax implications related to the formal procedures which would be undertaken to deactivate the subsidiary. Intercompany balances and transactions have been eliminated. The Company uses the accrual basis of accounting.

Use of estimates

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“generally accepted accounting principles” or “GAAP”). GAAP requires us to make estimates, assumptions and judgments and to rely on projections of future results of operations and cash flows. Those estimates, assumptions, judgments and projections are an integral part of the financial statements. We base our estimates and assumptions on historical data and other assumptions, which include knowledge and experience with regard to past and current events and assumptions about future events that we believe are reasonable under the circumstances. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities in our financial statements. In addition, they affect the reported amounts of revenues and expenses during the reporting period.

Our judgments are based on our assessment as to the effect certain estimates, assumptions of future trends or events may have on the financial condition and results of operations reported in our financial statements. Actual results could differ materially from these estimates, assumptions, projections and judgments.

Disclosure regarding segments

The Company reports its operations under two operating segments: the software applications segment and the technology solutions segment.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. At times balances may exceed federally insured amounts. Bank overdrafts of $78,974 and $336,928 as of December 31, 2007 and 2006, respectively, have been reclassified to accounts payable.

Accounts receivable

The Company generally performs credit evaluations of its customer’s financial condition as deemed necessary. The Company sells primarily to local government and education entities whose source of funding (local taxes and federal funding) is generally assured; accordingly the risk of uncollectibility is lower than that of businesses selling primarily to non-government entities. In general, receivables are due 30 days after the issuance of the invoice. The Company provides an allowance for doubtful accounts, based upon a review of outstanding receivables, which can include a review of payment history, credit history and current financial condition. Credit is granted to substantially all customers on an unsecured basis. In addition, the Company provides a sales returns allowance, which is estimated based upon a percentage of sales, derived from historical data of such returns.

Inventories

Inventories consist of finished goods purchased for resell from third party vendors and a small amount of service inventory that can be used to provide support services to customers of the Company. Inventories are valued at the lower of historic cost or net realizable value using the first-in, first-out method. The Company is generally able to limit the amount of inventory it has to carry through direct shipment from its suppliers to its customers. However, at times large shipments of inventory may be in transit or not all parts may have been received sufficient for delivery to be consummated or collectibility assured, in which case a significant amount of inventory may be recorded in the Company’s financial statements. Additionally, from time to time the Company takes advantage of bulk purchase opportunities for quantity discounts on high-volume sales items to reduce its costs. Typically such inventories are only carried for a few weeks. As of December 31, 2007 and 2006, the Company had finished goods on hand that amounted to $470,485 and $2,569,382, respectively.

Revenue recognition

Software License Revenues

Software revenues consist principally of fees for licenses of our CSI Accounting+Plus software product, service and training. We recognize all software revenue using the residual method in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, and Software Revenue Recognition with Respect to Certain Transactions.” Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of the vendor specific fair value of one or more undelivered elements does not exist, revenues are deferred and recognized when delivery of those elements occurs or when fair value can be established. Company-specific objective evidence of fair value of maintenance and other services is based on our customary pricing for such maintenance and/or services when sold separately. At the outset of the arrangement with the customer, we defer revenue for the fair value of its undelivered elements (e.g., maintenance, consulting and training) and recognize revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (i.e., software product) when the basic criteria in SOP 97-2 have been met. If such evidence of fair value for each undelivered element of the arrangement does not exist, we defer all revenue from the arrangement until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, (iv) collectability is probable and (v) the arrangement does not require services that are essential to the functionality of the software.

Persuasive evidence of an arrangement exists. We determine that persuasive evidence of an arrangement exists with respect to a customer when we have a written contract, which is signed by both us and the customer, or a purchase order from the customer when the customer has previously executed a standard license arrangement with us.

Delivery has occurred. Our software may be either physically or electronically delivered to the customer. We determine that delivery has occurred upon shipment of the software pursuant to the billing terms of the agreement or when the software is made available to the customer through electronic delivery.

The fee is fixed or determinable. If at the outset of the customer engagement we determine that the fee is not fixed or determinable, we recognize revenue when the fee becomes due and payable.

Collectability is probable. We determine whether collectability is probable on a case-by-case basis. When assessing probability of collection, we consider the number of years in business, history of collection, and product acceptance for each customer. We typically sell to customers for whom there is a history of successful collection. However, collection cannot be assured.

We allocate revenue on software arrangements involving multiple elements to each element based on the relative fair value of each element. Our determination of the fair value of each element in multiple-element arrangements is based on vendor-specific objective evidence (“VSOE”). We align our assessment of VSOE for each element to the price charged when the same element is sold separately. We have analyzed all of the elements included in our multiple-element arrangements and determined that we have sufficient VSOE to allocate revenue to the maintenance, support and professional services components of our perpetual license arrangements. We sell our professional services separately, and have established VSOE for professional services on that basis. VSOE for maintenance and support is determined based upon the customer’s annual renewal rates for these elements. Accordingly, assuming that all other revenue recognition criteria are met, we recognize revenue from perpetual licenses upon delivery using the residual method in accordance with SOP 98-9.

Our software products are fully functional upon delivery and implementation and do not require any significant modification or alteration of products for customer use.

We expense all manufacturing, packaging and distribution costs associated with software license sales as cost of license revenues.

Computer Hardware Sales Revenues

Revenue related to hardware sales is recognized when: (a) we have a written sales agreement; (b) delivery has occurred; (c) the price is fixed or determinable; (d) collectability is reasonably assured; (e) the product delivered is standard product with historically demonstrated acceptance; and (f) there is no unique customer acceptance provision or payment tied to acceptance or an undelivered element significant to the functionality of the system. Generally, payment terms are net 30 days from shipment. When sales to a customer involve multiple elements, revenue is recognized on the delivered element provided that (1) the undelivered element is a standard product, (2) there is a history of acceptance on the product with the customer, and (3) the undelivered element is not essential to the customer’s application. Revenue related to spare parts is recognized on shipment. Shipping and handling charges to customers are included in revenues. Shipping and handling costs incurred by the Company are included in cost of sales.

Technology revenues are generated primarily from the sale of hardware. In accordance with Emerging Issues Task Force (“EITF”) 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” we record revenues as net when we serve as an agent. In these circumstances, our supplier pays a commission to us but acts as the primary obligor in a transaction and we record only the commission in revenues. We record revenues as gross (generally cost of merchandise plus margin) when we serve as a principal whereby we act as the primary obligor in a transaction, have the latitude for establishing pricing and retain all the credit risk associated with such transaction.

Long-term Payment Arrangements

Our primary customer base consists of local government and education entities whose source of funding (local taxes and federal funding) is generally assured; accordingly the risk of uncollectibility is lower than that of businesses selling primarily to non-government entities. The Company has an ongoing practice of providing financing for certain purchases under notes receivable or long term leases typically ranging from 3 to 5 years, subject to review of its exposure under such facilities and cash flow availability or needs at the time of such purchases. Such amounts have not constituted a significant portion of account balances, and the Company has historically never experienced a default under such arrangements. The Company recognizes revenue under these arrangements when the criteria noted under Software License Revenues and Computer Hardware Sales Revenues above is met, in accordance with SOP 97-2, as amended by SOP 98-9.

Service/Support Revenues

Services revenues consist of professional services and maintenance fees from software and hardware maintenance agreements. Maintenance agreements are typically priced based on a percentage of the product license fee or hardware cost and have a one-year term, renewable annually. Services provided to customers under maintenance agreements may include technical product support and unspecified software upgrades. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Deferred revenues from advanced payments for maintenance agreements are recognized ratably over the term of the agreement, which is typically one year.

Warranties

The Company’s suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products it distributes; however, the Company does warrant its services with regard to products that it configures for its customers and products that it builds from components purchased from other sources. Warranty expense is not material to the Company’s consolidated financial statements.

Vendor programs

The Company receives volume incentives and rebates from certain manufacturers related to sales of certain products, which are recorded as a reduction of cost of sales when earned. The Company also receives manufacturer reimbursement for certain promotional and marketing activities that offset expenses incurred by the Company.

Long-Lived Assets

Expenditures for major renewals or betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expenses as incurred.

We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” When factors indicate that long-lived assets should be evaluated for possible impairment, we use an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows exceed the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over fair value.

Depreciation

Depreciation of property and equipment is provided using the straight-line method over the following estimated useful lives:

Classification	Useful life (years)
Furniture	7
Computer equipment	3
Office equipment	3
Leasehold improvements	3

Computer Software Costs and Amortization

Computer software costs consist of internal software production costs and purchased software products capitalized under the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Costs in the research and development of new software products where the technological feasibility is unknown, and enhancements which do not prolong the software life or otherwise increase its value, are expensed as incurred. Capitalized computer software costs are amortized over the economic life of the product, generally three years, using the straight-line method. Our software development efforts focus on the implementation of known technological capabilities applied to common business processes to enhance our existing products. Historically, to date, through our software solutions segment, we have spent no material efforts on technological innovation for which the feasibility has been unknown.

Goodwill

The Company follows SFAS No. 142, “Goodwill and Other Intangible Assets,” in our accounting and reporting for goodwill and intangible assets.

SFAS No. 142 eliminates the requirement to amortize intangible assets with an indefinite life, addresses the amortization of intangible assets with a defined life, and addresses impairment testing and recognition of indefinite-lived intangible assets. In accordance with SFAS No. 142, we do not amortize indefinite-lived intangible assets (e.g., corporate trademarks for which planned use is indefinite). As of December 31, 2007, we had approximately $1.5 million of goodwill. In accordance with SFAS No. 142 we are required to test for the impairment of goodwill and other intangible assets with indefinite lives on at least an annual basis. Our goodwill impairment test involves a comparison of the fair value to its carrying amount. If the fair value is determined to be less than the carrying value, the asset is considered impaired. We tested goodwill for impairment as of December 31, 2007 and will test it annually on December 31 unless changes occur between annual test dates that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our 2007 impairment test indicated that goodwill was not impaired.

In addition, we evaluate the remaining useful life of other intangible assets that are not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life. If an intangible asset that is not being amortized is subsequently determined to have a finite useful life, we amortize the intangible asset prospectively over its remaining estimated useful life. Amortizable intangible assets (e.g., product trademarks) are amortized on a straight-line basis over six years or the life of the product, whichever is shorter. As of December 31, 2007, the intangible assets classified as indefinite lived assets total $1.5 million, including goodwill and corporate trademarks.

Other Intangible Assets

In connection with the acquisition of McAleer, we allocated approximately $1.7 million in value to intangible assets. The estimated fair value of these acquired intangible assets is based upon an independent valuation, and is being amortized over the life of the assets. As of December 31, 2007, the intangible assets had a carrying value of $1.6 million, net of accumulated amortization of $0.1 million, and are included in Other intangible assets, net on the Consolidated Balance Sheet. See Note 2 for further detail regarding the intangible assets related to the McAleer acquisition

Amortization expense was approximately $117,000 for the year ended December 31, 2007 and $2,000 for the year ended December 31, 2006. Future estimated amortization expense for the carrying amount of intangible assets as of December 31, 2007 is expected to be as follows (in thousands):

Year	Amortization Expense
2008	$117
2009	117
2010	94
2011	94
2012 & beyond	1,126

Total	$1,548

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due or refundable plus deferred income tax assets and liabilities. Deferred income tax assets and liabilities are recorded to recognize the income tax effect of the temporary differences in the method of reporting various items of income and expenses for financial reporting purposes and income tax purposes.

The deferred income tax assets and liabilities at the end of the year are determined using the statutory tax rates expected to be in effect when the taxes are actually due or refundable.

Effective January 1, 2007, we adopted Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” which requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement. Upon adoption, we found there to be no impact.

Fair value of financial instruments

The Company’s financial instruments include cash equivalents, accounts receivable, accounts payable, short-term debt and notes payable. The carrying values of cash equivalents, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amount of the Company’s bank borrowings under its credit facility approximates fair value because the interest rates are reset periodically to reflect current market rates. The fair value of the Company’s long-term notes payable depends primarily on current market interest rates for debt issued with similar maturities by companies with risk profiles similar to the Company. The fair value of the Company’s bank line of credit is assumed to be approximately equal to the carrying value since the interest rate on the on the line of credit obligation is adjustable based on the LIBOR rate.

Marketing, Business Promotion and Advertising

Marketing, business promotion and advertising costs are expensed as incurred. Such costs amounted to $140,024 and $116,661 for the years ended December 31, 2007 and 2006, respectively.

Earnings (loss) per share

Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common stock shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common and potential common shares outstanding during the period following application of the treasury stock method. The table below presents the weighted average shares outstanding for the year ended December 31, 2007 and 2006, both prior to and after application of the treasury stock method.

	For the Years Ended December 31,
	2007	2006
Weighted Average Shares Outstanding Prior to Application of the Treasury Stock Method
Common stock	3,809,026	3,236,327
Preferred stock	6,926,322	7,048,750
Warrants	6,970,947	7,217,736
Options	302,506	268,343

Total Weighted Average Shares Outstanding	18,008,801	17,771,156

Weighted Average Shares Outstanding After Application of the Treasury Stock Method
Common stock	3,809,026	3,236,327
Preferred stock	6,926,322	7,048,750
Warrants	1,238,863	1,539,459
Options	224,220	253,625

Total Weighted Average Shares Outstanding –treasury stock method	12,198,431	12,078,161

GAAP requires that in the case of thinly traded stock, management assess, among other factors, whether the market quoted price is representative of the price that would be effective were all shares issued in connection with various transactions, which would include the issuance of significant additional shares in dilutive transactions. Following consultation with accounting and valuation experts and applying the principle of conservatism, which is a basis of the dilution calculation under GAAP, management uses the higher of an income statement performance and cash flow indicator based stock value computation based on comparisons to peer public companies, or the quoted market price, on a weighted average basis, for the repurchase of shares under the treasury stock method in the diluted earnings (loss) per share calculation. Once management, in consultation with its accounting and financial experts, considers the stock no longer thinly traded, management will use the quoted market price exclusively.

The potential common shares were used in the calculation of diluted earnings per share for the year ended December 31, 2007, but were not used in the calculation of diluted loss per share for the year ended December 31, 2006 as the effect was anti-dilutive due to the net loss reported for the period.

NOTE 2 – MCALEER ACQUISITION

On January 2, 2007, the Company consummated its acquisition of the business operations of McAleer. The transaction was structured as a purchase of substantially all of the assets of McAleer.

The total price for the purchased assets was $4,050,000, of which $3,525,000 was paid in cash at closing. The balance of $525,000 was to be paid pursuant to a promissory note to the owner, William McAleer, in twenty quarterly installments of principal in the amount of $26,250, plus interest in arrears at the LIBOR rate, beginning March 31, 2007. The note was secured by a first mortgage on the real property of McAleer conveyed in the acquisition, consisting of the office building located in Mobile, Alabama from which the

Mobile personnel operate. The Company assumed no liabilities of McAleer, other than certain operating leases and obligations under ongoing customer contracts. On February 8, 2007, the Company repaid the note to William McAleer by financing the real estate through a mortgage note with its bank in the amount of $486,000 (the terms of which are discussed below under Note 7 – Long-term and Short-term Debt, and Off-Balance Sheet Instruments), and a draw against its revolving credit facility for the remaining balance. Expenses for the acquisition, in the amount of $266,837, consisted of legal and professional fees, travel costs, stock compensation costs and various other expenses related to the acquisition transaction. These expenses have been capitalized and allocated to goodwill. The Company engaged an independent party to provide assistance with customary valuations, analysis and allocation of the purchase price, which resulted in an allocation to goodwill. For the purposes of recording assets by segment, the acquired assets, including goodwill, are reported under the Software applications segment. The Company expects all goodwill will be deductible for tax purposes, and has an indefinite life for book purposes. The deferred tax liability arises from a difference in the agreed to price for the building asset (tax basis) and the purchase price allocation (book basis included in property and equipment and based on appraisal). Research and development assets acquired in the purchase were not material.

The allocation of the purchase price, including capitalized acquisition expense is as follows (liabilities assumed as parts of the purchase price were not deemed material):

Property and equipment	$615,000
Computer software	610,000
Goodwill	1,480,587
Other intangible assets	1,645,000
Deferred tax liability	(33,750)

Total assets purchase price	$4,316,837

The detail of computer software, other intangible assets and goodwill and their useful lives are as follows:

Asset	Value	Effective Useful Life
Computer software	$610,000	4 years

Trade name	70,000	3 years
Covenants not-to-compete	75,000	5 years
Customer contracts and related relationships	1,500,000	20 years

Other intangible assets	$1,645,000

Total computer software and other intangible assets	$2,255,000	13.3 years	*

Goodwill	$1,480,587	indefinite

*	weighted average

The Company funded the acquisition in part with advances of approximately $2.1 million under its credit facilities with its bank. The Company also utilized approximately $1.3 million in cash from McAleer as, pursuant to the asset purchase agreement, service contract revenue with respect to 2007 services which was received by McAleer in 2006 prior to the closing was segregated for the Company’s account. Initially the owner assumed a $525,000 note secured by the real estate for the remainder of the purchase price, which was subsequently refinanced, and the Company incurred expenses which were capitalized as a part of the transaction.

Sources of funds used in the transaction (net of subsequent refinancing activities) are as follows:

Proceeds from increase in long-term note payable secured by property and equipment (at time of purchase)	$486,046
Proceeds from long-term note payable secured by real estate (for refinance of McAleer note)	486,000
Receipts on billings for McAleer 2007 support agreements earmarked for CSI	1,280,000
Draw on revolving credit facility (escrow payment at time of signing of definitive agreement)	100,000
Draw on revolving credit facility (at time of purchase (including $12,378 for acquisition related expenses))	1,671,332
Draw on revolving credit facility (for refinance of McAleer note)	39,000
Payments of acquisition related expenses (funded from revolving credit facility)	254,459

Subtotal of funds from revolving loan	2,064,791

Total purchase price	$4,316,837

Under SFAS No. 141, “Business Combinations,” acquisition expenses incurred as of the initiation date by the acquiring company that are direct costs of the acquisition, as determined by the principles of accounting for the acquisition of an asset, should be allocated to identified assets acquired and liabilities assumed, with unallocated amounts being recorded as goodwill. The guidance further defines the initiation date as “the earlier of (1) the date that the major terms of a plan, including the ratio of exchange of stock, are announced publicly or otherwise formally made known to the stockholders of any one of the combining companies or (2) the date that stockholders of a combining company are notified in writing of an exchange offer.” In addition, direct costs are further defined as

“out-of-pocket or incremental costs directly related to a business combination such as a finder’s fee and fees paid to outside consultants for accounting, legal, or engineering investigations or for appraisals.” Guidance further dictates that internal costs associated with a business combination (whether one-time costs or recurring in nature) should be expensed as incurred. Under this guidance, the initiation date of this acquisition was September 20, 2006, the date the Company filed the Form 8-K with the SEC setting forth our intent to acquire McAleer and formally communicating to our shareholders the major terms of the potential acquisition agreement.

In consideration of the requirements of SFAS No. 141, the Company identified expenses incurred that were directly related to the acquisition of McAleer, and capitalized those expenses as appropriate. Upon completion of the acquisition, the purchase price and other direct costs were allocated to identifiable assets or liabilities, with all unallocated amounts classified as goodwill, subject to SFAS No. 142, “Goodwill and Other Intangible Assets.” As of December 31, 2007, the Company has incurred approximately $300,000 in acquisition related costs, of which approximately $267,000 were direct costs of the acquisition of McAleer and were therefore capitalized.

Pro Forma Financial Information

The following unaudited pro forma statement of operations data for the year ended December 31, 2006 gives effect to our acquisition of McAleer as if the acquisition had occurred on January 1, 2006. Our historical financial information has been derived from our audited financial statements included in this report. Historical financial information for McAleer has been derived from the audited financial statements of McAleer as of December 31, 2006.

We have not disclosed pro forma results for 2007 as actual results reported in our consolidated statements of operations are the same as those that would be reported on a pro forma basis. Since the acquisition was agreed to close effective January 1, 2007, and was only closed on January 2, 2007 to accommodate the banks’ holiday, the financial statements for the year ended December 31, 2007 as disclosed in the consolidated statements of operations are indicative of the pro forma results for that period and no further disclosure is necessary.

Pro forma Income Statement Data for the Year

  Ended December 31, 2006

	For the Year ended December 31, 2006
	CSI	McAleer	Adjustments		Pro forma Combined
Revenues	$28,553,530	$4,003,020	$—		$32,556,550
Net income (loss)	(879,614)	199,939	(216,528	)(1)(2)	(896,203)
Earnings (loss) per share	(0.27)				(0.28)
Weighted average shares outstanding	3,236,327				3,236,327

(1)	Net income is net of pro forma adjustment for C-corporation taxes.
(2)	Net income is adjusted for the pro forma additional depreciation of property and equipment and the amortization of intangibles over the useful lives noted above following the write-up of the assets to their fair values (in accordance with the purchase price allocation detailed above) and the pro forma additional interest expense related to financing used to fund the acquisition.

NOTE 3 – ACCOUNTS RECEIVABLE

	December 31,
	2007	2006
Billed receivables	$5,741,998	$3,658,037
Unbilled receivables	2,851,318	73,211
Commission receivable and other	193,736	133,780
Allowance for sales returns	(17,564)	(6,838)
Allowance for doubtful accounts	(72,452)	(30,000)

	$8,697,036	$3,828,190

NOTE 4 – CONCENTRATION OF CREDIT RISK

For the years ended December 31, 2007 and 2006 our top ten clients constituted approximately 46% and 42%, respectively, of our annual revenue. At December 31, 2007, approximately 8% of the Company’s net accounts receivable were due from the top ten customers. At December 31, 2006, approximately 50% of the Company’s receivables were due from the top ten customers. Potential losses from concentrations of credit risk with respect to trade accounts receivable are considered to be limited due to the number of the customers comprising the customer base, including significant amounts to be paid through government funding, and the Company’s ongoing credit evaluations of its customers.

For the years ended December 31, 2007 and 2006, approximately 57% and 54%, respectively, of the Company’s purchases were from three vendors. At December 31, 2007 and 2006, approximately 50% and 15%, respectively, of the Company’s accounts payable were due to these three vendors.

NOTE 5 – PROPERTY AND EQUIPMENT

	December 31,
	2007	2006
Land	$117,000	$—
Buildings	423,000	—
Furniture	255,238	311,827
Computer equipment	233,929	262,239
Office equipment	929,602	949,831
Leasehold improvements	178,654	186,503

Total	2,137,423	1,710,400
Accumulated depreciation	(820,710)	(938,928)

Property and equipment, net	$1,316,713	$771,472

Depreciation expense charged to operations was $407,924 and $337,502 for the years ended December 31, 2007 and 2006, respectively.

NOTE 6 – COMPUTER SOFTWARE COSTS

	December 31,
	2007	2006
Capitalized computer software costs	$5,816,109	$4,148,039
Purchase of computer software for resale	214,882	116,882
Accumulated amortization	(3,868,274)	(2,759,463)

Computer software costs, net	$2,162,717	$1,505,458

Amortization expense charged to cost of sales for the software applications segment was $1,108,811 and $709,175 for the years ended December 31, 2007 and 2006, respectively.

NOTE 7 – LONG-TERM AND SHORT-TERM DEBT AND OFF-BALANCE SHEET INSTRUMENTS

In 2005, in order to support the activities of the reverse acquisition, the Company entered into a line of credit facility with a bank whereby the Company could borrow up to 80% of accounts receivable balances, not to exceed the total facility limit of $3.0 million. In the first quarter of 2006 and in January 2007, the facility was renewed and the limit increased to $3.5 million and $5.5 million, respectively. The primary purpose of these modifications was to increase the amount of the credit facilities to provide for expanding working capital and other credit needs, including funding the acquisition of substantially all of the assets and business operations of McAleer in early 2007. In May 2007, the Company extended the maturity date of the facility until September 15, 2007.

On September 14, 2007, the Company entered into agreements with the bank renewing the line of credit facility. The terms of the agreements previously entered into were amended as follows:

•	the principal amount of the facility was increased from $5.5 million to $7.0 million;

•	the maturity date was extended from September 15, 2007 until June 30, 2009;

•	permissible purposes of the funds borrowed under the revolving facility were expanded to include funding short-term working capital and general corporate purposes of the Company; and

•

the definition of the borrowing base was expanded to include 50% of eligible inventory (with a maximum borrowing ability against eligible inventory of $1,000,000), in addition to 80% of eligible accounts.

Other than the amendments noted above, the material obligations and provisions of the facility remain unchanged. The modifications also memorialized certain previously granted waivers to the restrictive covenants and requirements contained in the agreements with the bank. The bank granted waivers permitting us to enter into the acquisition of McAleer, including the use of bank credit facility advances to fund such acquisition, and incurring mortgage indebtedness to McAleer as a part of the purchase of McAleer’s real estate. The bank also waived any cross-default relating to the subordinated notes payable to certain stockholders, which the Company did not repay at their May 2006 maturity.

Under our bank facility, eligible accounts receivable balances essentially include all of our trade accounts receivable except, in most cases, those accounts which are more than 90 days past due. Certain other accounts are excluded from eligibility for borrowing including: (i) accounts due from affiliates; (ii) accounts which we have determined to be of doubtful collectibility; and (iii) accounts due from any one of our customers if such accounts constitute more than 20% of the total eligible accounts. The loans bore interest at Libor plus 2.50% (7.73%) at December 31, 2007, and LIBOR plus 2.75% (8.10%) at December 31, 2006, payable monthly.

On February 14, 2006 the Company entered into an agreement with a bank for a 42 month equipment term loan of $400,000 at a fixed interest rate of 7.5% per year. The facility is collateralized by substantially all of the assets of the Company. The purpose of the term loan was to finance 2005 capital expenditures and improve its availability under its bank credit facility for working capital purposes. On January 2, 2007, the Company entered into a modification of the equipment loan. Pursuant to the modification, the equipment loan was increased to $800,000, and bears interest at 7.85% per annum. Principal and interest is payable in 36 consecutive monthly payments of principal and interest of $25,015 continuing until January 1, 2010.

The loans under the revolving credit facility and the equipment facility, as well as all other obligations owed by the Company to the bank, are secured by a first priority security interest in substantially all of the Company’s assets. Also, the Company is required to comply with certain covenants, including: providing periodic financial statements to the bank, compliance with SEC reporting requirements, allowing the bank to inspect its secured assets, and the Company maintaining its assets in good operating condition and maintaining sufficient insurance. Also, the Company is required to comply with certain financial covenants. The first financial covenant is a “Debt Service Coverage Ratio,” which is measured at the end of each year beginning December 31, 2007. This ratio is calculated by adding certain nonrecurring special items to EBITDA (“Adjusted EBITDA”), and then dividing by current maturities of long term debt plus interest expense. For the purposes of the amended loan agreement, “EBITDA” means the total of (i) net income from continuing operations (excluding extraordinary gains or losses), and to the extent deducted in determining net income (ii) interest expense, (iii) income taxes, and (iv) depreciation, depletion and amortization expenses. The Company is required to maintain a Debt Service Coverage Ratio of not less than 1.2 to 1.0. The second financial ratio is Funded Debt to EBITDA, which is also measured annually beginning December 31, 2007. A ratio of not greater than 2.5 to 1.0 is required. For the purposes of the ratio, “Funded Debt” generally means all obligations for borrowed money or for the deferred purchase price of property, and all capitalized lease obligations. Management believes the Company complied with these current covenants at December 31, 2007, and complied at December 31, 2006 with the previous, now expired agreements.

The amended loan agreement also contains certain restrictive covenants. These include general prohibitions on: (i) disposing of property other than in the ordinary course of business; the Company changing its business; a change in control of the Company; mergers, acquisitions and the creation of new subsidiaries; the incurring of new indebtedness; the creation of new encumbrances or liens; investments, other than certain permitted investments in liquid investment grade paper; and the Company making loans, including loans to officers. Also, the amended loan agreement prohibits the Company from making any distributions (including any dividends on its common stock), or making any repurchases or redemptions of its capital stock, except to the extent there is no event of default either before or after any such distribution, repurchase or redemption. The bank may accelerate the Company’s obligations under the amended loan agreement and the related promissory notes upon an event of default under the amended loan agreement. Events of default generally include the Company failing to make payments of principal or interest when due; defaults under loan covenants, subject to periods during which the Company may cure in certain cases; the Company becoming insolvent or being subject to certain bankruptcy proceedings, subject to certain time periods; and the occurrence of a material adverse change in the Company’s business or financial condition. Upon an acceleration of the bank’s loans to the Company, the bank, among other remedies, would have recourse to substantially all of the Company’s assets through its security interest. There was $575,000 and $551,000 of outstanding draws under the facility as of December 31, 2007 and 2006, respectively.

The Company has subordinated notes payable to shareholders with amounts outstanding totaling $2,250,400 at both December 31, 2007 and 2006. Although the Company possessed adequate availability on the May 10, 2006 due date to repay the subordinated notes, management believed that cash flow from operations and remaining availability under the bank facility following such a draw would not be sufficient to fund ongoing working capital needs. The Company also anticipated that such a refunding of the subordinated notes with bank debt would have caused the Company to fail to comply with equity related covenants with the bank, given that the subordinated notes are treated as equity for such ratios. Accordingly, after consultation with the bank and the holders of the subordinated notes, the Company determined it was not in the best interest of all stakeholders to pay the notes at maturity, and the subordinated notes remain due and payable.

Since the Company failed to pay the subordinated notes at maturity, such notes are in default. Interest not paid quarterly and any principal not paid by the due date accrue interest at 15% until paid. Any potential cross-default under our bank credit facilities relating to the nonpayment of the subordinated notes has been waived by our bank lender. Pursuant to the terms of our bank credit facilities, we have also agreed to obtain the consent of the bank to any modification of the terms of the subordinated notes.

The Company’s subordinated noteholders have cooperated with us in the deferral of payment on the subordinated notes. The Company has paid interest at a default rate of 15%, and as of December 31, 2007 was current with such payments. The Company anticipates the continued cooperation of the noteholders and the ultimate successful negotiation of a maturity date extension or other restructuring of its subordinated debt with the holders. The subordinated notes may, for example, be refinanced as part of the financing of future acquisitions, or repaid from the proceeds of the exercise of warrants by Barron. However, the Company can give no assurance that it will be able to successfully restructure, extend or refund the subordinated notes, and that the noteholders will continue to cooperate. The notes are subordinated to the Company’s senior bank debt, and management believes the ability of the noteholders to have direct recourse against us is limited. However, the Company can give no assurances as to what adverse collection actions the subordinated noteholders might take, and the impact such actions and default might otherwise have on its other creditors and its financial condition. The Company does not anticipate any of the noteholders taking any action which would be detrimental. It should be noted that five of the subordinated noteholders are currently significant stockholders of the Company, and four of these are executive officers. The sixth noteholder, Barron, holds all of the Company’s preferred stock.

The amount outstanding on the notes payable to the bank was $1,046,904 at December 31, 2007 and $313,954 at December 31, 2006.

The principal payments for subsequent years under the Company’s notes payable are presented below:

2008	$283,187
2009	306,235
2010	457,482

Total Principal Payments	$1,046,904

As of December 31, 2007, and for the prior reporting periods, CSI had no off-balance sheet instruments.

NOTE 8 – PREFERRED STOCK AND RELATED WARRANTS

Registration Rights Agreement

In conjunction with the Preferred Stock Purchase Agreement, the Company entered into a Registration Rights Agreement with Barron on February 10, 2005, whereby the Company agreed to register the shares of common stock underlying the preferred stock and warrants to be sold to Barron. Barron may also demand the registration of all or part of such shares on a one-time basis and, pursuant to “piggy-back rights,” may require the Company (subject to carve back by a managing underwriter) to include such shares in certain registration statements it may file. The Company is obligated to pay all expenses in connection with the registration of the shares and, prior to February 11, 2007, was liable for liquidated damages in the event the registration of shares did not remain effective pursuant to the Registration Rights Agreement.

On December 29, 2006, the Registration Rights Agreement was amended to, among other things, eliminate liquidated damages. The Company’s obligation to maintain an effective registration statement was also extended by one year until February 11, 2009.

Warrants

As a result of the Registration Rights Agreement containing a clause whereby liquidated damages were payable in cash, the Company was required to follow EITF 00-19. In light of the required accounting treatment under EITF 00-19, the amount of proceeds allocated to the issuance of warrants ($5,035,032, representing all the proceeds with the exception of the $7,218 par value allocated to preferred stock) was recorded as a liability as of the date of the transaction. In addition, the difference between the amount allocated to the issuance of warrants and the fair market value of the warrants based on the Black-Scholes valuation method at reporting dates was recorded in the statement of operations as an unrealized gain (loss) on financial instrument-warrant liability and as an adjustment to the financial instrument-warrant liability on the Company’s balance sheet, to restate the warrants to fair market value as of that date. In each period up to November 7, 2005, the date of the amendment to the Registration Rights Agreement, whereby the cash liquidated damages provision was converted to damages payable by the issuance of a set number of preferred shares, the financial instrument was marked to market and changes in the value were recorded as adjustments in the statement of operations. These adjustments resulted in the Company reporting a significant accumulated deficit where otherwise it would have reported retained earnings.

It was not the intent of either CSI or Barron that the Registration Rights Agreement result in the majority of the proceeds from the preferred stock and warrant issuance being recorded as a liability rather than equity. In response, on November 7, 2005, CSI and Barron entered into an amendment to the Registration Rights Agreement that eliminated cash liquidated damages and replaced them with liquidated damages in the form of additional shares of Series A Convertible Preferred Stock. Pursuant to the amendment, 2,472 shares of preferred stock would have been issued to Barron for each day when liquidated damages were triggered until February 11, 2007, when this damages provision expired. Because the amendment to the Registration Rights Agreement changed the liquidated damages penalty from settlement in cash to settlement in a set number of shares which is unaffected by changes in the share market price, in accordance with EITF 00-19, as of the amendment date, the fair value of the warrants was reclassified from a liability to permanent equity as additional paid-in capital rather than as a potential offset to the accumulated deficit which would not have existed if the initial accounting for the warrants had been as paid in capital instead of as a liability. The fair value at that date, based on the Black-Scholes valuation method, was $5,449,392. The difference between this fair value and the amount allocated to the warrants at issuance ($5,035,032), or $414,360, was recorded as an unrealized loss on warrants to purchase common stock in the statement of operations for the year ended December 31, 2005.

Prior to the execution of the amendment to the Registration Rights Agreement, Barron agreed to waive any liquidated damages through November 30, 2005 pursuant to a waiver dated September 30, 2005. Barron had also waived liquidated damages on three prior occasions. In exchange, during the fourth quarter of 2005 the Company paid Barron $50,000, which was expensed, and agreed to cause the registration statement to become effective under the Registration Rights Agreement on or before November 30, 2005. After that date, the Company entered into two additional waivers extending the required effectiveness date initially until January 31, 2006 and finally, February 28, 2006. The Company’s registration statement was declared effective on February 14, 2006.

On September 11, 2006, the Company notified Barron of the need to refrain from selling under the Company’s then effective registration statement, and accordingly, to refrain from utilizing the prospectus relating to the primary registration statement until amendments could be filed with the SEC and declared effective. This notification was the result of the proposed acquisition by the Company of substantially all of the assets of McAleer.

The Company filed a post-effective amendment with the SEC on January 29, 2007. We filed another such amendment on March 14, 2007, which was declared effective on that date. However, absent an amendment or waiver of the Registration Rights Agreement, the Company would have been required to issue to Barron 2,472 shares of preferred stock for each day the liquidated damages were triggered until February 11, 2007, when the damages provision expired. As a part of the agreement on December 29, 2006 to re-price the warrants, Barron waived liquidated damages through February 11, 2007, when the liquidated provisions of the Registration Rights Agreement expired. Also, Barron and the Company agreed to extend the effective term of the Registration Rights Agreement by one year.

On September 28, 2007, Barron exercised its Common Stock Purchase Warrant “A-2” for 120,000 shares of our common stock. The conversion price was $0.70 per share. The aggregate proceeds resulting from this transaction were $84,000. In October 2007, on five separate occasions, Barron exercised its Common Stock Purchase Warrant “A-2” to purchase a total of 933,800 shares of common stock, which resulted in aggregate proceeds to the Company of $653,660. All of the warrants exercised in October 2007 were issued as part of a recapitalization of the Company in the first quarter of 2005 and at the exercise price of $0.70 per share.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases certain facilities and equipment under various operating leases. At December 31, 2007, future minimum lease payments under non-cancelable leases are:

2008	$138,432
2009	143,433
2010	146,556
2011	36,795

Total	$465,216

Rent expense for the years ended December 31, 2007 and 2006 was $182,000 and $129,241, respectively. The Company entered into an operating lease on November 30, 2005 related to the lease of its office facility. The term of this lease is five years, beginning on April 1, 2006 and ending on March 31, 2011. The original commitment under this lease totaled $700,920, due on the first of each month in escalating monthly payments. The commitments under this lease are included in the future payments in the table above. If at any time the Company terminates the lease, the lessor may recover from the Company all damages approximately resulting from the termination, including the cost of recovering the premises and the worth of the balance of the lease over the reasonable rental value of the premises for the remainder of the lease term, which shall be due immediately. The Company does not anticipate terminating the lease at any time prior to its expiration.

On June 20, 2007, the Company and Chuck Yeager Real Estate amended the operating lease agreement, originally entered into on November 30, 2005, to include an additional 12,544 square feet of warehouse space. The lease of the additional warehouse space was the result of carrying additional inventory and increased monthly rent by approximately $2,400. While the lease on the additional space was scheduled to expire on August 31, 2007, the Company extended the lease until December 31, 2007, and has since been renting the additional space on a month to month basis, but may choose to extend the term of the lease once again.

Purchase Commitments

The majority of our purchase commitments are based on firm purchase orders. However, from time to time we commit to purchase product in advance of customer commitments and as inventory to obtain volume pricing discounts or operational efficiencies. Currently we have purchase order commitments to Promethean, one of our major suppliers, for interactive whiteboard inventory of $12.3 million in 2008. We have no other significant purchase commitments based on estimates of customer demand that significantly exceed customer commitments. If actual customer demand were to differ significantly either in timing or volume from the purchase commitments, this could strain our available working capital resources. While management anticipates its purchase commitments will not differ significantly from its estimates of customer demand, there can be no assurance that this will in fact be the case.

Executive Officer Employment Agreements

The Company entered into separate employment agreements with each of the four most highly compensated executive officers on February 11, 2005, in conjunction with the closing of the reverse merger. The term of all the employment agreements is three years, expiring on February 10, 2008. The agreements renew for a one year term automatically upon the expiration of the initial or any renewal periods in the absence of either party giving thirty days advance notice of termination. Such agreements provide for minimum salary levels adjusted for performance based on review by the Board of Directors. The aggregate commitment for future salaries at December 31, 2007, excluding bonuses, was approximately $769,600.

NOTE 10 – STOCK-BASED COMPENSATION

The Company has a stock based compensation plan, the 2005 Incentive Compensation Plan. The Company accounts for stock based compensation using the fair value method prescribed in SFAS No. 123R, “Share-Based Payment,” and related interpretations, which the Company adopted in 2006 using the modified prospective method. The Company utilizes the Black-Scholes model to estimate the fair value of the shares granted.

In 2005, the Company assumed the stock based employee compensation plan of CSI- South Carolina as a result of the reverse merger. In addition, the Company granted options to purchase 70,000 shares of common stock under the 2005 Incentive Compensation Plan in the first quarter of 2007 at an exercise price of $0.85 per share, as a result of the McAleer acquisition which closed on January 2, 2007, and in November 2007 granted options to purchase an additional 100,000 shares to key employees. The fair value of stock-based compensation was estimated at the grant date for each issuance using the Black-Scholes option-pricing model with the following weighted-average assumptions. The assumptions in 2007 relate to the options issued in 2007, reflected in the tables below. The assumptions in 2006 relate to the non-employee compensation issued in 2006, which is discussed under “Non-employee Compensation” below.

Assumptions used in calculation of fair value

	For the Years Ended December 31,
	2007	2006
Expected term (in years)	10	10
Expected volatility	92% - 153%	35%
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	3.8% - 4.7%	4.8%

Stock options

Detail	Number of Option Shares	Weighted Average Exercise Price	Expiration
Options assumed in reverse merger	268,343	$0.12	November 1, 2012
Options granted in McAleer acquisition	70,000	$0.85	January 2, 2017
Options granted to key employees	100,000	$1.42	November 9, 2017

The following table summarizes option activity under the plans for the year of 2007:

Stock Options	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2006	268,343	$0.12
Granted	170,000	1.19
Cancelled	—	—
Exercised	(63,140)	0.13
Forfeited/expired	—	—

Outstanding at December 31, 2007	375,203	$0.60	7.21	$280,242

Exercisable at December 31, 2007	205,203	$0.12	5.09	$252,242

The aggregate intrinsic value represents the difference between the Company’s closing stock price of $1.34 as of December 31, 2007 and the exercise price multiplied by the number of options outstanding as of that date.

As of December 31, 2007 there remained $131,304 of unrecognized compensation cost related to non-vested stock options which is expected to be recognized over a weighted-average period of approximately three years.

Non-employee Compensation

On February 21, 2006, the Compensation Committee of the Board of Directors and the full Board of Directors approved awards of Company common stock for the Company’s outside directors under the Company’s 2005 Incentive Compensation Plan (the “Plan”). Directors receiving awards under the Plan were Anthony H. Sobel, Chairman; Shaya Phillips; and Thomas V. Butta. Mr. Sobel was granted 98,496 shares, while Messrs. Phillips and Butta were granted 49,248 shares each. One-third of the awards vested immediately upon approval. An additional one-third vested on February 28, 2006, with the final one-third vesting on February 28, 2007. Except in the event of a change in control of the Company, the directors could not sell any shares awarded to them prior to March 1, 2007. If a director’s service terminated prior to a vesting date, all unvested shares would have been forfeited, subject to exception in the discretion of the Board. As a result of his subsequent resignation as a director discussed below, Mr. Butta forfeited 32,832 shares.

Thomas V. Butta resigned from the Company’s Board of Directors effective February 22, 2006. His resignation was not the result of any disagreement relating to the Company’s operations, policies or practices. Rather, Mr. Butta resigned in order to devote his full attention to his responsibilities with an unaffiliated company of which he is the Chief Executive Officer. Mr. Butta served on the Board’s Audit and Compensation Committees.

On March 2, 2006, the Company entered into a Letter of Engagement dated February 27, 2006 and individual restricted stock agreements with Robert F. Steel and Kenneth A. Steel, Jr. (the “Consultants”). The purpose of the agreements was to formally set forth the terms and conditions under which the Consultants had been providing and would continue to provide consulting services to the Company through February 10, 2008. Under the terms of the Letter of Engagement, the Consultants were to advise the Company on the development and implementation of strategic business plans, assist management in developing marketing and growth strategies, and assist management in seeking out and analyzing potential acquisition opportunities. The agreement required the Consultants to provide such consulting services until February 10, 2008. In return, the Company agreed to issue 172,367 shares of its common stock to each of the Consultants. The stock awards were granted pursuant to the Company’s 2005 Incentive Compensation Plan. The Company was also required to reimburse the Consultants for reasonable travel and other expenses incurred by the Consultants in furtherance of the objectives of the agreements. The agreements contained customary confidentiality and non-competition provisions. The agreements also required the Consultants, if they were terminated for cause prior to the earlier to occur of February 28, 2007 or a change in control of the Company, to return one-third of the Stock Awards at the time of termination.

On June 20, 2006, the Board elected Jeffery A. Bryson to fill the vacancy on the Board created by the February 22, 2006 resignation of Mr. Butta. Mr. Bryson serves on the Company’s Audit and Compensation Committees and he is Chairman of the Audit Committee. In connection with his election to the Board of Directors on June 20, 2006, the Board approved the award to Mr. Bryson of 23,350 shares of common stock under the Company’s 2005 Incentive Compensation Plan. Under the terms of the award, 11,675 shares vested immediately upon Mr. Bryson’s election to the Board and the remaining shares vested at the conclusion of the 2007 Annual Meeting of Stockholders of the Company upon Mr. Bryson’s reelection to the Board.

On July 10, 2006, the Company entered into an Investor Relations Consulting Agreement (the “Agreement”) with Alliance Advisors, LLC (“Alliance”). The purpose of the Agreement is for Alliance to assist the Company in the development of the Company’s investor relations and corporate communications program. Under the terms of the Agreement, Alliance assisted the Company for a term of twelve months in developing and implementing an investor relations and corporate communications strategy. In exchange for Alliance’s services, the Company paid Alliance $6,500 per month for the first six months of the Agreement. At the end of six months, either party to the Agreement had the option of terminating the Agreement. The Agreement continues on a monthly basis, with a monthly payment of $7,250. In addition to the cash compensation just described, the Company issued to Alliance sixty thousand (60,000) shares of restricted common stock in the third quarter of 2006. If Alliance had not completed the full one-year term of the Agreement, a pro rata portion of fifty-four thousand (54,000) shares would have been required to be returned to the Company.

No additional non-employee based stock awards were granted in 2007.

Total stock based compensation for 2007 was $114,009, $40,210 related to the stock options granted as a result of the McAleer acquisition and $62,151 related to non-employee stock compensation, with the remaining $11,648 classified as costs of sales as they are related to the options issued in November 2007 to key employees. Total stock based compensation for 2006 was $970,894, all of which was related to non-employee stock compensation.

NOTE 11 – DEFINED CONTRIBUTION PLAN

In 2007, the Company established a 401(k) defined contribution plan for the benefit of its employees, and terminated the Simple IRA savings plan maintained in previous years. Employees of the Company may participate in the 401(k) plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement. The Company’s contributions to the plan, as determined by management, are discretionary and are allocated among the participants based on the participants’ contributions. Contributions to the 401(k) plan were $223,673 for the year ended December 31, 2007. For the year ended December 31, 2006, the Company contributed $114,651 to the Simple IRA Plan.

NOTE 12 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2007, the Company made interest payments to the five former shareholders of CSI – South Carolina, all of whom are significant shareholders of the Company, and four of which are executive officers, and Barron Partners LP, who owns all of the Company’s preferred shares. These interest payments were made on the subordinated notes payable associated with the reverse merger transaction which occurred in 2005, and represented an annual interest rate of 15% as of December 31, 2007. In 2007, interest payments to the five original shareholders of CSI-South Carolina totaled $133,831 and interest payments to Barron Partners LP totaled $133,831. In 2006, interest payments to the five original shareholders of CSI-South Carolina totaled $199,871 and interest payments to Barron Partners LP totaled $191,871.

NOTE 13 – INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2007 and 2006 is summarized as follows:

	2007	2006
Current expense (benefit):
Federal	$633,068	$192,919
State	57,586	—

Total current	690,654	192,919

Change in deferred income taxes:
Federal	198,238	(291,280)
Other	(33,750)	—

Total deferred	164,488	(291,280)

Income tax expense (benefit)	$855,142	$(98,361)

The gross amounts of deferred tax assets (liabilities) as of December 31, 2007 and 2006 are as follows:

	2007	2006
Deferred tax assets:
Allowance for doubtful accounts	$26,068	$11,250
Allowance for sales returns	6,320	2,564
Trademarks—Mobile	6,739	—
Computer software costs—Mobile	40,238	—
Vacation accrual	106,565	79,147
Contribution carryforwards	—	6,053
Net operating loss carryforwards	120,616	451,953

	2007	2006
Acquisition related expenses	16,468	14,331
Deferred stock compensation	41,020	23,307
SC Job Tax Credit	129,538	—

Gross deferred tax assets	493,572	588,605

Deferred tax liabilities:
Goodwill	(13,267)	—
Depreciation	(55,574)	(10,477)
Trademarks—Easley	(590)	—
Other intangibles—Mobile	(5,397)	—
Prepaid expenses	(10,929)	—
Computer software costs	(613,537)	(564,547)
Other	—	(21,065)

Gross deferred tax liabilities	(699,294)	(596,089)

Net deferred tax liability	$(205,722)	$(7,484)

The net deferred tax asset (liability) is classified in the accompanying consolidated Balance Sheets as follows:

	December 31,
	2007	2006
Current Portion	$(469,046)	$(373,960)
Long-term Portion	263,324	366,476

Total	$(205,722)	$(7,484)

As of December 31, 2007 the Company had net loss carry-forwards of approximately $0.3 million, with various expiration dates through 2026. The net loss carry-forwards relate to the operating losses of VerticalBuyer, prior to the reverse merger with CSI-South Carolina.

Reconciliation between income tax expense (benefit) and the amount computed by applying the federal statutory rate of 34 percent to income (loss) before income taxes for the years ended December 31, 2007 and 2006 is as follows:

	2007		2006
Tax expenses at statutory rate	$882,708	34.0%	$(332,512)	34.0%
State income tax, net of federal income tax benefit	57,587	2.2%	(34,229)	3.5%
South Carolina jobs tax credit, net of federal tax effect	(129,538)	-5.0%	—	0.0%
Nondeductible portion of meals and entertainment costs	39,619	1.5%	32,688	-3.3%
Nondeductible registration costs	25,599	1.0%	31,963	-3.3%
Loss related to warrants	—	0.0%	123,432	-12.6%
Other miscellaneous items	(20,833)	-0.8%	80,297	-8.2%

	$855,142	32.9%	$(98,361)	10.1%

The Company, after consulting with tax experts, recorded South Carolina Jobs Tax Credits earned in fiscal years 2005, 2006 and 2007 of $35,000, $70,000 and $133,000, respectively, or a total of $143,000, net of applicable federal income tax effect. Of this amount, approximately $13,000 will be utilized in 2007, with $130,000 deferred tax benefit remaining. Rights to tax credits are based on our filing for 2007, including amending prior year returns. Such amounts were not due us or recorded in 2006 and 2005 since we did not apply for such credits at that time.

According to SFAS No. 109, “Accounting for Income Taxes,” such tax credits are to be recorded as assets and reductions of tax expense to the extent it is more likely than not that the taxable income in future periods will be sufficient to utilize the credits and employment levels will not decrease, causing a loss of credits recorded in prior years. SFAS No. 109 also requires that, on an ongoing basis, management assess any changes in conditions which may affect the likelihood of realizing these tax credits and that a valuation allowance be established should a degree of uncertainty about the likelihood of realizing these credits become apparent. A valuation allowance would be established with a charge against income. Based on management’s review of the Company’s historical and current performance and its plans for future growth including acquisitions, the introduction of new products, the expansion of existing products and expansion into new markets, management believes it is more likely than not that the Company will be able to fully utilize these tax credits and no valuation allowance is considered necessary at this time.

The Company is uncertain as to the amount and net income effect of credits, if any, which may be earned in future years, because future credits are contingent upon regionally specific increases in employment, and the net income effect is contingent upon additional future South Carolina taxable income sufficient to fully utilize such credits as may become available in the future.

NOTE 14 – SEGMENT INFORMATION

CSI is organized into the two reportable segments: software applications and technology solutions. Below is a description of the types of products and services from which each reportable segment derives its revenues.

Software applications segment

Through our software applications segment, we report the results of the development, sales, and deployment and provision of ongoing support of our software applications, fund accounting based financial management software and standards based lesson planning software.

Technology solutions segment

Through our technology solutions segment, we report the results of the technology solutions products through the sales and distribution of computers and accessories and the wide range of technology consulting services, including network and systems integration and computer support and maintenance services, that we provide.

Factors management used to identify our segments:

CSI’s reportable segments are analyzed separately because of the differences in margin routinely generated by the major products within each group, and the differences in which sales and investment decisions may be made to evaluate existing or potential new products. Through its software applications segment, the Company develops, sells, deploys and provides ongoing support of software applications. Through its technology solutions segment, the Company provides technology solutions through the sale and distribution of computers and accessories and offers a wide range of technology consulting services, including network and systems integration and computer support and maintenance services.

There are no significant transactions between reportable segments. The total of Segment net sales and service revenue from all segments is equal to Net sales as reported in our Consolidated Statements of Operations. Sales and Cost of sales are included in each segment’s income as reported in our Consolidated Statements of Operations. Accordingly, the total of the segments’ Gross profit is equal to Gross profit in our Consolidated Statements of Operations. Operating expenses are allocated to segment income based on estimate of sales and administrative time spent on each segment. None of the income or loss items following Operating income (loss) in our Consolidated Statements of Operations are allocated to our segments, since they are reviewed separately by management. Certain non-recurring items (those items occurring for reasons which have not occurred in the prior 2 years and are not likely to reoccur in 2 years) and compliance costs are generally excluded from management’s analysis of profitability by segment and the Company’s segment presentation. Accordingly, the total of Segment income from all segments, less non-recurring and compliance items, if any, is equal to Operating income (loss) as reported in our Consolidated Statements of Operations.

The total of Segment assets for all segments is equal to Total Assets as reported in our Consolidated Balance Sheets. The Company allocates shared assets related to liquidity (e.g., cash, accounts receivable and inventory) based on each segment’s percent of revenues to total consolidated revenues. Capitalized computer software costs are allocated to the software segment. Fixed assets, net, are allocated on the same basis as operating expenses (or by time spent on each segment as discussed above), since support equipment usage is generally tied to time utilized. All other assets are generally allocated on the same basis.

The following tables summarize information about segment income for the years ended December 31, 2007 and 2006 and assets allocated to segments as of December 31, 2007 and 2006.

	Software Applications	Technology Solutions	Total Company
Year ended December 31, 2007:
Net sales and service revenue	$10,478	$44,719	$55,197
Gross profit	4,362	6,959	11,321
Segment income	450	3,503	(*	)
Segment assets	7,240	8,946	16,186
Year ended December 31, 2006:
Net sales and service revenue	$5,020	$23,534	$28,554
Gross profit	2,664	3,709	6,373
Segment income	502	958	(*	)
Segment assets	4,825	4,635	9,460

*	See reconciliation below

Reconciliation of Segment income (non-GAAP measure) to operating income (loss) per consolidated Statements of Operations (GAAP measure):

	Year Ended
	December 31, 2007	December 31, 2006
Segment income:
Software applications segment	$450	$502
Technology solutions segment	3,503	958

TOTAL SEGMENT INCOME	3,953	1,460

Less: Merger and compliance costs
Stock based compensation	(102)	(971)
Reverse merger costs	—	(85)
Acquisition costs	(11)	(38)
Professional and legal compliance and litigation related costs	(694)	(609)

OPERATING INCOME (LOSS) Per consolidated Statements of Operations	$3,146	$(243)

NOTE 15—RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the FASB issued SAFS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The Company expects to adopt SFAS No. 157 effective January 1, 2008, as required. Our adoption of SFAS No. 157 in 2008 is not expected to have a material impact on our consolidated financial statements.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115,” which is effective for fiscal years beginning after November 15, 2007. SFAS No. 159 permits entities to measure eligible financial assets, financial liabilities and firm commitments at fair value, on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other U.S. GAAP. The fair value measurement election is irrevocable and subsequent changes in fair value must be recorded in earnings. Our adoption of SFAS No. 159 in 2008 is not expected to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements”. The standards are intended to improve, simplify, and converge internationally the accounting for business combinations and the reporting of non-controlling interests in consolidated financial statements. SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited.

SFAS No. 160 is designed to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report non-controlling (minority) interests in subsidiaries in the same way—as equity in the consolidated financial statements. Moreover, SFAS No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. In addition, SFAS No. 160 shall be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. We do not have an outstanding non-controlling interest in one or more subsidiaries and therefore, SFAS No. 160 is not applicable to us at this time.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Computer Software Innovations, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer buy any securities:

•	except the common stock offered by this prospectus;

•	in any jurisdiction in which the offer or solicitation is not authorized;

•	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

•	to any person to whom is it unlawful to make the offer or solicitation; or

•	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

PROSPECTUS

14,435,472 Shares of Common Stock

Computer Software Innovations, Inc.

                 , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$3,069	*
Printing Expenses	10,000
Accounting Fees and Expenses	60,000
Legal Fees and Expenses	325,000
Blue Sky Fees and Expenses	35,000
Transfer Agent Fees	5,000
Miscellaneous Expenses	15,000

Total	$453,069

*	Represents actual expenses. All other expenses are estimates.

In addition, we have purchased and maintain insurance for each of our directors and officers in order to indemnify them against certain liabilities that they may incur as a director or officer of the Company, including liabilities that he or she may incur in relating to the offering. The premiums that we pay in connection with such insurance total approximately $36,360 per year.

We will pay all expenses associated with the issuances pursuant to this registration statement.

Item 14.	Indemnification of Directors and Officers.

Article Seven of the Amended and Restated Certificate of Incorporation of Computer Software Innovations, Inc. provides that, to the fullest extent permitted by the Delaware General Corporation Law, referred to as the DGCL, as it now exists or may hereafter be amended, no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) to the extent Section 174 of the DGCL proscribes limitation of liability, or (4) for any transaction from which the director derived an improper personal benefit.

Under Article Eleven of the Amended and Restated Certificate of Incorporation, the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than by an action or in the right of the Company) by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company or is or was serving at the request of the Company as a director, officer, or trustee of, or in a similar capacity with, another corporation, general partnership, joint venture, trust or other enterprise employee, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorney’s fees), judgments, fines and amounts paid or to be paid in settlement reasonably incurred or suffered by such person in connection therewith; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company. Persons who are not directors or officers of the Company and are not serving at the request of the Company may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the Company. The indemnification conferred also includes the right to be paid by the Company the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section. The Company shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding was first approved by the Board of Directors of the Company.

Article IX of the Amended and Restated Bylaws of Computer Software Innovations, Inc. provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Company.

Furthermore, Article IX of the Amended and Restated Bylaws provides for indemnification of any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless, and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under Sections 9.1(a) or 9.1(b) of the Amended and Restated Bylaws (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(i)	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or

(ii)	If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

(iii)	By the stockholders.

Section 9.5 of the Amended and Restated Bylaws provides that the Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article IX of the Amended and Restated Bylaws and the DGCL.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (1) breached his duty of loyalty, (2) failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, (3) authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or (4) obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 15.	Recent Sales of Unregistered Securities.

Reverse Merger

In connection with the reverse merger, the former stockholders of CSI – South Carolina received, in exchange for their shares of CSI – South Carolina common stock subordinated notes aggregating $1,875,200 to be repaid over the next fifteen months and approximately 2,526,904 shares of our common stock. They also received notes aggregating $3,624,800, which was repaid immediately following the merger out of proceeds of the sale of the preferred stock and note to Barron. Such shares of our common stock have not been registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or applicable exemption from registration. The shares of common stock sold to the former CSI – South Carolina stockholders were sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act. The basis for such exemption is the non-public sale of the common stock in a privately negotiated transaction with such stockholders, all of whom were accredited and sophisticated investors and all of whom concurrently became executive officers of the issuer. There was no advertising or general solicitation conducted with respect to the foregoing sales.

Sale of Series A Convertible Preferred Stock and Warrants

In order to facilitate the merger, on February 10, 2005, we entered into a Preferred Stock Purchase Agreement to sell 7,217,736 shares of its Series A convertible, non-voting preferred stock to Barron Partners LP for $5,042,250. The preferred stock is convertible into shares of common stock on a one for one basis, subject to certain anti-dilution adjustments. Barron is a New York-based private investment partnership that specializes in investing in micro-cap public companies. As part of the transaction, Barron invested an additional $1,875,200 in the form of a subordinated note on the same terms as the subordinated notes payable to the former CSI – South Carolina stockholders in the merger, and received warrants for the purchase of 7,217,736 shares of our common stock (the “Warrant Shares”). The original exercise prices of the warrants were $1.3972 and $2.0958 per share, and each Warrant was exercisable for half of the total Warrant Shares. On December 29, 2006, we agreed to a repricing of a portion of the warrants. One warrant was amended and divided into two warrants, one for 1,608,868 shares of common stock at an exercise price of $0.70 per share and another for 2,000,000 shares of common stock at the original exercise price. The second warrant was likewise amended and divided into two warrants, one exercisable for 1,608,868 shares of common stock at an exercise price of $0.85 per share and another for 2,000,000 shares of common stock at the original exercise price.

Barron has agreed, generally, not to convert at any time its preferred stock or warrants to purchase shares of common stock if and to the extent that Barron’s beneficial ownership of our common stock would exceed 4.9%. The beneficial ownership limitation on the preferred stock may only be waived or amended with the unanimous consent of the Series A Convertible Preferred stockholder(s) and a majority of the non-affiliate holders of outstanding common stock. Notwithstanding the 4.9% beneficial ownership limitation, all outstanding shares of the preferred stock will automatically be converted into common shares if we should undergo a change in control. A “change in control” refers to (i) a consolidated or merger of the Company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. The beneficial ownership limitation is not applicable to the warrants in the event of a change of control. Proceeds from the sale of preferred stock and the subordinated loan were substantially utilized to fund the merger and related transactions.

The preferred stock and warrants subject to the Preferred Stock Purchase Agreement, and the common stock into which they are convertible and exercisable, respectively, have not been registered for sale under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. We sold the shares of preferred stock and the warrants to Barron in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The basis for such exemption is the non-public sale of the preferred stock and the warrants in a privately negotiated transaction to Barron, an accredited and sophisticated investor. Pursuant to a Registration Rights Agreement, we are obligated to register the common shares underlying the preferred stock and warrants subject to certain conditions set forth in the agreement. The sale of preferred stock and the warrants took place concurrently with the closing of the merger on February 11, 2005. There was no advertising or general solicitation conducted with respect to the foregoing sales.

We believe that the amendment, restatement and division of the common stock purchase warrants in December 2006 represented merely an amendment and continuation of such securities, and did not involve a sale or other disposition of the warrants. However, to the extent the amendment of the warrants were deemed a sale or disposition, any such transaction would be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) of such act.

Conversion of Preferred Stock

On the following dates, Barron converted shares of our Series A Convertible Preferred Stock in the following amounts into a like number of shares of our common stock: February 14, 2006, 130,000 shares; April 10, 2006, 75,000 shares; February 8, 2007, 68,000 shares; August 30, 2007, 20,000 shares; and September 18, 2007, 65,000 shares. All of the conversion transactions were effectuated pursuant to an exemption from registration under the Securities Act pursuant to Section 3(a)(9) of such act.

Exercise of Warrants

As set forth below, Barron has effectuated certain exercises of the common stock warrants described under “—Sale of Series A Convertible Preferred Stock and Warrants” above:

Date of Exercise	Warrant No.	Number of Shares	Exercise Price per Share ($)	Aggregate Proceeds ($)
October 24, 2007	A-2	229,000.70		160,300
October 9, 2007	A-2	114,800.70		80,360
October 5, 2007	A-2	200,000.70		140,000
October 4, 2007	A-2	200,000.70		140,000
October 2, 2007	A-2	190,000.70		133,000
September 28, 2007	A-2	120,000.70		84,000

All warrant exercises were effectuated pursuant to an exemption from registration under the Securities Act pursuant to Section 4(2) of such act. Barron is a private investment partnership that specializes in investing in micro-cap public companies, and is an accredited investor. Barron acquired shares of our convertible preferred stock and the common stock warrants as part of a recapitalization of the Company in the first quarter of 2005. Pursuant to a Registration Rights Agreement between the Company and Barron dated February 11, 2005 and subsequently amended, the Company is generally required to maintain an effective registration statement with the SEC until February 11, 2009, in order to permit Barron to resell the shares of common stock underlying the preferred stock and warrants. The Company’s Form SB-2 registration statement was declared effective by the SEC on February 14, 2006, Post-effective Amendment No. 4 thereto was declared effective on May 14, 2007, and Post-Effective Amendment No. 5 on Form S-1 thereto was declared effective on             ,     , 2008.

Other Issuances of Common Stock

On March 31, 2008, the Company entered into an asset purchase agreement, effective April 1, 2008, pursuant to which it purchased substantially all of the assets and business operations of ICS Systems, Inc. A portion of the consideration consisted of 209,091 shares of the Company’s Common Stock. This private sale of the shares by the Company was effectuated pursuant to an exemption from registration under the Securities Act under Section 4(2) of such act, as well as Rule 506 under Regulation D. ICS is an accredited investor.

On February 6, 2007, March 19, 2007 and August 15, 2007, non-executive employees exercised options to purchase 31,570, 15,785 and 15,785 shares, respectively, of our common stock. The aggregate price paid for the shares was $5,367, $1,262 and 1,262, respectively. The options were issued under the option plan of CSI – South Carolina, our predecessor. The issuances were exempt from registration under the Securities Act pursuant to an exemption provided by Rule 701 under such act.

On July 10, 2006, we entered into an Investor Relations Consulting Agreement with Alliance Advisors, LLC, pursuant to which Alliance agreed to perform certain consulting services. Pursuant to the agreement, and as part of the compensation paid to Alliance, on August 9, 2006 we issued to Alliance sixty thousand (60,000) restricted shares of our common stock. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act. The basis for the exemption is the non-public sale in a privately negotiated transaction to a sophisticated investor. There was no advertising or general solicitation conducted with regard to the foregoing sale.

On December 30, 2004, VerticalBuyer issued 750,000 shares to Jackson Steinem, Inc., a professional services firm, in exchange for financial consulting services provided with an estimated value of $75,000. Jackson Steinem is no longer engaged by the Company, and has provided no further services since the purchase by CSI-South Carolina of a majority of VerticalBuyer stock on January 31, 2005. Such shares have not been registered for sale under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. We sold the shares of common stock to Jackson Steinem, Inc. in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The basis of such exemption is the non-public sale of the common stock in a privately negotiated transaction to Jackson Steinem, Inc., which we believe to be an accredited and sophisticated investor. There was no advertising or general solicitation conducted with respect to the foregoing sales.

Item 16.	Exhibits and Financial Statement Schedules.

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

Exhibit Number	Document
2.1	Agreement and Plan of Merger dated as of February 10, 2005, between the Company and Computer Software Innovations, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, filed February 16, 2005).

3.1.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed February 16, 2005).

3.1.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, filed November 14, 2005).

3.1.3	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Computer Software Innovations, Inc. filed with the Delaware Secretary of State on March 28, 2006 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed March 29, 2006).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K, filed March 29, 2006).

4.1	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, filed November 14, 2005).

5.1*	Opinion of Leatherwood Walker Todd & Mann, P.C.

5.2*	Opinion of Leatherwood Walker Todd & Mann, P.C.

10.1	Preferred Stock Purchase Agreement dated as of February 10, 2005, between the Company and Barron Partners LP (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed February 16, 2005).

10.2	First Amendment to the Preferred Stock Purchase Agreement dated November 7, 2005 between the Company and Barron Partners LP (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed November 14, 2005).

10.3	Registration Rights Agreement dated as of February 10, 2005, between the Company and Barron Partners LP (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed February 16, 2005).

10.4	First Amendment to the Registration Rights Agreement dated November 7, 2005 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed November 14, 2005).

10.5	Warrant Amendment and Exchange Agreement between Computer Software Innovations, Inc. and Barron Partners LP dated December 29, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed January 5, 2007).

10.6	Computer Software Innovations, Inc. Common Stock Purchase Warrant “A-1” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed January 5, 2007).

10.7	Computer Software Innovations, Inc. Common Stock Purchase Warrant “A-2” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed January 5, 2007).

10.8	Computer Software Innovations, Inc. Common Stock Purchase Warrant “B-1” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed January 5, 2007).

10.9	Computer Software Innovations, Inc. Common Stock Purchase Warrant “B-2” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed January 5, 2007).

10.10	Subordinated Promissory Note payable to Barron Partners LP by the Company dated February 11, 2005 (incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K, filed February 16, 2005).

10.11	Form of Subordinated Promissory Notes payable by the Company to each of Nancy K. Hedrick, Thomas P. Clinton, Joe G. Black, Beverly N. Hawkins and William J. Buchanan, respectively, dated February 11, 2005 (incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K, filed February 16, 2005).

10.12	Employment Agreement dated as of February 11, 2005, between the Company and Nancy K. Hedrick (incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K, filed February 16, 2005).

10.13	Employment Agreement dated as of February 11, 2005, between the Company and Thomas P. Clinton (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K, filed February 16, 2005).

10.14	Employment Agreement dated as of February 11, 2005, between the Company and William J. Buchanan (incorporated by reference to Exhibit 10.10 to the Company’s Form 8-K, filed February 16, 2005).

10.15	Employment Agreement dated as of February 11, 2005, between the Company and Beverly N. Hawkins (incorporated by reference to Exhibit 10.11 to the Company’s Form 8-K, filed February 16, 2005).

10.16	Employment Agreement dated as of May 6, 2005, between the Company and David B. Dechant (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed May 9, 2005).

10.17	Lease Agreement between Office Suites PLUS and CSI-South Carolina dated September 16, 2003 (incorporated by reference to Exhibit 10.14 to the Company’s Form 8-K, filed March 28, 2005).

10.18	Lease Agreement between Office Suites PLUS and CSI-South Carolina dated July 15, 2002 (incorporated by reference to Exhibit 10.15 to the Company’s Form 8-K, filed March 28, 2005).

10.19	Form of CSI-South Carolina Equity Incentive Plan as adopted and approved by the stockholders on August 1, 2000 (incorporated by reference to Exhibit 10.16 to the Company’s Form 8-K, filed March 28, 2005).

10.20	Form of Non-qualified Stock Option Agreement between CSI-South Carolina and certain non-executive personnel pursuant to the CSI Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to the Company’s Form 8-K, filed March 28, 2005).

10.21	Form of Option Repurchase Agreement between CSI-South Carolina and certain non-executive personnel effective February 7, 2005 (incorporated by reference to Exhibit 10.18 to the Company’s Form 8-K, filed March 28, 2005).

10.22	Indirect Channel Partner Agreement between the Company and Cisco Systems, Inc. dated January 9, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed January 9, 2006).

10.23	Notification of March 2, 2007 renewal of Indirect Channel Partner Agreement between the Company and Cisco Systems, Inc. dated January 9, 2006 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-QSB, filed November 13, 2007).

10.24	H.P. Business Development Partner Agreement between the Company and Hewlett-Packard, Inc. effective through May 31, 2005 (incorporated by reference to Exhibit 10.21 to the Company’s Form 8-K, filed March 28, 2005).

10.25	Notification of November 8, 2007 of Renewal of H.P. Business Development Partner Agreement between the Company and Hewlett-Packard, Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Form 10-QSB, filed November 13, 2007).

10.26	Stock Purchase Agreement by and between Maximum Ventures, Inc., a New York corporation, Computer Software Innovations, Inc., a South Carolina corporation and Leatherwood Walker Todd & Mann, P.C. dated January 31, 2005 (incorporated by reference to Exhibit 10.22 to the Company’s Form 8-K, filed March 28, 2005).

10.27	Amended and Restated Loan and Security Agreement between RBC Centura Bank and Computer Software Innovations, Inc. dated September 14, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed September 14, 2007).

10.28	Amended and Restated Commercial Promissory Note in the Amount of $7,000,000 payable by Computer Software Innovations, Inc. to RBC Centura Bank dated September 14, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed September 14, 2007).

10.29	Commercial Promissory Note in the Amount of $800,000 payable by Computer Software Innovations, Inc. to RBC Centura Bank dated January 2, 2007 (incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K, filed January 5, 2007).

10.30	Computer Software Innovations, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on May 9, 2005).

10.31	Computer Software Innovations, Inc. 2005 Incentive Bonus Plan (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on May 9, 2005).

10.32	Form of Restricted Stock Agreement entered into by and between the Company and Anthony H. Sobel, Shaya Phillips and Thomas V. Butta dated February 21, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed February 27, 2006).

10.33	Reseller Agreement by and between the Company and Promethean, Inc. dated April 18, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed April 24, 2006).

10.34	Description of Oral Reseller Agreement Between the Company and Promethean, Inc. (May 2007) (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed May 15, 2007).

10.35	IDS Branded Reseller Agreement by and between the Company and Information Delivery Systems, LLC dated April 18, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed April 24, 2006).

10.36	Investor Relations Consulting Agreement by and between the Company and Alliance Advisors, LLC dated July 10, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed July 14, 2006).

10.37	Restricted Stock Agreement by and between the Company and Jeffrey A. Bryson dated June 20, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-QSB, filed August 14, 2006).

10.38	Asset Purchase Agreement for the Acquisition of Assets of McAleer Computer Associates, Inc. by Computer Software Innovations, Inc. dated November 27, 2006 among Computer Software Innovations, Inc., McAleer Computer Associates, Inc. and William J. McAleer (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 1, 2006).

10.29	Bill of Sale by McAleer Computer Associates, Inc. in favor of Computer Software Innovations, Inc. dated January 2, 2007 (incorporated by reference to Exhibit 10.11 to the Company’s Form 8-K, filed January 5, 2007).

10.40	Assignment and Assumption Agreement between McAleer Computer Associates, Inc. and Computer Software Innovations, Inc. (executed January 2, 2007) (incorporated by reference to Exhibit 10.12 to the Company’s Form 8-K, filed January 5, 2007).

10.41	Warranty Deed from McAleer Computer Associates, Inc. to Computer Software Innovations, Inc. dated January 2, 2007 (incorporated by reference to Exhibit 10.13 to the Company’s Form 8-K, filed January 5, 2007).

10.42	Consulting Agreement between Computer Software Innovations, Inc. and William J. McAleer dated December 2, 2006 (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K, filed January 5, 2007).

10.43	Confidentiality, Noncompetition and Nonsolicitation Agreement by and among Computer Software Innovations, Inc.; McAleer Computer Associates, Inc.; and William J. McAleer dated January 2, 2007 (incorporated by reference to Exhibit 10.10 to the Company’s Form 8-K, filed January 5, 2007).

10.44	Commercial Promissory Note in the amount of $486,000 payable by the Company to RBC Centura Bank dated February 9, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed February 15, 2007).

10.45	Mortgage granted by the Company to RBC Centura Bank dated February 9, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed February 15, 2007).

10.46	Assignment of Leases, Rents and Profits granted by the Company to RBC Centura Bank dated February 9, 2007 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed February 15, 2007).

10.47	Nonqualified Stock Option Agreement between the Company and David B. Dechant dated November 30, 2007 (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K, filed December 3, 2007).

10.48	Reseller Agreement between the Company and Logical Choice Technologies, Inc. dated October 18, 2007 (incorporated by reference to Exhibit 10.49 to the Company’s Form 10-K, filed March 10, 2008).

10.49	Asset Purchase Agreement executed March 31, 2008, to be effective April 1, 2008, by and among Computer Software Innovations, Inc., ICS Systems, Inc. and Michael Byers (incorporated by reference to Exhibit 10.01 to the Company’s Form 8-K, filed March 31, 2008).

10.50	Lease by and between Byers Properties, L.L.C. and Computer Software Innovations, Inc. made April 1, 2008 (incorporated by reference to Exhibit 10.02 to the Company’s Form 8-K, filed March 31, 2008).

10.51	Agreement for the Extension of Subordinated Notes and Waiver between the Company and Barron Partners LP, Nancy K. Hedrick, Beverly N. Hawkins, Thomas P. Clinton, William J. Buchanan and Joe G. Black dated April 23, 2008 (incorporated by reference to Exhibit 10.01 to the Company’s Form 8-K, filed April 29, 2008).

10.52	Waiver Agreement regarding Payment on Subordinated Notes between the Company and RBC Centura Bank dated April 23, 2008 (incorporated by reference to Exhibit 10.02 to the Company’s Form 8-K, filed April 29, 2008).

21*	List of Subsidiaries.

23.1**	Consent of Elliott Davis, LLC.

23.2*	Consent of Leatherwood Walker Todd & Mann, P.C. (included in Exhibits 5.1 and 5.2).

24.1*	Powers of Attorney (included on signature page) of Anthony H. Sobel, Shaya Phillip and Thomas P. Clinton.

24.2*	Power of Attorney of Jeffrey A. Bryson

99.1	Acknowledgement between the Company and The Geneva Companies, Inc. dated December 28, 2005 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on 8-K filed on January 3, 2006).

99.2	Letter Agreement by and between Computer Software Innovations, Inc., a South Carolina corporation, and The Geneva Companies, Inc. dated February 6, 2003 (incorporated by reference to Exhibit 99.2 of the Company’s Current Report on 8-K filed on January 3, 2006).

*	Previously filed
**	Filed herewith

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Easley, State of South Carolina, on May 1, 2008.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nancy K. Hedrick	President,	May 1, 2008
Nancy K. Hedrick	Chief Executive Officer and Director (Principal Executive Officer)

/s/ David B. Dechant	Chief Financial Officer and Treasurer	May 1, 2008
David B. Dechant	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman, Director	May 1, 2008
Anthony H. Sobel

*	Director	May 1, 2008
Shaya Phillips

*	Director	May 1, 2008
Jeffrey A. Bryson

*	Senior Vice President of Strategic	May 1, 2008
Thomas P. Clinton	Relationships and Director

* By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Document
2.1	Agreement and Plan of Merger dated as of February 10, 2005, between the Company and Computer Software Innovations, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, filed February 16, 2005).

3.1.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed February 16, 2005).

3.1.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, filed November 14, 2005).

3.1.3	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Computer Software Innovations, Inc. filed with the Delaware Secretary of State on March 28, 2006 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed March 29, 2006).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K, filed March 29, 2006).

4.1	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, filed November 14, 2005).

5.1*	Opinion of Leatherwood Walker Todd & Mann, P.C.

5.2*	Opinion of Leatherwood Walker Todd & Mann, P.C.

10.1	Preferred Stock Purchase Agreement dated as of February 10, 2005, between the Company and Barron Partners LP (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed February 16, 2005).

10.2	First Amendment to the Preferred Stock Purchase Agreement dated November 7, 2005 between the Company and Barron Partners LP (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed November 14, 2005).

10.3	Registration Rights Agreement dated as of February 10, 2005, between the Company and Barron Partners LP (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed February 16, 2005).

10.4	First Amendment to the Registration Rights Agreement dated November 7, 2005 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed November 14, 2005).

10.5	Warrant Amendment and Exchange Agreement between Computer Software Innovations, Inc. and Barron Partners LP dated December 29, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed January 5, 2007).

10.6	Computer Software Innovations, Inc. Common Stock Purchase Warrant “A-1” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed January 5, 2007).

10.7	Computer Software Innovations, Inc. Common Stock Purchase Warrant “A-2” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed January 5, 2007).

10.8	Computer Software Innovations, Inc. Common Stock Purchase Warrant “B-1” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed January 5, 2007).

10.9	Computer Software Innovations, Inc. Common Stock Purchase Warrant “B-2” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed January 5, 2007).

10.10	Subordinated Promissory Note payable to Barron Partners LP by the Company dated February 11, 2005 (incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K, filed February 16, 2005).

10.11	Form of Subordinated Promissory Notes payable by the Company to each of Nancy K. Hedrick, Thomas P. Clinton, Joe G. Black, Beverly N. Hawkins and William J. Buchanan, respectively, dated February 11, 2005 (incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K, filed February 16, 2005).

10.12	Employment Agreement dated as of February 11, 2005, between the Company and Nancy K. Hedrick (incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K, filed February 16, 2005).

10.13	Employment Agreement dated as of February 11, 2005, between the Company and Thomas P. Clinton (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K, filed February 16, 2005).

10.14	Employment Agreement dated as of February 11, 2005, between the Company and William J. Buchanan (incorporated by reference to Exhibit 10.10 to the Company’s Form 8-K, filed February 16, 2005).

10.15	Employment Agreement dated as of February 11, 2005, between the Company and Beverly N. Hawkins (incorporated by reference to Exhibit 10.11 to the Company’s Form 8-K, filed February 16, 2005).

10.16	Employment Agreement dated as of May 6, 2005, between the Company and David B. Dechant (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed May 9, 2005).

10.17	Lease Agreement between Office Suites PLUS and CSI-South Carolina dated September 16, 2003 (incorporated by reference to Exhibit 10.14 to the Company’s Form 8-K, filed March 28, 2005).

10.18	Lease Agreement between Office Suites PLUS and CSI-South Carolina dated July 15, 2002 (incorporated by reference to Exhibit 10.15 to the Company’s Form 8-K, filed March 28, 2005).

10.19	Form of CSI-South Carolina Equity Incentive Plan as adopted and approved by the stockholders on August 1, 2000 (incorporated by reference to Exhibit 10.16 to the Company’s Form 8-K, filed March 28, 2005).

10.20	Form of Non-qualified Stock Option Agreement between CSI-South Carolina and certain non-executive personnel pursuant to the CSI Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to the Company’s Form 8-K, filed March 28, 2005).

10.21	Form of Option Repurchase Agreement between CSI-South Carolina and certain non-executive personnel effective February 7, 2005 (incorporated by reference to Exhibit 10.18 to the Company’s Form 8-K, filed March 28, 2005).

10.22	Indirect Channel Partner Agreement between the Company and Cisco Systems, Inc. dated January 9, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed January 9, 2006).

10.23	Notification of March 2, 2007 renewal of Indirect Channel Partner Agreement between the Company and Cisco Systems, Inc. dated January 9, 2006 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-QSB, filed November 13, 2007).

10.24	H.P. Business Development Partner Agreement between the Company and Hewlett-Packard, Inc. effective through May 31, 2005 (incorporated by reference to Exhibit 10.21 to the Company’s Form 8-K, filed March 28, 2005).

10.25	Notification of November 8, 2007 of Renewal of H.P. Business Development Partner Agreement between the Company and Hewlett-Packard, Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Form 10-QSB, filed November 13, 2007).

10.26	Stock Purchase Agreement by and between Maximum Ventures, Inc., a New York corporation, Computer Software Innovations, Inc., a South Carolina corporation and Leatherwood Walker Todd & Mann, P.C. dated January 31, 2005 (incorporated by reference to Exhibit 10.22 to the Company’s Form 8-K, filed March 28, 2005).

10.27	Amended and Restated Loan and Security Agreement between RBC Centura Bank and Computer Software Innovations, Inc. dated September 14, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed September 14, 2007).

10.28	Amended and Restated Commercial Promissory Note in the Amount of $7,000,000 payable by Computer Software Innovations, Inc. to RBC Centura Bank dated September 14, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed September 14, 2007).

10.29	Commercial Promissory Note in the Amount of $800,000 payable by Computer Software Innovations, Inc. to RBC Centura Bank dated January 2, 2007 (incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K, filed January 5, 2007).

10.30	Computer Software Innovations, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on May 9, 2005).

10.31	Computer Software Innovations, Inc. 2005 Incentive Bonus Plan (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on May 9, 2005).

10.32	Form of Restricted Stock Agreement entered into by and between the Company and Anthony H. Sobel, Shaya Phillips and Thomas V. Butta dated February 21, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed February 27, 2006).

10.33	Reseller Agreement by and between the Company and Promethean, Inc. dated April 18, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed April 24, 2006).

10.34	Description of Oral Reseller Agreement Between the Company and Promethean, Inc. (May 2007) (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed May 15, 2007).

10.35	IDS Branded Reseller Agreement by and between the Company and Information Delivery Systems, LLC dated April 18, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed April 24, 2006).

10.36	Investor Relations Consulting Agreement by and between the Company and Alliance Advisors, LLC dated July 10, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed July 14, 2006).

10.37	Restricted Stock Agreement by and between the Company and Jeffrey A. Bryson dated June 20, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-QSB, filed August 14, 2006).

10.38	Asset Purchase Agreement for the Acquisition of Assets of McAleer Computer Associates, Inc. by Computer Software Innovations, Inc. dated November 27, 2006 among Computer Software Innovations, Inc., McAleer Computer Associates, Inc. and William J. McAleer (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 1, 2006).

10.29	Bill of Sale by McAleer Computer Associates, Inc. in favor of Computer Software Innovations, Inc. dated January 2, 2007 (incorporated by reference to Exhibit 10.11 to the Company’s Form 8-K, filed January 5, 2007).

10.40	Assignment and Assumption Agreement between McAleer Computer Associates, Inc. and Computer Software Innovations, Inc. (executed January 2, 2007) (incorporated by reference to Exhibit 10.12 to the Company’s Form 8-K, filed January 5, 2007).

10.41	Warranty Deed from McAleer Computer Associates, Inc. to Computer Software Innovations, Inc. dated January 2, 2007 (incorporated by reference to Exhibit 10.13 to the Company’s Form 8-K, filed January 5, 2007).

10.42	Consulting Agreement between Computer Software Innovations, Inc. and William J. McAleer dated December 2, 2006 (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K, filed January 5, 2007).

10.43	Confidentiality, Noncompetition and Nonsolicitation Agreement by and among Computer Software Innovations, Inc.; McAleer Computer Associates, Inc.; and William J. McAleer dated January 2, 2007 (incorporated by reference to Exhibit 10.10 to the Company’s Form 8-K, filed January 5, 2007).

10.44	Commercial Promissory Note in the amount of $486,000 payable by the Company to RBC Centura Bank dated February 9, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed February 15, 2007).

10.45	Mortgage granted by the Company to RBC Centura Bank dated February 9, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed February 15, 2007).

10.46	Assignment of Leases, Rents and Profits granted by the Company to RBC Centura Bank dated February 9, 2007 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed February 15, 2007).

10.47	Nonqualified Stock Option Agreement between the Company and David B. Dechant dated November 30, 2007 (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K, filed December 3, 2007).

10.48	Reseller Agreement between the Company and Logical Choice Technologies, Inc. dated October 18, 2007 (incorporated by reference to Exhibit 10.49 to the Company’s Form 10-K, filed March 10, 2008).

10.49	Asset Purchase Agreement executed March 31, 2008, to be effective April 1, 2008, by and among Computer Software Innovations, Inc., ICS Systems, Inc. and Michael Byers (incorporated by reference to Exhibit 10.01 to the Company’s Form 8-K, filed March 31, 2008).

10.50	Lease by and between Byers Properties, L.L.C. and Computer Software Innovations, Inc. made April 1, 2008 (incorporated by reference to Exhibit 10.02 to the Company’s Form 8-K, filed March 31, 2008).

10.51	Agreement for the Extension of Subordinated Notes and Waiver between the Company and Barron Partners LP, Nancy K. Hedrick, Beverly N. Hawkins, Thomas P. Clinton, William J. Buchanan and Joe G. Black dated April 23, 2008 (incorporated by reference to Exhibit 10.01 to the Company’s Form 8-K, filed April 29, 2008).

10.52	Waiver Agreement regarding Payment on Subordinated Notes between the Company and RBC Centura Bank dated April 23, 2008 (incorporated by reference to Exhibit 10.02 to the Company’s Form 8-K, filed April 29, 2008).

21*	List of Subsidiaries.

23.1**	Consent of Elliott Davis, LLC.

23.2*	Consent of Leatherwood Walker Todd & Mann, P.C. (included in Exhibits 5.1 and 5.2).

24.1*	Powers of Attorney (included on signature page) of Anthony H. Sobel, Shaya Phillip and Thomas P. Clinton.

24.2*	Power of Attorney of Jeffrey A. Bryson

99.1	Acknowledgement between the Company and The Geneva Companies, Inc. dated December 28, 2005 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on 8-K filed on January 3, 2006).

99.2	Letter Agreement by and between Computer Software Innovations, Inc., a South Carolina corporation, and The Geneva Companies, Inc. dated February 6, 2003 (incorporated by reference to Exhibit 99.2 of the Company’s Current Report on 8-K filed on January 3, 2006).

*	Previously filed
**	Filed herewith